As filed with the Securities and Exchange Commission on December 14, 2001
                                                Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                           WILLOW GROVE BANCORP, INC.
--------------------------------------------------------------------------------
    (Exact name of registrant as specified in its articles of incorporation)

         Pennsylvania                       6711             (Being Applied For)
--------------------------------------------------------------------------------
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                           Welsh and Norristown Roads
                         Maple Glen, Pennsylvania 19002
                                 (215) 646-5405
--------------------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Frederick A. Marcell Jr.
                      President and Chief Executive Officer
                           Welsh and Norristown Roads
                         Maple Glen, Pennsylvania 19002
                                 (215) 646-5405
--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                            Raymond A. Tiernan, Esq.
                             Hugh T. Wilkinson, Esq.
                              Eric M. Marion, Esq.
                      Elias, Matz, Tiernan & Herrick L.L.P.
                        734 15th Street, N.W., 12th Floor
                             Washington, D.C. 20005

      Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_|.

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                                              CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                              Amount
        Title of each Class of                 to be              Purchase Price      Aggregate      Registration
      Securities to be Registered           Registered               Per Share     Offering Price        Fee
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value
per share.............................     10,919,831 shares           $10.00       $109,198,310(1)   $26,098.40
-------------------------------------------------------------------------------------------------------------------
Interests of plan participants........     $3,273,505                                 $3,273,505                (2)
===================================================================================================================

(1)   Estimated solely for the purpose of calculating the registration fee.
(2) The $3,273,505 of participations being registered is based on the assets in the 401(k)/Employee Stock Ownership Plan at September 30, 2001 which are available to purchase Common Stock in the offering. Pursuant to Rule 457(h)(2), no additional fee is required with respect to the interests of plan participants.

      The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

PROSPECTUS

                           WILLOW GROVE BANCORP, INC.
                (Proposed holding company for Willow Grove Bank)

            Up to 5,175,000 Shares of Common Stock for Sale and up to
                  3,914,148 Shares of Common Stock for Exchange
                              (Anticipated Maximum)

      Willow Grove Bank is reorganizing and changing its form of organization from a mutual holding company structure to a stock form holding company. The proposed new holding company has the same name, Willow Grove Bancorp, Inc., as the current, publicly traded mid-tier holding company of Willow Grove Bank. We are offering shares of common stock of the proposed new stock-form holding company for sale. The existing publicly held shares of Willow Grove Bancorp will be exchanged for new shares of our common stock. All shares offered for sale will be offered at a price of $10.00 per share. You will not have to pay any sales commissions on shares of common stock that you purchase in the offering.

      o If you are a current or former customer of Willow Grove Bank you may have priority rights to purchase shares.

      o If you are a current stockholder of Willow Grove Bancorp your shares will be exchanged for new shares of Willow Grove Bancorp, Inc. You may purchase additional shares in the offering after priority orders are filled.

--------------------------------------------------------------------------------

                                OFFERING SUMMARY

      We are offering a minimum of 3,825,000 shares and a maximum of 5,175,000 shares for sale. The maximum can be increased by up to 15% or 5,951,250 shares with regulatory approval.

                                     Minimum       Maximum     Maximum, as Adjusted
                                   -----------   -----------   --------------------
Number of shares ...............     3,825,000     5,175,000         5,951,250
Gross offering proceeds ........   $38,250,000   $51,750,000       $59,512,500
Underwriting commissions .......   $   427,375   $   582,625       $   671,894
Estimated other expenses .......   $   850,000   $   850,000       $   850,000
Estimated net proceeds .........   $36,972,625   $50,317,375       $57,990,606
Estimated net proceeds per share   $      9.67   $      9.72       $      9.74

      In addition, shares of our common stock will be exchanged for the current publicly held shares of Willow Grove Bancorp.

--------------------------------------------------------------------------------

      We will terminate the offering of new stock and the exchange of existing shares if we do not sell the minimum number of shares. Keefe, Bruyette & Woods, Inc. will assist in the sale of the common stock on a best efforts basis. In a best efforts offering, Keefe, Bruyette & Woods, Inc. is not required to purchase any of the common stock that is being offered for sale. Subscriptions received prior to completion of the offering will be held in an escrow account at Willow Grove Bank and will bear interest at Willow Grove Bank's passbook rate. Our common stock will trade on the Nasdaq National Market. The offering will end at ____, eastern time, on _____ __, 2002, unless extended in accordance with our Plan of Conversion and Reorganization. In the event we do not sell the minimum number of shares offered, we will return all subscriptions received together with accrued interest.

      For a discussion of the risks that you should consider before making an investment decision, see "Risk Factors" beginning on page [13.]

      These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

      Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                          KEEFE, BRUYETTE & WOODS, INC.
                The date of this prospectus is _________ __, 2002

                                TABLE OF CONTENTS

                                                                            Page

Map of Our Market Area....................................................
Questions and Answers About the Stock Offering............................
Summary...................................................................
Risk Factors..............................................................
Selected Consolidated Financial and Other Data............................
How Our Net Proceeds Will be Used.........................................
We Intend to Pay Quarterly Cash Dividends.................................
Market for Our Common Stock...............................................
Willow Grove Bank Meets All of Its Regulatory Capital Requirements........
Our Capitalization........................................................
Pro Forma Data............................................................
Willow Grove Bancorp Consolidated Statements of Income....................
Management's Discussion and Analysis of Financial Condition and Results of
   Operations.............................................................
Business .................................................................
Regulation................................................................
Taxation..................................................................
Management................................................................
Beneficial Ownership of Common Stock......................................
Proposed Management Purchases.............................................
The Conversion............................................................
Comparison of Stockholders' Rights........................................
Restrictions on Acquisition of Us and Willow Grove Bank and Related
   Anti-Takeover Provisions...............................................
Description of Our Capital Stock..........................................
Experts...................................................................
Legal and Tax Opinions....................................................
Additional Information....................................................
Index to Financial Statements.............................................

                             MAP OF OUR MARKET AREA

                              (Map to be inserted)

                                Willow Grove Bank
                                Office Locations

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

      The following are frequently asked questions. You should read this entire prospectus, including the "Risk Factors" beginning on page [13] and "The Conversion" beginning on page [88], for more information.

Q.    Who is the issuer of the shares of stock being offered?

A. Shares are being offered by Willow Grove Bancorp, Inc. The issuer is a new corporation which Willow Grove Bank established as part of its conversion and reorganization from a mutual holding company structure to a stock-form holding company structure. The issuer has the same name as the current, publicly traded mid-tier holding company for Willow Grove Bank. However, the issuer is a Pennsylvania corporation which will have 100% of its outstanding shares owned by the public. The current, publicly traded mid-tier holding company is a federally-chartered corporation with more than a majority of its outstanding shares owned by an affiliated entity known as a mutual holding company and referred to in this prospectus as "Willow Grove Mutual Holding Company." After the offering, the mutual holding company will no longer exist.

Q.    How Many Shares of Stock Are Being Offered, and at What Price?

A. We are offering for sale up to 5,175,000 shares of common stock at a subscription price of $10.00 per share. We must sell at least 3,825,000 shares. If the appraised market value of the common stock changes due to market conditions, then, without notice to you, we may be required to sell up to 5,951,250 shares. In addition to the shares we are offering for sale, we will exchange up to 4,501,270 shares of our common stock for the publicly held shares of Willow Grove Bancorp, the current mid-tier holding company of Willow Grove Bank.

Q.    Who May Purchase Shares of Our Common Stock in the Offering?

A. Rights to subscribe for common stock have been granted under our plan of conversion to the following persons in the following descending order of priority:

      (1) Willow Grove Bank depositors with $50.00 or more on deposit as of June 30, 2000;

      (2) Willow Grove Bank's tax-qualified employee stock benefit plans, including its employee stock ownership plan;

      (3) Willow Grove Bank depositors with $50.00 or more on deposit as of December 31, 2001;

      (4) Willow Grove Bank depositors as of ______ __, 2002, and borrowers of Willow Grove Bank as of May 15, 1995 who continue as borrowers as of _____ __, 2002;

      (5)   Directors, officers and employees of Willow Grove Bank; and

      (6)   Current stockholders of Willow Grove Bancorp.

      If the above persons do not subscribe for all of the shares offered, we will offer the remaining shares to the general public, giving preference to persons who reside in Montgomery, Bucks and Philadelphia Counties, Pennsylvania.

Q. What Particular Factors Should I Consider When Deciding Whether to Purchase the Stock?

A. There are many important factors for you to consider before making an investment decision such as our profitability, lending activities and the competition we face for our products and services. Therefore, you should read this entire prospectus before making your investment decision.

Q.    What Will Happen to the Current Outstanding Shares of Willow Grove
      Bancorp?

A. If the offering is completed, the outstanding shares of the existing, publicly traded mid-tier holding company (except for the shares owned by Willow Grove Mutual Holding Company) will be exchanged for shares of the new holding company based on an exchange ratio ranging from 1.3598 to
      2.1156 new shares for each current outstanding share. Current public stockholders may also subscribe to buy additional shares.

Q.    Will Dividends Be Paid on the Stock?

A. Yes. After the offering, we intend to pay a quarterly dividend on our common stock at an initial rate in the range of $0.06 to $0.10 per share. The amount of dividends that we intend to pay after the offering is intended to achieve economic parity by adjusting the per share dividend amount to reflect the exchange ratio.

Q.    Will I Be Able to Sell My Stock After I Purchase It?

A. Yes. We anticipate that our stock will be quoted on the Nasdaq National Market. For the first 30 days after the offering our stock will be traded under the symbol "WGBCD." After that, our symbol will be "WGBC," the same as the current publicly traded mid-tier holding company. There can be no assurance that someone will want to buy your shares or that you will be able to sell them for more money than you originally paid. There may also be a wide spread between the bid and asked price for our stock.

Q. Will My Stock Be Covered by Deposit Insurance or Guaranteed by Any Government Agency?

A. No. Unlike insured deposit accounts at Willow Grove Bank, our stock will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Q.    When Is the Deadline to Subscribe for Stock?

A. We must receive a properly signed and completed order form with the required payment on or before 12:00 noon, eastern time, on _________ __, 2002.

Q.    Can the Offering Be Extended?

A. Yes. If we do not receive sufficient orders, we can extend the offering beyond ___________ __, 2002. We must complete any offering to general members of the public within 45 days after the close of the subscription offering, unless we receive regulatory approval to further extend the offering. No single extension can exceed 90 days, and the extensions may not go beyond __________ __, 2004.

Q.    How Do I Purchase the Stock?

A. First, you should read this prospectus. Then complete and return the enclosed stock order and certification form together with your payment. Subscription orders may be delivered in person to our main office in Maple Glen, Pennsylvania during regular business hours, or by mail in the enclosed envelope marked

      STOCK ORDER RETURN. Subscription orders received after the subscription offering expiration date may be held for participation in any community offering. If the stock offering is not completed by ________ __, 2002 and is not extended, then all funds will be returned promptly with interest, and all withdrawal authorizations will be canceled.

Q.    Can I Change My Mind after I Place an Order to Subscribe for Stock?

A. No. After we receive your order form and payment, you may not cancel or modify your order. However, if we extend the offering beyond _________ __, 2002, you will be able to change or cancel your order.

Q.    How Can I Pay for the Stock?

A.    You have three options: (1) pay cash if it is delivered to us in person;
      (2) send us a check or money order; or (3) authorize a withdrawal from your deposit account at Willow Grove Bank (without any penalty for early withdrawal). Please do not send cash in the mail.

Q.    Will I Receive Interest on My Subscription Payment?

A. Yes. Subscription payments will be placed in an interest-bearing escrow account at Willow Grove Bank, and will earn interest at its passbook rate. Depositors who elect to pay by withdrawal will continue to receive the stated interest on that account until the funds are withdrawn at the completion of the conversion.

Q. Can I Subscribe for Shares Using Funds in My Individual Retirement Account at Willow Grove Bank?

A. Yes. You may use Willow Grove Bank individual retirement account, or IRA, funds to purchase shares, however, you must first establish a self-directed IRA with an outside trustee to subscribe for stock using your IRA funds. Willow Grove Bank is not permitted to hold stock in any Willow Grove Bank IRAs. Please call our Stock Information Center (215-____-____) to get more information. Please understand that the transfer of IRA funds takes time, so please make arrangements as soon as possible.

Q.    How Many Shares May I Buy?

A. The minimum order is 25 shares, or $250. There are maximum purchase limitations, and there also is a stock ownership limitation which applies to current Willow Grove Bancorp stockholders. These limitations are described on the stock order form and in the section of this document entitled "The Conversion."

Q.    May I Obtain a Loan From Willow Grove Bank to Pay For My Common Stock?

A. No. Federal law prohibits Willow Grove Bank from loaning funds to purchase stock in the offering. However, other financial institutions may make such a loan.

Q.    What Happens If There Are Not Enough Shares of Stock to Fill All Orders?

A. If there is an oversubscription, then you may not receive any or all of the shares you want to purchase. If we receive orders for more shares than are available, we will allocate stock according to the priorities defined in our plan of conversion.

Q.    What Happens If We Do Not Sell the Minimum Amount of Shares Being Offered?

A. If we do not sell at least the minimum amount, or 3,825,000 shares, in the offering, then we will not sell any shares and the offering will be withdrawn. Purchase orders will be cancelled and any funds received by us from investors will be promptly refunded with interest.

Q. As an Eligible Depositor, Borrower or Stockholder Placing an Order in the Subscription Offering, May I Register the Shares in Someone Else's Name?

A. No. To preserve your purchase priority, you must register the shares only in the name or names of eligible purchasers at the applicable date of eligibility. You may not add the names of others who were not eligible to purchase common stock in the offering on the applicable date of eligibility.

Q.    Can I Purchase Stock on Behalf of Someone Else?

A. No. You may not transfer the subscription rights that you have as a depositor or borrower at Willow Grove Bank or as a stockholder of Willow Grove Bancorp. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares that you purchase. We will not honor orders for shares of the common stock by anyone known to us to be a party to such an agreement and we will pursue all legal remedies against any person who is a party to such an agreement.

Q.    Who Can Help Answer Any Other Questions I May Have about the Stock
      Offering?

A. For answers to other questions we encourage you to read this prospectus. Questions may also be directed to our Stock Information Center at 215-____-____, Monday through Friday, between the hours of [9:00 a.m. and 4:30 p.m.], eastern time.

      To ensure that each person receives a prospectus at least 48 hours prior to the expiration date of ___________ __, 2002 in accordance with federal law, no prospectus will be mailed any later than five days prior to _________ __, 2002 or hand delivered any later than two days prior to ___________ __, 2002.

                                     SUMMARY

      This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to the financial statements of Willow Grove Bancorp. References in this document to "we", "us" and "our" refer to Willow Grove Bancorp, Inc., the newly formed Pennsylvania corporation conducting this offering. In certain instances where appropriate, "we", "us", or "our" refer collectively to Willow Grove Bancorp, Inc. and Willow Grove Bank. References in this document to "Willow Grove Bancorp" refer to the existing, federally chartered holding company for Willow Grove Bank or the newly formed Pennsylvania corporation as the context dictates including, where appropriate, Willow Grove Bank.

Willow Grove Bancorp, Inc.

      Willow Grove Bancorp, Inc. currently is a federally chartered stock-form mid-tier holding company that owns all of the issued and outstanding shares of common stock of Willow Grove Bank. Willow Grove Mutual Holding Company, which is a mutual holding company, currently owns more than a majority of the outstanding shares of Willow Grove Bancorp's common stock. The remaining shares of common stock of Willow Grove Bancorp currently are owned by public stockholders. Following the conversion and reorganization, the mutual holding company will cease to exist. In addition, the existing federally chartered corporation will cease to exist, but will be succeeded by a new stock-form Pennsylvania corporation with the same name, Willow Grove Bancorp, Inc. This offering is being made by the newly formed Pennsylvania corporation.

      As of September 30, 2001, Willow Grove Bancorp had total assets of $637.4 million, deposits of $503.1 million and stockholders' equity of $63.2 million. Our executive offices are located at Welsh and Norristown Roads, Maple Glen, Pennsylvania 19002, and our telephone number is (215) 646-5405.

Willow Grove Mutual Holding Company

      Willow Grove Mutual Holding Company currently is the federally chartered mutual holding company parent of Willow Grove Bancorp. The principal business purpose of Willow Grove Mutual Holding Company is owning more than a majority of the outstanding shares of common stock of Willow Grove Bancorp. Willow Grove Mutual Holding Company currently owns 56.9% of the outstanding shares of Willow Grove Bancorp and the remaining 43.1% of the shares are held by the public stockholders of Willow Grove Bancorp. Willow Grove Mutual Holding Company will no longer exist upon completion of the conversion and reorganization.

Willow Grove Bank

      Willow Grove Bank is a federally chartered stock savings bank operating out of its executive offices in Maple Glen, Pennsylvania, 11 additional branch offices located in Bucks, Montgomery and Philadelphia Counties, Pennsylvania and an operations center in Horsham, Pennsylvania. Willow Grove Bank is an independent, full service community bank. In recent years Willow Grove Bank has concentrated on growth, expanding its branch network and diversifying its products and services to become more like a commercial bank. Willow Grove Bancorp, the Federal corporation, currently owns all of issued and outstanding shares of common stock of Willow Grove Bank. Upon completion of the conversion and reorganization, the newly formed Pennsylvania corporation, which is also known as Willow Grove Bancorp, Inc., will own all the issued and outstanding shares of Willow Grove Bank.

      The following chart shows our current ownership structure which is commonly referred to as the "two-tier" mutual holding company structure:

----------------------                                   ------------
                                                           Minority
     Willow Grove                                           Public
Mutual Holding Company                                   Stockholders
----------------------                                   ------------
       |                                                       |
       | 56.9% of the                                          | 43.1% of the
       | Common Stock                                          | Common Stock
       |                                                       |
--------------------------------------------------------------------------------

                           Willow Grove Bancorp, Inc.
                             (a Federal corporation)

--------------------------------------------------------------------------------
                                       | 100% of the
                                       | Common Stock
--------------------------------------------------------------------------------

                                Willow Grove Bank

--------------------------------------------------------------------------------

            Following our conversion and this offering, our ownership structure will be as follows:

                              --------------------

                                     Public
                                  Stockholders

                              --------------------
                                       |
                                       | 100% of the
                                       | Common Stock
                                       |
                    ----------------------------------------

                           Willow Grove Bancorp, Inc.
                          (a Pennsylvania corporation)

                    ----------------------------------------
                                       |
                                       | 100% of the
                                       | Common Stock
                                       |
                    ----------------------------------------

                                Willow Grove Bank

                    ----------------------------------------

      We have several business strategies that are designed to improve our profitability and enhance our franchise in our market area. These strategies include:

      o Continuing geographic expansion of our market presence through acquisitions or by opening new branches;

      o Continuing our emphasis on business banking operations with a goal of increasing our small business customers;

      o Continuing our emphasis on commercial real estate, multi-family residential, home equity, construction and commercial business loans;

      o Considering opportunities to add new product lines in order to increase our non-interest income;

      o     Maintaining high asset quality;

      o     Continuing our traditional residential mortgage lending; and

      o     Increasing "core deposits."

The Conversion from Mutual to Stock Form

      The conversion involves a series of transactions by which we will convert from our current status as a partially public institution to the fully public stock form corporate structure. Following the conversion, Willow Grove Mutual Holding Company will no longer exist, Willow Grove Bank will be our wholly owned subsidiary and we will be owned solely by the public stockholders. Willow Grove Bank will continue to be subject to the regulation and supervision of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

      At present, all depositors and certain borrowers of Willow Grove Bank are members of, and have voting rights in, Willow Grove Mutual Holding Company as to all matters requiring membership action. When we complete the conversion, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of Willow Grove Mutual Holding Company. After the conversion, exclusive voting rights with respect to us will be vested in the public holders of our common stock. Willow Grove Bank will continue to be a wholly owned subsidiary of a holding company.

      As part of the conversion, we are offering between $38,250,000 and $51,750,000 of our common stock for sale. The purchase price will be $10.00 per share. All investors will pay the same price per share in the offering. Subject to regulatory approval, we may increase the amount of stock to be sold to $59,512,500 without any further notice to you if market or financial conditions change before we complete the conversion. In addition, we will exchange up to 4,501,270 shares of our common stock for the current publicly held shares of Willow Grove Bancorp.

      The conversion will permit Willow Grove Bank's customers and possibly other members of the local community and of the general public to become equity owners and to share in our future. The conversion also will provide additional funds for lending and investment activities, facilitate future access to the capital markets, enhance our ability to diversify and expand into other markets. The conversion to stock form is subject to approval by the members of Willow Grove Mutual Holding Company entitled to vote on the matter as well as the current stockholders of Willow Grove Bancorp.

The Exchange of Willow Grove Bancorp Common Stock

      If you are now a stockholder of Willow Grove Bancorp, the existing publicly traded mid-tier holding company, your shares will be cancelled and exchanged for new shares of our common stock. The number of shares you will get will be based on an exchange ratio determined as of the closing of the conversion. The actual number of shares you receive will depend upon the number of shares we sell in our offering, which in turn will depend upon the final appraised value of Willow Grove Bancorp and Willow Grove Mutual Holding Company. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of Willow Grove Bancorp common stock would receive in the exchange, based on the number of shares sold in the offering.

                                             Shares to be
                                             exchanged for        Total shares
                                            Current Willow          of common
               Shares to be sold in          Grove Bancorp         stock to be               Shares of Our Common
                   this offering             common stock          outstanding               Stock that would be
               ---------------------     ---------------------      after the    Exchange        exchanged for
                Amount       Percent      Amount       Percent     conversion     ratio           100 shares
               ---------     -------     ---------     -------     -----------   --------    --------------------
Minimum ...... 3,825,000       56.9%     2,893,066       43.1%       6,718,066    1.3598             135
Midpoint ..... 4,500,000       56.9      3,403,607       43.1        7,903,607    1.5997             159
Maximum ...... 5,175,000       56.9      3,914,148       43.1        9,089,148    1.8397             183
15% above
   Maximum ... 5,951,250       56.9      4,501,270       43.1       10,452,520    2.1156             211

      If you currently own shares of Willow Grove Bancorp which are held in "street name," they will be exchanged without any action on your part. If you currently are the record owner of shares of Willow Grove Bancorp and hold certificates you will receive, after the conversion and offering is completed, a transmittal form with instructions to surrender your stock certificates. New certificates of our common stock will be mailed within five business days after the exchange agent receives properly executed transmittal forms and certificates.

      No fractional shares of our common stock will be issued to any public stockholder of Willow Grove Bancorp upon consummation of the conversion. For each fractional share that would otherwise be issued, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price.

      Under federal regulations, current public stockholders of Willow Grove Bancorp do not have dissenters' rights or appraisal rights.

Reasons for the Conversion

      We are pursuing the conversion for the following reasons:

      o The additional funds resulting from the offering will support continued growth and expansion and potential diversification of new financial products and services as well as provide increased lending capability.

      o The offering will increase our capital, which will enable us to continue to be a well-capitalized institution.

      o We believe that our current mutual holding company structure has limited our opportunities to acquire other institutions and that our conversion will facilitate our ability to acquire other institutions in the future. Currently, we have no plans, agreements or understandings regarding any merger or acquisition transactions.

      o The conversion will increase the number of outstanding shares held by public stockholders and we expect our stock to have greater liquidity.

Conditions to Completion of the Conversion

      We cannot complete our conversion and related offering unless:

      o The plan of conversion is approved by at least a majority of votes eligible to be cast by members of Willow Grove Mutual Holding Company;

      o The plan of conversion is approved by at least two-thirds of the outstanding shares of Willow Grove Bancorp common stock;

      o The plan of conversion is approved by at least a majority of the votes cast by stockholders of Willow Grove Bancorp, not including those shares held by Willow Grove Mutual Holding Company;

      o     We sell at least the minimum number of shares offered; and

      o We receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

      Willow Grove Mutual Holding Company intends to vote its 56.9% ownership interest in favor of the conversion. In addition, as of _________ ___, 2001, directors and executive officers of Willow Grove Bancorp and their associates beneficially owned [298,108] shares of Willow Grove Bancorp or [5.86]% of the outstanding shares. They intend to vote those shares in favor of the plan of conversion.

How We Determined the Price Per Share and the Offering Range

      The offering range is based on an independent appraisal by RP Financial, LC, an appraisal firm experienced in appraisals of savings institutions. The pro forma market value is the estimated market value of our common stock assuming the sale of shares in this offering. RP Financial has indicated that in its opinion as of December 7, 2001, our common stock's estimated full market value was $79.0 million at the midpoint. This valuation results in an offering range between $38,250,000 and $51,750,000, with a midpoint of $45,000,000. The appraisal was based in part upon Willow Grove Bancorp's financial condition and operations and the effect of the additional capital we will raise from the sale of common stock in this offering.

      Subject to regulatory approval, we may increase the amount of common stock offered by up to 15%. Accordingly, at the minimum of the offering range, we are offering 3,825,000 shares, and at the maximum, as adjusted, of the offering range we are offering 5,951,250 shares in the subscription offering. The appraisal will be updated before the conversion is completed. If the pro forma market value of the common stock at that time is either below $38,250,000 or above $59,512,500, we will notify subscribers, and subscribers will have the opportunity to modify or cancel their order. See "The Conversion - How We Determined the Price Per Share and the Offering Range" for a description of the factors and assumptions used in determining the stock price and offering range.

      Two of the measures investors may use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer's "book value" and the ratio of the offering price to the issuer's annual net income. RP Financial considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer's assets and liabilities. The percentage of our offering price of $10.00 per share to our pro forma book value per share ranges from 70.2% to 91.6% at September 30, 2001, and the offering price represents between 12.5 and 19.2 times our pro forma earnings for the three months ended September 30, 2001 on an annualized basis. See "Pro Forma Data" for a description of the assumptions we used in making these calculations.

      The peer group selected by RP Financial had an average price to book percentage of 111.9%. The price to book percentage for the peer group is higher than our pro forma price to book ratio. Our independent appraiser determined that our price to book ratio should be lower than the peer group primarily due to our anticipated lower return on equity. RP Financial's fees and out-of-pocket expenses are estimated to be $50,000 for preparing the appraisal and assisting with the preparation of our business plan.

Use of Proceeds from the Sale of Our Common Stock

      We will use the proceeds from the offering as follows:

                                                                              Percentage of net
                  Use                           Amount,          Amount,      offering proceeds
              of Proceeds                   at the minimum   at the maximum    at the maximum
-----------------------------------------   --------------   --------------   -----------------
Loan to our employee stock ownership plan    $ 3,060,000      $ 4,140,000           8.2%

Repurchase of shares for recognition plan    $ 1,530,000      $ 2,070,000           4.1%

Investment in Willow Grove Bank              $13,897,000      $18,949,000          37.7%

General corporate purposes -- dividend
payments, possible acquisitions and stock    $18,485,625      $25,158,375          50.0%
repurchases

      The proceeds to be invested in Willow Grove Bank will be available for general corporate purposes including to support the future expansion of operations through acquisitions of other financial institutions, the establishment of additional branch offices or other customer facilities, expansion into other lending markets or diversification into other banking related businesses, although no such transactions are specifically being considered at this time. Willow Grove Bank also intends to use a portion of the proceeds to support its lending activities. In addition, Willow Grove Bank may use a portion of the net proceeds to leverage its balance sheet by purchasing investment and mortgage-backed securities funded by advances from the Federal Home Loan Bank of Pittsburgh.

The Amount of Stock You May Purchase

      The minimum purchase is 25 shares. Generally, you may purchase no more than 50,000 shares of common stock offered in any single priority category. The number of shares which you may purchase together with the number of shares you may receive upon exchange for your current shares of Willow Grove Bancorp when added to the number of shares purchased and received by your associates cannot exceed 2% of the total number of shares sold and exchanged. Your associates are the following persons:

      o     persons on joint accounts with you;

      o     relatives living in your house;

      o     other persons who have the same address as you on our records;

      o companies, trusts or other entities in which you have a controlling interest or hold a position; or

      o     other persons who may be acting together with you.

We may decrease or increase the maximum purchase limitation without notifying you.

How We Will Prioritize Orders If We Receive Orders for More Shares Than Are Available for Sale

      You might not receive any or all of the shares you order. If we receive orders for more shares than are available, we will allocate stock to the following persons or groups.

      PRIORITY 1:   ELIGIBLE ACCOUNT HOLDERS (Willow Grove Bank depositors with a balance of at least $50 at the close of business on June
                    30, 2000).

      PRIORITY 2:   OUR EMPLOYEE STOCK OWNERSHIP PLAN.

      PRIORITY 3:   SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (Willow Grove Bank
                    depositors with a balance of at least $50 at the close of business on December 31, 2001).

      PRIORITY 4:   OTHER MEMBERS (Willow Grove Bank depositors and certain
                    borrowers at the close of business on ________ __, 2002).

      PRIORITY 5:   DIRECTORS, OFFICERS AND EMPLOYEES. These individuals also
                    may be entitled to purchase stock in the above categories.

      PRIORITY 6:   CURRENT STOCKHOLDERS OF WILLOW GROVE BANCORP.

      If the above persons do not subscribe for all of the shares offered, we will offer the remaining shares to the general public, giving preference to persons who reside in Montgomery, Bucks and Philadelphia counties, Pennsylvania.

Your Subscription Rights Are Not Transferable

      You may not assign or sell your subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights. We will reject orders that we determine involve the transfer of subscription rights.

Benefits to Management from the Offering

      Our full-time employees will benefit from the offering through our employee stock ownership plan. This plan will buy additional shares of our common stock with a portion of the net proceeds of the offering and then allocate the stock to employees over a period of time, at no cost to the employees. You can find more information about our employee stock ownership plan by reading the section of this document entitled "Management - Executive Compensation - Employee Stock Ownership Plan." Following the conversion, we also intend to implement a new stock recognition plan and stock option plan, which will benefit our officers and directors. These two plans will not be implemented unless we receive stockholder approval of the plans at least six months after the conversion. If our stock recognition plan is approved by stockholders, our officers and directors will be awarded shares of our common stock at no cost to them. If our stock option plan receives stockholder approval, then stock options will be granted at no cost to directors and officers, but such persons will be required to pay the applicable exercise price at the time of exercise to receive the shares of common stock.

      The following table summarizes the benefits that directors, officers and employees may receive from the conversion at the midpoint of the offering range:

                                                                                          Number of     Value of
                                                                                 % of      Shares        Shares
                                                                                Shares     Based on     Based on
                                                                                Sold in   Midpoint      Midpoint
                                             Individuals Eligible                 the    of Offering   of Offering
Plan                                           to Receive Awards               Offering     Range         Range
--------------------------------  ------------------------------------------   --------  -----------   -----------
Employee stock ownership plan...  All employees                                   8.0%     360,000     $3,600,000
Stock recognition plan..........  Directors, officers and selected employees      4.0      180,000      1,800,000
Stock option plan...............  Directors, officers and selected employees     10.0      450,000          --(1)

----------

(1) Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our stock during the life of the stock option.

      We will also convert employee stock ownership shares, restricted stock awards and options previously awarded to officers, employees and directors of Willow Grove Bancorp and Willow Grove Bank. The number of restricted stock awards received will be adjusted based upon the exchange ratio and the other terms and the vesting period will remain unchanged. The number of stock options received and the exercise price will be adjusted based on the exchange ratio and the other terms and the vesting period will remain unchanged.

Market For Common Stock

      Our common stock will be listed on the Nasdaq National Market. For the initial 30 days after the offering, our stock will be traded under the symbol "WGBCD." After that, our symbol will be "WGBC," the same as the current publicly traded mid-tier holding company. Keefe, Bruyette & Woods, Inc. has advised us that it intends to be a market maker in the common stock and will assist us in obtaining additional market makers.

Dividend Policy

      Willow Grove Bancorp paid a cash dividend of $0.13 per share during the quarter ended December 31, 2001, or $0.52 per share on an annualized basis. After the conversion, depending upon the number of shares sold in the offering, as adjusted for the exchange ratio, we expect to pay a dividend at an initial rate ranging from $0.10 to $0.06 per share per quarter, at the minimum to the adjusted maximum of the offering range, based upon $10.00 per share. The initial dividend rate is expected to be based on a formula equal to the current per share dividend amount of $0.13 divided by the exchange ratio. By using this formula, we intend to achieve economic parity with the dividends currently being paid on the common stock of the existing publicly traded mid-tier holding company. The dividend rate and the continued payment of dividends will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future.

Effects Of Conversion On Rights of Stockholders

      After the conversion, the stockholders of Willow Grove Bancorp will become our stockholders and their rights as stockholders will be governed by our articles of incorporation, bylaws and Pennsylvania law. For a discussion of material differences in the rights of stockholders and an explanation of possible anti-takeover effects of the provisions in our articles of incorporation and bylaws, see "Comparison of Stockholders' Rights" and

"Restrictions on Acquisition of Us and Willow Grove Bank and Related Anti-takeover Provisions" beginning at page [109] of this prospectus.

Federal and State Income Tax Consequences of the Conversion

      We have received the opinion of Elias, Matz, Tiernan & Herrick L.L.P. that the conversion will not be a taxable event for us under federal income tax laws. KPMG LLP has provided us with their opinion that the conversion will not be a taxable event under Pennsylvania income tax laws. If the Internal Revenue Service determines that your subscription rights have ascertainable value, you could be taxed as a result of your exercise of those rights in an amount equal to their value. RP Financial has given us a letter which states its belief that the subscription rights granted to eligible members in the conversion have no value. These opinions, however, are not binding on the Internal Revenue Service. The full texts of the respective opinions are filed as exhibits to the Registration Statement of which this document is a part, copies of which may be obtained from the Securities and Exchange Commission. See "Additional Information."

                                  RISK FACTORS

      In addition to the other information in this document, you should consider carefully the following risk factors in deciding whether to purchase our common stock.

There are Increased Risks Involved With Our Commercial and Multi-family Residential Real Estate Loans, Construction Loans, Home Equity Loans and Commercial Business Loans

      In recent years, Willow Grove Bancorp has significantly increased its commercial real estate and multi-family residential real estate loans, construction loans, home equity loans and commercial business loans. Multi-family and commercial real estate loans have increased from $23.1 million, or 8.0% of the total loan portfolio, at June 30, 1997 to $134.1 million, or 29.2% of the portfolio, at September 30, 2001. During this period, construction loans have increased from $3.8 million to $24.9 million, home equity loans have increased from $25.6 million to $76.8 million and commercial business loans have increased from $1.7 million to $19.7 million. These increases reflect Willow Grove Bancorp's determination to diversify its loan portfolio in its efforts to become more like a community-based commercial bank. These efforts also resulted in a significant reduction in the amount and percentage of single-family residential mortgage loans in portfolio. Single-family residential mortgage loans have decreased from 80.2% of Willow Grove Bancorp's total loan portfolio at June 30, 1997 to 42.2% at September 30, 2001. Commercial and multi-family residential mortgage loans, construction loans and commercial business loans all generally involve greater risk of loss than single-family residential mortgage loans, because repayment of the loans often depends on the successful operation of a business or the underlying property, and the loans generally are made for greater amounts than single-family residential mortgage loans. Home equity loans also are considered to generally involve greater risk of loss than single-family residential mortgage loans because they often have higher loan to value ratios and because the security interest typically will be subordinate to a first mortgage.

      During the fiscal year ended June 30, 2001, Willow Grove Bancorp made $7.9 million in provisions for loan losses due primarily to significant charge-offs of portions of two commercial business loans during the year. These provisions were the primary reason that Willow Grove Bancorp's net income decreased to $157,000 for the year ended June 30, 2001 compared to $4.8 million for the year ended June 30, 2000. In addition to their greater risk of loss, these types of loans generally require higher overhead and personnel costs to originate and oversee compared to single-family residential mortgage loans. See, "Management's Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations-Provisions for Loan Losses."

Recent Terrorist Attacks in the United States Have Affected the Stock Market and the General Economy

      On September 11, 2001, terrorists carried out attacks in New York City, in western Pennsylvania and at the Pentagon outside Washington, D.C. In the wake of these attacks, all stock prices broadly declined from the prices that existed prior to the attacks. In addition to affecting the stock markets, the terrorist attacks may affect the national and international economies because of the uncertainties that exist as to actions taken by the United States in response to the terrorist attacks as well as concerns as to whether additional attacks will be carried out against the United States. These uncertainties contributed to a slowdown in economic activity in the United States and as a result the economy has weakened. The weakened economy could decrease our loan demand and increase our loan delinquencies.

Higher Interest Rates Could Hurt Our Profitability

      Our ability to earn a profit depends primarily on our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as loans and investments, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings. Our profitability depends on our ability to manage our assets and liabilities during periods of changing interest rates.

      A sustained increase in market interest rates could adversely affect our earnings. Approximately 65.9% of Willow Grove Bancorp's loans have fixed interest rates and our net interest income could be adversely affected when the rates we pay on deposits and borrowings are increasing. In addition, the market value of our fixed-rate assets could decline if interest rates increase.

Our Low Return on Equity May Cause Our Common Stock Price to Decline

      Net earnings divided by average equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. Willow Grove Bancorp's return on equity amounted to 8.04% (annualized), 0.25% and 7.80%, for the three months ended September 30, 2001 and the fiscal years ended June 30, 2001 and 2000, respectively. These returns are significantly lower than returns on equity for our peer group. We expect our return on equity to remain low until we are able to increase our interest-earning assets, thereby increasing net interest income. Our return on equity will be adversely impacted by increased equity from the conversion.

We May Not Succeed In Our Plan To Grow

      To continue growing and thereby improve our return on equity, we intend to seek to either acquire other financial institutions and/or open additional branch offices. We cannot assure you that we will be able to continue to grow or successfully integrate other financial institutions or branch offices. Our ability to successfully acquire other institutions depends on our ability to identify, acquire and integrate such institutions into our franchise. Our ability to establish new branch offices depends on whether we can identify advantageous locations and generate new deposits and loans from those locations that will create an acceptable level of net income. New branches also typically entail start-up expenses and branch purchases entail acquisition costs. Currently, we have no agreements or understandings with anyone regarding an acquisition. We cannot assure you that we will be successful in our plan to grow through acquisitions or by opening new branch offices.

We Face Strong Competition Which May Adversely Impact Our Profitability

      Competition in the banking and financial services industry is intense in our market area. Our profitability depends upon our continued ability to successfully compete. We compete with commercial banks, savings institutions, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms. Many of these competitors have substantially greater resources and lending limits than we do and may offer certain services that we do not or cannot provide.

Our Stock Value May Suffer from Anti-Takeover Provisions That May Impede Potential Takeovers

      Provisions in our corporate documents and in Pennsylvania corporate law, as well as certain federal regulations, may make it difficult, and expensive, to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions include:

      o restrictions on acquiring more than 10% of our common stock and limitations on voting rights;

      o the election of members of the board of directors to staggered three-year terms;

      o the absence of cumulative voting by stockholders in the election of directors;

      o     provisions governing nominations of directors by stockholders;

      o     provisions governing the submission of stockholder proposals;

      o     provisions restricting special meetings of stockholders;

      o our ability to issue preferred stock and additional shares of common stock without stockholder approval;

      o super-majority voting provisions for the approval of certain business combinations; and

      o     super-majority voting provisions to amend our corporate documents.

These provisions also will make it more difficult for an outsider to remove our current board of directors or management. See "Restrictions on Acquisition of Us and Willow Grove Bank and Related Anti-Takeover Provisions" for a description of anti-takeover provisions in our corporate documents and under Pennsylvania law and federal regulations.

      During the conversion process and for three years following the conversion, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. There are limited exceptions to this prohibition. See "Restrictions on Acquisitions of Us and Willow Grove Bank and Related Anti-Takeover Provisions - Regulatory Restrictions" for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.

We Intend to Remain Independent Which May Mean You Will Not Receive a Premium for Your Common Stock

      We intend to remain independent for the foreseeable future. Because we do not plan on seeking possible acquirors, it is unlikely that we will be acquired in the foreseeable future. Accordingly, you should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.

Our Employee Stock Benefit Plans Will Increase Our Costs

      We anticipate that our employee stock ownership plan will purchase 8% of the common stock sold in the conversion, with funds borrowed from us. These newly purchased shares will be added to the shares of common stock of Willow Grove Bancorp currently owned by our employee stock ownership plan which will be exchanged for shares of our common stock. The cost of acquiring the employee stock ownership plan shares will be between $3.1 million at the minimum of the offering range and approximately $4.8 million at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase. We also intend to submit a stock recognition plan to our stockholders for approval at least six months after completion of the conversion. Our officers and directors could be awarded (at no cost to them) under the stock recognition plan up to an aggregate of 4% of the shares issued in the conversion. Assuming the shares of common stock to be awarded under the plan cost the same as the purchase price in the conversion, the reduction to stockholders' equity from the plan would be between $1.5 million and $2.4 million at the minimum and maximum of the offering range, respectively. See "Pro Forma Data" for a discussion of the increased benefit costs we will incur after the conversion and how these costs could decrease our return on equity.

Our Employee Stock Benefit Plans May Be Dilutive

      If the conversion is completed and stockholders subsequently approve a stock recognition plan and a stock option plan, we will allocate stock to our officers and directors through these plans. If the shares for the stock recognition plan are issued from our authorized but unissued stock, your ownership percentage could be diluted by approximately 2.23% and the trading price of our stock may be reduced. However, it is our intention to repurchase shares of our common stock in the open market to fund the stock recognition plan. Your ownership percentage would also decrease by approximately 5.39% if all potential stock options are exercised from our authorized but unissued stock. See "Pro Forma Data" for data on the dilutive effect of the restricted stock plan and "Management - New Stock Benefit Plans" for a description of the plans.

An Increase in the Offering Range Would Be Dilutive

      We can increase the maximum of the offering range by up to 15% to reflect changes in market or financial conditions or to fill the order of our employee stock ownership plan. Initially, an increase in the offering will decrease our net income per share and our stockholders' equity per share. This would also increase the purchase price per share as a percentage of pro forma stockholders' equity per share and net income per share.

Our Valuation Is Not Indicative of the Future Price of Our Common Stock

      We cannot assure you that if you purchase common stock in the offering you will later be able to sell it at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the conversion will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. See "The Conversion - How We Determined the Price Per Share and the Offering Range" for the factors considered by RP Financial in determining the appraisal.

Due to Possible Continued Market Volatility Our Stock Price May Decline After the Offering

      Due to possible continued market volatility and to other factors, including certain risk factors discussed in this document, we cannot assure you that, following the conversion, the trading price of our common stock will be at or above the initial per share offering price. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. The purchase price of our common stock in the offering is based on the independent appraisal by RP Financial. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, investor perceptions and general industry and economic conditions as well as factors specifically related to us such as our low return on both equity and assets and our compressed interest rate spread and net interest margin.

If We Are Unable to Make Technological Advances, Our Ability to Successfully Compete May Be Reduced

      Our industry is experiencing rapid changes in technology. In addition to improving customer services, effective use of technology increases efficiency and enables financial institutions to reduce costs. As a result, our future success will depend in part on our ability to address our customers' needs by using technology. We cannot assure you that we will be able to effectively develop new technology-driven products and services or be successful in marketing these products to our customers. Many of our competitors have far greater resources than we have to invest in technology.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                  (Dollars in Thousands, Except Per Share Data)

      The following tables contain certain information concerning the financial position and results of operations of Willow Grove Bancorp. You should read this information in conjunction with the financial statements included in this prospectus. The data presented as of and for the years ended June 30, 2001, 2000 and 1999 has been derived in part from the audited financial statements. The data presented at September 30, 2001 and for the three month periods ended September 30, 2001 and 2000 are derived from unaudited condensed consolidated financial statements, but in the opinion of management reflect all adjustments necessary to present fairly the results for these interim periods. The adjustments consist only of normal recurring adjustments. The results of operations for the three months ended September 30, 2001 are not necessarily indicative of the results of operations that may be expected for the year ending June 30, 2002.

                                                                                     At June 30,
                                                                 ----------------------------------------------------
Selected Financial Condition Data        At September 30, 2001     2001       2000       1999       1998       1997
                                         ---------------------   --------   --------   --------   --------   --------
                                              (Unaudited)
Total assets                                    $637,437         $625,148   $560,123   $472,039   $405,374   $354,679
Cash and cash equivalents                         24,347           22,209     14,681      4,889     18,291      4,204
Investment securities held to maturity                --               --         --         --         --      3,999
Securities available for sale                    139,566          130,358     70,577     80,055     48,111     45,766
Loans available for sale                           4,498            2,644     35,753         --     12,152      6,173
Loans receivable, net                            454,654          454,199    424,940    374,584    315,705    284,596
Deposits                                         503,091          497,030    452,857    390,681    340,793    309,729
Borrowings                                        65,415           59,885     37,517     14,986     21,000      6,500
Total stockholders' equity                        63,194           60,357     60,643     58,442     35,945     33,122

                                    For the Three Months Ended
                                           September 30,                    For the Fiscal Year Ended June 30,
                                    --------------------------  ---------------------------------------------------------
Selected Operating Data                   2001        2000        2001          2000        1999        1998        1997
                                        -------     -------     --------      -------     -------     -------     -------
                                            (Unaudited)
Interest income                         $11,518     $10,880     $ 44,285      $38,893     $32,015     $28,604     $25,423
Interest expense                          6,034       5,807       24,216       19,369      16,164      15,097      13,817
                                        -------     -------     --------      -------     -------     -------     -------
Net interest income                       5,484       5,073       20,069       19,524      15,851      13,507      11,606
Provision for loan losses                   374         110        7,856          706         531         993         185
                                        -------     -------     --------      -------     -------     -------     -------
Net interest income after
   provision  for loan losses             5,110       4,963       12,213       18,818      15,320      12,514      11,421
Non-interest income                         536         344        1,787        1,102       1,009         760         786
Non-interest expense                      3,785       3,369       13,875       12,076      10,652       9,462       8,284
                                        -------     -------     --------      -------     -------     -------     -------
Income before income taxes                1,861       1,938          125        7,844       5,677       3,812       3,923
Income taxes (benefit)                      621         697          (32)       3,001       2,044       1,367       1,548
                                        -------     -------     --------      -------     -------     -------     -------
Net income                              $ 1,240     $ 1,241     $    157      $ 4,843     $ 3,633     $ 2,445     $ 2,375
                                        =======     =======     ========      =======     =======     =======     =======
Earnings per share - basic (1)          $  0.26     $  0.25     $   0.03      $  0.98     $  0.46         n/a         n/a
Earnings per share - diluted (1)        $  0.25     $  0.25     $   0.03      $  0.97     $  0.46         n/a         n/a
Cash dividends declared (per share)     $  0.12     $  0.10     $   0.44      $  0.36     $  0.08         n/a         n/a

                                                  At or For the
                                               Three Months Ended
                                                  September 30,                 At or For the Fiscal Year Ended June 30,
                                               -------------------       -------------------------------------------------------
Selected Ratios and Other Data (Unaudited)(2)    2001         2000         2001       2000         1999        1998         1997
---------------------------------------------   -----        -----        -----      -----        -----       -----        -----
Dividend payout ratio (3)                       46.01%       39.99%         n/m     36.66%       11.34%         n/a          n/a
Return on average assets                         0.78         0.87         0.03%     0.93         0.84         0.65%        0.71%
Return on average equity                         8.04         7.74         0.25      7.80         7.62         6.81         7.54
Average interest-earning assets to
   average interest-bearing liabilities        119.18       121.67       120.93    121.64       120.64       108.22       108.06
Interest rate spread (4)                         2.79         2.72         2.59      3.00         2.97         3.12         3.21
Net interest margin (5)                          3.52         3.61         3.46      3.83         3.76         3.71         3.56
Non-performing assets to total assets (6)        0.75         0.33         0.83      0.22         0.23         0.37         0.54
Allowance for loan losses to
   nonperforming loans                          95.84       209.48        83.25    310.91       293.82       178.98        87.62
Allowance for loan losses to total loans         0.99         0.91         0.94      0.91         0.83         0.83         0.58
Average equity to average assets                 9.74        11.23        10.64     11.87        11.02         9.59         9.39
Tangible equity to end of period assets          8.17         8.94         8.25      9.03         9.80         8.32         8.70
Total capital to risk-weighted assets (7)       15.04        16.36        14.99     15.71        18.10        14.89        15.87
Number of full-service branch offices              12           11           12        11            9            7            6

----------
(1)   Earnings per share data prior to January 1, 1999 is not applicable.
(2)   Annualized where appropriate.
(3)   Dividend payout ratio for fiscal 2001 is not meaningful.
(4) The weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.
(5)   Net interest income as a percentage of average interest-earning assets.

(6) Non-performing assets equals non-accrual loans, troubled debt restructurings plus accruing loans 90 or more days past due.
(7)   Willow Grove Bank only.

                        HOW OUR NET PROCEEDS WILL BE USED

      Although the actual net proceeds from the sale of our common stock cannot be determined until the conversion is completed, it is presently anticipated that the net proceeds from the sale of the common stock will be between $37.0 million at the minimum of the offering range and $50.3 million at the maximum of the offering range ($58.0 million assuming an increase in the offering range by 15%). See "Pro Forma Data" and "The Conversion - How We Determined the Price Per Share and the Offering Range" as to the assumptions used to arrive at such amounts.

      We will use the proceeds from the offering as follows:

                                                                             Percentage of net
                       Use                  Amount,           Amount,      offering proceeds at
                   of Proceeds           at the minimum   at the maximum        the maximum
--------------------------------------   --------------   --------------   --------------------
Loan to our employee stock ownership
   plan                                     $3,060,000       $4,140,000             8.2%

Repurchase of shares for recognition
   plan                                     $1,530,000       $2,070,000             4.1%

Investment in Willow Grove Bank            $13,897,000      $18,949,000            37.7%

General corporate purposes -- dividend
   payments, possible acquisitions and
   stock repurchases                       $18,485,625      $25,158,375            50.0%

      As of September 30, 2001, the outstanding balance on the loan to our employee stock ownership plan was $1.6 million. We will loan additional funds to the employee stock ownership plan so that it can purchase additional shares in the offering. The additional loan amount to our employee stock ownership plan will be approximately $3.1 million and $4.1 million at the minimum and maximum of the offering range. Our employee stock ownership plan will distribute the shares it purchases to our employees as the loan is repaid over 15 years. In addition, if the recognition plan is adopted by the board of directors and approved by the shareholders, we intend to contribute sufficient funds to the trust so that it can purchase a number of shares equal to an aggregate of 4% of the shares sold in the conversion which would amount to 207,000 shares at the maximum of the range or $2.1 million based on a per share assumed price of $10.00. See "Management - Executive Compensation - Employee Stock Ownership Plan" and "-New Stock Benefit Plans -Recognition Plan."

      The net proceeds we use to purchase the capital stock of Willow Grove Bank will be used by Willow Grove Bank for general corporate purposes, including increased lending activities. On a short-term basis, Willow Grove Bank may purchase investment and mortgage-backed securities. In addition, Willow Grove Bank may leverage its balance sheet by purchasing investment and mortgage-backed securities funded by net proceeds and advances from the Federal Home Loan Bank of Pittsburgh. The net proceeds received by Willow Grove Bank will further strengthen Willow Grove Bank's capital position, which already exceeds all regulatory requirements. At September 30, 2001, Willow Grove Bank's tangible capital ratio was 8.2%. Based on data as of September 30, 2001 and giving effect to the conversion, Willow Grove Bank's tangible capital ratio will be 10.4%, based upon the midpoint of the offering range. As a result, Willow Grove Bank will continue to be a well-capitalized institution.

      We may initially use the remaining net proceeds retained by us to invest in mortgage-backed securities issued by U.S. Government agencies and government-sponsored enterprises, municipal securities, U.S. Government and federal agency securities of various maturities, deposits in either Willow Grove Bank or other financial institutions, or a combination thereof. In addition, assuming stockholder approval of the recognition plan, we intend to contribute sufficient funds to the trust so that it can purchase a number of shares equal to an aggregate of 4% of the common stock sold in the conversion. The net proceeds retained by us may ultimately be used to:

      o     support Willow Grove Bank's lending activities,

      o support the future expansion of operations through acquisitions of other financial institutions, the establishment of additional branch offices or other customer facilities, expansion into other lending markets or diversification into other banking related businesses, although no such transactions are specifically being considered at this time, or

      o pay regular or special cash dividends, repurchase the common stock or pay returns of capital.

      Applicable conversion regulations require us to sell common stock in the conversion in an amount equal to our estimated pro forma market value, as determined by an independent appraisal. See "The Conversion - How We Determined the Price Per Share and the Offering Range." As a result, we may be required to sell more shares in the conversion than we may otherwise desire. To the extent we have excess capital upon completion of the conversion, we intend to consider stock repurchases, dividends and tax-free returns of capital to the extent permitted by the Office of Thrift Supervision and deemed appropriate by the board of directors. However, without nonobjection from the Office of Thrift Supervision, we cannot conduct any stock repurchases during the first year after we complete the conversion. A return of capital is similar to a cash dividend, except for tax purposes it is an adjustment to your tax basis rather than income to you. We have committed to the Office of Thrift Supervision that we will not take any action toward paying a tax-free return of capital during the first year after we complete the conversion.

      Stock repurchases will be considered by our board of directors after we complete the conversion based upon then existing facts and circumstances, as well as applicable statutory and regulatory requirements. Such facts and circumstances may include the following:

      o market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in our return on equity;

      o the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and

      o any other circumstances in which repurchases would be in our and our stockholders' best interests.

      No stock will be repurchased by us unless we continue to exceed all applicable regulatory requirements after the repurchases. The payment of dividends or repurchase of stock will be prohibited if our net worth would be reduced below the amount required for the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. As of September 30, 2001, the initial balance of the liquidation account would be approximately $35.9 million. See "We Intend to Pay Quarterly Cash Dividends," "The Conversion - Liquidation Rights of Certain Depositors" and "- Certain Restrictions on Purchase or Transfer of Shares After the Conversion."

      Our net proceeds may vary because total expenses of the conversion may be more or less than those estimated. The net proceeds also will vary if the number of shares to be issued in the conversion is adjusted to reflect a change in the estimated pro forma market value of Willow Grove Bank. Payments for shares made through withdrawals from existing deposit accounts at Willow Grove Bank will not result in the receipt of new funds for investment by us but will result in a reduction of our interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

                    WE INTEND TO PAY QUARTERLY CASH DIVIDENDS

      Willow Grove Bancorp has paid quarterly cash dividends in each quarter since June 1999. To date, Willow Grove Mutual Holding Company has waived its right to receive any dividends. During the quarter ended December 31, 2001, the cash dividend was $0.13 per share. After we complete the conversion, our board of directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. We intend to pay a quarterly cash dividend on the common stock at an initial rate ranging from $0.10 to $0.06 per share at the minimum and the adjusted maximum of the offering range, based on the $10.00 per share offering price, commencing with the period ending [March 31, 2002.] The initial dividend rate is expected to be based on a formula equal to the current per share dividend amount of $0.13 divided by the exchange ratio. By using this formula, we intend to achieve economic parity with the dividends currently being paid on the common stock of the existing publicly traded mid-tier holding company. However, the rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by us in the conversion, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or tax-free returns of capital may be paid in addition to, or in lieu of, regular cash dividends.

      Dividends from us may eventually depend, in part, upon receipt of dividends from Willow Grove Bank, because we initially will have no source of income other than dividends from Willow Grove Bank, earnings from the investment of proceeds from the sale of common stock retained by us, and interest payments with respect to our loan to our employee stock ownership plan.

      Any payment of dividends by Willow Grove Bank to us which would be deemed to be drawn out of Willow Grove Bank's bad debt reserves would require a payment of taxes at the then-current tax rate by Willow Grove Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Willow Grove Bank does not intend to make any distribution to us that would create such a federal tax liability. See "Taxation."

      Unlike Willow Grove Bank, we are not subject to the above regulatory restrictions on the payment of dividends to our stockholders, although the source of such dividends may eventually depend, in part, upon dividends from Willow Grove Bank in addition to the net proceeds retained by us and earnings thereon. We are, however, subject to the requirements of Pennsylvania law, which generally limit the payment of dividends to amounts that will not affect the ability of a corporation, after the dividend has been distributed, to pay its debts in the ordinary course of business and that will not exceed the difference between the corporation's total assets and total liabilities plus preferential amounts payable to shareholders with rights superior to those of the holders of common stock.

                           MARKET FOR OUR COMMON STOCK

      Willow Grove Bancorp's common stock is currently listed on the Nasdaq National Market under the symbol "WGBC", and there is an established market for such common stock. At September 30, 2001, Willow Grove Bancorp had [nine] market makers, including Keefe, Bruyette & Woods. Keefe, Bruyette & Woods intends to remain a market maker in our common stock following the conversion. Keefe, Bruyette & Woods also will assist us in obtaining other market makers after the conversion. Our common stock will trade on the Nasdaq National Market. For the initial 30 days after the offering our stock will be traded under the symbol "WGBCD." After that, our symbol will be "WGBC," the same as the current publicly traded mid-tier holding company.

      Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. The development of a liquid public market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or of any market maker. You should view the common stock as a long-term investment. Furthermore, there can be no assurance that you will be able to sell your shares at or above the purchase price.

      The following table sets forth the high and low bid quotations for Willow Grove Bancorp common stock and cash dividends per share declared for the periods indicated. These quotations represent prices between dealers and do not include retail markups, markdowns, or commissions and do not reflect actual transactions. This information has been obtained from monthly statistical summaries provided by the Nasdaq Stock Market. As of September 30, 2001, there were 2,124,413 publicly held shares of Willow Grove Bancorp common stock issued and outstanding. In connection with the conversion, each existing share of common stock of Willow Grove Bancorp will be converted into a number of new shares of our common stock, based upon the exchange ratio that is described in other parts of this prospectus

                                         Stock Price Per Share
                                         ---------------------   Cash-Dividends
Quarter ended:                              High       Low          Per-Share
------------------------------------     ---------   ---------   --------------

December 31, 2001 (through _____ __)        $_____     $_____         $0.13
September 30, 2001                           17.85      12.40          0.12

June 30, 2001                                12.40      11.62          0.12
March 31, 2001                               12.25      11.50          0.11
December 31, 2000                            11.94      10.75          0.11
September 30, 2000                           11.44      10.06          0.10

June 30, 2000                                10.06       8.50          0.10
March 31, 2000                                9.00       8.38          0.09
December 31, 1999                             9.50       8.88          0.09
September 30, 1999                           10.38       9.13          0.08

      At September 7, 2001, the business day immediately preceding the public announcement of the conversion, and at ______ __, 2001, the closing prices of Willow Grove Bancorp common stock as reported on the Nasdaq National Market were $15.75 per share and $____ per share, respectively. At September 30, 2001, Willow Grove Bancorp had approximately 1,400 stockholders of record. On the effective date of the conversion, all publicly held shares of Willow Grove Bancorp common stock, including shares held by Willow Grove Bancorp's officers and directors, will be converted automatically into and become the right to receive a number of shares of our common stock determined pursuant to the exchange ratio, and options to purchase shares of Willow Grove Bancorp common stock will be converted into options to purchase a number of shares of our common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See "Beneficial Ownership of Common Stock."

       WILLOW GROVE BANK MEETS ALL OF ITS REGULATORY CAPITAL REQUIREMENTS

      At September 30, 2001, Willow Grove Bank exceeded all of its regulatory capital requirements. The table on the following page sets forth Willow Grove Bank's historical capital under generally accepted accounting principles in the United States of America and regulatory capital at September 30, 2001, and the pro forma capital of Willow Grove Bank after giving effect to the conversion, based upon the sale of the number of shares shown in the table. The pro forma capital amounts reflect the receipt by Willow Grove Bank of 50% of the net conversion proceeds. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Willow Grove Bank in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at September 30, 2001.

                                                                     Pro Forma at September 30, 2001 Based on
                                              --------------------------------------------------------------------------------------
                                                   3,825,000             4,500,000              5,175,000             5,951,250
                                                  Shares Sold           Shares Sold            Shares Sold           Shares Sold
                            Historical at          at $10.00             at $10.00              at $10.00             at $10.00
                         September 30, 2001        Per Share             Per Share              Per Share             Per Share
                       ---------------------  --------------------  -------------------  ---------------------   -------------------
                                  Percent of            Percent of           Percent of             Percent of            Percent of
                       Amount     Assets(1)   Amount    Assets(1)   Amount   Assets(1)   Amount     Assets(1)    Amount   Assets(1)
                       ------     ----------  ------    ----------  ------   ----------  ------     ----------   ------   ----------
                                                                  (Dollars in thousands)
Equity under
generally accepted
accounting principles  $54,822        8.6%    $68,719      10.5%    $71,245     10.8%    $73,771       11.2%     $76,676     11.6%
                       =======      =====     =======     =====     =======    =====     =======      =====      =======    =====
Tangible capital:
   Actual              $51,787        8.2%    $65,684      10.1%    $68,210     10.4%    $70,736       10.8%     $73,641     11.2%
   Requirement           9,555        1.5       9,764       1.5       9,810      1.5       9,856        1.5        9,909      1.5
                       -------      -----     -------     -----     -------    -----     -------      -----      -------    -----
   Excess              $42,232        6.7%    $55,919       8.6%    $58,398      8.9%    $60,879        9.3%     $63,731      9.7%
                       =======      =====     =======     =====     =======    =====     =======      =====      =======    =====
Core capital:
   Actual              $51,787        8.2%    $65,684      10.1%    $68,210     10.4%    $70,736       10.8%     $73,641     11.2%
   Requirement          25,360        4.0      26,038       4.0      26,161      4.0      26,283        4.0       26,424      4.0
                       -------      -----     -------     -----     -------    -----     -------      -----      -------    -----
   Excess              $26,427        4.2%    $39,646       6.1%    $42,049      6.4%    $44,452        6.8%     $47,216      7.2%
                       =======      =====     =======     =====     =======    =====     =======      =====      =======    =====
Risk-based capital:
   Actual              $56,326       15.0%    $70,223      18.6%    $72,749     19.2%    $75,275       19.9%     $78,180    20.58%
   Requirement          29,965        8.0      30,236       8.0      30,285      8.0      30,334        8.0       30,391      8.0
                       -------      -----     -------     -----     -------    -----     -------      -----      -------    -----
   Excess              $26,361        7.0%    $39,986      10.6%    $42,463     11.2%    $44,940       11.9%     $47,789    12.58%
                       =======      =====     =======     =====     =======    =====     =======      =====      =======    =====

----------

(1)   Adjusted total or adjusted risk-weighted assets, as appropriate.

                               OUR CAPITALIZATION

      The following table presents the historical capitalization of Willow Grove Bancorp at September 30, 2001, and our pro forma consolidated capitalization after giving effect to the conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."

                                                          Willow Grove Bancorp - Pro Forma
                                                         Based Upon Sale at $10.00 Per Share
                                             ----------------------------------------------------------
                                              3,825,000       4,500,000     5,175,000      5,951,250
                             Willow Grove      Shares          Shares         Shares       Shares(1)
                                Bancorp      (Minimum of    (Midpoint of   (Maximum of    (15% above
                             - Historical     Offering        Offering       Offering     Maximum of
                            Capitalization     Range)          Range)         Range)    Offering Range)
                            --------------   -----------    -----------    -----------  ---------------
                                                          (In thousands)
Deposits(2)                    $ 503,091      $ 503,091      $ 503,091      $ 503,091      $ 503,091
FHLB advances                     65,415         65,415         65,415         65,415         65,415
                               ---------      ---------      ---------      ---------      ---------
Total deposits and
   advances                    $ 568,506      $ 568,506      $ 568,506      $ 568,506      $ 568,506
                               =========      =========      =========      =========      =========

Stockholders' equity:
Preferred stock, $.01 par
   value, 5,000,000 shares
   authorized; none to be
   issued                      $      --      $      --      $      --      $      --      $      --
Common stock, $.01
   par value, (post-
   conversion) 40,000,000
   shares authorized;
   shares to be issued as
   reflected(3)                       51             67             79             91            105
Additional paid-in
   capital(3)                     22,276         56,885         63,545         70,205         77,865
Retained earnings(4)              43,538         43,635         43,635         43,635         43,635
Accumulated other
   comprehensive income            1,714          1,714          1,714          1,714          1,714
Less:
   Treasury stock                 (2,348)            --             --             --             --
   Common stock held by
     employee stock
     ownership plan(5)            (1,464)        (4,524)        (5,064)        (5,604)        (6,225)
   Common stock held by
     recognition plans(6)           (573)        (2,103)        (2,373)        (2,643)        (2,954)
                               ---------      ---------      ---------      ---------      ---------
Total stockholders' equity     $  63,194      $  95,674      $ 101,536      $ 107,399      $ 114,140
                               =========      =========      =========      =========      =========

----------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% to reflect changes in market and financial conditions before we complete the conversion or to fill the order of our employee stock ownership plan.

                                          (Footnotes continue on following page)

(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) Our pro forma amounts of common stock and additional paid-in capital have been increased to reflect the number of shares of our common stock to be outstanding, which includes the exchange of the 2,124,413 currently outstanding shares of common stock pursuant to the exchange ratio. Pro forma additional paid-in capital reflects consolidation of $97,000 of capital from Willow Grove Mutual Holding Company. No effect has been given to the issuance of additional shares of common stock pursuant to our proposed stock option plan. We intend to adopt a stock option plan and to submit such plan to stockholders at a meeting of stockholders to be held at least six months following completion of the conversion. If the plan is approved by stockholders, an amount equal to 10% of the shares of common stock sold in the conversion will be reserved for future issuance under such plan. Your ownership percentage would decrease by approximately 5.39% if all potential stock options are exercised from our authorized but unissued stock. See "Pro Forma Data" and "Management - New Stock Benefit Plans - Stock Option Plan."

(4) The retained earnings of Willow Grove Bank will be substantially restricted after the conversion. See "The Conversion - Liquidation Rights of Certain Depositors."

(5) Assumes that 8% of the common stock sold in this offering will be purchased by our employee stock ownership plan in addition to the shares already owned by the employee stock ownership plan. The common stock acquired by our employee stock ownership plan is reflected as a reduction of stockholders' equity. Assumes the funds used to acquire our employee stock ownership plan shares will be borrowed from us. See Note 1 to the table set forth under "Pro Forma Data" and "Management - Executive Compensation - Employee Stock Ownership Plan."

(6) Gives effect to the recognition plan which we expect to adopt after the conversion and present to stockholders for approval at a meeting of stockholders to be held at least six months after we complete the conversion. No shares will be purchased by the recognition plan in the conversion, and such plan cannot purchase any shares until stockholder approval has been obtained. If the recognition plan is approved by our stockholders, the plan intends to acquire an amount of common stock equal to 4% of the shares of common stock issued in the conversion, or 153,000, 180,000, 207,000 and 238,050 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. The table assumes that stockholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the recognition plan is reflected as a reduction in stockholders' equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively, on stockholders' equity. If the recognition plan purchases authorized but unissued shares from us, such issuance would dilute the voting interests of existing stockholders by approximately 2.23%. See "Pro Forma Data" and "Management
      - New Stock Benefit Plans - Recognition Plan."

                                 PRO FORMA DATA

      We cannot determine the actual net proceeds from the sale of our common stock until the conversion is completed. However, net proceeds are currently estimated to be between $37.0 million and $50.3 million (or $58.0 million in the event the offering range is increased by 15%) based upon the following assumptions:

o Keefe, Bruyette & Woods will receive fees equal to 1.25% of the aggregate purchase price of the shares of stock sold in the offerings, excluding any shares purchased by any employee benefit plan of Willow Grove Bank, and any director, officer or employee of Willow Grove Bank or members of their immediate families; and

o     other expenses of the offering are estimated to be $850,000.

      We have prepared the following tables, which set forth our historical consolidated net income and stockholders' equity prior to the conversion and our pro forma consolidated net income and stockholders' equity following the conversion. In preparing these tables and in calculating pro forma data, we have made the following assumptions:

o Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 2.49% for the three months ended September 30, 2001, which approximates the yield on a one-year U.S. Treasury bill adjusted to a constant maturity ("CMT") on September 30, 2001, and 3.72% for the year ended June 30, 2001, which approximates the yield on the one- year U.S. Treasury bill on June 30, 2001. The yield on a one-year U.S. Treasury bill, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering.

o The pro forma after-tax yield on the net proceeds is assumed to be 1.64% for the three months ended September 30, 2001 and 2.46% for the year ended June 30, 2001, based on an effective tax rate of 34.0% and 34.0%, respectively.

o We did not include any withdrawals from deposit accounts to purchase shares in the offering.

o Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net income per share to give effect to the purchase of shares by the employee stock ownership plan.

o Pro forma stockholders' equity amounts have been calculated as if the stock had been sold on September 30, 2001 and June 30, 2001, respectively, and, accordingly, no effect has been given to the assumed earnings effect of the transactions.

      The following pro forma information may not be representative of the financial effects of the conversion at the date on which the conversion actually occurs and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of our assets and liabilities computed in accordance with generally accepted accounting principles. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation. We did not reflect in the tables the possible issuance of additional shares equal to 10% of the common stock to be reserved for future issuance pursuant to our proposed stock option plan, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or to Willow Grove Bank's bad debt reserve. See "Management - New Stock Benefit Plans" and "The Conversion - Liquidation Rights of Certain Depositors." The tables do give effect to the recognition plan, which we expect to adopt following the conversion and present (together with the stock option plan) to stockholders for approval at a meeting to be held at least six months after we complete the conversion. If the recognition plan is approved by stockholders, the recognition plan intends to acquire an amount of common stock equal to 4% of the shares of common stock issued in the conversion, either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The table assumes that stockholder approval has been obtained and that the shares acquired by the recognition plan are purchased in the open market at $10.00 per share. There can be no assurance that stockholder approval of the recognition plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

      The tables on the following pages summarize historical consolidated data of Willow Grove Bancorp and our pro forma data at or for the date and period indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of the common stock following the conversion.

                                             At or For the Three Months Ended September 30, 2001
                                           --------------------------------------------------------
                                            3,825,000     4,500,000     5,175,000       5,951,250
                                           Shares Sold   Shares Sold   Shares Sold     Shares Sold
                                            at $10.00     at $10.00     at $10.00       at $10.00
                                            Per Share     Per Share     Per Share    Per Share (15%
                                             (Minimum     (Midpoint     (Maximum      above Maximum
                                            of Range)     of Range)     of Range)       of Range)
                                           ------------  ------------  -----------   --------------
                                               (Dollars in thousands, except per share amounts)
Gross proceeds                                $38,250       $45,000       $51,750         $59,513
Less offering expenses                          1,277         1,355         1,433           1,522
                                              -------       -------       -------         -------
   Estimated net conversion proceeds          $36,973       $43,645       $50,317         $57,991
Less employee stock ownership plan             (3,060)       (3,600)       (4,140)         (4,761)
Less recognition plan                          (1,530)       (1,800)       (2,070)         (2,381)
Plus assets reinvested from the MHC(1)             97            97            97              97
                                              -------       -------       -------         -------
   Estimated adjusted net proceeds            $32,480       $38,342       $44,204         $50,946
                                              =======       =======       =======         =======

Net income:
Historical                                     $1,240        $1,240        $1,240          $1,240
Pro forma adjustments:
   Income on adjusted net proceeds                133           158           182             209
   Employee stock ownership plan(2)               (34)          (40)          (46)            (52)
   Recognition plans(3)                           (50)          (59)          (68)            (79)
                                              -------       -------       -------         -------
Pro forma net income (2)(3)                    $1,289        $1,299        $1,308          $1,318
                                              =======       =======       =======         =======

Net income per share:
Historical                                      $0.19         $0.16         $0.14           $0.12
Pro forma adjustments:
   Income on adjusted net proceeds               0.03          0.03          0.03            0.03
   Employee stock ownership plan(2)             (0.01)        (0.01)        (0.01)          (0.01)
   Recognition plans (3)                        (0.01)        (0.01)        (0.01)          (0.01)
                                              -------       -------       -------         -------
   Pro forma net income per share(2)(3)(5)      $0.20         $0.17         $0.15           $0.13
                                              =======       =======       =======         =======
Pro forma basic P/E ratio (annualized)(3)       12.50         14.71         16.67           19.23
Number of shares used in calculating net
     income per share(2)(3)(5)              6,417,166     7,549,607     8,682,048       9,984,355

Stockholders' equity:
   Historical                                 $63,194       $63,194       $63,194         $63,194
   Estimated net conversion proceeds           36,973        43,645        50,317          57,991
   MHC capital consolidation                       97            97            97              97
   Less employee stock ownership plan(2)       (3,060)       (3,600)       (4,140)         (4,761)
   Less recognition plans(3)                   (1,530)       (1,800)       (2,070)         (2,381)
                                              -------       -------       -------         -------
   Pro forma stockholders' equity(2)(3)(4)    $95,674      $101,536      $107,399        $114,140
                                              =======       =======       =======         =======

Stockholders' equity per share:
   Historical                                 $  9.41       $  8.00       $  6.95         $  6.05
   Estimated net conversion proceeds             5.51          5.53          5.55            5.55
   MHC capital consolidation                     0.01          0.01          0.01            0.01
   Less employee stock ownership plan(2)        (0.46)        (0.46)        (0.46)          (0.46)
   Less recognition plans(3)                    (0.23)        (0.23)        (0.23)          (0.23)
                                              -------       -------       -------         -------
   Pro forma stockholders' equity per
     share(2)(3)(5)                            $14.24        $12.85        $11.82          $10.92
                                              =======       =======       =======         =======
Pro forma price to book value(5)                70.22%        77.82%        84.60%          91.58%
Number of shares used in equity per share
   calculations(2)(3)(5)                    6,718,066     7,903,607     9,089,148      10,452,520

                                                   (Footnotes on following page)

----------
(1) Reflects the consolidation of capital from Willow Grove Mutual Holding Company.
(2) Assumes that 8% of the shares of stock sold in the offering will be purchased by the employee stock ownership plan in addition to the shares already held by the plan, and that the plan will borrow funds from us. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. Willow Grove Bank intends to make annual contributions to this plan in an amount at least equal to the principal and interest requirement of the loan. This table assumes a 15 year amortization period. See "Management- Executive Compensation-Employee Stock Ownership Plan." The pro forma net income assumes: (a) that Willow Grove Bank's contribution to the employee stock ownership plan for the principal portion of the debt service requirement for the three months ended September 30, 2001 was made at the end of the period; (b) that 5,100, 6,000, 6,900 and 7,935 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the three months ended September 30, 2001 at an average fair value of $10 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6 of the AICPA; and (c) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net income per share calculations, while all employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations. See also "Risk Factors-Our Employee Stock Benefit Plans Will Increase Our Costs" for a discussion of possible added costs for the employee stock ownership plan. The number of shares includes the number of shares to be exchanged for the currently outstanding public shares of Willow Grove Bancorp.
(3) Gives effect to the recognition plan that we may adopt following the conversion and present for approval at a meeting of stockholders to be held within one year after completion of the conversion. If the recognition plan is approved by the stockholders, the recognition plan would be expected to acquire an amount of stock equal to 4% of the shares of stock sold in the offering, or 153,000, 180,000, 207,000 and 238,050 shares of stock, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the range through open market purchases. We will contribute funds used by the recognition plan to purchase the shares. In calculating the pro forma effect of the recognition plan, it is assumed that the required stockholder approval has been received, that the shares were acquired by the recognition plan at the beginning of the three months ended September 30, 2001 through open market purchases, at $10 per share, and that 5% of the amount contributed was amortized to expense during the three months ended September 30, 2001. The issuance of authorized but unissued shares of stock to the recognition plan instead of open market purchases would dilute the voting interest of existing stockholders by approximately 2.23% and pro forma net income per share would be $0.20, $0.17, $0.15 and $0.13 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share would be $14.15, $12.78, $11.77 and $10.90 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the recognition plan will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. See "Management-New Stock Benefit Plans-Recognition Plan."
(4) Our retained earnings will continue to be substantially restricted after the conversion. See "We Intend to Pay Quarterly Cash Dividends" and "The Conversion-Liquidation Rights of Certain Depositors."
(5) No effect has been given to the issuance of additional shares of stock pursuant to the stock option plan that may be adopted by us following the conversion which, in turn, would be presented for approval at a meeting of stockholders to be held within one year after the completion of the conversion. If the stock option plan is presented and approved by stockholders, an amount equal to 10% of the stock sold in the offering, or 382,500, 450,000, 517,500 and 595,125 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but unissued shares of stock to the stock option plan instead of open market purchases would dilute the voting interest of existing stockholders by approximately 5.39%. Assuming stockholder approval of the stock option plan and the exercise of all options at the end of the period at an exercise price of $10 per share, the pro forma net income per share would be $0.19, $0.16, $0.14 and $0.13, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range for the three months ended September 30, 2001; pro forma stockholders' equity per share would be $14.01, $12.69, $11.72 and $10.87, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range at September 30, 2001. See "Management-New Stock Benefit Plans-Stock Option Plan."

                                                    At or For the Year Ended June 30, 2001
                                           --------------------------------------------------------
                                            3,825,000     4,500,000     5,175,000       5,951,250
                                           Shares Sold   Shares Sold   Shares Sold     Shares Sold
                                            at $10.00     at $10.00     at $10.00       at $10.00
                                            Per Share     Per Share     Per Share    Per Share (15%
                                             (Minimum     (Midpoint     (Maximum      above Maximum
                                            of Range)     of Range)     of Range)       of Range)
                                           ------------  ------------  -----------   --------------
                                               (Dollars in thousands, except per share amounts)
Gross proceeds                                $38,250       $45,000       $51,750         $59,513
Less offering expenses                          1,277         1,355         1,433           1,522
                                              -------       -------       -------         -------
   Estimated net conversion proceeds          $36,973       $43,645       $50,317         $57,991
Less employee stock ownership plan             (3,060)       (3,600)       (4,140)         (4,761)
Less recognition plan                          (1,530)       (1,800)       (2,070)         (2,381)
Plus assets reinvested from the MHC(1)             97            97            97              97
                                              -------       -------       -------         -------
   Estimated adjusted net proceeds            $32,480       $38,342       $44,204         $50,946
                                              =======       =======       =======         =======

Net Income:
   Historical                                    $157          $157       $   157         $   157
   Pro forma adjustments:
   Income on adjusted net proceeds                797           941         1,085           1,251
   Our Employee stock ownership plan(2)          (135)         (158)         (182)           (209)
   Our Recognition plans(3)                      (202)         (238)         (273)           (314)
                                              -------       -------       -------         -------
   Pro forma net income(2)(3)                    $617          $702        $  787          $  885
                                              =======       =======       =======         =======

Net income per share:
Historical                                      $0.02         $0.02         $0.02           $0.02
Pro forma adjustments:
   Income on adjusted net proceeds               0.13          0.12          0.12            0.12
   Employee stock ownership plan(2)             (0.02)        (0.02)        (0.02)          (0.02)
   Recognition plans (3)                        (0.03)        (0.03)        (0.03)          (0.03)
                                              -------       -------       -------         -------
   Pro forma net income per share(2)(3)(5)      $0.10         $0.09         $0.09           $0.09
                                              =======       =======       =======         =======
Pro forma basic P/E ratio                      100.00        111.11        111.11          111.11
Number of shares used in calculating net
   income per share(2)(3)(5)                6,432,466     7,567,607     8,702,748      10,008,160

Stockholders' equity:
   Historical                                 $60,357       $60,357       $60,357         $60,357
   Estimated net conversion proceeds           36,973        43,645        50,317          57,991
   MHC capital consolidation                       97            97            97              97
   Less employee stock ownership
     plan(2)                                   (3,060)       (3,600)       (4,140)         (4,761)
   Less recognition plans(3)                   (1,530)       (1,800)       (2,070)         (2,381)
                                              -------       -------       -------         -------
   Pro forma stockholders' equity(2)(3)(4)    $92,837       $98,699      $104,562        $111,303
                                              =======       =======       =======         =======

Pro forma stockholders' equity per share(5):
   Historical                                 $  8.98       $  7.64       $  6.64         $  5.77
   Estimated net conversion proceeds             5.52          5.53          5.54            5.56
   MHC capital consolidation                     0.01          0.01          0.01            0.01
   Less employee stock ownership plan(2)        (0.46)        (0.46)        (0.46)          (0.46)
   Less recognition plans(3)                    (0.23)        (0.23)        (0.23)          (0.23)
                                              -------       -------       -------         -------
   Pro forma stockholders' equity per
     share(2)(3)(5)                            $13.82        $12.49        $11.50          $10.65
                                              =======       =======       =======         =======
Pro forma price to book value(5)                72.36%        80.06%        86.96%          93.90%
Number of shares used in equity
   per share calculations(2)(3)(5)          6,718,066     7,903,607     9,089,148      10,452,520

                                                   (Footnotes on following page)

----------
(1) Reflects the consolidation of capital from Willow Grove Mutual Holding Company.
(2) Assumes that 8% of the shares of stock sold in the offering will be purchased by the employee stock ownership plan in addition to the shares already held by the plan, and that the plan will borrow funds from us. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. Willow Grove Bank intends to make annual contributions to this plan in an amount at least equal to the principal and interest requirement of the loan. This table assumes a 15 year amortization period. See "Management-Executive Compensation-Employee Stock Ownership Plan." The pro forma net income assumes: (a) that Willow Grove Bank's contribution to the employee stock ownership plan for the principal portion of the debt service requirement for the year ended June 30, 2001 was made at the end of the period; (b) that 20,400, 24,000, 27,600 and 31,740 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the year ended June 30, 2001 at an average fair value of $10 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6 of the AICPA; and (c) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net income per share calculations, while all employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations. See also "Risk Factors-Our Employee Stock Benefit Plans Will Increase Our Costs" for a discussion of possible added costs for the employee stock ownership plan. The number of shares includes the number of shares to be exchanged for the currently outstanding public shares of Willow Grove Bancorp.
(3) Gives effect to the recognition plan that we may adopt following the conversion and present for approval at a meeting of stockholders to be held within one year after completion of the conversion. If the recognition plan is approved by the stockholders, the recognition plan would be expected to acquire an amount of stock equal to 4% of the shares of stock sold in the offering, or 153,000, 180,000, 207,000 and 238,050 shares of stock, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the range through open market purchases. We will contribute funds used by the recognition plan to purchase the shares. In calculating the pro forma effect of the recognition plan, it is assumed that the required stockholder approval has been received, that the shares were acquired by the recognition plan at the beginning of the year ended June 30, 2001 through open market purchases, at $10 per share, and that 20% of the amount contributed was amortized to expense during the year ended June 30, 2001. The issuance of authorized but unissued shares of stock to the recognition plan instead of open market purchases would dilute the voting interest of existing stockholders by approximately 2.23% and pro forma net income per share would be $0.10, $0.10, $0.09 and $0.09 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share would be $13.73, $12.43, $11.47 and $10.63 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the recognition plan will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. See "Management-New Stock Benefit Plans-Recognition Plan."
(4) Our retained earnings will continue to be substantially restricted after the conversion. See "We Intend to Pay Quarterly Cash Dividends" and "The Conversion-Liquidation Rights of Certain Depositors."
(5) No effect has been given to the issuance of additional shares of stock pursuant to the stock option plan that may be adopted by us following the conversion which, in turn, would be presented for approval at a meeting of stockholders to be held within one year after the completion of the conversion. If the stock option plan is presented and approved by stockholders, an amount equal to 10% of the stock sold in the offering, or 382,500, 450,000, 517,500 and 595,125 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but unissued shares of stock to the stock option plan instead of open market purchases would dilute the voting interest of existing stockholders by approximately 5.39%. Assuming stockholder approval of the stock option plan and the exercise of all options at the end of the period at an exercise price of $10 per share, the pro forma net income per share would be $0.10 at the minimum, midpoint, maximum and 15% above the maximum of the range for the year ended June 30, 2001; pro forma stockholders' equity per share would be $13.61, $12.35, $11.42 and $10.61, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range at June 30, 2001. See "Management-New Stock Benefit Plans-Stock Option Plan."

                              WILLOW GROVE BANCORP
                        CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in Thousands, Except Per Share Amounts)

      Set forth below are the consolidated statements of income of Willow Grove Bancorp for the periods indicated. The Consolidated Statements of Income for the three month periods ended September 30, 2001 and 2000, respectively, are unaudited but in the opinion of management reflect all adjustments necessary to present fairly the results for those interim periods. The adjustments consist only of normal recurring adjustments. The Consolidated Statements of Income for the fiscal years ended June 30, 2001, 2000 and 1999, respectively, have been audited by KPMG LLP, whose independent auditors' report thereon appears on page F-1. These statements should be read in conjunction with the consolidated financial statements of Willow Grove Bancorp and related notes thereto included elsewhere in this Prospectus.

                                               Three Months Ended
                                                  September 30,            For the Year Ended June 30,
                                               -------------------     -----------------------------------
                                                 2001        2000        2001          2000          1999
                                               -------     -------     --------      --------      -------
                                                  (Unaudited)
Interest and dividend income:
   Loans receivable                            $ 9,268     $ 9,058     $ 36,148      $ 33,973      $27,400
   Securities, primarily taxable                 2,250       1,822        8,137         4,920        4,615
                                               -------     -------     --------      --------      -------
      Total interest income                     11,518      10,880       44,285        38,893       32,015
                                               -------     -------     --------      --------      -------
Interest expense:
   Deposits                                      5,082       4,944       20,372        16,994       15,366
   Borrowings                                      948         858        3,825         2,354          772
   Advance payment from borrowers
      for taxes                                      4           5           19            21           26
                                               -------     -------     --------      --------      -------
      Total interest expense                     6,034       5,807       24,216        19,369       16,164
                                               -------     -------     --------      --------      -------
Net interest income                              5,484       5,073       20,069        19,524       15,851
Provision for loan losses                          374         110        7,856           706          531
                                               -------     -------     --------      --------      -------
   Net interest income after provision
   for loan losses                               5,110       4,963       12,213        18,818       15,320
                                               -------     -------     --------      --------      -------

Non-interest income:
   Service charges and fees                        355         303        1,340         1,103          846
   Realized gain (loss) on sale of
      securities available for sale                 49          19          (15)          (46)          --
   Realized gain on sale of loans
      available for sale                           114           4          381            --           10
   Loan servicing income, net                       18          18           81            45          153
                                               -------     -------     --------      --------      -------
      Total non-interest income                    536         344        1,787         1,102        1,009
                                               -------     -------     --------      --------      -------

Non-interest expense:
   Compensation and employee benefits            2,140       1,999        8,004         7,026        5,475
   Occupancy                                       306         267        1,087           935          599
   Furniture and equipment                         212         161          670           507          319
   Federal insurance premiums                       22          23           88           153          206
   Amortization of intangible assets                25         103          276           410          410
   Data processing                                 153         135          563           525          426
   Advertising                                     161          86          404           370          436
   Foundation expense                               --          --           --            --          896
   Community enrichment                             38          38          150           150          175
   Deposit account services                        194         172          675           593          441
   Professional fees                               156          59          576           244          285
   Other expenses                                  378         326        1,382         1,163          984
                                               -------     -------     --------      --------      -------
      Total non-interest expense                 3,785       3,369       13,875        12,076       10,652
                                               -------     -------     --------      --------      -------
Income before income taxes                       1,861       1,938          125         7,844        5,677
Income taxes (benefit)                             621         697          (32)        3,001        2,044
                                               -------     -------     --------      --------      -------
Net income                                     $ 1,240     $ 1,241     $    157      $  4,843      $ 3,633
                                               =======     =======     ========      ========      =======

Earnings per share:(1)
   Basic                                       $  0.26     $  0.25     $   0.03      $   0.98      $  0.46
   Diluted                                     $  0.25     $  0.25     $   0.03      $   0.97      $  0.46

----------
(1) Earnings per share is presented in the 1999 financial statements from January 1, 1999 to June 30, 1999.

                 See accompanying notes to financial statements.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General

      Willow Grove Bancorp's earnings are primarily based upon net interest income, which is the difference between the income earned on interest-earning assets and the interest paid on interest-bearing liabilities and the relative amount of interest-earning assets to interest-bearing liabilities. Non-interest income and expenses, the provision for loan losses, and income tax expense also affect the results of operations.

Forward-Looking Statements

      This prospectus contains forward-looking statements that are based on assumptions and describe future plans, strategies, and expectations of Willow Grove Bancorp. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of us and our subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan and investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and changes in relevant accounting principles. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Business Strategy

      Willow Grove Bancorp's business strategy is to operate as a well-capitalized, profitable and independent community-oriented financial institution dedicated to providing quality customer service. In recent years, Willow Grove Bancorp has concentrated on three primary goals, changing its emphasis to become more like a full-service community bank, expanding its branch network and continuing its growth and maintaining a high level of asset quality. In its efforts, Willow Grove Bancorp has diversified its lending activities and has substantially increased its originations of commercial real estate and multi-family residential mortgage loans, construction loans, home equity loans and commercial business loans. It has introduced other products such as securities brokerage and annuities sales, non-interest-bearing checking accounts and, in the quarter ended September 30, 2001, on-line banking.

      Highlights of Willow Grove Bancorp's business strategy are as follows:

      o Continuing Growth and Expanding Market Presence. Since reorganizing into the mutual holding company form in December 1998, Willow Grove Bancorp has grown significantly. Total assets have increased from $439.6 million at December 31, 1998 to $637.4 million at September 30, 2001, an increase of 45.0% or 16.4% on an annualized basis. After the offering, we expect to continue the growth of the core banking business at comparable or slightly greater levels over the next several years. During that period of time the number of full-service banking offices has doubled from six to 12. Willow Grove Bank continually surveys its market area in an effort to identify possible locations for new branch offices. Absent any acquisitions to other financial institutions, we expect to continue opening one to two new branch offices each year over the next several years. However, we expect the conversion will facilitate acquisition opportunities, either of branch offices sold by other financial institutions or whole bank acquisitions. In light of the consolidation efforts of financial institutions in our market area, we believe that there will be increased acquisition opportunities for us after the conversion. Currently we have no specific plans, agreements or understandings with respect to any acquisitions.

      o Transition Products and Services to a Community Bank Model. In recent years, Willow Grove Bank has diversified its products and services in its efforts to become more like a community bank. In this respect, Willow Grove Bank has significantly increased its emphasis on commercial real estate and multi-family residential mortgage loans, construction loans, home equity loans and commercial business loans. These types of loans typically have higher yields and shorter terms to maturity than single-family residential mortgage loans, the primary loan product of a traditional thrift. Willow Grove Bank has emphasized increasing its base of small to mid-sized commercial banking customers in its market area. We expect that commercial real estate and multi-family residential mortgage loans, construction loans, home equity loans and, to a lesser extent, commercial business loans will continue to be the primary factors in anticipated future increases in our loan portfolio. Recently, Willow Grove Bank determined to reduce its volume of originations of commercial business loans and to re-focus its commercial business lending in an effort to concentrate on smaller balance, generally $250,000 or less, loans.

      o Maintaining High Asset Quality. Traditionally, Willow Grove Bancorp has maintained high asset quality and has experienced limited amounts of non-performing assets. During fiscal years 1997 through 2000 and during the quarter ended September 30, 2001, Willow Grove Bancorp had relatively nominal amounts of loan charge-offs. However, during the fiscal year ended June 30, 2001, $7.4 million of loans were charged-off due primarily to two commercial business loans which represented an aggregate of $7.2 million of charge-offs. At September 30, 2001, the remaining aggregate carrying value of these two commercial business loans had been reduced to $639,000. At September 30, 2001, the ratio of non-performing loans to total loans was 1.03% and non-performing assets to total assets was 0.75%. Total non-performing assets amounted to $4.8 million at September 30, 2001 compared to $5.2 million at June 30, 2001.

      o Increasing Core Deposits. Willow Grove Bank has attempted to change its deposit mix in recent years by increasing its "core deposits," which include checking, money market and savings accounts. Core deposits generally are a more stable and lower cost source of funds than certificates of deposit and such core deposits often generate fee income. At September 30, 2001, 64.0% of Willow Grove Bank's total deposits were certificates of deposit compared to 70.0% in certificates of deposit at June 30, 1997. Willow Grove Bank also has significantly increased the total number of deposit account relationships in recent years as a result of actively soliciting deposits from its commercial customers as well as a result of the opening of new branch offices.

Changes in Financial Condition

      General. Willow Grove Bancorp's total assets increased by $12.3 million, or 2.0%, to $637.4 million at September 30, 2001 compared to $625.1 million at June 30, 2001 and $560.1 million at June 30, 2000. This increase was primarily due to increases in cash and cash equivalents, loans receivable and securities available for sale. These increases were partially offset by a decrease in loans available for sale. The increase in total assets during the quarter ended September 30, 2001 was funded primarily by increases of $6.1 million in deposits and $5.5 million in borrowings from the Federal Home Loan Bank of Pittsburgh.

      Cash And Cash Equivalents. Cash and cash equivalents, which consist of cash on hand and in other banks in interest-earning and non-interest earning accounts, amounted to $24.3 million at September 30, 2001, compared to $22.2 million and $14.7 million at June 30, 2001 and 2000, respectively. The increase was primarily due to increases in cash on hand resulting from the opening of a new banking office and funds maintained in interest-earning accounts resulting from increased loan and securities repayments during the recent period of falling interest rates. These increased balances are intended to be utilized to fund new loan originations as well as purchases of investment securities in the future.

      Assets Available For Sale. At September 30, 2001, Willow Grove Bancorp's assets that were classified available for sale consisted of securities totaling $139.6 million and loans totaling $4.5 million. This compares to $130.4 million and $70.6 million in available for sale securities and $2.6 million and $35.8 million in available for sale loans at June 30, 2001 and 2000, respectively. Throughout the past four fiscal years, all of Willow Grove Bancorp's securities have been classified as available for sale. The available for sale classification provides Willow Grove Bancorp with the flexibility to sell securities prior to maturity, if, for example, it determines that its interest rate risk profile should be modified, that a sale would be desirable to change its liquidity position or for some other asset/liability management reasons. Securities classified as available for sale are accounted for at fair value with unrealized gains and losses, net of tax, reflected as an adjustment to stockholders' equity with the exception of unrealized losses considered other than temporary which are reflected in the statement of income. As a result of a general decline in market interest rates, at September 30, 2001, Willow Grove Bancorp had net unrealized gains of $2.7 million on its portfolio of available for sale securities compared to net unrealized losses of $48,000 and $3.7 million at June 30, 2001 and 2000, respectively. Mortgage loans originated or purchased with the intention of being sold into the secondary market are classified as available for sale and are carried at the lower of cost or market value with any unrealized loss reflected in the statements of income. Willow Grove Bancorp had $4.5 million of loans classified as available for sale at September 30, 2001 compared to $2.6 million and $35.8 million at June 30, 2001 and 2000, respectively. During fiscal 2001, Willow Grove Bancorp became more active in selling residential mortgage loans in the secondary market in an attempt to realize gains upon the sale of loans.

      Loans. Willow Grove Bancorp's net loan portfolio grew to $454.7 million at September 30, 2001 compared to $454.2 million at June 30, 2001 and $424.9 million at June 30, 2000. The increases were due to relatively strong loan demand throughout Willow Grove Bancorp's market area, and Willow Grove Bancorp's continuing efforts to expand and diversify its loan portfolio. In the recent years, Willow Grove Bancorp has emphasized increasing originations of commercial and multi-family real estate, construction, and home equity loans while single-family residential mortgage lending has received less emphasis. Willow Grove Bancorp's commercial business loans, which increased significantly in fiscal 2000, 1999 and 1998, have declined since June 30, 2000 due in large part to $7.4 million in commercial business loan charge-offs in fiscal 2001.

      Deposits. Willow Grove Bancorp's total deposits amounted to $503.1 million at September 30, 2001 compared to $497.0 million at June 30, 2001 and $452.9 million at June 30, 2000. During the three months ended September 30, 2001 and the year ended June 30, 2001, checking accounts grew by $450,000 and $5.5 million, respectively. Savings accounts increased by approximately $2.5 million during the three months ended September 30, 2001 and by $5.5 million in the year ended June 30, 2001. Money market accounts increased by $2.4 million during the three months ended September 30, 2001 and by $5.1 million in the year ended June 30, 2001. Certificates of deposit, which comprise the largest component of Willow Grove Bancorp's deposit portfolio, totaled $322.1 million and $321.4 million at September 30, 2001 and June 30, 2001, respectively. Certificates of deposit amounted to 64.0% and 64.7% of total deposits at September 30, 2001 and June 30, 2001, respectively. In recent years, Willow Grove Bank has focused on increasing its core deposits, which are considered to be savings, checking and money market accounts, while reducing its reliance on certificates of deposit as a source of funds.

      Federal Home Loan Bank Advances. Willow Grove Bancorp uses advances from the Federal Home Loan Bank of Pittsburgh as an additional source of funds to meet loan demand. At September 30, 2001, the outstanding amount of these borrowings was $65.4 million, which is a $5.5 million increase from the $59.9 million outstanding at June 30, 2001 and a $27.9 million increase from June 30, 2000. Willow Grove Bancorp also uses Federal Home Loan Bank advances to fund certain revenue enhancement strategies approved by its Board of Directors. At September 30, 2001, $24.8 million, in borrowings were outstanding to fund these strategies. After the conversion, we may increase the use of borrowings in an effort to leverage our balance sheet.

      Stockholders' Equity. Willow Grove Bancorp's total stockholders' equity was $63.2 million, or 9.9% of assets, at September 30, 2001 compared to $60.4 million and $60.6 million at June 30, 2001 and 2000, respectively. The increase during the three months ended September 30, 2001 was due primarily to net income during the period as well as a $1.7 million increase in accumulated other comprehensive income due to the increase in value of Willow Grove Bancorp's available for sale securities portfolio. At September 30, 2001, Willow Grove Bancorp's available for sale securities portfolio had net unrealized gains of $1.7 million, net of taxes, compared to net unrealized losses of $29,000, net of taxes, at June 30, 2001. Willow Grove Bancorp paid an aggregate of $233,000 in dividends to the public shareholders during the quarter ended September 30, 2001 compared to $914,000 and $763,000 for the years end June 30, 2001 and 2000, respectively. During the years ended June 30, 2001 and 2000, Willow Grove Bancorp repurchased 184,000 and 22,500 shares of common stock, respectively, for $2.1 million and $211,000, respectively. Willow Grove Bancorp did not repurchase any shares during the quarter ended September 30, 2001. At September 30, 2001, Willow Grove Bancorp had 206,100 shares of treasury stock. Unallocated shares held by Willow Grove Bancorp's employee stock ownership plan and recognition and retention plan declined to $2.0 million at September 30, 2001 compared to $2.1 million at June 30, 2001 and $2.4 million at June 30, 2000. These decreases were the result of shares committed to be released under the employee stock ownership plan as well as expenses associated with the vesting of recognition and retention plan shares pursuant to a five-year vesting schedule.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

      The following table presents the average daily balances for various categories of assets and liabilities, and income and expense related to those assets and liabilities for the periods indicated. The table also shows the average yields and costs on interest-earning assets and interest-bearing liabilities for each of the periods presented and the yield/cost at September 30, 2001. Willow Grove Bancorp maintained average balances of tax exempt securities of $3.6 million and $2.6 million for the quarters ended September 30, 2001 and 2000, respectively, and $2.3 million, $656,000 and $36,000 for the years ended June 30, 2001, 2000 and 1999, respectively. The yields on municipal securities have been adjusted to reflect taxable equivalent rates. The assumed effective tax rates utilized were 33% at and for the three months ended September 30, 2001, 36% for the three months ended September 30, 2000, and 35%, 38% and 36% for the fiscal years ended June 30, 2001, 2000 and 1999, respectively. Loans receivable include non-accrual loans.

                                                                          For the Three Months Ended September 30,
                                                           ----------------------------------------------------------------------
                                                                          2001                                 2000
                                           Yield/          ---------------------------------    ---------------------------------
                                            Cost                                     Average                              Average
                                             at            Average                   Yield/     Average                   Yield/
                                     September 30, 2001    Balance      Interest      Cost      Balance      Interest      Cost
                                     ------------------    --------     -------      -------    --------     -------      -------
Interest Earning Assets:                                                           (Dollars in thousands)
Loans Receivable:
   Mortgage loans                           7.76%          $435,720     $ 8,688       7.94%     $411,219     $ 8,263       8.04%
   Consumer loans                           6.93              9,966         136       5.41         8,223         147       7.09
   Commercial business loans                7.74             19,904         444       8.85        24,731         648      10.40
                                                           --------     -------                 --------     -------
     Total Loans                            7.74            465,590       9,268       7.90       444,173       9,058       8.09
Securities                                  6.38            135,334       2,142       6.37       105,722       1,768       6.70
Other interest-earning assets               1.13             17,085         108       2.51         7,986          54       2.68
                                                           --------     -------                 --------     -------
     Total interest-earning assets          7.27            618,009      11,518       7.41       557,881      10,880       7.74
                                                                        -------                              -------
Noninterest-earning assets                                   15,469                               12,992
                                                           --------                             --------
Total assets                                               $633,478                             $570,873
                                                           ========                             ========

Interest-bearing liabilities:
Deposits:
   NOW and money market                     1.83%          $ 70,242     $   360       2.03%     $ 59,201     $   344       2.31%
   Savings accounts                         2.05             59,670         309       2.05        52,509         272       2.06
   Certificates of deposit                  5.21            321,088       4,413       5.45       292,310       4,328       5.87
                                                           --------     -------                 --------     -------
     Total deposits                         4.28            451,000       5,082       4.47       404,020       4,944       4.85
Total borrowings                            5.67             64,656         948       5.82        50,818         858       6.70
Total escrow accounts                       0.49              2,889           4       0.55         3,674           5       0.54
                                                           --------     -------                 --------     -------
Total interest-bearing liabilities          4.44            518,545       6,034       4.62       458,512       5,807       5.02
                                                                        -------                              -------
Noninterest bearing liabilities:
   Non-interest checking                                     47,761                               43,398
   Other                                                      5,497                                4,828
                                                           --------                             --------
     Total liabilities                                      571,803                              506,738
Total equity                                                 61,675                               64,135
                                                           --------                             --------
Total liabilities and equity                               $633,478                             $570,873
                                                           ========                             ========
Net interest-earning assets                                $ 99,464                             $ 99,369
                                                           ========                             ========
Net interest income/interest rate
   spread                                                               $ 5,484       2.79%                  $ 5,073       2.72%
                                                                        =======       ====                   =======       ====
Net interest margin                                                                   3.52%                                3.61%
                                                                                      ====                                 ====

Ratio of average interest-earning
   assets to average interest-bearing
   liabilities                                                                      119.18%                              121.67%
                                                                                    ======                               ======

                                                       For the Fiscal Year Ended June 30,
                                     ----------------------------------------------------------------------
                                                    2001                                 2000
                                     ---------------------------------    ---------------------------------
                                                               Average                              Average
                                     Average                   Yield/     Average                   Yield/
                                     Balance      Interest      Cost      Balance      Interest      Cost
                                     --------     -------      -------    --------     -------      -------
Interest Earning Assets:                                     (Dollars in thousands)
Loans Receivable:
   Mortgage loans                    $417,547     $33,412       8.00%     $400,267     $31,564       7.89%
   Consumer loans                       9,091         612       6.73         7,463         552       7.40
   Commercial business loans           24,807       2,124       8.56        18,667       1,857       9.95
                                     --------     -------                 --------     -------
     Total Loans                      451,445      36,148       8.01       426,397      33,973       7.97
Securities                            117,756       7,854       6.74        76,919       4,750       6.26
Other interest-earning assets          10,275         283       2.75         7,006         170       2.43
                                     --------     -------                 --------     -------
     Total interest-earning assets    579,476      44,285       7.64       510,322      38,893       7.62
                                                  -------                              -------
Noninterest-earning assets             14,078                               12,772
                                     --------                             --------
Total assets                         $593,554                             $523,094
                                     ========                             ========

Interest-bearing liabilities:
Deposits:
   NOW and money market              $ 62,292     $ 1,464       2.35%     $ 59,182     $ 1,347       2.28%
   Savings accounts                    53,472       1,102       2.06        50,987       1,049       2.06
   Certificates of deposit            300,064      17,806       5.93       267,065      14,598       5.47
                                     --------     -------                 --------     -------
     Total deposits                   415,828      20,372       4.90       377,234      16,994       4.50
Total borrowings                       60,201       3,825       6.35        38,820       2,354       6.06
Total escrow accounts                   3,151          19       0.60         3,468          21       0.61
                                     --------     -------                 --------     -------
Total interest-bearing liabilities    479,180      24,216       5.05       419,522      19,369       4.62
                                                  -------                              -------
Noninterest bearing liabilities:
   Non-interest checking               45,412                               37,638
   Other                                5,750                                3,836
                                     --------                             --------
     Total liabilities                530,342                              460,996
Total equity                           63,212                               62,098
                                     --------                             --------
Total liabilities and equity         $593,554                             $523,094
                                     ========                             ========
Net interest-earning assets          $100,296                             $ 90,800
                                     ========                             ========
Net interest income/interest rate
   spread                                         $20,069       2.59%                  $19,524       3.00%
                                                  =======       ====                   =======       ====
Net interest margin                                             3.46%                                3.83%
                                                                ====                                 ====
Ratio of average interest-earning
   assets to average interest-bearing
   liabilities                                                120.93%                              121.64%
                                                              ======                               ======


                                      For the Fiscal Year Ended June 30,
                                      ----------------------------------
                                                      1999
                                      ----------------------------------
                                                                 Average
                                       Average                   Yield/
                                       Balance      Interest      Cost
                                      ---------     -------      -------
Interest Earning Assets:                     (Dollars in thousands)
Loans Receivable:
   Mortgage loans                      $325,710     $26,141       8.03%
   Consumer loans                         5,795         402       6.94
   Commercial business loans              8,995         857       9.53
                                       --------     -------
     Total Loans                        340,500      27,400       8.05
Securities                               63,593       3,860       6.10
Other interest-earning assets            17,410         755       4.34
                                       --------     -------
     Total interest-earning assets      421,503      32,015       7.60
                                                    -------
Noninterest-earning assets               10,456
                                       --------
Total assets                           $431,959
                                       ========

Interest-bearing liabilities:
Deposits:
   NOW and money market                $ 46,955     $ 1,111       2.37%
   Savings accounts                      43,032         896       2.08
   Certificates of deposit              241,795      13,359       5.52
                                       --------     -------
     Total deposits                     331,782      15,366       4.63
Total borrowings                         14,198         772       5.44
Total escrow accounts                     3,423          26       0.76
                                       --------     -------
Total interest-bearing liabilities      349,403      16,164       4.63
                                                    -------
Noninterest bearing liabilities:
   Non-interest checking                 30,585
   Other                                  4,278
                                       --------
     Total liabilities                  384,266
Total equity                             47,693
                                       --------
Total liabilities and equity           $431,959
                                       ========
Net interest-earning assets            $ 72,100
                                       ========
Net interest income/interest rate
   spread                                           $15,851       2.97%
                                                    =======       ====
Net interest margin                                               3.76%
                                                                  ====
Ratio of average interest-earning
   assets to average interest-bearing
   liabilities                                                  120.64%
                                                                ======

Rate/Volume Analysis

      The following table shows the effect of changing rates and volumes on net interest income for the three months ended September 30, 2001 compared to the three months ended September 30, 2000 and for years ended June 30, 2001 and 2000, compared to the prior fiscal year. Information provided shows the effect on net interest income of (1) rates (change in rate multiplied times prior volume), (2) volume (changes in volume times prior rate) and (3) rate/volume (change in rate times change in volume).

                                            Increase (decrease) in net interest income for the three months ended
                                                    September 30, 2001 compared to the three months ended
                                                                  September 30, 2000 due to
                                            ---------------------------------------------------------------------
                                                                                     Rate/          Increase/
                                                   Rate            Volume            Volume         (Decrease)
                                                 -------           -------           ------         ----------
Interest earning assets:                                           (Dollars in thousands)
Loans receivable:
   Mortgage loans                                $   (64)          $   492           $  (3)          $   425
   Consumer loans                                    (35)               31              (7)              (11)
   Commercial business loans                         (96)             (126)             19              (203)
                                                 -------           -------           -----           -------
    Total Loans                                     (195)              397               9               211
Securities                                           (95)              495             (27)              373
Other interest-earning assets                         (4)               62              (4)               54
                                                 -------           -------           -----           -------
Total net change in income on interest-
earning assets                                      (294)              954             (22)              638
                                                 -------           -------           -----           -------

Interest bearing liabilities:
Deposits:
   NOW and money market                              (41)               64              (7)               16
   Savings accounts                                   --                37              --                37
   Certificates of deposit                          (310)              426             (31)               85
                                                 -------           -------           -----           -------
Total deposits                                      (351)              527             (38)              138
Borrowings                                          (113)              234             (31)               90
Advance payments for taxes and
insurance                                             --                (1)             --                (1)
                                                 -------           -------           -----           -------
Total net change in expense on interest-
  bearing liabilities                               (464)              760             (69)              227
                                                 -------           -------           -----           -------
Change in net interest income                    $   170           $   194           $  47           $   411
                                                 =======           =======           =====           =======

                                                Increase (decrease) in net interest income for the year ended
                                                June 30, 2001 compared to the year ended June 30, 2000 due to
                                            ---------------------------------------------------------------------
                                                                                     Rate/          Increase/
                                                   Rate            Volume            Volume         (Decrease)
                                                 -------           -------           ------         ----------
Interest earning assets:                                           (Dollars in thousands)
Loans receivable:
   Mortgage loans                                $   464           $ 1,363           $  21           $ 1,848
   Consumer loans                                    (49)              120             (11)               60
   Commercial business loans                        (259)              611             (85)              267
                                                 -------           -------           -----           -------
    Total Loans                                      156             2,094             (75)            2,175
Securities                                           141             2,877              86             3,104
Other interest-earning assets                         23                79              11               113
                                                 -------           -------           -----           -------
Total net change in income on interest-
earning assets                                       320             5,050              22             5,392
                                                 -------           -------           -----           -------

Interest bearing liabilities:
Deposits:
   NOW and money market                               44                71               2               117
   Savings accounts                                    2                51              --                53
   Certificates of deposit                         1,250             1,804             154             3,208
                                                 -------           -------           -----           -------
Total deposits                                     1,296             1,926             156             3,378
Borrowings                                           112             1,297              62             1,471
Advance payments for taxes and
insurance                                             --                (2)             --                (2)
                                                 -------           -------           -----           -------
Total net change in expense on interest-
  bearing liabilities                              1,408             3,221             218             4,847
                                                 -------           -------           -----           -------
Change in net interest income                    $(1,088)          $ 1,829           $(196)          $   545
                                                 =======           =======           =====           =======

                                                Increase (decrease) in net interest income for the year ended
                                                June 30, 2000 compared to the year ended June 30, 1999 due to
                                            ---------------------------------------------------------------------
                                                                                     Rate/          Increase/
                                                   Rate            Volume            Volume         (Decrease)
                                                 -------           -------           ------         ----------
Interest earning assets:                                           (Dollars in thousands)
Loans receivable:
   Mortgage loans                                $  (457)          $ 5,984           $(105)          $ 5,422
   Consumer loans                                     27               115               8               150
   Commercial business loans                          38               922              41             1,001
                                                 -------           -------           -----           -------
    Total Loans                                     (392)            7,021             (56)            6,573
Securities                                           250               601              39               890
Other interest-earning assets                       (333)             (451)            199              (585)
                                                 -------           -------           -----           -------
Total net change in income on interest-
earning assets                                      (475)            7,171             182             6,878
                                                 -------           -------           -----           -------

Interest bearing liabilities:
Deposits:
   NOW and money market                              (42)              289             (11)              236
   Savings accounts                                  (11)              166              (2)              153
   Certificates of deposit                          (142)            1,396             (15)            1,239
                                                 -------           -------           -----           -------
Total deposits                                      (195)            1,851             (28)            1,628
Borrowings                                            89             1,339             154             1,582
Advance payments for taxes and
insurance                                             (5)               --              --                (5)
                                                 -------           -------           -----           -------
Total net change in expense on interest-
  bearing liabilities                               (111)            3,190             126             3,205
                                                 -------           -------           -----           -------
Change in net interest income                    $  (364)          $ 3,981           $  56           $ 3,673
                                                 =======           =======           =====           =======

Results of Operations

      General. Willow Grove Bancorp's net income for each of the three-month periods ended September 30, 2001 and 2000 was $1.2 million. Net income for the year ended June 30, 2001 was $157,000 compared to $4.8 million and $3.6 million for the years ended June 30, 2000 and 1999, respectively. Fiscal 2001 operations were adversely affected by provisions for loan losses aggregating $7.9 million, primarily related to two non-performing commercial business loans. In the quarter ended September 30, 2001 compared to the quarter ended September 30, 2000, Willow Grove Bancorp's net interest income increased primarily as a result of increases in the average balance of interest-earning assets as well as decreased average rates paid on interest-bearing liabilities. In fiscal 2001 compared to fiscal 2000, increases were recognized in net interest income, non-interest income and non-interest expense. In fiscal 2000, an increase in net interest income as well as the absence of an $896,000 expense incurred in fiscal 1999 in connection with the establishment of the Willow Grove Foundation were the primary reasons for the increase in net income in fiscal 2000 compared to fiscal 1999.

      Net Interest Income. Net interest income is determined by interest rate spread (i.e., the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities) and also the amount of interest-earning assets relative to interest-bearing liabilities.

      For the three-month period ended September 30, 2001 compared to the three months ended September 30, 2000, net interest income increased $411,000 or 8.1%. During the three-month period ended September 30, 2001, the increase in net interest income was primarily the result of the combination of increased balances on average interest-earning assets and a reduction in interest rates paid on average interest-bearing liabilities. For the three-month period ended September 30, 2001, Willow Grove Bancorp's interest rate spread increased seven basis points to 2.79% compared to 2.72% for the three months ended September 30, 2000. Average interest-earning assets increased $60.1 million or 10.8% for the three-month period ended September 30, 2001 compared to the comparable prior year period. Average interest-bearing liabilities for the three-month period ended September 30, 2001 increased $60.0 million or 13.1% over the same period one year ago. The ratio of average interest-earning assets to average interest-bearing liabilities declined to 119.18% for the three months ended September 30, 2001 compared to an average 121.67% for the three-month period ended September 30, 2000. For the three-month period ended September 30, 2001, the increase in interest rate spread was more than offset by the decrease in the ratio of interest-earning assets to interest-bearing liabilities reducing Willow Grove Bancorp's net interest margin (i.e., net interest income expressed as a percentage of average interest-earning assets) nine basis points to 3.52% from 3.61% in the comparable prior year period.

      For the fiscal year ended June 30, 2001, Willow Grove Bancorp's net interest income totaled $20.1 million compared to $19.5 million and $15.9 million in fiscal 2000 and 1999, respectively. The increases in fiscal 2001 of $545,000 or 2.79% and fiscal 2000 of $3.6 million or 23.17%, were primarily due to increases in average balances of interest-earning assets. Willow Grove Bancorp's average interest rate spread for the years ended June 30, 2001, 2000 and 1999 was 2.59%, 3.00% and 2.97%, respectively. Willow Grove Bancorp's net interest margin was 3.46%, 3.83%, and 3.76% for the same respective three fiscal years. The changes in interest spread have been due primarily to the fluctuations in market rates of interest and the interrelationship of interest rates earned/paid on longer term financial instruments, such as mortgage loans, and shorter term financial instruments, such as deposits. A substantial portion of the proceeds received from Willow Grove Bancorp's various sources of funds were reinvested in new interest-earning assets with yields that were closer to costs paid on interest-bearing liabilities causing a decline in spread in fiscal 2001 compared to fiscal 2000. In fiscal 2000 compared to fiscal 1999, the increase in the average balance of interest-earning assets together with the growth in core deposits, reduced the overall rate paid on deposits and positively affected Willow Grove Bancorp's net interest margin and spread. Willow Grove Bancorp's net interest margin declined 37 basis points in fiscal 2001 compared to fiscal 2000 due primarily to the increase in non-accrual loans and charge-offs which resulted in the reduction in the ratio of average interest-earning assets to average interest-bearing liabilities and also due to the volatility of interest rates during the fiscal year. Willow Grove Bancorp's net interest margin increased seven basis points in fiscal 2000 compared to fiscal 1999 primarily as a result of an increase in the proportion of average interest-earning assets to average interest-bearing liabilities resulting in part from the investment of funds raised through its initial public offering completed in December 1998. The ratio of average interest-earning assets to average interest-bearing liabilities was 120.93%, 121.64% and 120.64% for the fiscal years 2001, 2000 and 1999, respectively.

      Interest Income. Interest income includes the interest earned on Willow Grove Bancorp's various loans and securities, as well as yield adjustments for the premiums, discounts and deferred fees recorded in connection with the acquisition of these assets. Willow Grove Bancorp's total interest income for the three months ended September 30, 2001 was $11.5 million compared to $10.9 million for the three months ended September 30, 2000. Interest income for the year ended June 30, 2001 was $44.3 million compared to $38.9 million and $32.0 million for fiscal 2000 and 1999, respectively.

      Interest income on loans increased $210,000, or 2.3% for the three-month period ended September 30, 2001 compared to the comparable prior year period, due primarily to increases in the average balance of real estate mortgage loans and securities. The average balance of loans increased by $21.4 million, or 4.8%, in the three months ended September 30, 2001 compared to the three months ended September 30, 2000. The increase was due primarily to a $24.5 million increase in the average balance of real estate mortgage loans which more than offset a $4.8 million decrease in commercial business loans due primarily to charge-offs in fiscal 2001. The average yield earned on loans decreased by 19 basis points (100 basis points being equal to 1.0%) to 7.90% during the three months ended September 30, 2001 compared to 8.09% during the three months ended September 30, 2000. The average yield earned on real estate mortgage loans was 7.94% during the three months ended September 30, 2001 compared to 8.04% during the three months ended September 30, 2000. These declines in average yields primarily reflect the general decrease in market rates of interest in recent periods. Interest income on securities and other interest-earning assets increased $428,000 or 23.5% for the three-month period ended September 30, 2001 compared to the prior year period. Similar to the loans, an overall increase in average securities balances more than offset decreases in average rates and accounted for the increase during the three-month period ended September 30, 2001 compared to the three-month period ended September 30, 2000. The average balance of the securities portfolio increased by $29.6 million, or 28.0%, in the three months ended September 30, 2001 compared to the three months ended September 30, 2000. The increase in the average balance more than offset a 33 basis point decline in the average yield earned on the securities portfolio to 6.37% in the quarter ended September 30, 2001. Overall increases in the average balances of interest-earning assets more than offset overall decreases in the average yields earned in the three months ended September 30, 2001 compared to the three months ended September 30, 2000.

      The increase in interest income in fiscal 2001 compared to fiscal 2000 was $5.4 million, or 13.9%. Increases in the average balances of loans outstanding ($25.0 million) and an increase in the average balance of securities ($40.8 million) were the primary reasons for the increase in interest income. For fiscal 2001, the yield on average interest-earning assets rose two basis points to 7.64% from 7.62%. The major contributing factor for this increase was the increase in the average yield on mortgage loans, which increased 11 basis points from 7.89% to 8.00% and the average yield on securities which rose 49 basis points from 6.18% to 6.67%. These increases were somewhat offset by a 139 basis point decline in the average yield on commercial business loans which fell to 8.56% in fiscal 2001 from 9.95% primarily as a result of an increase in non-performing loans during fiscal 2001 and also due to declines in market rates during the second half of fiscal 2001.

      The $6.9 million, or 21.5%, increase in interest income in fiscal 2000 compared to fiscal 1999 was due to a $6.6 million increase in interest on loans and an $890,000 increase in interest on securities. This was primarily attributable to a $85.9 million increase in the average balance of loans outstanding and $13.3 million increase in average balances of securities during fiscal 2000 compared to fiscal 1999.

      Interest Expense. Interest expense consists of the interest paid to Willow Grove Bancorp's depositors on their interest-bearing deposit accounts with Willow Grove Bank, and to a lesser extent, interest paid on funds borrowed from the Federal Home Loan Bank and interest paid on certain escrow accounts. For the three months ended September 30, 2001, Willow Grove Bancorp's total interest expense was $6.0 million compared to $5.8 million for the three months ended September 30, 2000. For the fiscal year ended June 30, 2001, Willow Grove Bancorp's total interest expense was $24.2 million compared to total interest expense of $19.4 million and $16.2 million for the fiscal years ended June 30, 2000 and 1999, respectively.

      Interest expense on interest-bearing deposit accounts increased $138,000, or 2.8% for the three-month period ended September 30, 2001 compared to the similar prior year period. The increase in average balances on interest-bearing deposits more than offset the decrease in average rates and was primarily responsible for the overall increase in interest expense. The average balance of interest-bearing deposits increased by $47.0 million, or 11.6%, during the three months ended September 30, 2001 compared to the three months ended September 30, 2000. The increase was due primarily to a $28.8 million increase in the average balance of certificates of deposit as well as an $11.0 million increase in the average balance of NOW and money market accounts and a $7.2 million increase in the average balance of savings accounts. The average rate paid on interest-bearing deposits decreased by 38 basis points to 4.47% during the three months ended September 30, 2001compared to 4.85% during the three months ended September 30, 2000. Given the current low levels of market rates of interest, management anticipates that the average rates paid on certificates of deposit will decline in future periods as certificates mature and are re-invested in lower yielding certificates. Interest expense on borrowings increased $90,000, or 10.5%, for the three-month period ended September 30, 2001 compared to the three month period ended September 30, 2000. The increase in average balances on borrowings more than offset the decrease in average borrowing rates. Willow Grove Bancorp has increased its utilization of borrowings, primarily advances from the Federal Home Loan Bank of Pittsburgh, in recent years to supplement its deposit accounts as a source of funds for investment in loans and other interest-earning assets. The average balance of borrowings increased to $64.7 million during the three months ended September 30, 2001, a $13.8 million, or 27.2%, increase in the average balance of borrowings during the three months ended September 30, 2000. The average rate paid on borrowings decreased by 88 basis points to 5.82% for the three months ended September 30, 2001 compared to 6.70% for the three months ended September 30, 2000.

      For the fiscal year ended June 30, 2001, interest expense increased by $4.8 million, or 25.02%. The increase in interest expense for fiscal 2001 was primarily due to a $3.4 million increase in interest on deposits to $20.4 million and a $1.5 million increase in interest on borrowings to $3.8 million. The increase in interest on deposits was due to a combination of a 10.2% increase in the average balance of deposits outstanding, due primarily to increases in certificates of deposit, and higher average rates paid on deposits, which increased 40 basis points to 4.90% in fiscal 2001 compared to 4.50% in fiscal 2000. Interest on borrowings also increased due to a combination of higher average balances, which increased 55.1% in fiscal 2001 compared to fiscal 2000, and higher average rates paid increasing 29 basis points from 6.06% in fiscal 2000 to 6.35% during fiscal 2001. The primary reason for the $3.2 million, or 19.83%, increase in interest expense for the year ended June 30, 2000, compared to fiscal 1999, was the increased cost associated with the larger average balances of deposits outstanding, which were offset slightly by a reduction of the average rate paid on deposits and larger average balances combined with larger average rates paid on borrowings outstanding.

      Provision For Loan Losses. Willow Grove Bancorp establishes provisions for loan losses, which are charges to its operating results, in order to maintain a level of total allowance for losses that Willow Grove Bancorp deems adequate to absorb known and inherent losses. Willow Grove Bancorp's determination of the adequacy of the allowance is based upon an evaluation of the portfolio, loss experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. The amount of the allowance for loan losses is only an estimate, and actual losses may vary from these estimates. Willow Grove Bancorp assesses its allowance for loan losses at least quarterly, and makes any necessary provision for losses needed to maintain the allowance for losses at a level deemed adequate. Willow Grove Bancorp's provision for loan losses was $374,000 for the three-month period ended September 30, 2001 compared to $110,000 for the three-month period ended September 30, 2000. The increase of $264,000 or 240% was a result of among other factors, Willow Grove Bancorp's regular review of the credit quality of its loan portfolio, consideration of the continuing diversification of the loan portfolio, as well as upon consideration of the impact of the current economic slowdown and resultant increases in unemployment rates. Charge-offs for the three-month periods ended September 30, 2001 and 2000 were $148,000 and $39,000, respectively. For the years ended June 30, 2001, 2000 and 1999, Willow Grove Bancorp's provisions for losses were $7.9 million, $706,000 and $531,000, respectively. During fiscal 2001, Willow Grove Bancorp incurred charge-offs of loans of $7.4 million due primarily to $5.3 million and $1.9 million in charge-offs specifically related to two commercial business loans whose pre-impairment balances were $6.7 million and $2.0 million, respectively. The loan which had a $6.7 million pre-impairment balance was made to a local business with a history of solid financial performance and partially secured by real estate, fixed assets, inventory and securities. The business experienced severe unexpected cash flow difficulties and subsequently filed for bankruptcy. The other loan with the $2.0 million pre-impairment balance was charged-off as a result of extensive fraud on behalf of the borrower. This loan was made to a local business involved in the build-out of ambulances. See "Business - Asset Quality". These two loans are measured for impairment quarterly and, at September 30, 2001, had a remaining carrying value of $546,000 and $93,000, respectively.

      At September 30, 2001, the amount of Willow Grove Bancorp's allowance for losses was $4.5 million compared to $4.3 million and $3.9 million at June 30, 2001 and 2000, respectively. Management believed that the provision for loan losses was appropriate at such dates given, among other things, the continuing growth of the loan portfolio and the inherent credit risk associated with loan portfolio diversification in other than single-family residential loans. The percentage of the allowance for losses to total loans increased to 0.99% at September 30, 2001 compared to 0.94% at June 30, 2001 and 0.91% at June 30, 2000. The allowance for loan losses to non-performing loans was 95.8% at September 30, 2001 compared to 83.3% at June 30, 2001 and 310.9% at June 30, 2000.

      Willow Grove Bancorp believes that the allowance for losses was adequate at September 30, 2001 based upon the facts and circumstances known at that date. No assurance can be made that additional provisions may not be needed in future periods, which could adversely affect results of operations. Regulatory agencies, in the course of their regular examinations, review the allowance for loss and carrying value of non-performing assets. No assurance can be given that these agencies might not require changes to the allowance for losses in the future.

      Non-interest Income. Non-interest income is comprised of service fees and charges, loan servicing fees, and realized gains and losses on assets available or held for sale. Non-interest income increased by $192,000, or 55.8% for the three-month period ended September 30, 2001 compared to the similar prior year period. This increase was primarily a result of Willow Grove Bancorp taking advantage of market opportunities to realize gains upon the sale of loans originated for sale and securities available-for-sale as well as increases in general service fees and charges. Gains on available-for-sale loans were $114,000 for the three-month period ended September 30, 2001 compared to gains of $4,000 for the respective prior year period. Similarly, gains on available-for-sale securities were $49,000 for the three-month period ended September 20, 2001 compared to gains of $19,000 for the comparable prior year period.

      Total non-interest income for the years ended June 30, 2001, 2000, and 1999 was $1.8 million, $1.1 million, and $1.0 million, respectively. The increase in non-interest income, of $685,000 or 62.2% for fiscal 2001, was due primarily to realized gains on loans held for sale and increases in service fees and charges. Gains on sale of loans of $381,000 were realized in fiscal 2001 as Willow Grove Bancorp took advantage of market opportunities. The loss on available-for-sale securities was the result of $243,000 in gains on securities being more than offset by a $258,000 write-down of certain securities acquired as collateral upon the default of a commercial business loan. Such securities were deemed to be other than temporarily impaired and their carrying value was adjusted accordingly to $209,000 at June 30, 2001. Service charges and fees increased by $237,000 in fiscal 2001 compared to fiscal 2000 as a result of increases in the number of accounts the amount of and account transactions. In fiscal 2000, the increase of $93,000 was due to increases in service fees and charges, slightly offset by a reduction in net loan servicing income. General increases in service fees and charges are primarily due to increases in the number of accounts, particularly checking accounts.

      Non-interest Expense. The primary components of non-interest expense are compensation and employee benefits, occupancy expense, data processing, deposit account services and a variety of other expenses. Non-interest expense increased $416,000, or 12.3%, for the three-month period ended September 30, 2001 compared to the three-month period ended September 30, 2000. Compensation and employee benefits expense increased $141,000, or 7.1%, for the three-month period ended September 30, 2001 compared to the similar period in the prior year. The increase was primarily a result of general increases in salary levels as well as increased personnel costs related to the opening of Willow Grove Bank's twelfth banking office in May 2001. Occupancy and furniture and fixture expense increased $90,000, or 21.0%, for the three-month period ended September 30, 2001 compared to the similar prior year period. This increase was also partially a result of the opening of the twelfth banking office and costs associated with enhanced teller platform services and the introduction of Willow Grove Bank's Online Banking product. Amortization of intangible assets declined $78,000, or 75.7%, for the three-month period ended September 30, 2001 compared to the similar period in the prior year. This decline was a result of an updated analysis of the estimated useful life of intangible assets. Advertising expense increased by $75,000, or 87.2%, in the three months ended September 30, 2001 compared to the three months ended September 30, 2000, primarily as a result of increased efforts to promote products and services including the implementation of the Online Banking product. Professional fees increased $97,000, or 164.4%, partially related to legal costs associated with troubled loans and accounting costs associated with the additional regulatory reporting requirements.

      For the years ended June 30, 2001, 2000, and 1999, non-interest expense totaled $13.9 million, $12.1 million, and $10.7 million, respectively. The primary reason for the increase in non-interest expenses in fiscal 2001 was due to a $978,000 increase in compensation and employee benefits, a $315,000 increase in occupancy and equipment expense and an increase of $332,000 in professional fees. Included in fiscal 1999 is an $896,000 expense for the establishment of and one-time contribution of stock to the Willow Grove Foundation. Compensation and benefits totaled $8.0 million, $7.0 million, and $5.5 million for the fiscal years ended June 30, 2001, 2000, and 1999, respectively. The primary reasons for the increases in fiscal 2001 were the result of the human resource costs necessary to service the continued expansion of products offered, as well as increases in Willow Grove Bank's branch office network from nine at June 30, 1999 to 11 at June 30, 2000 and to 12 at June 30, 2001. In addition in November, 1999 Willow Grove Bank opened a new operations center in Horsham, Pennsylvania. The number of Willow Grove Bancorp's full time equivalent employees has increased from 136 at June 30, 1999 to 175 at June 30, 2001. Expenses of $137,000, $81,000 and $90,000 attributed to the employee stock ownership plan are included in fiscal 2001, 2000 and 1999, respectively, while $163,000 and $108,000 was incurred in fiscal years 2001 and 2000 , respectively, for the recognition and retention plan.

      Occupancy and furniture and equipment expenses were $1.8 million, $1.4 million, and $918,000 for the fiscal years ended June 30, 2001, 2000, and 1999, respectively. The $315,000 increase in fiscal 2001 compared to fiscal 2000 was primarily due to banking network expansion and the full-year costs associated with the opening of the operations center. Federal deposit insurance premiums were $88,000, $153,000, and $206,000 for fiscal 2001, 2000 and 1999, respectively. Amortization of intangible assets was $276,000, $410,000 and $410,000, while advertising expense was $404,000, $370,000, and $436,000 for the fiscal years ended June 30, 2001, 2000, and 1999, respectively. For the fiscal years ended June 30, 2001, 2000, and 1999, data processing expenses were $563,000, $525,000, and $426,000, respectively, while deposit account service expenses were $675,000, $593,000 and $441,000, respectively. Professional fees were $576,000, $244,000 and $285,000 for the fiscal years ended June 30, 2001, 2000, and 1999, respectively. The increase in professional fees in fiscal 2001 was primarily related to costs associated with workout, analysis and review of the two previously mentioned non-performing commercial business loans. Other expenses, which include miscellaneous operating items were $1.4 million, $1.2 million, and $984,000, in fiscal 2001, 2000 and 1999, respectively, all increased primarily due to growth and diversification efforts. In fiscal 1999, Willow Grove Bancorp established the Willow Grove Foundation by issuing 89,635 shares of Willow Grove Bancorp's conversion stock to the foundation and incurring a one-time expense of $896,000.

      Income Tax (Benefit)/provision. Willow Grove Bancorp's provision for income taxes for the three-month period ended September 30, 2001 was $621,000 compared to $697,000 for the similar period year three-month period. The reduction in the provision for income taxes in the three-month period ended September 30, 2001 primarily relates to a decrease in Willow Grove Bancorp's effective tax rate to 33.0% due primarily to the establishment and capitalization of a Delaware investment subsidiary, which subsidiary continues as part of the tax planning strategy of Willow Grove Bancorp. Income tax benefits amounted to $32,000 for the year ended June 30, 2001. This compares to tax provisions of $3.0 million and $2.0 million for the years ended June 30, 2000 and 1999, respectively. A significant reduction in pre-tax income associated with large provisions for loan losses were primarily responsible for the reduction in income tax expense in fiscal 2001. Increases in fiscal 2000 compared to 1999 were primarily attributable to increases in pre-tax income. The effective tax rates for fiscal 2001, 2000 and 1999 were (26.0%), 38.3%, and 36.0%, respectively.

      Liquidity And Commitments. Willow Grove Bancorp's primary sources of funds are from deposits, amortization of loans, loan prepayments and the maturity of loans, mortgage-backed securities and other investments, and other funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by general interest rates, economic conditions and competition. Willow Grove Bancorp also maintains excess funds in short-term, interest-bearing assets that provide additional liquidity. Willow Grove Bancorp also utilizes outside borrowings, primarily from the Federal Home Loan Bank of Pittsburgh, as an additional funding source.

      Willow Grove Bancorp uses its liquidity to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, and to meet operating expenses. At September 30, 2001, Willow Grove Bancorp had outstanding approved loan commitments totaling $30.4 million and certificates of deposit maturing within the next 12 months amounting to $245.4 million.

Based upon historical experience, Willow Grove Bancorp anticipates that a significant portion of the maturing certificates of deposit will be redeposited with Willow Grove Bank.

      Willow Grove Bancorp anticipates that it will continue to have sufficient funds and alternative funding sources to meet its current commitments.

      Impact of Inflation And Changing Prices. The financial statements, accompanying notes, and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Most of Willow Grove Bancorp's assets and liabilities are monetary in nature; therefore, the impact of interest rates has a greater impact on its performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Quantitative and Qualitative Disclosure about Market Risk Asset/liability Management and Interest Rate Risk

      The market value of assets and liabilities, as well as future earnings, can be affected by interest rate risk. Market values of financial assets have an inverse relationship to rates, i.e., when interest rates rise, the market value of many of Willow Grove Bancorp's assets decline, and when rates fall, the market value of many of Willow Grove Bancorp's assets rise. Willow Grove Bancorp's primary assets are loans to borrowers who often have the ability to prepay their loan. Therefore, in a falling rate environment, the increase in the market value of assets is reduced by this option for the borrower to prepay the loan.

      The ability to maximize net interest income is largely dependent upon the achievement of a positive interest spread that can be maintained during fluctuations in prevailing interest rates. Interest rate sensitivity gap ("gap") is a measure of the difference between interest-earning assets and interest-bearing liabilities that either mature or re-price within a specified time period. A gap is considered positive when the amount of interest-earning assets exceeds the amount of interest-bearing liabilities, and is considered negative when interest-bearing liabilities exceed interest-earning assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would generally result in an increase in net interest income, and a positive gap would result in a decrease in net interest income. However, interest rates on differing financial instruments will not always change at the same time or to the same extent.

      The following gap table shows the amount as of September 30, 2001 of Willow Grove Bancorp's assets and liabilities projected to mature or re-price within various time periods.

                                    0 to 3       3 to 12       1 to 3      3 to 5      Over 5
                                    months       months        years       years       years         Total
                                   --------    ---------     --------    --------    ---------     --------
Interest-earning assets                                     (Dollars in thousands)
  Fixed rate loans (1)             $ 17,507    $  49,229     $106,715    $ 58,754    $  81,284     $313,489
Adjustable rate loans (2)            33,049       54,903       40,108      22,888           --      150,948
Investments and other
  interest-earning assets (3)(4)     49,460       27,613       24,271      10,244       47,991      159,579
                                   --------    ---------     --------    --------    ---------     --------
Total interest-earning
  assets                           $100,016    $ 131,745     $171,094    $ 91,886    $ 129,275     $624,016
                                   --------    ---------     --------    --------    ---------     --------
Interest-bearing liabilities
Certificates of deposits             87,912      157,714       69,185       7,306           --      322,117
Other deposits (5)(6)                 1,123        3,368        8,531       7,633      108,146      128,801
Borrowings (7)                          757        7,270       10,742      11,646       35,000       65,415
Escrow accounts                          65        1,242           --          --           --        1,307
                                   --------    ---------     --------    --------    ---------     --------
Total interest-bearing             $ 89,857    $ 169,594     $ 88,458    $ 26,585    $ 143,146     $517,640
                                   ========    =========     ========    ========    =========     ========
Excess (deficiency) of
  interest bearing assets
  over interest-earning
  liabilities                      $ 10,159    $ (37,849)    $ 82,636    $ 65,301    $ (13,871)    $106,376
                                   ========    =========     ========    ========    =========     ========
Cumulative excess
  (deficiency) of interest
  -earning assets over
  interest-bearing
  liabilities                      $ 10,159    $ (27,690)    $ 54,946    $120,247    $ 106,376
                                   ========    =========     ========    ========    =========
Cumulative excess
  (deficiency) of interest
  -bearing assets to
  interest-earning
  liabilities as a
  percent of total assets              1.59%       (4.34)%       8.62%     18.86%        16.69%
                                   ========    =========     ========    ========    =========
Ratio of interest-earning
  assets to interest-bearing
  liabilities                        111.31%       77.68%      193.42%     345.63%       90.31%      120.55%
                                   ========    =========     ========    ========    =========     ========

----------
(1) Loan prepayments are based upon estimates given the level of interest rates at September 30, 2001.
(2) Included in the period in which the rate is expected to change adjusted for estimated prepayments.
(3)   Amounts stated are at fair value.
(4) Re-pricing or maturity of callable securities is estimated based upon the interest rate environment at September 30, 2001.
(5)   Includes non interest-bearing checking accounts.
(6)   Includes estimates for the re-pricing of non-maturity deposits.
(7) Re-pricing or maturity of callable advances is estimated based upon the interest rate environment at September 30, 2001.

      Willow Grove Bancorp has adopted asset/liability management policies, designed to measure and monitor the maturities and re-pricing of its interest-earning assets and interest-bearing liabilities. These interest rate risk and asset/liability management actions are taken under the guidance of the Asset/Liability Management Committee ("ALCO"). The ALCO's purpose is to communicate, coordinate, and control asset/liability management consistent with Willow Grove Bancorp's business plan and Board approved policies. The objective of the ALCO is to manage asset generation and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals. The ALCO meets at least quarterly and monitors the volume and mix of assets and funding sources taking into account the relative costs and spreads, the interest rate sensitivity gap and liquidity needs. The ALCO also reviews economic conditions and interest rate projections, current and projected liquidity needs and capital positions, anticipated changes in the mix of assets and liabilities, and interest rate exposure limits versus current projections pursuant to gap analysis and interest income simulations. At each meeting, the ALCO will recommend changes in strategy as appropriate. Interest rate risk issues are also discussed by the Board of Directors on a regular basis. Management meets weekly to monitor progress in achieving asset liability targets approved by the Board, particularly the type and rate of asset generation and sources of funding.

      In order to reduce its interest rate risk exposure, Willow Grove Bancorp emphasizes the origination of assets with shorter maturities or adjustable rates such as commercial and multi-family real estate loans, construction loans, commercial business loans and home equity loans. At the same time, other actions include attempts to increase core deposits and to extend the estimated duration of liabilities through the use of Federal Home Loan Bank advances. In an effort to, among other things, reduce its interest rate risk exposure, Willow Grove Bancorp classifies a portion of the long-term fixed rate mortgage loans it originates as available for sale mortgage loans. During the three months ended September 30, 2001 and the year ended June 30, 2001, Willow Grove Bancorp sold an aggregate of $18.8 million and $92.4 million, respectively, of available for sale mortgage loans. In addition to attempting to increase its originations of shorter term and/or adjustable rate loans, in recent periods Willow Grove Bancorp has increased its purchases and sales of adjustable rate mortgage backed securities to modify its interest rate risk position. During fiscal 2001, Willow Grove Bancorp purchased and sold adjustable rate mortgage backed securities amounting to $45.9 million and $28.3 million, respectively.

      The ALCO regularly reviews interest rate risk by, among other things, examining the impact of alternative interest rate environments on net interest income and net portfolio value ("NPV"), and the change in NPV. NPV is the difference between the market value of assets and the market value of liabilities and off-balance sheet items under various interest rate scenarios. Sensitivity is the difference (measured in basis points) between the NPV to assets ratio at market rate and the NPV to assets ratio determined under each rate scenario. The ALCO monitors both the NPV and sensitivity according to guidelines established by the Office of Thrift Supervision in Thrift Bulletin 13A "Management of Interest Rate Risk, Investment Securities and Derivative Activities," and Board approved limitations.

      Presented below, as of September 30, 2001 and as of June 30, 2001 and 2000, is an analysis of the interest rate risk position as measured by NPV and sensitivity based upon various rate scenarios. These values have been obtained from data submitted by Willow Grove Bank to the Office of Thrift Supervision. The Office of Thrift Supervision performs scenario analysis to estimate current or base case economic value and estimates NPV that would result from instantaneous, parallel shifts of the yield curve of plus and minus 100, 200 and 300 basis points. The model does not value new business activities. It only provides an estimate of economic value at a point in time and the economic value of the same portfolio under the above referenced interest rate scenarios.

                            Estimated change in NPV and Sensitivity
                                        At September 30, 2001
                                         Net Portfolio Value
                            ---------------------------------------
                              Amount        Percent           To
                            of change        Change         Assets   Sensitivity
                            ---------       -------         ------   -----------
Hypothetical change in                      (Dollars in thousands)
  interest rates
    up 300 basis points     $(38,257)         (55)%          5.22%       (544)bp
    up 200 basis points      (25,584)         (37)           7.11        (355)
    up 100 basis points      (12,505)         (18)           8.97        (169)
    no change-base case           --           --           10.66          --
    down 100 basis points      7,912           11           11.68         102
    down 200 basis points     15,029           21           12.58         192
    down 300 basis points         --           --              --          --

      For the quarter ended September 30, 2001, no estimate has been made for the NPV or sensitivity measure in the minus 300 basis point rate scenario due to the low level of interest rates at that date. The sensitivity measure in the plus 200 basis point rate scenario at September 30, 2001 compared to June 30, 2001 increased by three basis points to 355 basis points, which indicates that there was not a material increase in interest rate risk during the quarter.

                            Estimated change in NPV and Sensitivity
                                        At June 30, 2001
                                      Net Portfolio Value
                            ---------------------------------------
                              Amount        Percent           To
                            of change        Change         Assets   Sensitivity
                            ---------       -------         ------   -----------
Hypothetical change in                      (Dollars in thousands)
  interest rates
    up 300 basis points     $(36,730)         (54)%          5.23%       (534)bp
    up 200 basis points      (24,791)         (36)           7.05        (352)
    up 100 basis points      (12,319)         (18)           8.86        (171)
    no change-base case           --           --           10.56          --
    down 100 basis points      8,602           13           11.70         113
    down 200 basis points     14,365           21           12.43         186
    down 300 basis points     20,473           30           13.19         263

                                        At June 30, 2001
                                      Net Portfolio Value
                            ---------------------------------------
                              Amount        Percent           To
                            of change        Change         Assets   Sensitivity
                            ---------       -------         ------   -----------
Hypothetical change in                      (Dollars in thousands)
  interest rates
    up 300 basis points     $(31,638)         (58)%          4.43%       (531)bp
    up 200 basis points      (21,461)         (39)           6.23        (351)
    up 100 basis points      (10,700)         (20)           8.03        (170)
    no change-base case           --           --            9.74          --
    down 100 basis points      8,959           16           11.08         135
    down 200 basis points     12,978           24           11.63         189
    down 300 basis points     16,067           29           12.01         227

      The change in the NPV ratio at market levels between June 30, 2001 and 200 is the result of (1) the change in the amount and diversification of our assets and liabilities at June 30, 2001 compared to June 30, 2001 and (2) changes in the market level of interest rates. The change in sensitivity, in the up 200 basis point scenario, from 351 basis points to 352 basis points indicates that Willow Grove Bancorp's balance sheet did not materially change in this measurement of interest rate risk during the period.

      NPV is more sensitive and may be more negatively impacted by rising interests rates than by declining rates. This occurs primarily because as rates rise, the market value of long-term fixed rate assets, like fixed rate mortgage loans, declines due to both the rate increase and slowing prepayments. When rates decline, these assets do not experience a similar appreciation in value due to the increases in prepayments. The value of deposits and borrowings tend to change in approximately the same proportions in rising and falling rate environments.

Recent Accounting Pronouncements

      In June 2001, the FASB issued Statement No. 141, "Business Combinations." The Statement addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, Business Combinations, and FASB Statement No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. All business combinations in the scope of the Statement are to be accounted for using the purchase method. The provisions of the Statement apply to all business combinations initiated after June 30, 2001. The Statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. There is no expected impact on earnings, financial condition, or equity upon adoption of Statement No. 141.

      In June 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets". It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. SFAS No. 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provisions of the SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001, except that goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the non-amortization and amortization provisions of the SFAS No. 142. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not previously been issued. SFAS No. 142 is required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. Willow Grove Bancorp adopted SFAS No. 142 on July 1, 2001. There was no material impact on Willow Grove Bancorp's earnings, financial condition or stockholders' equity in connection with the adoption of SFAS No. 142.

      In June 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations." This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. As used in this Statement, a legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This Statement amends FASB Statement No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies, and it applies to all entities. It is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier application is encouraged. We do not expect the adoption of the Statement No. 143 will have an impact on the earnings, financial condition or equity of Willow Grove Bancorp.

      In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. However, the Statement retains the fundamental provisions of Statement 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. This Statement supersedes the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, this Statement retains the requirement of Opinion 30 to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of (by sale, by abandonment, or in distribution to owners) or is classified as held for sale. This Statement also amends APB No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a temporarily controlled subsidiary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with earlier application encouraged. The provisions of this Statement generally are to be applied prospectively. We do not expect the adoption of Statement No. 144 will have an impact on the earnings, financial condition or equity of Willow Grove Bancorp.

                                    BUSINESS

      Willow Grove Bancorp is a federal corporation that completed its initial public offering in December 1998 in the reorganization of Willow Grove Bank from a federally chartered mutual savings bank into a federally chartered stock savings bank in the mutual holding company form of ownership. Willow Grove Bank is the subsidiary of Willow Grove Bancorp, a Federally chartered corporation which is the majority-owned subsidiary of Willow Grove Mutual Holding Company. Willow Grove Bank was originally organized in 1909, and is primarily engaged in attracting deposits from the general public and using those funds to invest in loans and securities. Willow Grove Bancorp is the mid-tier holding company for Willow Grove Bank. Willow Grove Bancorp's business is limited to holding all of the issued and outstanding shares of Willow Grove Bank and a nominal amount of certain other securities and assets.

      In recent years, Willow Grove Bank has concentrated its business plans on three primary goals, changing operations to a full-service community bank, continuing steady growth and maintaining a high level of asset quality.

      Willow Grove Bank's principal sources of funds are deposits, repayments of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and funds borrowed from outside sources such as the Federal Home Loan Bank of Pittsburgh. These funds are primarily used for the origination of various loan types including single-family residential mortgage loans, non-residential or commercial real estate mortgage loans and multi-family residential mortgage loans, home equity loans, consumer loans and commercial business loans. Willow Grove Bank's major source of income is the interest payments received on our loan and securities portfolios, while its major expense is interest paid on deposit accounts.

      The Office of Thrift Supervision is Willow Grove Bank's chartering authority and primary regulator. Willow Grove Bank is also regulated by the Federal Deposit Insurance Corporation, the administrator for the Savings Association Insurance Fund. Willow Grove Bank is also subject to reserve requirements established by the Board of Governors of the Federal Reserve System, and Willow Grove Bank is a member of the Federal Home Loan Bank of Pittsburgh, one of the regional banks comprising the Federal Home Loan Bank System.

      The executive offices for Willow Grove Mutual Holding Company, Willow Grove Bancorp and Willow Grove Bank are all at Welsh and Norristown Roads, Maple Glen, Pennsylvania, and their telephone number is (215) 646-5405.

Market Area and Competition

      Willow Grove Bank's main office is in Montgomery County, Pennsylvania, approximately 20 miles north of downtown Philadelphia. The primary market areas that Willow Grove Bank serves are Montgomery County, Bucks County and the northeast section of Philadelphia that borders these counties. To a lesser extent, Willow Grove Bank provides services to areas of Chester and Delaware counties, the remainder of the City of Philadelphia, and central and southern New Jersey.

      Willow Grove Bank faces significant competition in originating loans and attracting deposits. This competition stems primarily from commercial banks, other savings banks and savings associations and mortgage-banking companies. Within Willow Grove Bank's market area, we estimate that more than 45 other banks and savings institutions are operating. Willow Grove Bank faces additional competition for deposits from short-term money market funds and other corporate and government securities funds, mutual funds and from other non-depository financial institutions such as brokerage firms and insurance companies.

Lending Activities

      General. At September 30, 2001 Willow Grove Bank's net loan portfolio totaled $454.7 million or 71.3% of total assets. Historically, Willow Grove Bank's primary emphasis has been the origination of loans secured by first liens on single-family (one-to four-units) residences. In recent years, Willow Grove Bank has changed the focus of its lending to place more emphasis on commercial real estate and multi-family real estate loans, home equity loans, construction loans and commercial business loans. At September 30, 2001, commercial and multi-family residential real estate loans amounted to $134.1 million, or 29.2% of Willow Grove Bank's total loan portfolio and construction loans amounted to $24.9 million or 5.4% of the total portfolio. As of that date, commercial business loans totaled $19.7 million or 4.3% of the total loan portfolio. Loans secured by liens on single-family residential properties include first mortgage loans totaling $194.3 million or 42.2% of the loan portfolio and $76.8 million of home equity loans and lines of credit, which accounted for 16.7% of the loan portfolio.

      The types of loans that Willow Grove Bank originates are subject to federal and state laws and regulations. Interest rates and fees charged on these loans are affected primarily by the demand for loans by borrowers and the supply of funds available for lending purposes and rates and fees charged by competitors. Local, national, and international economic conditions and their effect on the monetary policies of the Federal Reserve Board, legislative and tax policies, and budgetary matters of local, state, and federal governmental bodies affect the supply of funds available and the demand for loans.

      Loan Portfolio Composition. The following table sets forth the composition of the loan portfolio at the dates indicated. This data does not include single family loans classified as available for sale which amounted to $4.5 million at September 30, 2001 and $2.6 million, $35.8 million, zero, $12.1 million, and $6.2 million at June 30,2001, 2000, 1999, 1998, and 1997, respectively.

                                                                                  At June 30,
                                           At                ------------------------------------------------------
                                   September 30, 2001                   2001                         2000
                                -------------------------    -------------------------    -------------------------
                                              Percent of                   Percent of                   Percent of
                                             loan type to                 loan type to                 loan type to
                                  Amount     total loans       Amount     total loans       Amount     total loans
                                ---------    ------------    ---------    ------------    ---------    ------------
                                                                           (Dollars in thousands)
Mortgage loans:
  Single-family                 $ 194,297        42.24%      $ 198,310        43.17%      $ 206,340        48.04%
 Commercial real estate
    and multi-family
    residential                   134,086        29.15         128,613        28.00         102,513        23.86
  Construction                     24,923         5.42          27,724         6.04          14,973         3.49
  Home equity                      76,844        16.71          75,060        16.34          72,217        16.81
                                ---------       ------       ---------       ------       ---------       ------
      Total mortgage loans        430,150        93.52         429,707        93.55         396,043        92.20
Consumer loans                     10,075         2.19           9,688         2.11           7,818         1.82
Commercial business loans          19,716         4.29          19,925         4.34          25,683         5.98
                                ---------       ------       ---------       ------       ---------       ------
Total loans receivable            459,941       100.00%        459,320       100.00%        429,544       100.00%
                                =========       ======       =========       ======       =========       ======

Allowance for loan losses          (4,539)                      (4,313)                      (3,905)
Deferred loan fees                   (748)                        (808)                        (699)
                                ---------                    ---------                    ---------
Loans receivable, net           $ 454,654                    $ 454,199                    $ 424,940
                                =========                    =========                    =========

                                                                    At June 30,
                               -----------------------------------------------------------------------------------
                                          1999                         1998                         1997
                               -------------------------    -------------------------    -------------------------
                                             Percent of                   Percent of                   Percent of
                                            loan type to                 loan type to                 loan type to
                                 Amount     total loans       Amount     total loans       Amount     total loans
                               ---------    ------------    ---------    ------------    ---------    ------------
                                                              (Dollars in thousands)
Mortgage loans:
  Single-family                $ 231,498        61.16%      $ 230,979        72.30%      $ 230,659        80.16%
 Commercial real estate
    and multi-family
    residential                   65,707        17.36          31,978        10.01          23,141         8.04
  Construction                     7,773         2.05           4,772         1.49           3,776         1.31
  Home equity                     54,090        14.29          41,366        12.95          25,553         8.88
                               ---------       ------       ---------       ------       ---------       ------
      Total mortgage loans       359,068        94.86         309,095        96.75         283,129        98.39
Consumer loans                     6,431         1.70           4,930         1.54           2,924         1.02
Commercial business loans         13,023         3.44           5,437         1.70           1,698         0.59
                               ---------       ------       ---------       ------       ---------       ------
Total loans receivable           378,522       100.00%        319,462       100.00%        287,751       100.00%
                               =========       ======       =========       ======       =========       ======

Allowance for loan losses         (3,138)                      (2,665)                      (1,678)
Deferred loan fees                  (800)                      (1,092)                      (1,477)
                               ---------                    ---------                    ---------
Loans receivable, net          $ 374,584                    $ 315,705                    $ 284,596
                               =========                    =========                    =========

      Contractual Principal Repayments And Interest Rates. The following table sets forth scheduled contractual amortization of the loan portfolio at September 30, 2001, as well as the dollar amount of such loans scheduled to mature after one year which have fixed or adjustable interest rates. Demand loans, loans having no schedule of repayments and no stated maturity, and overdraft loans are reported as due in one year or less.

                                           At September 30, 2001 the amount due within
                            --------------------------------------------------------------------------

                                        More than    More than    More than     More than
                             1 year      1 to 3       3 to 5       5 to 10      10 to 20      Over 20
                            or less       years        years        years         years        years          Total
                            -------     ---------    ---------    ---------     ---------     --------      --------
                                                              (In thousands)
Mortgage loans:
Single-family and home
   equity                   $   915      $ 5,348      $13,937      $26,749      $ 98,802      $125,390      $271,141
Commercial real estate
   and multi-family
   residential                1,458        4,415        4,897       17,389        96,604         9,323       134,086
Construction                 13,339       11,584                                                              24,923
Consumer loans                3,365        2,894        1,666        2,048            28            74        10,075
Commercial business
   loans                      9,408        2,099        2,369        4,953           887            --        19,716
                            -------      -------      -------      -------      --------      --------      --------
Total                       $28,485      $26,340      $22,869      $51,139      $196,321      $134,787      $459,941
                            =======      =======      =======      =======      ========      ========      ========

      Of the $431.4 million of loan principal repayments due after September 30, 2002, $305.2 million have fixed rates of interest and $126.2 million have adjustable rates of interest.

      Lending Activity. Willow Grove Bank's lending activities are subject to underwriting standards and origination procedures which have been approved by its Board of Directors. With respect to the origination of single-family residential mortgage loans, Willow Grove Bank relies on a network of approximately 33 independent, active mortgage brokers and mortgage bankers to originate and underwrite most of its single-family mortgage loans. To a much lesser extent, Willow Grove Bank branch personnel also originate single-family residential mortgage loans. Willow Grove Bank's network of correspondents identify, process and close loans on Willow Grove Bank's behalf based upon rates and terms that Willow Grove Bank provides to them on a regular basis. Depending upon the various programs with the correspondents, loans will be classified as either purchased or originated. When the correspondent advances funds for the closing of a loan Willow Grove Bank has committed to purchase, it is classified as "purchased." When Willow Grove Bank provides the funds for the closing of the loan, it is classified as "originated." In either case, Willow Grove Bank may retain the loan in portfolio or sell it (on either a servicing released or retained basis) in the secondary market. The correspondents forward completed loan applications for Willow Grove Bank's review. Based upon Willow Grove Bank's assessment of demand for the type of loan, Willow Grove Bank will determine whether to reject the loan or acquire the loan for portfolio or for sale into the secondary market. The loans generally are required to be underwritten in accordance with Federal Home Loan Mortgage Corporation and Federal National Mortgage Association guidelines (this facilitates resale into the secondary market). Willow Grove Bank also acquires loans that do not conform to such guidelines ("non-conforming" loans) for portfolio. Non-conforming loans are underwritten according to alternative underwriting guidelines. Willow Grove Bank believes that its underwriting guidelines are consistent with industry standards. These non-conforming loans account for approximately one-quarter of Willow Grove Bank's single-family loan portfolio.

      In addition to originating loans, Willow Grove Bank periodically purchases participation interests in larger balance loans, typically commercial real estate and multi-family residential mortgage loans and construction loans, from other financial institutions in its market area. Such participations are reviewed for compliance with the underwriting criteria of Willow Grove Bank before they are purchased.

      The loan underwriting function is managed at Willow Grove Bank's main office. All conforming loans are underwritten by any one of five contracted third party companies to ensure saleability in the secondary market. Willow Grove Bank requires a current appraisal prepared by an independent appraiser on all new mortgage loans. Willow Grove Bank also requires title insurance on all loans secured by real estate, except home equity loans. Hazard insurance is required on all real estate loans, and flood insurance is also required for all loans secured by properties located in a designated flood area.

      Willow Grove Bank's loan policy authorizes certain officers to approve loans up to certain designated amounts, not exceeding $1,000,000 individually and $2,000,000 collectively in the case of the President and Chief Lending Officer. Loans exceeding individual limits must be approved by: the Management Loan Committee consisting of the President, the three other executive officers, and a Vice-President Credit Manager; the Director's Loan Committee, consisting of three outside directors, the President, and the Chief Lending Officer; or the full Board of Directors. The Director's Loan Committee and the full Board of Directors are also provided with summaries of new loan activity on a routine basis.

      As a federal savings bank, Willow Grove Bank is limited in the amount of loans it makes to any one borrower. This amount is equal to 15% of the bank's unimpaired capital and surplus (this amount would be approximately $8.4 million at September 30, 2001), although there are provisions that would allow Willow Grove Bank to lend an additional 10% of unimpaired capital and surplus if the loans are secured by readily marketable securities. Willow Grove Bank's aggregate loans to any one borrower have been within these limits. At September 30, 2001, Willow Grove Bank's three largest credit relationships with an individual borrower and related entities amounted to $7.1 million, $6.7 million, and $6.0 million; all the loans included in these relationships were performing in accordance with their terms and conditions. In light of the loan to one borrower limits, Willow Grove Bank periodically sells participation interests in larger loans to other financial institutions.

      The following table shows the activity in the loan portfolio of Willow Grove Bank during the periods indicated.

                                                                             Year Ended June 30,
                                                Three Months Ended   -----------------------------------
                                                September 30, 2001     2001         2000         1999
                                                ------------------   ---------    ---------    ---------
                                                                                  (Dollars in thousands)
Loans held at the beginning of the period (1)            $ 459,320   $ 429,544    $ 378,522    $ 319,462
Loans originated and purchased for portfolio
Mortgage loans:
   Single-family                                             9,408      27,867       47,668       68,768
   Commercial real estate and
       multi-family residential                              4,030      30,591       44,841       36,623
   Construction                                             11,322      27,758       13,076       13,312
   Home equity                                               9,236      27,985       31,560       27,241
Consumer loans                                               2,882       8,873        9,157        7,503
Commercial business loans                                    2,215      21,675       19,403       14,060
                                                         ---------   ---------    ---------    ---------
Total loans originated and purchased for
  portfolio                                                 39,093     144,749      165,705      167,507
Transfer of loans from portfolio to available
   for sale                                                     --          --      (35,992)          --
Amortization                                               (38,324)   (107,525)     (78,606)    (108,389)
Charge-offs                                                   (148)     (7,448)         (85)         (58)
                                                         ---------   ---------    ---------    ---------
Net change in total loan portfolio                             621      29,776       51,022       59,060
                                                         ---------   ---------    ---------    ---------
Total loans at the end of the period                     $ 459,941   $ 459,320    $ 429,544    $ 378,522
                                                         =========   =========    =========    =========

----------
(1)   Excludes loans classified as available for sale at origination.

      Single-family Residential Loans. Willow Grove Bank utilizes a network of mortgage brokers and bankers to originate and buy conventional single-family (one-to four-units) mortgage loans. Conventional loans are loans that are neither insured by the Federal Housing Administration nor partially guaranteed by the Department of Veterans Affairs. The majority of Willow Grove Bank's single-family mortgage loans are secured by properties located in its primary lending area which includes Montgomery, Bucks and Philadelphia Counties, Pennsylvania. Willow Grove Bank's residential lending areas have expanded to include northeastern Pennsylvania and central and southern New Jersey. At September 30, 2001, single-family mortgage loans amounted to $194.3 million, or 42.2% of the total loan portfolio. Due to Willow Grove Bancorp's strategic plan to diversify the loan portfolio, the single-family portion of the loan portfolio has decreased during the past five years and we expect this trend to continue.

      Single-family residential mortgage loans which Willow Grove Bank purchases or originates for sale generally are underwritten with terms conforming to Freddie Mac and Fannie Mae guidelines. Loans purchased or originated for portfolio may conform to these guidelines, may exceed the conforming loan amount for those agencies, or may otherwise not comply with the underwriting standards of the agencies for a variety of reasons, including credit risk. Recently, Willow Grove Bank has been more active in selling conforming loans, in excess of portfolio needs, in the secondary market. Willow Grove Bank has formed relationships with five national investors who purchase loans primarily on a best efforts, servicing released basis. This arrangement, although not eliminating all risks associated with secondary market activity, can provide an additional source of non-interest income. As of September 30, 2001, $4.5 million of Willow Grove Bank's single-family residential mortgage loans were classified as available-for-sale. During the three months ended September 30, 2001, Willow Grove Bank sold an aggregate of $18.8 million of single-family residential mortgage loans at a gain of $114,000. Among other factors, the low interest rates in recent periods have led to increased loan sales by Willow Grove Bank. During the year ended June 30, 2001, an aggregate of $92.4 million of single-family residential mortgage loans were sold at a gain of $381,000. Willow Grove Bank had no loan sales in fiscal 2000 and $15.0 million of loan sales in fiscal 1999. Although we anticipate a continued effort in secondary market activity, there can be no assurance that this activity will continue as currently structured or result in the realization of non-interest income and in fact could result in negative operating results.

      Interest rates on Willow Grove Bank's single-family residential mortgage loans either are fixed for the life of the loan ("fixed-rate") or are subject to adjustment at certain pre-determined dates throughout the life of the loan

("ARM"). Willow Grove Bank's fixed-rate loans generally mature in 10, 15, 20 or 30 years, and have equal monthly payments to repay the loan with interest by the end of the loan term. At September 30, 2001, the fixed-rate portion of Willow Grove Bank's residential mortgage loan portfolio, which includes single-family real estate loans and home equity loans, totaled $243.9 million which was 89.9% of the total single-family residential loans outstanding at that date.

      Willow Grove Bank offers a variety of ARM loans. These loans have a pre-determined interest rate for a specified period of time ranging from one to ten years. After this initial period, the interest rate adjusts on a periodic basis in accordance with a designated index such as the one-year US Treasury yield adjusted to a constant maturity ("CMT") plus a stipulated margin. Also, ARM loans generally carry an annual limit for rate changes of 1% or 2%, and a maximum amount the rate can increase or decrease from the initial rate of 4% to 6% during the life of the loan. From time to time, Willow Grove Bank offers ARM loans with an initial rate less than the fully-indexed rate (the index at the time of origination plus the stipulated margin). These loans are underwritten based upon the borrower making payments calculated at the fully-indexed rate. Willow Grove Bank's ARM loans require that any payment adjustment caused by a change in the interest rate result in full amortization of the loan by the end of the original loan term, and no portion of the payment increase is permitted to be added to the principal balance of the loan, so-called negative amortization. At September 30, 2001, $27.3 million or 10.1% of Willow Grove Bank's residential mortgage loan portfolio, which includes single-family real estate loans and home equity loans, had adjustable rates.

      ARM loans decrease some of the risks associated with changing interest rates. However, increases in the amount of a borrower's payment due to interest rate increases may affect the borrower's ability to repay the loan increasing the potential for default. To date, Willow Grove Bank has not experienced a material impact as a result of this additional credit risk associated with ARM loans, and Willow Grove Bank believes that this risk is less than the interest rate risk of holding fixed-rate loans in a rising interest rate environment.

      Such factors as consumer preferences, the general level of interest rates, competition, and the availability of funds affect the amount of ARM loans originated. Although Willow Grove Bank anticipates that it will continue to offer ARM loans, there can be no assurance that a sufficient amount of loans can be originated to increase or maintain the percentage of loans in portfolio.

      Generally the largest single-family mortgage loan Willow Grove Bank originates or purchases does not exceed $400,000. In addition, the maximum loan-to-value ratio (the rate of the loan amount to the lesser of the appraised value or sales price - "LTV") is 95%, provided that private mortgage insurance is obtained for the portion of the loan in excess of 80% of the appraised value.

      Home Equity Loans. In recent years, Willow Grove Bank has increased its emphasis on the origination of home equity loans and lines of credit, due to their shorter maturities (the maximum term of home equity loans offered is 20 years with the exception of purchase money second mortgage loans whose maximum term may be up to 30 years) and higher interest rates. A home equity loan is a fixed-rate loan where the borrower receives the total loan amount at a closing and makes monthly payments to repay the loan within a specific time period. Home equity lines of credit are a revolving line of credit with a variable rate and no stated maturity date. The borrower may draw on this account (up to the maximum credit amount) and repay this line at any time. At September 30, 2001 Willow Grove Bank had $76.8 million or 16.7% of the total loan portfolio in home equity loans and lines of credit outstanding. This compares to $75.1 million outstanding at June 30, 2001. Of the $76.8 million outstanding at September 30, 2001, $7.3 million were in lines of credit. The unused portion of equity lines of credit was $10.9 million at that date.

      Home equity loans and lines of credit are secured by the borrower's residence, and Willow Grove Bank generally obtains a second mortgage position on these loans. Willow Grove Bank offers home equity programs in amounts, when combined with the first mortgage, up to 100% of the value of the property securing the loan. In addition to originating home equity loans through branch offices, Willow Grove Bank purchase these loans from its network of correspondents.

      Commercial Real Estate And Multi-family Residential Real Estate Loans. At September 30, 2001 commercial and multi-family real estate loans amounted to $134.1 million or 29.2% of the total loan portfolio. This compares to $128.6 million and $102.5 million or 28.0% and 23.87% at June 30, 2001 and 2000, respectively.

      Willow Grove Bank's commercial real estate and residential multi-family real estate loan portfolio consists primarily of loans secured by office buildings, retail and industrial use buildings, strip shopping centers, residential properties with five or more units and other properties used for commercial and multi-family purposes located in its market area. Willow Grove Bank's commercial and multi-family real estate loans tend to be originated in an amount less than $3.0 million but will occasionally exceed that amount. At September 30, 2001, the average commercial and multi-family real estate loan size was $495,000. The five largest commercial real estate and multi-family real estate loans outstanding were $4.2 million, $4.0 million, $3.5 million, $2.8 million and $2.7 million, and all of such loans were performing in accordance with all their terms. During the year ended June 30, 2001, the commercial real estate and multi-family loan portfolio grew as the result of originations, purchases and the conversion of loans from construction to permanent status, by $26.1 million, or 25.5%. During the past several years, Willow Grove Bank has hired commercial lenders, who the bank believes are experienced in this area, in an effort to increase the size of this portfolio.

      Although terms for commercial real estate and multi-family loans vary, Willow Grove Bank's underwriting standards generally allow for terms up to 20 years with monthly amortization over the life of the loan and loan-to-value ratios of not more than 80%. Interest rates are either fixed or adjustable, based upon designated market indices such as the 5-year Treasury CMT plus a margin, and fees ranging from 0.5% to 1.50% are charged to the borrower at the origination of the loan. Prepayment fees are charged on most loans in the event of early repayment. Generally, Willow Grove Bank obtains personal guarantees of the principals as additional collateral for commercial real estate and multi-family real estate loans.

      Commercial real estate and multi-family real estate lending involves different risks than single-family residential lending. These risks include larger loans to individual borrowers and loan payments that are dependent upon the successful operation of the project or the borrower's business. These risks can be affected by supply and demand conditions in the project's market area of rental housing units, office and retail space, warehouses, and other commercial space. Willow Grove Bank attempts to minimize these risks by limiting loans to proven businesses, only considering properties with existing operating performance which can be analyzed, using conservative debt coverage ratios in its underwriting, and periodically monitoring the operation of the business or project and the physical condition of the property. As of September 30, 2001, $675,000 or 0.5% of Willow Grove Bank's commercial real estate and multi-family residential mortgage loans were on non-accrual status. At such date, one non-residential mortgage loan represented the entire non-accrual amount, Willow Grove Bank believes that all past due obligations will be recovered with respect to this loan. As of September 30, 2001, $1.5 million, or 33.9% of Willow Grove Bank's allowance for loan losses was allocated to commercial real estate and multi-family residential mortgage loans. There were no charge-offs of commercial real estate or multi-family residential mortgage loans during the three months ended September 30, 2001 or the year ended June 30, 2001.

      Various aspects of a commercial and multi-family loan transactions are evaluated in an effort to mitigate the additional risk in these types of loans. In Willow Grove Bank's underwriting procedures, consideration is given to the stability of the property's cash flow history, future operating projections, current and projected occupancy levels, location and physical condition. Generally, Willow Grove Bank imposes a debt service ratio (the ratio of net cash flows from operations before the payment of debt service to debt service) of not less than 115%. Willow Grove Bank also evaluates the credit and financial condition of the borrower, and if applicable, the guarantor. Appraisal reports prepared by independent appraisers are obtained on each loan to substantiate the property's market value, and are reviewed by prior to the closing of the loan.

      Construction Loans. Willow Grove Bank originates construction loans for residential and commercial uses within its market area. Willow Grove Bank generally limits construction loans to builders and developers with whom it has an established relationship, or who are otherwise known to officers of the bank. At September 30, 2001, Willow Grove Bank had $24.9 million, or 5.4% of total loans, in outstanding construction loans. Construction loans outstanding at June 30, 2001 and 2000 were $27.7 million and $15.0 million, respectively.

      Willow Grove Bank's construction loans generally have variable rates of interest, a maximum term to maturity of three years, and loan-to-value ratios less than 80%. Residential construction loans to developers are made on either a pre-sold or speculative (unsold) basis. Limits are placed on the number of units that can be built on a speculative basis based upon the reputation and financial position of the builder, his/her present obligations, the location of the property and prior sales in the development and the surrounding area. Generally a limit of two to six model homes is placed per project.

      Prior to committing to a construction loan, Willow Grove Bank requires that an independent appraiser prepare an appraisal of the property. Each project also is reviewed and inspected at its inception and prior to every disbursement of loan proceeds. Disbursements are made after inspections based upon a percentage of project completion. Monthly payment of interest is required on all construction loans.

      Willow Grove Bank also makes construction loans for the acquisition and development of land for sale (i.e. roads, sewer and water lines). Willow Grove Bank makes these loans only in conjunction with a commitment for a construction loan for the units to be built on the site. These loans are secured by a lien on the property and are limited to a loan-to-value ratio of 75% of the appraised value. The loans have a variable rate of interest and require monthly payments of interest. The principal of the loan is repaid as units are sold and released. Willow Grove Bank limits its loans of this type to its market area and are to developers with whom it has established relationships. In most cases, it also obtains personal guarantees from the borrowers.

      Construction and land loans generally are considered to involve a higher level of risk than single-family residential lending, due to the concentration of principal in a limited number of loans and borrowers and the effect of economic conditions on developers, builders and projects. Additional risk is also associated with construction lending because of the inherent difficulty in estimating both a property's value at completion and the estimated cost (including interest) to complete a project. The nature of these loans is such that they are more difficult to evaluate and monitor. In addition, speculative construction loans to a builder are not pre-sold and thus pose a greater potential risk than construction loans to individuals on their personal residences.

      In order to mitigate some of the risks inherent to construction lending, Willow Grove Bank inspects properties under construction, reviews construction progress prior to advancing funds, works with builders who have established relationships, and obtains personal guarantees from the principals.

      Commercial Business Loans. At September 30, 2001, Willow Grove Bank had $19.7 million in commercial business loans (4.3% of gross loans outstanding) compared to $19.9 million and $25.7 million at June 30, 2001 and 2000, respectively. The primary reason for the decrease in the amount outstanding under commercial business loans since June 30, 2000, was $7.4 million of charge-offs during the year ended June 30, 2001. Willow Grove Bank began originating loans to small-to-mid-sized businesses in its market area in May 1997. In light of the charge-offs in fiscal 2001, Willow Grove Bank has re-focused its commercial business lending efforts and has determined that it generally will not originate new commercial business loans in amounts exceeding $250,000. This change is expected to diversify Willow Grove Bank's commercial business loan portfolio and reduce the risk potential of such portfolio. In addition to its commercial loan officers, Willow Grove Bank recently commenced a program in which the bank's six existing business development officers, who are located in branch offices, will actively solicit customers and others in the bank's market area for small commercial business loans. While Willow Grove Bank continues to actively solicit small commercial business loans, no assurances can be given as to the volume of new commercial business loan originations in the future. The balance of commercial business loans may continue to decrease in the near-term. Willow Grove Bank continues to originate commercial business loans as these types of loans assist it in its asset/liability management since they generally provide shorter maturities and/or adjustable rates of interest in addition to generally having higher rates of return which are designed to compensate for the additional credit risk associated with these loans.

      The commercial business loans which Willow Grove Bank originates may be either a revolving line of credit or for a fixed term of generally ten years or less. Interest rates are either adjustable, indexed to a published prime rate of interest, or fixed. Generally, equipment, machinery, real property or other corporate assets secure the loans. Personal guarantees from the business principals are generally obtained as additional collateral. Willow

Grove Bank also provides loans up to 75% of a business' accounts receivable and up to 50% of inventory. As of September 30, 2001, Willow Grove Bank's five largest commercial business loans were $1.9 million, $1.5 million, $1.4 million, $1.0 million, and $850,000 and all such loans were performing in accordance with their terms. At such date the average balance of Willow Grove Bank's commercial business loans was $101,000.

      Generally, commercial business loans are characterized as having higher risks associated with them than single-family residential mortgage loans. This area of lending is relatively new to Willow Grove Bank and it has recently experienced significant losses with respect to two commercial business loans which were placed on non-accrual status during the year ended June 30, 2001. See, "Asset Quality - Allowance for Loan Losses." Willow Grove Bank has hired individuals, experienced in this type of lending, and has implemented policies and procedures that it deems to be prudent. As of September 30, 2001, Willow Grove Bank had $968,000 of non-accrual commercial business loans compared to $966,000 and $250,000 at June 30, 2001 and 2000, respectively. At such date, $657,000 of the allowance for loan losses was allocated to commercial business loans. As previously indicated, Willow Grove Bank had $7.4 million of charge-offs with respect to commercial business loans during the year ended June 30, 2001. Such charge-offs were due primarily to $7.2 million of charge-offs with respect to two commercial business loan relationships which have been written down to an aggregate carrying value of $639,000 at September 30, 2001 and which were included in non-accrual commercial business loans. During the three months ended September 30, 2001, there were no commercial business loan charge-offs. While Willow Grove Bank continues to originate commercial business loans, it has determined that, in an effort to reduce its potential risk exposure, it will generally limit the size of new commercial business loans to $250,000 or less.

      Other Consumer Lending Activities. In its efforts to provide a full range of financial services to its customers, Willow Grove Bank offers various types of consumer loans such as student loans, loans secured by deposit accounts, automobile loans, and unsecured personal loans. These loans are originated primarily through existing and walk-in customers and direct advertising. At September 30, 2001, $10.1 million, or 2.2% of the total loan portfolio consisted of these types of loans. This compares to $9.7 million and $7.8 million of consumer loans, or 2.1% and 1.82% of the total loan portfolio at June 30, 2001 and 2000, respectively.

      Consumer loans generally have higher interest rates and shorter terms than residential loans, however they have additional credit risk due to the type of collateral securing the loan or in some cases the absence of collateral. In the three months ended September 30, 2001 and the fiscal year ended June 30, 2001, charge-offs related to other consumer loans amounted to $137,000 and $72,000, respectively.

Asset Quality

      General. As a part of its efforts to maintain asset quality, Willow Grove Bank has developed and implemented an asset classification system. All interest-earning assets are subject to this classification system. Loans are periodically reviewed internally, by credit administration, and externally, through contracted independent third party sources. These classifications are reviewed at least quarterly by the Asset Quality Committee of the Board of Directors.

      When a borrower fails to make a scheduled payment, Willow Grove Bank attempts to cure the deficiency by making personal contact with the borrower. Initial contacts are generally made 16 days after the date the payment is due. In most cases, deficiencies are promptly resolved. If the delinquency continues, late charges are assessed and additional efforts are made to collect the deficiency. Willow Grove Bank generally works with borrowers to resolve such problems, however, when the account becomes 90 days delinquent, foreclosure or other proceedings are instituted, as necessary, to minimize any potential loss.

      On loans where the collection of principal or interest payments doubtful, the accrual of interest income ceases ("non-accrual" loans). On loans more than 90 days past due, as to principal and interest payments, Willow Grove Bank's policy is to discontinue accruing additional interest and reverse any interest currently accrued (unless the loan principal and interest are fully secured and in the process of collection). On occasion, this action may be taken earlier if the financial condition of the borrower raises significant concern with regard to his/her ability to service the debt in accordance with the terms of the loan. Interest income is not accrued on these loans until the borrower's financial condition and payment record demonstrate an ability to service the debt.

      Real estate which is acquired as a result of foreclosure or deed-in-lieu of foreclosure is classified as real estate owned until sold. Real estate owned is recorded at the lower of cost or fair value less estimated selling cost. Costs associated with acquiring and improving a foreclosed property are usually capitalized to the extent that the carrying value does not exceed fair value less estimated selling costs. Holding costs are charged to expense. Gains and losses on the sale of real estate owned are charged to operations, as incurred.

      Delinquent Loans. The following table sets forth information concerning delinquent loans at the dates indicated. The amounts presented represent the total outstanding principal balances of the related loans rather than the actual payment amounts that are past due.

                                             At                    At                      At
                                     September 30, 2001       June 30, 2001           June 30, 2000
                                   --------------------    --------------------    --------------------
                                   30 to 59    60 to 89    30 to 59    60 to 89    30 to 59    60 to 89
                                     Days        Days        Days        Days        Days        Days
                                   --------    --------    --------    --------    --------    --------
                                                              (In thousands)
Mortgage loans:
   Single-family                    $4,844      $  966      $3,529      $  894      $2,289      $  747
   Commercial real estate and
      multi-family residential         672          99          51         162       1,195       1,194
   Construction                         --          --          --          --       1,432          --
   Home equity                          75          --          50          23         111         202
Consumer loans                          25           5           3           4          37          12
Commercial business loans              426          --          86          --       1,570         300
                                    ------      ------      ------      ------      ------      ------
   Total                            $6,042      $1,070      $3,719      $1,083      $6,634      $2,455
                                    ======      ======      ======      ======      ======      ======

      Loans delinquent 30 to 89 days amounted to $7.1 million at September 30, 2001 compared to $4.8 million at June 30, 2001 and $9.1 million at June 30, 2000. Management continues to regularly monitor all delinquent loan activity. Management does not consider the current level of delinquencies to be of significant concern as, based upon past experience, most of such loans will be returning to fully performing status without going to non-accrual status. In any event, management believes that these loans are adequately collateralized.

      Non-performing Assets. The following table sets forth information with respect to non-performing assets, including non-accrual loans and other real estate owned.

                                                At                                At June 30,
                                           September 30,   ----------------------------------------------------------
                                               2001         2001         2000         1999         1998         1997
                                           -------------   ------       ------       ------       ------       ------
                                                                            (Dollars in thousands)
Accruing loans 90 or more days past due:
Mortgage loans                                $   --       $   42       $    9       $    4       $  142       $  124
Commercial business loans                         --           --           --           --           --           --
Other                                             48           49           --           --           --           --
                                              ------       ------       ------       ------       ------       ------
   Total                                          48           91            9            4          142          124
Non-accrual loans:
   Mortgage loans:
     Single-family                             1,027        1,485          828        1,006        1,249          374
     Commercial real estate
         and multi-family
         residential                             675          675          140           --           --           54
     Construction                                 --           --           --           --           --           --
     Home equity                                 251          278           10           37           --           --
   Consumer loans                                 61          151           19            8            2           17
   Commercial business loans                     968          966          250           13           96        1,346
                                              ------       ------       ------       ------       ------       ------
     Total                                     2,982        3,555        1,247        1,064        1,347        1,791
Performing troubled debt
   restructurings                              1,706        1,535           --           --           --           --
                                              ------       ------       ------       ------       ------       ------
Total non-performing loans                     4,736        5,181        1,256        1,068        1,489        1,915
Other real estate owned, net                      19           --           --           --           --           --
                                              ------       ------       ------       ------       ------       ------
Total non-performing assets                   $4,755       $5,181       $1,256       $1,068       $1,489       $1,915
                                              ======       ======       ======       ======       ======       ======
Non-performing loans to
   total loans                                  1.03%        1.13%        0.29%        0.28%        0.47%        0.67%
Non-performing assets to
   total assets                                 0.75%        0.83%        0.22%        0.23%        0.37%        0.54%

      Classified And Criticized Assets. Federal regulations require that each insured institution classify its assets on a regular basis. Furthermore, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful," and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of current existing facts, conditions, and values, questionable, and there is a high probability of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Federal regulations also require another unclassified category designated "special mention" to be established and maintained for assets that do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful, or loss. At September 30, 2001 Willow Grove Bank had $376,000 in assets classified as special mention, $4.4 million classified as substandard, $240,000 classified as doubtful, and no assets classified as a loss.

      Allowance For Loan Losses. The allowance for loan losses is maintained at a level believed adequate to absorb known and inherent losses in the portfolio. The determination of the adequacy of the allowance is based upon an evaluation of the portfolio, loss experience, current economic conditions, volume, growth, composition of the portfolio, and other relevant factors. Prior to 1998, the majority of emphasis in Willow Grove Bank's methodology was placed on past loss experience as well as the other factors previously mentioned. Due to its relatively limited experience with larger balance commercial real estate and multi-family residential mortgage loans, construction loans and commercial business loans and the management of such loans in the event of their non-performance, Willow Grove Bank also considers industry-wide loss experience in its analysis to determine the adequacy of the allowance for loan losses. During the year ended June 30, 2001, based upon a more detailed stratification analysis of the loan portfolio, Willow Grove Bank modified the formulas it uses to calculate the allowance on various loan types. In some cases, such as commercial business lending and home equity lending where the combined loan-to-value exceeds 80%, the percentage used to calculate the allowance was increased. In other cases, such as single-family first mortgage lending with loan-to-value ratios below 60%, the percentage used was decreased. The overall effect of this modification did not materially impact the amount of the allowance for loan loss. The allowance is increased by provisions for loan losses which are charges against income. As shown in the following table, at September 30, 2001, the allowance for loan losses amounted to $4.5 million or 95.8% and 0.99% of non-performing loans and total loans receivable, respectively. During fiscal 2001, Willow Grove Bank experienced material loan losses for the first time since the expansion of its lending activities as part of the overall diversification plan. Willow Grove Bank incurred charges of $7.4 million during the year of which $7.2 related specifically to two commercial business loans. During the second quarter of the fiscal year, a commercial business loan totaling $6.7 million and originated in January 2000, became impaired as a result of unexpected severe cash flow difficulties. The loan was made to a local business with a history of solid financial performance and was partially secured by real-estate, inventory, equity securities and fixed assets. The borrower subsequently filed for bankruptcy protection and the bank is pursuing recovery efforts. Over the course of the year, a total of $5.3 million was charged-off related to this loan and at September 30, 2001, $546,000, secured by certain interests in real estate, remain as a non-accrual loan in the portfolio. During the third quarter of fiscal year 2001, a commercial business loan totaling $2.0 million and originated in September 1997, became impaired as a result of extensive fraud in the borrower's operations. The chief executive officer of the borrower was arrested and charged with embezzlement in his capacity at a related not for profit organization and his alleged illegal activities extended to the loan held by Willow Grove Bank. The loan was made to a local business which builds-out ambulances. As a result of the fraud, $1.9 million was charged-off related to this loan and, at September 30, 2001, $93,000, secured by equity securities, remained as a non-accrual loan. Additionally, a slight increase in certain other non-performing loans and a $1.5 million troubled debt restructured credit caused an increase in the ratio of non-performing loans to total loans to 1.13% compared to 0.29%, at June 30, 2001 and June 30, 2000, respectively. Although the allowance for loan losses increased to $4.5 million at September 30, 2001 from $3.9 million at June 30, 2000, the ratio of loan loss reserves to non-performing loans declined to 95.8% from 310.91%, respectively. For fiscal year 2000 the increase in the allowance for loan losses was primarily due to the growth of Willow Grove Bank's loan portfolio, the diversification of the loan portfolio and recoveries in the amount $146,000 related to charge-offs from prior periods. Willow Grove Bank assesses the allowance for loan losses at least quarterly, and makes any necessary provision for losses needed to maintain the allowance for losses at a level deemed adequate. Willow Grove Bank believes that the allowance for losses was adequate at September 30, 2001 based upon the facts and circumstances known at that date.

            Effective December 21, 1993, the Office of Thrift Supervision in conjunction with the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Federal Reserve Board issued a Policy Statement regarding a financial institution's allowance for loan and lease losses. The Policy Statement, which reflects the position of the regulatory agencies and does not necessarily constitute generally accepted accounting principles, includes guidance (i) on our responsibilities for the assessment and establishment of an adequate allowance; and (ii) for the agencies' examiners to use in evaluating the adequacy of such allowance and the policies used to determine such allowance. The Policy Statement also sets forth quantitative measures for the allowance with respect to assets classified substandard and doubtful and with respect to the remaining portion of the institution's portfolio. Specifically, the Policy Statement sets forth the following quantitative measures which examiners may use to determine the reasonableness of an allowance: (i) 50% of the portfolio that is classified doubtful; (ii) 15% of the portfolio classified substandard; and (iii) for the portions of the portfolio that have not been classified (including loans designated special mention), estimated credit losses over the upcoming twelve months based on facts and circumstances available as of the evaluation date. While the Policy Statement sets forth this quantitative measure, such guidance is not intended as a "floor" or "ceiling". Willow Grove Bank's policy for establishing loan losses is consistent with the Policy Statement. In July 2001, the SEC issued Staff Accounting Bulletin ("SAB") No. 102, "Selected Loan Loss Allowance Methodology And Documentation Issues." The guidance contained in the SAB is effective immediately and focuses on the documentation the SEC staff normally expects registrants to prepare and maintain in support of the allowance for loan and lease losses. Concurrent with the SEC's issuance of SAB No. 102, the federal banking agencies, represented by the Federal Financial Institutions Examination Council (FFIEC), issued an interagency policy statement entitled "Allowance For Loan And Lease Losses Methodologies And Documentation For Banks And Savings Institutions" (Policy Statement). The SAB and Policy Statement were the result of an agreement between the SEC and the federal banking agencies in March 1999 to provide guidance on allowance for loan and lease losses methodologies and supporting documentation. There is no expected impact on earnings, financial condition, or stockholders' equity upon implementation of the SAB or FFIEC pronouncement. Management believes to the best of its knowledge, that Willow Grove Bancorp's documentation relating to the allowance for loan loss is consistent with these pronouncements.

      The following table sets forth the activity in the allowance for loan losses for periods indicated.

                                  Three Months Ended
                                     September 30,                              Year Ended June 30,
                                  -------------------       ----------------------------------------------------------
                                   2001         2000         2001         2000         1999         1998         1997
                                  ------       ------       ------       ------       ------       ------       ------
                                                                              (Dollars in thousands)
Balance at the beginning
           of period              $4,313       $3,905       $3,905       $3,138       $2,665       $1,678       $1,938
Plus: Provisions for loan
           losses                    374          110        7,856          706          531          993          185
Less charge-offs for:
     Mortgage loans                   11            4           18           51           32           --           --
     Consumer loans                  137           35           72           31           23            6            5
     Commercial business
       loans                          --           --        7,359            3            3           --          440
                                  ------       ------       ------       ------       ------       ------       ------
Total charge-offs                    148           39        7,449           85           58            6          445
Plus: Recoveries                      --           --            1          146           --           --           --
                                  ------       ------       ------       ------       ------       ------       ------
Balance at the end of the
     period                       $4,539       $3,976       $4,313       $3,905       $3,138       $2,665       $1,678
                                  ======       ======       ======       ======       ======       ======       ======
Allowance for loan loss to
     total non-performing
     loans at the end of the
     period                        95.84%      209.48%       83.25%      310.91%      293.82%      178.98%       87.62%
Charge-offs to average
     loans                          0.03%        0.01%        1.65%        0.02%        0.02%         n/m         0.16%

      In order to comply with regulatory reporting requirements, Willow Grove Bancorp has allocated the allowance for loan losses as shown in the table below into components by loan types at the dates indicated. No inference should be made that actual future charge-offs will necessarily follow the same pattern or that any portion of the allowance is restricted.

                                                                                            At June 30,
                                              At             -----------------------------------------------------------------------
                                      September 30, 2001              2001                     2000                     1999
                                    ---------------------    ---------------------    ---------------------    ---------------------
                                              Percent of               Percent of               Percent of               Percent of
                                             loan type to             loan type to             loan type to             loan type to
                                     Amount  total loans     Amount   total loans     Amount   total loans     Amount   total loans
                                    ------   ------------    ------   ------------    ------   ------------    ------   ------------

                                                                                                      (Dollars in thousands)
Mortgage loans:
   Single family                    $  209       42.24%      $  239       43.17%      $  591       48.04%      $  598       61.16%
   Commercial real estate and
      multi-family residential       1,538       29.15        1,454       28.00        1,230       23.87          695       17.36
   Construction                        498        5.42          554        6.04          299        3.49          346        2.05
   Home equity                         445       16.71          437       16.34          482       16.81          359       14.29
                                    ------      ------       ------      ------       ------      ------       ------      ------
      Total mortgage loans           2,690       93.52        2,684       93.55        2,602       92.20        1,998       94.86
Consumer loans                          78        2.19           86        2.11           38        1.82           29        1.70
Commercial business loans              657        4.29          656        4.34          382        5.98          186        3.44
Unallocated                          1,114          --          887          --          883          --          925          --
                                    ------      ------       ------      ------       ------      ------       ------      ------
     Total                          $4,539      100.00%      $4,313      100.00%      $3,905      100.00%      $3,138      100.00%
                                    ======      ======       ======      ======       ======      ======       ======      ======

                                                      At June 30,
                                    ----------------------------------------------
                                             1998                     1997
                                    ---------------------    ---------------------
                                              Percent of               Percent of
                                             loan type to             loan type to
                                    Amount   total loans     Amount   total loans
                                    ------   ------------    ------   ------------

                                              (Dollars in thousands)
Mortgage loans:
   Single family                    $  630       72.30%      $  253       80.16%
   Commercial real estate and
      multi-family residential         371       10.01          121        8.04
   Construction                        361        1.49          188        1.31
   Home equity                         324       12.95          128        8.88
                                    ------      ------       ------      ------
      Total mortgage loans           1,686       96.75          690       98.39
Consumer loans                          28        1.55           25        1.02
Commercial business loans              124        1.70          138        0.59
Unallocated                            827          --          825          --
                                    ------      ------       ------      ------
     Total                          $2,665      100.00%      $1,678      100.00%
                                    ======      ======       ======      ======

Securities Activities

      General. Willow Grove Bank's investment policy is designed, among other things, to assist in asset/liability management. It emphasizes, principal preservation, favorable returns, maintaining liquidity and flexibility and minimizing credit risk. The policy permits investments in US Government and agency securities, investment grade corporate bonds and commercial paper, municipal bonds, various types of mortgage-backed securities, certificates of deposit and federal funds sold to financial institutions approved by the bank's Board of Directors, equity investments in the Federal Home Loan Bank of Pittsburgh, Fannie Mae and Freddie Mac, and mutual funds with investments in the above described investments.

      Currently, Willow Grove Bank is not participating in hedging programs, interest rate swaps, caps, collars or other activities involving the use of off-balance sheet financial derivatives. Also, Willow Grove Bank does not purchase mortgage-backed derivative instruments that would be characterized "high-risk" under Office of Thrift Supervision regulations at the time of purchase, nor does it purchase corporate obligations which are not rated investment grade.

      In order to achieve maximum flexibility with its investment securities, all of Willow Grove Bank's investment securities have been classified as available for sale for more than the past three fiscal years. This accounting pronouncement requires a security to be classified as available for sale, held to maturity, or trading, at the time of acquisition. Securities being classified as held to maturity must be purchased with the intent and ability to hold that security until its final maturity, and can be sold prior to maturity only under rare circumstances. Held to maturity securities are accounted for based upon the historical cost of the security. Available for sale securities can be sold at any time based upon needs or market conditions. Available for sale securities are accounted for at fair value, unrealized gains and losses on these securities, net of income tax provisions, are reflected in stockholders' equity.

      At September 30, 2001, investment securities amounted to $136.8 million, or 21.5% of Willow Grove Bancorp's total assets. At such date, there were $2.9 million in gross unrealized gains and $196,000 of gross unrealized losses with respect to the securities portfolio. This resulted in a net of tax unrealized gain of $1.8 million. The portfolio consists primarily of US government agency securities, most with callable features, and agency mortgage-backed pass-through securities. Other investments include municipal bonds, equity investments in the Federal Home Loan Bank of Pittsburgh, equity securities acquired through a loan default, and a mutual fund consisting of adjustable-rate mortgage-backed securities.

      The following table sets forth information on the carrying value and the amortized cost of securities classified as available for sale at the dates indicated:

                                                                                  At June 30,
                                         At            ------------------------------------------------------------------
                                 September 30, 2001             2001                   2000                   1999
                                --------------------   --------------------   --------------------   --------------------
                                Amortized   Carrying   Amortized   Carrying   Amortized   Carrying   Amortized   Carrying
                                  Cost       Value       Cost       Value       Cost       Value       Cost       Value
                                ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                       (In thousands)
Equity securities               $  7,846    $  8,152   $  7,876    $  7,838   $ 7,528     $ 7,451    $11,068     $11,052
US gov't agency securities        37,778      38,641     43,722      43,798    33,000      31,025     35,000      33,877
Mortgage backed securities        86,126      87,651     75,905      75,834    31,162      29,626     34,229      33,236
Municipal bonds                    5,095       5,122      2,903       2,888     2,601       2,475      1,999       1,890
                                --------    --------   --------    --------   -------     -------    -------     -------
     Total                      $136,845    $139,566   $130,406    $130,358   $74,291     $70,577    $82,296     $80,055
                                ========    ========   ========    ========   =======     =======    =======     =======

      Mortgage-backed Securities. At September 30, 2001, Willow Grove Bank had mortgage-backed securities totaling $87.7 million. Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages. Mortgages are sold by various originators to intermediaries (generally agencies of the US Government and government sponsored enterprises) that pool and repackage the mortgages and sell participation interests in the pools to investors. The servicer of the mortgage loan collects the principal and interest payments and passes those payments through to the intermediary who then remits the payment to the investor. The US Government agencies and government sponsored enterprises, primarily Ginnie Mae, Fannie Mae and Freddie Mac, guarantee the timely payment of principal and interest on these securities.

      Mortgage-backed securities are issued in stated principal amounts and are backed by mortgage loans within a specific interest rate range, but may have varying maturity dates. The underlying pool of mortgages may be comprised of either fixed-rate or adjustable-rate mortgage loans. Each mortgage-backed security pool will also differ based upon the actual level of prepayment experienced by the underlying mortgage loans.

      At September 30, 2001, the weighted average life of the mortgage-backed securities of Willow Grove Bank was approximately 3.8 years, based upon assumptions related to the future prepayments of the underlying mortgages. Prepayments that are greater than those projected will shorten the remaining term of the security, while a decrease in the amount of prepayments will lengthen the amount of time until the security matures. Prepayments depend on many factors, including the type of mortgage, the coupon rate, the geographic region, and the general level of market interest rates. During periods of rising interest rates, if the coupon rates of the underlying mortgages are less than prevailing market rates offered on mortgages, refinancings will decrease and prepayments of the underlying mortgages and the security will also decline. Conversely, when market interest rates are falling, and the coupon rate on the underlying mortgage exceeds the prevailing market interest rate for mortgages offered, refinancings tend to increase which will increase the amount of prepayments of the underlying mortgages and the security.

      Willow Grove Bank's average yield on these securities was 6.38% for the three months ended September 30, 2001. This yield is computed by decreasing/increasing the amount of interest income collected on the security by the amortization/accretion of the premium/discount associated with the acquisition of the security. In accordance with generally accepted accounting principles, premiums/discounts are amortized/accreted over the estimated remaining life of the security. The yield on the security may vary if the prepayment assumptions used to determine the remaining life differ from actual prepayment experiences. These assumptions are reviewed on a periodic basis to reflect actual prepayments.

      US Government Agency Securities And Municipal Bonds. At September 30, 2001, Willow Grove Bank had $38.6 million, which includes approximately $863,000 in unrealized gains, in securities issued by US government agencies, primarily the FHLB, FNMA, FHLMC, and the Federal Farm Credit Bank. Most of these securities have call features that allow the issuer to redeem these securities at par value prior to their stated maturity. Generally, if the prevailing market interest rate on new issue callable agency securities with similar maturities exceeds the coupon rate of the security with the call feature, the call will not be exercised. Conversely, if the prevailing market interest rate for new issue agency callable securities with similar maturities is below the coupon rate of the security with the call feature, the call will be exercised and the bond will be redeemed. When calls are exercised and bonds redeemed prior to their maturity, there is a risk of re-investing those proceeds into other investments with lower yields or longer terms.

      Municipal bonds held at September 30, 2001 had a carrying value of $5.1 million, and a net unrealized gain of $27,000. These municipal bonds include issues from various townships and school districts located in Pennsylvania.

      The following table sets forth certain information regarding the contractual maturities (without regard to any call provisions) of the carrying value of our US government agency securities and municipal bonds at September 30, 2001. The yields on tax-exempt bonds have not been adjusted to taxable equivalent yield.

                                                        Average
                                       Carrying value    yield
                                       --------------   -------
                                        (Dollars in thousands)
                 Maturing in:
                   One year or less       $   900        4.40%
                   One to five years       18,514        6.07
                   Five to ten years       11,857        6.44
                   Over ten years          12,492        6.11
                                          -------
                      Total               $43,763        6.15%
                                          =======

      Other Investments. Other than mortgage-backed securities, US Government agency securities and municipal securities, Willow Grove Bank has investments in various equity securities and mutual funds. Such equity securities include stock in the Federal Home Loan Bank and equity securities of several publicly traded companies which were assigned to Willow Grove Bank as a result of a loan default. Federal Home Loan Bank stock at September 30, 2001 was $3.4 million and other equity investments amounted to $271,000. We plan to liquidate the equity securities obtained through the default in an orderly manner. The mutual fund investment includes investments in adjustable-rate mortgage-backed securities.

Sources of Funds

      General. Deposits are the primary source of funds for Willow Grove Bank's lending and investment activities. In addition to deposits, Willow Grove Bank obtains funds from the amortization and prepayments on our loan and mortgage-backed security portfolio, maturities of investments, and borrowings. Scheduled loan amortization is a relatively stable source of funds. However, competition and the general level of interest rates and market conditions significantly influence deposit inflows and outflows.

Deposits

      Deposit balances by type consisted of the following at the dates indicated.

                                  At September 30, 2001     June 30, 2001         June 30, 2000
                                  ---------------------  -------------------   -------------------
                                               Percent               Percent               Percent
                                    Amount    of Total    Amount    of Total    Amount    of Total
                                   --------   --------   --------   --------   --------   --------
                                                        (Dollars in thousands)
Savings accounts (passbooks,
    statement, clubs)              $ 61,016      12.1%   $ 58,566      11.8%   $ 53,042      11.7%
Money market accounts                37,190       7.4      34,788       7.0      29,706       6.6
Certificates of deposit             322,117      64.0     321,358      64.6     293,312      64.8
Interest-bearing checking
     accounts                        30,594       6.1      31,825       6.4      31,420       6.9
Non-interest bearing-checking
    accounts                         52,174      10.4      50,493      10.2      45,377      10.0
                                   --------     -----    --------     -----    --------     -----
Total                              $503,091     100.0%   $497,030     100.0%   $452,857     100.0%
                                   ========     =====    ========     =====    ========     =====

The following table sets forth the activity in our deposits during the periods indicated.

                        Three Months Ended           Year Ended June 30,
                           September 30,    ------------------------------------
                               2001           2001          2000          1999
                        ------------------  --------      --------      --------
                                               (In Thousands)

Beginning balance            $497,030       $452,857      $390,681      $340,793
Net increase before
   interest credited            1,739         27,942        47,600        37,180
Interest credited               4,322         16,231        14,576        12,708
                             --------       --------      --------      --------
Net increase in deposits        6,061         44,173        62,176        49,888
                             --------       --------      --------      --------
Ending balance               $503,091       $497,030      $452,857      $390,681
                             ========       ========      ========      ========

      The following table sets forth by various interest rate categories, the amount of certificates of deposit at the dates indicated.

                                                            At June 30,
                                   At               ----------------------------
                           September 30, 2001         2001                2000
                           ------------------       --------            --------
                                           (In Thousands)

      0.00% to 2.99%            $    283            $     42            $     28
      3.00% to 3.99%              40,672              15,546              16,399
      4.00% to 4.99%             122,080              82,563              45,623
      5.00% to 6.99%             152,237             212,384             219,471
      7.00% and over               6,845              10,823              11,791
                                --------            --------            --------
                                $322,117            $321,358            $293,312
                                ========            ========            ========

      At September 30, 2001 the total amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was $60.0 million. The following table provides information regarding the maturity of these certificates of deposit.

                                     At September 30, 2001,
                                      amounts maturing in
                  ----------------------------------------------------------
                                  More than   More than
                  3 Months         3 to 6      6 to 12    Over 12
                  Or Less          Months      Months     Months      Total
                  --------        ---------   ---------   --------   -------
                                        (In Thousands)
                  $18,095          $ 8,864    $ 22,278    $ 10,773   $60,010

Borrowings

      Willow Grove Bancorp uses outside borrowings to supplement its lending needs. Borrowings also are used in a revenue enhancement program that facilitates arbitrage opportunities when investment returns exceed the cost of borrowings. At September 30, 2001 there were $65.4 million in borrowings outstanding, all of which were from the Federal Home Loan Bank of Pittsburgh. Advances from the Federal Home Loan Bank of Pittsburgh are secured by our investment in Federal Home Loan Bank stock and a portion of the residential mortgage loan portfolio. The Federal Home Loan Bank of Pittsburgh provides an array of borrowing programs which include: fixed or variable rate programs; various fixed terms ranging from overnight to 20 years; and other programs that have callable or putable features attached to them. Willow Grove Bank intends to continue to utilize borrowings in the future as an alternative source of funds, and, subsequent to the conversion, may increase its use of borrowings in order to leverage its balance sheet.

      The following table sets forth certain information regarding Willow Grove Bancorp's outside borrowings for the periods indicated.

                                            At or for the three
                                                months ended        At or for the year
                                               September 30,          ended June 30,
                                            -------------------   ---------------------
                                                    2001            2001          2000
                                                  -------         -------       -------
                                                         (Dollars in thousands)
FHLB Advances
Average balances outstanding                      $64,656         $60,201       $38,820
Maximum amount outstanding at any month end        68,641          74,196        61,696
Balance outstanding at the end of the period       65,415          59,885        37,517
Average interest rate for the period                 5.73%           6.38%         6.06%
Interest rate at the end of the period               5.67%           5.85%         6.61%

      At September 30, 2001, the maturity terms of the Federal Home Loan Bank advances ranged from 5 months to 10 years. At September 30, 2001, $45.0 million of Federal Home Loan Bank advances were callable at the direction of the Federal Home Loan Bank within certain parameters, of which $25.0 million could be called within one year.

      Subsidiaries. Willow Grove Bank is the wholly owned subsidiary of Willow Grove Bancorp Willow Grove Bancorp is the majority owned subsidiary of Willow Grove Mutual Holding Company. Willow Grove Investment Corporation is a wholly owned subsidiary of the Bank which was formed in September 2000 to hold and manage certain securities investments of Willow Grove Bank.

      Employees. At September 30, 2001, Willow Grove Bank had 151 full-time employees, and 60 part-time employees. None of such employees are represented by a collective bargaining group, and Willow Grove Bank believes that its relationship with its employees is good.

Properties

      Willow Grove Bank operates from the following locations:

                                        Owned      Lease          Net Book             Deposits
                                         Or     Expiration        Value at                at
                                       Leased      Date      September 30, 2001   September 30, 2001
                                       ------      ----      ------------------   ------------------
                                                                      (Dollars in thousands)
Executive Office:
   Welsh & Norristown Roads (1)
     Maple Glen, PA 19002-8030         Owned       N/a             $1,809              $115,600
Operations Center:
   100 Witmer Road
     Horsham, PA  19044                Leased      08/2004             79                    --
Branch Offices:
   1555 West Street Road
     Warminster, PA 18974-3103         Leased      01/2006              1                50,196
   1141 Ivyland Road
     Warminster, PA 18974-2048         Leased      06/2004             22                22,546
   9 Easton Road (2)
     Willow Grove, PA 19090-0905       Owned       N/a              1,111               111,321
   701 Twining Road
     Dresher, PA 19025-1894            Owned       N/a                775                57,744
   761 Huntingdon Pike
     Huntingdon Valley, PA 19006-8399  Owned       N/a                332                46,267
   2 N. York Road
     Hatboro, PA 19040-3201            Leased      05/2002             40                29,351
   1331 Easton Road
     Roslyn, PA 19001                  Leased      12/2004             40                10,042
   11730 Bustleton Avenue
     Philadelphia, PA 19116            Leased      02/2004             27                28,871
   122 North Main Street
     North Wales, PA   19454           Leased      02/2010            106                 8,740
   8200 Castor Avenue
     Philadelphia, PA 19152            Leased      12/2009            160                19,078
   735 Davisville Road (3)
     Southampton, PA  18966            Leased      05/2011            209                 3,785

----------
(1) Includes adjacent nine acre parcel that could be used for future expansion.
(2)   Includes adjacent parcel of land with an existing structure.
(3)   Opened in May 2001.

Legal Proceedings

      ATS Products Corp. vs. Willow Grove Bank, (United States Bankruptcy Court, Eastern District of Pennsylvania). On May 2, 2001, a lawsuit was filed against Willow Grove Bank alleging four causes of action related to a line of credit between the Bank and the plaintiff. The causes of action are: breach of contract, fraud, negligent misrepresentation and breach of fiduciary duty. The plaintiff seeks compensatory damages in an amount in excess of $150,000, punitive damages, attorney fees, costs and litigation expenses as well as other relief. The plaintiff alleges that its actual damages may exceed $10 million. Willow Grove Bank is vigorously defending the claims made by the plaintiff and believes that those claims are without merit.

      Other than the above referenced litigation, Willow Grove Bancorp is involved in various legal proceedings occurring in the ordinary course of business. Management of Willow Grove Bancorp, based upon discussions with litigation counsel, believes that such proceedings will not have a material adverse effect on the financial condition or operation of Willow Grove Bancorp. There can be no assurance that any of the outstanding legal proceedings to which Willow Grove Bancorp is a party will not be decided adversely to Willow Grove Bancorp's interests and have a material adverse effect on the financial condition and operation of Willow Grove Bancorp.

                                   REGULATION

      Set forth below is a brief description of certain laws and regulations which are applicable to Willow Grove Bancorp, Willow Grove Bank and Willow Grove Mutual Holding Company. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

General

      Willow Grove Bank, as a federally chartered savings institution, is subject to federal regulation and oversight by the Office of Thrift Supervision extending to all aspects of its operations. Willow Grove Bank also is subject to regulation and examination by the Federal Deposit Insurance Corporation, which insures the deposits of Willow Grove Bank to the maximum extent permitted by law, and requirements established by the Federal Reserve Board. Federally chartered savings institutions are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The investment and lending authority of savings institutions is prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting stockholders.

      The Office of Thrift Supervision regularly examines Willow Grove Bank and prepares reports for consideration by its Board of Directors on any deficiencies that it may find in the bank's operations. The Federal Deposit Insurance Corporation also has the authority to examine Willow Grove Bank in its role as the administrator of the Savings Association Insurance Fund. Willow Grove Bank's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of Willow Grove Bank's mortgage requirements. The Office of Thrift Supervision's enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision. Any change in such regulations, whether by the Federal Deposit Insurance Corporation, Office of Thrift Supervision or Congress, could have a material adverse impact on us, Willow Grove Bancorp, Willow Grove Bank and Willow Grove Mutual Holding Company and their operations.


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

Willow Grove Bancorp, Inc.

      Upon completion of the conversion, Willow Grove Bancorp, the proposed new holding company which is a Pennsylvania corporation, will be a registered savings and loan holding company within the meaning of Section 10 of the Home Owners' Loan Act and will be subject to Office of Thrift Supervision examination and supervision as well as certain reporting requirements. The existing federally chartered holding company, which also is named Willow Grove Bancorp, currently is a registered savings and loan holding company. In addition, because Willow Grove Bank's deposits are insured by the Savings Association Insurance Fund maintained by the Federal Deposit Insurance Corporation, Willow Grove Bank is, and will continue to be, subject to certain restrictions in dealing with us and with other persons affiliated with the bank.

      Pursuant to regulations of the Office of Thrift Supervision and the terms of Willow Grove Bancorp's federal stock charter, Willow Grove Bancorp's purpose and powers are to pursue any or all of the lawful objectives of a federal mutual holding company and to exercise any of the powers accorded to a mutual holding company. A mutual holding company is permitted to, among other things: (a) invest in the stock of a savings institution; (b) acquire a mutual institution through the merger of such institution into a savings institution subsidiary of such mutual holding company or an interim savings institution of such mutual holding company; (c) merge with or acquire another mutual holding company, one of whose subsidiaries is a savings institution; (d) acquire non- controlling amounts of the stock of savings institutions and savings institution holding companies, subject to certain restrictions; (e) invest in a corporation the capital stock of which is available for purchase by a savings institution under Federal law or under the law of any state where the subsidiary savings institution or institutions have their home offices; (f) furnish or perform management services for a savings institution subsidiary of such company; (g) hold, manage or liquidate assets owned or acquired from a savings institution subsidiary of such company; (h) hold or manage properties used or occupied by a savings institution subsidiary of such company; and (i) act as a trustee under deed or trust.

      After the conversion, we will operate as a unitary savings and loan holding company. Generally the Home Owners' Loan Act prohibits a savings and loan holding company, such as us, directly or indirectly, from (1) acquiring control (as defined) of a savings institution (or holding company thereof) without prior Office of Thrift Supervision approval, (2) acquiring more than 5% of the voting shares of a savings institution (or holding company thereof) which is not a subsidiary, subject to certain exceptions, without prior Office of Thrift Supervision approval, or (3) acquiring through a merger, consolidation or purchase of assets of another savings institution (or holding company thereof) or acquiring all or substantially all of the assets of another savings institution (or holding company thereof) without prior Office of Thrift Supervision approval or (4) acquiring control of an uninsured institution. A savings and loan holding company may not acquire as a separate subsidiary a savings institution which has its principal offices outside of the state where the principal offices of its subsidiary institution is located, except (a) in the case of certain emergency acquisitions approved by the Federal Deposit Insurance Corporation, (b) if the holding company controlled (as defined) such savings institution as of March 5, 1987 or (c) when the laws of the state in which the savings institution to be acquired is located specifically authorize such an acquisition. No director or officer of a savings and loan holding company or person owning or controlling more than 25% of such holding company's voting shares may, except with the prior approval of the Office of Thrift Supervision, acquire control of any savings institution which is not a subsidiary of such holding company.

Willow Grove Mutual Holding Company

      Willow Grove Mutual Holding Company, as a federal mutual holding company within the meaning of Section 10(o) of the Home Owners' Loan Act, is subject to Office of Thrift Supervision examination and supervision as well as certain reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over Willow Grove Mutual Holding Company and its non-savings bank subsidiaries, if any. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of a subsidiary savings bank. Willow Grove Mutual Holding Company is subject to the same activities limitations to which we are subject. See
"-Willow Grove Bancorp, Inc."


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

Willow Grove Bank

      Insurance of Accounts. The deposits of Willow Grove Bank are insured to the maximum extent permitted by the Savings Association Insurance Fund, which is administered by the Federal Deposit Insurance Corporation, and are backed by the full faith and credit of the U.S. Government. As insurer, the Federal Deposit Insurance Corporation is authorized to conduct examinations of, and to require reporting by, insured institutions. It also may prohibit any insured institution from engaging in any activity the Federal Deposit Insurance Corporation determines by regulation or order to pose a serious threat to the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action.

      Under current Federal Deposit Insurance Corporation regulations, Savings Association Insurance Fund-insured institutions are assigned to one of three capital groups which are based solely on the level of an institution's capital-"well capitalized," "adequately capitalized," and "undercapitalized"-which are defined in the same manner as the regulations establishing the prompt corrective action system discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates during the last six months of 2001 ranging from zero for well capitalized, healthy institutions, such as Willow Grove Bank, to 27 basis points for undercapitalized institutions with substantial supervisory concerns.

      In addition, all institutions with deposits insured by the Federal Deposit Insurance Corporation are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, a mixed-ownership government corporation established to recapitalize the predecessor to the Savings Association Insurance Fund. The current assessment rate is .0184% of insured deposits and is adjusted quarterly. These assessments will continue until the Financing Corporation bonds mature in 2017 through 2019.

      The Federal Deposit Insurance Corporation may terminate the deposit insurance of any insured depository institution, including Willow Grove Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the Federal Deposit Insurance Corporation. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the Federal Deposit Insurance Corporation. Management is aware of no existing circumstances which would result in termination of Willow Grove Bank's deposit insurance.

      Regulatory Capital Requirements. The Office of Thrift Supervision capital requirements consist of a "tangible capital requirement," a "leverage capital requirement" and a "risk-based capital requirement." The Office of Thrift Supervision is authorized to impose capital requirements in excess of those standards on individual institutions on a case-by-case basis.

      Under the tangible capital requirement, a savings bank must maintain tangible capital in an amount equal to at least 1.5% of adjusted total assets. Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), plus a specified amount of purchased mortgage servicing rights.

      Under the leverage capital requirement adopted by the Office of Thrift Supervision, savings banks must maintain "core capital" in an amount equal to at least 3.0% of adjusted total assets. Core capital is defined as common stockholders' equity (including retained earnings), non-cumulative perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, plus purchased mortgage servicing rights valued at the lower of 90% of fair market value, 90% of original cost or the current amortized book value as determined under generally accepted accounting principles, and "qualifying supervisory goodwill," less non-qualifying intangible assets.


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

      Under the risk-based capital requirement, a savings bank must maintain total capital (which is defined as core capital plus supplementary capital) equal to at least 8.0% of risk-weighted assets. A savings bank must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors, which range from 0% for cash and securities issued by the United States Government or its agencies to 100% for repossessed assets or loans more than 90 days past due. Qualifying one-to-four family residential real estate loans and qualifying multi-family residential real estate loans (not more than 90 days delinquent and having an 80% or lower loan-to-value ratio), which at June 30, 2001, represented 58.3% of the total loans receivable, are weighted at a 50% risk factor. Supplementary capital may include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and general allowances for loan losses. The allowance for loan losses includable in supplementary capital is limited to 1.25% of risk-weighted assets. Supplementary capital is limited to 100% of core capital.

      Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital, in addition to the adjustments required for calculating core capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and non-residential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. However, in calculating regulatory capital, institutions can add back unrealized losses and deduct unrealized gains net of taxes, on debt securities reported as a separate component of capital calculated according to generally accepted accounting principles.

      Office of Thrift Supervision regulations establish special capitalization requirements for savings banks that own service corporations and other subsidiaries, including subsidiary savings banks. According to these regulations, certain subsidiaries are consolidated for capital purposes and others are excluded from assets and capital. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks, engaged solely in mortgage-banking activities, or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to Willow Grove Bank's level of ownership, including the assets of includable subsidiaries in which the Bank has a minority interest that is not consolidated for generally accepted accounting principles purposes. For excludable subsidiaries, the debt and equity investments in such subsidiaries are deducted from assets and capital. At September 30, 2001, Willow Grove Bank had no investments subject to a deduction from tangible capital.

      Effective November 28, 1994, the Office of Thrift Supervision revised its interim policy issued in August 1993 under which savings institutions computed their regulatory capital in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under the revised Office of Thrift Supervision policy, savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on debt securities reported as a separate component of capital calculated according to generally accepted accounting principles.

      At September 30, 2001, Willow Grove Bank exceeded all of its regulatory capital requirements, with tangible, core and risk-based capital ratios of 8.2%, 8.2% and 13.8%, respectively.

      The Office of Thrift Supervision and the Federal Deposit Insurance Corporation generally are authorized to take enforcement action against a savings bank that fails to meet its capital requirements, which action may include restrictions on operations and banking activities, the imposition of a capital directive, a cease-and-desist order, civil money penalties or harsher measures such as the appointment of a receiver or conservator or a forced merger into another institution. In addition, under current regulatory policy, a bank that fails to meet its capital requirements is prohibited from paying any dividends.

      Prompt Corrective Action. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, the federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements, including a leverage limit, a risk-based capital requirement, and any other measure of capital deemed appropriate by the federal banking regulator for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any


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

capital distribution or paying management fees if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements.

      Under the Federal Deposit Insurance Corporation Improvement Act, which became effective on December 19, 1992, an institution is deemed to be (a) "well capitalized" if it has total risk-based capital of 10.0% or more, has a Tier 1 risk-based capital ratio of 6.0% or more, has a Tier 1 leverage capital ratio of 5.0% or more and is not subject to any order or final capital directive to meet and maintain a specific capital level for any capital measure, (b) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 4.0% or more and a Tier 1 leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized," (c) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 4.0% or a Tier 1 leverage capital ratio that is less than 4.0% (3.0% under certain circumstances), (d) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0% or a Tier 1 leverage capital ratio that is less than 3.0%, and (e) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the Federal Deposit Insurance Corporation may not reclassify a significantly undercapitalized institution as critically undercapitalized).

      An institution generally must file a written capital restoration plan which meets specified requirements with its appropriate federal banking agency within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

      At September 30, 2001, Willow Grove Bank was in the "well capitalized" category for purposes of the above regulations.

      Safety And Soundness Guidelines. The Office of Thrift Supervision and the other federal bank regulatory agencies have established guidelines for safety and soundness, addressing operational and managerial standards, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The Office of Thrift Supervision and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions. Willow Grove Bank believes that it is in compliance with these guidelines and standards.

      Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. A savings institution must file an application for Office of Thrift Supervision approval of the capital distribution if either (1) the total capital distributions for the applicable calendar year exceed the sum of the institution's net income for that year to date plus the institution's retained net income for the preceding two years, (2) the institution would not be at least adequately capitalized following the distribution, (3) the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition, or (4) the institution is not eligible for expedited treatment of its filings. If an application is not required to be filed, savings institutions which are a subsidiary of a holding company (as well as certain other institutions) must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

      In addition, Office of Thrift Supervision regulations require the Willow Grove Mutual Holding Company to notify the Office of Thrift Supervision of any proposed waiver of its right to receive dividends. It is the Office of Thrift Supervision's recent practice to review dividend waiver notices on a case-by-case basis, and, in general, not to object to any such waiver if: (a) the Willow Grove Mutual Holding Company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to its members;
(b) the waiver would not be detrimental to the safe and sound operation of Willow Grove Bank; (c) for as long as Willow Grove Bancorp is controlled by the Willow Grove Mutual Holding Company, the dollar amount of dividends waived by Willow Grove Mutual Holding Company is considered as a restriction on the retained earnings of Willow Grove Bancorp, which restriction, if material, is disclosed in the public financial statements of Willow Grove Bancorp as a note to the financial statements; (d) the amount of any dividend waived by Willow Grove Mutual Holding Company is available for declaration as a dividend solely to Willow Grove Mutual Holding Company, and in accordance with Statement of Financial Accounting Standards No. 5, when Willow Grove Bancorp determines that the payment of such dividend to Willow Grove Mutual Holding Company is probable, an appropriate dollar amount is recorded as a liability; and (e) the amount of any waived dividend is considered having been paid to Willow Grove Bancorp in evaluating any proposed dividend under the Office of Thrift Supervision capital distribution regulations. Effective July 12, 2000, the Office of Thrift Supervision revised its policy that, in the event Willow Grove Mutual Holding Company converts to stock form, the appraisal submitted to the Office of Thrift Supervision in connection with the conversion application takes into account the aggregate amount of the dividends waived by Willow Grove Mutual Holding Company. Under the revised Office of Thrift Supervision policy, in the event Willow Grove Mutual Holding Company converts to stock form, the Office of Thrift Supervision will no longer require dilution for any dividends waived by Willow Grove Mutual Holding Company.

      Branching by Federal Savings Institutions. Office of Thrift Supervision policy permits interstate branching to the full extent permitted by statute (which is essentially unlimited). Generally, federal law prohibits federal savings institutions from establishing, retaining or operating a branch outside the state in which the federal institution has its home office unless the institution meets the IRS' domestic building and loan test (generally, 60% of a thrift's assets must be housing-related) ("IRS Test"). The IRS Test requirement does not apply if: (a) the branch(es) result(s) from an emergency acquisition of a troubled savings institution (however, if the troubled savings institution is acquired by a bank holding company, does not have its home office in the state of the bank holding company bank subsidiary and does not qualify under the IRS Test, its branching is limited to the branching laws for state-chartered banks in the state where the savings institution is located); (b) the law of the state where the branch would be located would permit the branch to be established if the federal savings institution were chartered by the state in which its home office is located; or (c) the branch was operated lawfully as a branch under state law prior to the savings institution's reorganization to a federal charter.

      Furthermore, the Office of Thrift Supervision will evaluate a branching applicant's record of compliance with the Community Reinvestment Act of 1977. An unsatisfactory Community Reinvestment Act record may be the basis for denial of a branching application.

      Community Reinvestment Act And The Fair Lending Laws. Savings institutions have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities, and failure to comply with the fair lending laws could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice.

      Qualified Thrift Lender Test. All savings institutions are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. Under Section 2303 of the Economic Growth and Regulatory Paperwork Reduction Act of 1996, a savings institution can comply with the by either qualifying as a domestic building and loan bank as defined in Section 7701(a)(19) of the Internal Revenue Code or by meeting the second prong of the qualified thrift lender test set forth in Section 10(m) of the Home Owner's Loan Act. A savings institution that does not meet the qualified thrift lender test must either convert to a bank charter or comply with the following restrictions on its operations: (a) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (b) the branching powers of the institution shall be restricted to those of a national bank; (c) the institution shall not be eligible to obtain any new advances from its Federal Home Loan Bank, other than special liquidity advances with the approval of the Office of Thrift Supervision; and (d) payment of dividends by the institution shall be subject to


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

the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the savings institution ceases to be a qualified thrift lender, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding Federal Home Loan Bank advances (subject to safety and soundness considerations).

      Currently, the portion of the qualified thrift lender test that is based on Section 10(m) of the Home Owners' Loan Act rather than the Internal Revenue Code requires that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement are loans made to purchase, refinance, construct, improve or repair domestic residential housing and manufactured housing; home equity loans; mortgage-backed securities (where the mortgages are secured by domestic residential housing or manufactured housing); stock issued by the Federal Home Loan Bank of Pittsburgh; and direct or indirect obligations of the Federal Deposit Insurance Corporation. In a recent amendment to the qualified thrift lender, small business loans, credit card loans, student loans and loans for personal, family and household purposes were allowed to be included without limitation as qualified investments. In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer and educational loans (limited to 10% of total portfolio assets); and stock issued by the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association. Portfolio assets consist of total assets minus the sum of (a) goodwill and other intangible assets, (b) property used by the savings institution to conduct its business, and (c) liquid assets up to 20% of the institution's total assets. At September 30, 2001, substantially all of the portfolio assets of Willow Grove Bank were qualified thrift investments.

      Federal Home Loan Bank System. Willow Grove Bank is a member of the Federal Home Loan Bank of Pittsburgh, which is one of 12 regional Federal Home Loan Banks that administer the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the Federal Home Loan Bank. At September 30, 2001, Willow Grove Bank had $65.4 million of Federal Home Loan Bank advances.

      As a member, Willow Grove Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Pittsburgh in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of the members' aggregate amount of outstanding advances. At September 30, 2001, Willow Grove Bank had $3.4 million in stock of the Federal Home Loan Bank of Pittsburgh, which was in compliance with this requirement.

      The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid and could continue to do so in the future. These contributions also could have an adverse effect on the value of Federal Home Loan Bank stock in the future.

      Federal Reserve System. Federal Reserve Board regulations require all depository institutions to maintain non-interest earning reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. At September 30, 2001, Willow Grove Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the Office of Thrift Supervision.

      Savings banks are authorized to borrow from a Federal Reserve Bank "discount window," but Federal Reserve Board regulations require savings banks to exhaust other reasonable alternative sources of funds, including Federal Home Loan Bank advances, before borrowing from a Federal Reserve Bank.

      Affiliate Restrictions. Section 11 of the Home Owners' Loan Act provides that transactions between an


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

insured subsidiary of a holding company and an affiliate thereof will be subject to the restrictions that apply to transactions between banks that are members of the Federal Reserve System and their affiliates pursuant to Sections 23A and 23B of the Federal Reserve Act.

      In general, Sections 23A and 23B and Office of Thrift Supervision regulations issued in connection therewith limit the extent to which a savings institution or its subsidiaries may engage in certain "covered transactions" with affiliates to an amount equal to 10% of the institution's capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. In addition, a savings institution and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings institution or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

      In addition, under Office of Thrift Supervision regulations, a savings institution may not make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies; a savings institution may not purchase or invest in securities of an affiliate other than shares of a subsidiary; a savings institution and its subsidiaries may not purchase a low-quality asset from an affiliate; and covered transactions and certain other transactions between a savings institution or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices. With certain exceptions, each loan or extension of credit by a savings institution to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.

      The Office of Thrift Supervision regulation generally excludes all non-bank and non-savings institution subsidiaries of savings institutions from treatment as affiliates, except to the extent that the Office of Thrift Supervision or the Federal Reserve Board decides to treat such subsidiaries as affiliates. The regulation also requires savings institutions to make and retain records that reflect affiliate transactions in reasonable detail, and provides that certain classes of savings institutions may be required to give the Office of Thrift Supervision prior notice of affiliate transactions.

Federal Securities Law

      Our common stock is registered with the SEC under the Securities Exchange Act of 1934, as amended and, under Office of Thrift Supervision regulations, generally may not be deregistered for at least three years after the initial public offering. We are subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Securities Exchange Act of 1934, as amended.

                                    TAXATION

Federal Taxation

      General. Willow Grove Bancorp and we are subject to federal income taxation in the same general manner as other corporations with some exceptions listed below. The following discussion of federal taxation is only intended to summarize certain pertinent federal income tax matters and is not a comprehensive description of the applicable tax rules. Willow Grove Bank's federal income tax returns have been closed without audit by the Internal Revenue Service through 1995.

      We will file a consolidated federal income tax return which includes Willow Grove Bank. Accordingly, it is anticipated that any cash distributions made by us would be treated as cash dividends, and not as a non-taxable return of capital to stockholders for federal and state tax purposes.


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      Method of Accounting. For federal income tax purposes, Willow Grove
Bancorp reports income and expenses on the accrual method of accounting and files its federal income tax return using a June 30 fiscal year end.

      Bad Debt Reserves. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995. Prior to that time, Willow Grove Bank was permitted to establish a reserve for bad debts and to make additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at taxable income. As a result of the Small Business Protection Act, savings associations must use the specific charge-off method in computing their bad debt deduction beginning with their 1996 federal tax return. In addition, federal legislation requires the recapture (over a six year period) of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987. The amount of Willow Grove Bank's reserve subject to recapture as of September 30, 2001 was approximately $1.2 million.

      Taxable Distributions And Recapture. Prior to the Small Business Protection Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if Willow Grove Bank failed to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Willow Grove Bank make certain non-dividend distributions or ceases to maintain a bank charter.

      At September 30, 2001, Willow Grove Bank's total federal pre-1988 reserve was approximately $6.2 million. The reserve reflects the cumulative effects of federal tax deductions for which no federal income tax provisions have been made.

      Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences. The alternative minimum tax is payable to the extent such alternative minimum tax income is in excess of an exemption amount. Net operating losses can offset no more than 90% of alternative minimum tax income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. We have not been subject to the alternative minimum tax nor do we have any such amounts available as credits for carryover.

      Net Operating Loss Carryovers. Willow Grove Bancorp and we may carry back net operating losses to the three preceding taxable years and forward to the succeeding 15 taxable years. This provision applies to losses incurred in taxable years beginning before August 6, 1997. For net operating losses in years beginning after August 5, 1997, such net operating losses can be carried back to the two preceding taxable years and forward to the succeeding 20 taxable years. At September 30, 2001, neither Willow Grove Bancorp nor we had any net operating loss carry forwards for federal income tax purposes.

      Corporate Dividends-received Deduction. Willow Grove Bancorp and we may exclude from income 100% of dividends received from a member of the same affiliated group of corporations. The corporate dividends received deduction is 80% in the case of dividends received from corporations which a corporate recipient owns less than 80%, but at least 20% of the distribution corporation. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received.

State And Local Taxation

      Pennsylvania Taxation. Willow Grove Bancorp and we are subject to the Pennsylvania Corporate Net Income Tax and Capital Stock and Franchise Tax. The Corporation Net Income Tax rate for fiscal 2002 is 9.99% and is imposed on unconsolidated taxable income for federal purposes with certain adjustments. In general, the Capital Stock Tax is a property tax imposed at the rate of approximately 0.75% of a corporation's capital stock value, which is determined in accordance with a fixed formula based upon average net income and net worth.

      Willow Grove Bank is subject to tax under the Pennsylvania Mutual Thrift Institutions Tax Act, as amended to include thrift institutions having capital stock. Pursuant to the Mutual Thrift Institutions Tax, the tax rate is 11.5%. The Mutual Thrift Institutions Tax exempts Willow Grove Bank from other taxes imposed by the Commonwealth of Pennsylvania for state income tax purposes and from all local taxation imposed by political subdivisions, except taxes on real estate and real estate transfers. The Mutual Thrift Institutions Tax is a tax upon net earnings, determined in accordance with generally accepted accounting principles with certain adjustments. The Mutual Thrift Institutions Tax, in computing income according to generally accepted accounting principles, allows for the deduction of interest earned on state and federal obligations, while disallowing a percentage of a thrift's interest expense deduction in the proportion of interest income on those securities to the overall interest income of Willow Grove Bank. Net operating losses, if any, thereafter can be carried forward three years for Mutual Thrift Institutions Tax purposes.

                                   MANAGEMENT

Management of Willow Grove Bancorp

      Our initial Board of directors has been established by Willow Grove Bank. Our Board of Directors is divided into three classes, each of which consists of approximately one-third of the Board. After the conversion, one class will be elected by our stockholders to staggered three-year terms, or until their successors are elected and qualified. The following table sets forth certain information regarding our directors, all of whom are also directors of Willow Grove Bank.

                                      Position with Willow Grove Bancorp and Principal      Director of Willow     Year Term
             Name         Age (1)           Occupation During the Past Five Years           Grove Bank Since (2)    Expires
------------------------  ------   ------------------------------------------------------   --------------------   ---------
Lewis W. Hull              84      Director. Chairman and controlling shareholder of               1973              2003
                                   Hull Corp., a manufacturing company located in
                                   Warminster, Pennsylvania. Mr. Hull is also a director
                                   of Penn Engineering & Manufacturing Corp.

Charles F. Kremp, 3rd      58      Director. Owner of Kremp Florist, Willow Grove,                 1994              2003
                                   Pennsylvania.

William W. Langan          61      Chairman of the Board. Retired since March 1, 2001;             1986              2002
                                   previously, President of Marmetal Industries, Inc.,
                                   Horsham, Pennsylvania.

Rosemary C. Loring, Esq.   51      Director. President of the Remedy Intelligent Staffing          2000              2003
                                   franchise in Bucks and Montgomery Counties,
                                   Pennsylvania since 1996; previously, Regional Vice
                                   President-Consumer Banking for First Union National
                                   Bank.

Frederick A. Marcell Jr.   63      Director. President and Chief Executive Officer of              1992              2004
                                   Willow Grove Bank since April 1992 and of Willow
                                   Grove Bancorp since December 1998.

A. Brent O'Brien           63      Director. Consultant to Bean, Mason & Eyer, Inc., an            1996              2002
                                   insurance broker firm in Doylestown, Pennsylvania,
                                   since January 2000; previously, President and owner of
                                   Bean, Mason & Eyer, Inc.

Samuel H. Ramsey, III      58      Director. Owner of Samuel H. Ramsey, III, Certified             1988              2002
                                   Public Accountants since 1973; also, investment
                                   adviser, AXA Advisers, LLC, Bellevue, Washington
                                   since October 2000.

William B. Weihenmayer     54      Director. Since March 1990, independent real estate             1996              2004
                                   investor, Huntingdon Valley, Pennsylvania;
                                   previously, a partner of Linpro Company, a national
                                   real estate developer.

----------
(1)   As of September 30, 2001.
(2) Each of the above directors also has served as one of our initial directors since December 2001.

Executive Officers Who Are Not Directors

      Set forth below is the information with respect to the principal occupations during the last five years for the three executive officers of Willow Grove Bancorp and Willow Grove Bank who do not serve as directors.

        Name          Age (1)   Principal Occupation During the Past Five years
-------------------   -------   ------------------------------------------------

Thomas M. Fewer         49      Senior Vice President of Willow Grove Bancorp;
                                Senior Vice President and Senior Lending Officer of Willow Grove Bank since 1997; prior thereto, Vice President and Senior Lending Officer of
                                Willow Grove Bank.

Christopher E. Bell     44      Senior Vice President, Treasurer and Chief
                                Financial Officer of Willow Grove Bancorp and
                                Senior Vice President and Chief Financial
                                Officer of Willow Grove Bank since July 2000;
                                previously, Vice President and Controller of Willow Grove Bank and, prior to August 1997,
                                Assistant Vice President and Controller of
                                Willow Grove Bank.

John T. Powers          51      Senior Vice President and Corporate Secretary of
                                Willow Grove Bancorp; Senior Vice President,
                                Community Banking and Corporate Secretary of
                                Willow Grove Bank since 1997; and prior thereto, Vice President and Corporate Secretary of Willow
                                Grove Bank.

----------
(1)   As of September 30, 2001.

Directors' Compensation

      Willow Grove Bancorp does not pay separate compensation to directors for their service on the Board of Directors of Willow Grove Bancorp. Members of Willow Grove Bank's Board of Directors, except for Mr. Marcell, receive $1,100 per Board meeting held and $500 per committee meeting attended, except members of the Audit Committee who receive $800 per committee meeting, and the Loan Committee members who receive $600 per committee meeting. The Chairman of the Board of Directors receives $1,700 per Board meeting and the chairman of each committee receives $600 per committee meeting, except the chairman of the Audit Committee who receives $900 per meeting. To receive such compensation, directors may not be absent for more than two Board meetings. Unattended committee meetings are not compensated. Board fees are subject to periodic adjustment by the Board of Directors.

      In 1998, Willow Grove Bancorp adopted a non-qualified retirement plan for Willow Grove Bank's non-employee directors. Assuming the completion of ten years of service, this plan provides for fixed annual payments at retirement of $12,000 a year for a period of ten years. After six years, the individual director becomes 20% vested with the vesting benefit increasing by 20% per year through year ten. This plan provided credit for years of service prior to the plan's adoption.

      Non-employee directors of Willow Grove Bank may receive additional compensation pursuant to Willow Grove Bank's incentive compensation plan calculated as a percentage of the director's fees paid on an annual basis. The percentage is determined by several criteria related to Willow Grove Bank's financial performance. During fiscal 2001, non-employee directors (excluding Ms. Loring who was elected as a director in October 2000) received incentive compensation pursuant to this plan in amounts ranging from $1,300 to $2,100.

Executive Compensation

      The following table sets forth a summary of certain information concerning the compensation paid by Willow Grove Bank (including amounts deferred to future periods by the officers) for services rendered in all capacities during the fiscal years ended June 30, 2001, 2000 and 1999 to the President and Chief Executive Officer and the three other officers of Willow Grove Bank whose salary plus bonus exceeded $100,000. Willow Grove Bancorp has not paid separate compensation to officers and directors.

=======================================================================================================================
                                            Annual Compensation                  Long Term Compensation
--------------------------------------------------------------------------------------------------------
                                                                                        Awards
                                                                               -------------------------
                                                                                Restricted    Securities    All Other
        Name and               Fiscal                        Other Annual         Stock       Underlying   Compensation
    Principal Position          Year     Salary    Bonus    Compensation (2)   Awards(3)(4)    Options       (5)(6)(7)
-----------------------------------------------------------------------------------------------------------------------
Frederick A. Marcell Jr. (1)    2001    $204,558  $27,000      $    --           $     --           --        $26,108
  President and Chief           2000     182,000   31,500           --            162,500       16,800         24,238
  Executive Officer             1999     167,000   27,500       20,043                 --           --         17,213

-----------------------------------------------------------------------------------------------------------------------

Christopher E. Bell             2001     $99,577  $12,000      $    --           $     --          --         $15,662
  Senior Vice President,        2000      78,020   11,000           --             41,878       4,000          12,620
  Chief Financial Officer       1999      70,000    8,700           --                 --          --           8,564
  and Treasurer

-----------------------------------------------------------------------------------------------------------------------

Thomas M. Fewer                 2001    $119,760  $16,000      $    --           $     --           --        $19,129
  Senior Vice President and     2000     107,500   18,000           --             84,870       11,200         17,164
  Senior Lending Officer        1999      92,500   19,500           --                 --           --         11,475

-----------------------------------------------------------------------------------------------------------------------

John T. Powers                  2001    $119,760  $16,000      $    --           $     --           --        $19,129
  Senior Vice President,        2000     107,500   18,000           --             84,870       11,200         17,164
  Community Banking and         1999      92,500   19,500           --                 --           --         10,802
  Corporate Secretary

=======================================================================================================================

----------
(1) In fiscal 1998, Willow Grove Bank adopted a supplemental executive retirement plan for the benefit of Mr. Marcell. Willow Grove Bank accrued $18,000 with respect to the supplemental executive retirement plan in each of fiscal 2001, 2000 and 1999.

(2) Except for fiscal 1999, in the opinion of management of Willow Grove Bank, the costs to Willow Grove Bank of providing such benefits to the named executive officers did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the individual. In fiscal 1999, Willow Grove Bank awarded perquisites and other personal benefits to Mr. Marcell including $7,718 for health insurance and a supplemental life insurance premium of $7,435.

(3) Reflects the value of shares of restricted stock on the date of grant granted pursuant to the Recognition and Retention Plan. Such restricted stock vests over five years, 20% per year from the date of the grant. Dividends paid on the restricted common stock are held in trust and paid to the recipient when the restricted stock is earned.

(4) As of June 30, 2001, Messrs. Marcell, Bell, Fewer and Powers had 14,345, 3,697, 7,492 and 7,492 shares of unearned restricted stock, respectively, pursuant to the Recognition and Retention Plan, which had fair market values of $177,304, $45,695, $92,601 and $92,601 at June 30, 2001.

(5) Under Willow Grove Bank's 401(k) profit sharing plan for fiscal 2001, $5,880, $5,008, $5,600 and $5,600 was allocated to the accounts of Messrs. Marcell, Bell, Fewer and Powers, respectively.

(6) Under Willow Grove Bank's money purchase pension plan in fiscal 2001, $12,750, $6,649, $8,523 and $8,523 was allocated to the accounts of Messrs. Marcell, Bell, Fewer and Powers, respectively.

(7) Represents the fair market value on June 30, 2001 of a share of Willow Grove Bancorp common stock ($12.36) multiplied by the 605, 324, 405 and 405 shares allocated to the employee stock ownership plan accounts of Messrs. Marcell, Bell, Fewer and Powers, respectively, during fiscal 2001.

      Employment Agreements. In 1998, Willow Grove Bank (the "Employer") entered into employment agreements with each of Messrs. Marcell, Fewer and Powers (the "Executives"), which agreements superseded existing employment agreements with such persons. The Employer agreed to employ Mr. Marcell for a term of two years and Messrs. Fewer and Powers for a term of one year, in each case in their current respective positions. The agreements with the Executives set a base salary at their then current salary levels, which may be increased from time to time by the Board of Directors. The Employer entered into an employment agreement with Mr. Bell (also an "Executive") in July 2000, for a term of one year at his then current salary level and which otherwise was substantially identical to the agreements with Messrs. Fewer and Powers. The term of the Executives' employment agreements are extended annually for a successive additional one-year period unless the Employer provides not less than 60 days prior notice not to extend the employment term.

      Each of the employment agreements is terminable with or without cause by the Employer. The Executives have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination without good cause (as defined in the agreement) or termination by the Employer for cause, disability, retirement or death. In the event that (i) the Executive terminates his employment because of failure to comply with any material provision of the employment agreement by the Employer or the Employer changes the Executive's title or duties or (ii) the employment agreement is terminated by the Employer other than for cause, disability, retirement or death, the Executives will be entitled to the payment of their base salary for the remaining unexpired term of the employment agreement as cash severance. In the event that the Executive terminates his employment as a result of certain adverse actions which are taken with respect to the executive's employment following a change in control, as defined, the Executives will be entitled to a cash severance amount equal to their base salary plus bonus received in the prior year, multiplied by the number of years in the initial term of the employment agreement (two in the case of Mr. Marcell and one in the case of the other Executives). In the event that cash severance payments are triggered for Mr. Marcell, Mr. Marcell and his spouse shall also be entitled to continuation at the Employer's expense of certain insurance benefits. Benefits under the employment agreements will be reduced to the extent necessary to ensure that the Executives do not receive any "parachute payment" as such term is defined under
Section 280G of the Internal Revenue Code.

           A change in control is generally defined in the employment agreements to include any change in control of Willow Grove Bancorp required to be reported under the federal securities laws, as well as (i) the acquisition by any person other than Willow Grove Mutual Holding Company of 25% or more of the outstanding voting securities of Willow Grove Bancorp and (ii) a change in a majority of the directors of Willow Grove Bancorp during any three-year period without the approval of at least two-thirds of the persons who were directors of Willow Grove Bancorp at the beginning of such period.

      Although the above-described employment agreements could increase the cost of any acquisition of control of Willow Grove Bancorp, management of Willow Grove Bancorp does not believe that the terms thereof would have a significant anti-takeover effect. Willow Grove Bancorp and/or Willow Grove Bank may determine to enter into similar employment agreements with other officers in the future.

      Money Purchase Plan. Willow Grove Bank maintains a Money Purchase Plan which provides retirement benefits for all full-time employees who have attained the age of 21 and have completed one year of service with Willow Grove Bank. The Money Purchase Plan is a tax-qualified money purchase plan pursuant to which Willow Grove Bank's contributions are fixed based upon the compensation of each participant. For each participant, Willow Grove Bank's contribution is an amount equal to a percentage of the participant's base salary. With the consent of the Money Purchase Plan's administrator, the Money Purchase Plan may also accept rollover contributions from employees. Messrs. Marcell, Bell, Fewer and Powers are trustees of the Money Purchase Plan. A participant's account balance becomes 100% vested after completion of seven years of service. A participant also becomes 100% vested in his account balance in the event of death, disability or retirement. Normal retirement age under the Money Purchase Plan is 65. Retirement expense is funded as accrued and amounted to $269,000 for fiscal 2001, $222,000 for fiscal year 2000 and $193,000 for fiscal year 1999.

      Supplemental Executive Retirement Plan. Willow Grove Bank adopted a supplemental executive retirement plan in fiscal 1998 in order to supplement the retirement benefits payable to Mr. Marcell pursuant to Willow Grove Bank's qualified plans. The supplemental executive retirement plan provides for payments for a period of ten years beginning at retirement based on a percentage of annual cash compensation. Assuming Mr. Marcell remains in Willow Grove Bank's employ at age 68, the supplemental executive retirement plan provides for an annual benefit equal to 50% of his annual cash compensation. In the event that Mr. Marcell retires prior to age 68, his benefit will be reduced in increments of 5% per year. Following a change in control (as defined in the supplemental executive retirement plan), Mr. Marcell may terminate his employment and receive benefits as if he had worked until age 68. Willow Grove Bank accrued $18,000 on a pre-tax basis and $11,000 after tax, for each of the years ended June 30, 2001, 2000 and 1999, which included estimated costs for past service.

      Employee Stock Ownership Plan. Willow Grove Bank maintains an employee stock ownership plan as part of its retirement benefits program. As of September 30, 2001 there were 179,270 shares of Willow Grove Bancorp's common stock held in the employee stock ownership plan of which 23,903 shares have been allocated. The employee stock ownership plan, which was created in connection with Willow Grove Bank's mutual holding company reorganization in December 1998, was funded with a $1.8 million loan from Willow Grove Bancorp which is being amortized over 15 years. We expect the employee stock ownership plan to purchase additional shares in the conversion equal to 8% of the shares sold, or 360,000 shares at the mid-point of the offering range. Such purchase will be financed with an additional loan from us which is expected to have a term of 15 years and an initial interest rate of ____%. Shares purchased by the employee stock ownership plan will be held in a loan suspense account and released on a pro rata basis as debt service payments are made. Benefits under the employee stock ownership plan will accelerate and become immediately vested upon a change in control.

      1999 Stock Option Plan. An aggregate of 224,087 shares of Willow Grove Bancorp common stock have been reserved for issuance under its 1999 Stock Option Plan. At September 30, 2001, a total of 167,100 shares have been granted under the 1999 Stock Option Plan and 29,000 of such shares have become vested. Such options will be adjusted by the exchange ratio and remain outstanding after the conversion.

      Willow Grove Bancorp did not grant any stock options to the named executive officers during fiscal 2001. The following table sets forth, with respect to each executive officer named in the executive compensation table, information with respect to the number of options held at the end of the fiscal year ended June 30, 2001 and the value with respect thereto.

                                    Number of               Value of Unexercised
                               Unexercised Options          in the Money Options
                                at Fiscal Year End          at Fiscal Year End(1)
                           -----------   -------------   -----------   -------------
          Name             Exercisable   Unexercisable   Exercisable   Unexercisable
------------------------   -----------   -------------   -----------   -------------
Frederick A. Marcell Jr.      3,360         13,440         $11,080        $44,318
Christopher E. Bell             800          3,200           2,638         10,552
Thomas M. Fewer               2,240          8,960           7,386         29,546
John T. Powers                2,240          8,960           7,386         29,546

----------
(1) Calculated by determining the difference between the fair market value of a share of the common stock underlying the options at June 30, 2001 ($12.36) and the exercise price of the options ($9.0625).

      1999 Recognition and Retention Plan. The Willow Grove Bancorp 1999 Recognition and Retention Plan acquired 89,635 shares of Willow Grove Bancorp common stock. As of September 30, 2001, 9,365 shares were available to be granted to directors and employees and [16,053] of such shares have vested. Under the 1999 Recognition and Retention Plan, shares are awarded as restricted stock which vest over five years. Shares in the 1999 Recognition and Retention Plan will be adjusted by the exchange ratio and remain outstanding after the conversion.

New Stock Benefit Plans

      Stock Option Plan. Following consummation of the conversion, we intend to adopt a stock option plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in us as an incentive to contribute to our success and reward key employees for outstanding performance. The stock option plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code, non-incentive or compensatory stock options and stock appreciation rights (collectively "Awards"). Awards may be granted to our directors and key employees. The stock option plan will be administered and interpreted by a committee of the board of directors. Unless sooner terminated, the stock option plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the board of directors.

      Under the stock option plan, the committee will determine which directors, officers and key employees will be granted Awards, whether options will be incentive or compensatory options, the number of shares subject to each Award, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option must at least equal the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to employees who are 5% stockholders).

      At a meeting of our stockholders after the conversion, which under applicable Office of Thrift Supervision policies may be held no earlier than six months after the completion of the conversion, we intend to present the stock option plan to stockholders for approval and to reserve an amount equal to 10% of the shares of common stock sold in the conversion (517,500 shares or 595,125 shares based on the maximum and 15% above the maximum of the offering range, respectively), for issuance under the stock option plan. Office of Thrift Supervision regulations provide that, in the event such plan is implemented within one year after the conversion, no individual officer or employee of may receive more than 25% of the options granted under the stock option plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the stock option plan. Office of Thrift Supervision regulations also provide that the exercise price of any options granted under any such plan must be at least equal to the fair market value of the common stock as of the date of grant. Further, options under such plan generally are required to vest over a five year period at 20% per year. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to five years following the death, disability or other termination of the optionee's employment or service as a director. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in the loss of incentive stock option treatment.

      At the time an Award is granted pursuant to the stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the stock option plan may be authorized but previously unissued shares, treasury shares, or shares purchased by us on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the stock option plan, the number of shares to which any Award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding. If we declare a special cash dividend or return of capital after we implement the stock option plan in an amount per share which exceeds 10% of the fair market value of a share of common stock as of the date of declaration, the per share exercise price of all previously granted options which remain unexercised as of the date of such declaration shall, subject to certain limitations, be proportionately adjusted to give effect to the special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital.

      Under current provisions of the Internal Revenue Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to us at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and we will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize income for federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and we will be entitled to a deduction for federal income tax purposes in the same amount.

      Recognition Plan. After the conversion, we intend to adopt a recognition plan for our directors, officers and employees. The objective of the recognition plan will be to enable us to provide directors, officers and employees with a proprietary interest in us as an incentive to contribute to our success. We intend to present the recognition plan to our stockholders for their approval at a meeting of stockholders which, pursuant to applicable Office of Thrift Supervision regulations, may be held no earlier than six months after the conversion. Currently, Office of Thrift Supervision regulations provide that, in the event such plan is implemented within one year after the conversion, shares granted under the plan generally are required to vest over a five year period at 20% per year.

      The recognition plan will be administered by a committee of our board of directors, which will have the responsibility to invest all funds contributed to the trust created for the recognition plan. We will contribute sufficient funds to the trust so that it can purchase, following the receipt of stockholder approval, a number of shares equal to an aggregate of 4% of the common stock sold in the conversion (207,000 shares or 238,050 shares based on the maximum and 15% above the maximum of the offering range, respectively). Shares of common stock granted pursuant to the recognition plan generally will be in the form of restricted stock vesting at a rate to be determined by our board of directors or a board committee. For accounting purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the trust. Under the terms of the recognition plan, recipients of awards will be entitled to instruct the trustees of the recognition plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient's employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted. We can terminate the recognition plan at any time, and if we do so, any shares not allocated will revert to us. Recipients of grants under the recognition plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than payment of withholding taxes.

Indebtedness of Management and Related Party Transactions

      In accordance with applicable federal laws and regulations, Willow Grove Bank offers mortgage loans to its directors, officers and employees as well as members of their immediate families for the financing of their primary residences and certain other loans. These loans are generally made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

      The following table sets forth, as of _________ ___, 2001, certain information as to the common stock of Willow Grove Bancorp beneficially owned by
(i) each person or entity, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding shares of common stock of Willow Grove Bancorp, (ii) the directors of Willow Grove Bancorp, (iii) certain executive officers of Willow Grove Bancorp; and (iv) all directors and executive officers as a group.

                                        Amount and Nature
         Name of Beneficial               of Beneficial
         Owner or Number of              Ownership as of       Percent of
          Persons in Group             ________ __ , 2001(1)   Common Stock
------------------------------------   ---------------------   ------------

Willow Grove Mutual Holding Company
Welsh & Norristown Roads
Maple Glen, Pennsylvania 19002             2,812,974               57.0%

Directors:
   Lewis W. Hull                              19,681(2)(3)            *(13)
   Charles F. Kremp, 3rd                      17,681(2)(3)            *(13)
   William W. Langan                          23,961(2)(4)            *(13)
   Rosemary C. Loring, Esq.                    5,000                     *
   Frederick A. Marcell Jr.                   55,442(5)(6)          1.1(13)
   A. Brent O'Brien                           22,681(2)(3)(7)         *(13)
   Samuel H. Ramsey, III                      25,581(2)(3)(8)         *(13)
   William B. Weihenmayer                     35,181(2)               *(13)

Other Executive Officers:
   Christopher E. Bell                        17,651(9)               *(13)
   Thomas M. Fewer                            44,570(6)(10)           *(13)
   John T. Powers                             21,679(6)(11)           *(13)
All Directors and Executive Officers
   as a group (11 persons)                   _______(12)            6.3(13)

----------
*     Represents less than 1% of the outstanding stock.

(1) Based upon filings made pursuant to the Securities Exchange Act of 1934, as amended and information furnished by the respective individuals. Under regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2) Includes [2,689] shares held in the recognition and retention plan and allocated to the accounts of each of the directors other than Ms. Loring and Mr. Marcell.

(3) Includes 3,200 shares, which may be acquired upon the exercise of stock options, exercisable within sixty (60) days.

                                          (Footnotes continue on following page)

(Footnotes continued from previous page)

(4) Includes 15,000 shares held by Mr. Langan's spouse and [4,480] shares which may be acquired upon the exercise of stock options exercisable within sixty (60) days.

(5) Includes [30,000] shares held in Mr. Marcell's account in the 401(k) retirement plan, 10,759 shares held in the recognition and retention plan allocated to Mr. Marcell, [6,720] shares which may be acquired upon the exercise of stock options exercisable within sixty (60) days, [1,291] shares which have been allocated to Mr. Marcell's account in the employee stock ownership plan and 300 shares held by Mr. Marcell's spouse in her IRA account over which Mr. Marcell disclaims beneficial ownership.

(6) Excludes shares held in the employee stock ownership plan other than the [1,291], [844] and [834] shares allocated to the individual accounts of Messrs. Marcell, Fewer and Powers, respectively. Messrs. Marcell, Fewer and Powers, as trustees of the employee stock ownership plan, vote all shares of Willow Grove Bancorp common stock held in the plan trust. The trustees must vote allocated shares in accordance with the instructions of the participating employees. The trustees disclaim beneficial ownership of shares held in the employee stock ownership plan trust over which they share voting and dispositive power.

(7)   Includes 15,869 shares held by Mr. O'Brien's spouse.

(8) Includes 7,400 shares held in a trust for which Mr. Ramsey is a beneficiary.

(9) Includes 1,800 shares held jointly with Mr. Bell's spouse, 1,500 shares held by Mr. Bell's children, [5,105] shares held in Mr. Bell's account in the 401(k) retirement plan, [1,600] shares which may be acquired upon the exercise of stock options exercisable within sixty (60) days, [641] shares which have been allocated to Mr. Bell's account in the employee stock ownership plan and 2,773 shares held in the recognition and retention plan allocated to Mr. Bell.

(10) Includes 13,746 shares held jointly with Mr. Fewer's spouse, 1,000 shares held by Mr. Fewer's children, [18,971] shares held in Mr. Fewer's account in the 401(k) retirement plan,[ 4,480] shares which may be acquired upon the exercise of stock options exercisable within sixty (60) days, [844] shares which have been allocated to Mr. Fewer's account in the employee stock ownership plan and 5,619 shares held in the recognition and retention plan allocated to Mr. Fewer.

(11) Includes 1,500 shares held jointly with Mr. Power's spouse, 100 shares held by Mr. Powers' children, [6,000] shares held in Mr. Powers' account in the 401(k) retirement plan, [4,480] shares which may be acquired upon the exercise of stock options exercisable within sixty (60) days, [834] shares which have been allocated to Mr. Power's account in the employee stock ownership plan and 5,619 shares held in the recognition and retention plan allocated to Mr. Powers.

(xii) Includes 40,904 shares held in the Recognition and Retention Plan, which may be voted by directors and executive officers pending vesting and distribution, 3,610 shares allocated to executive officers pursuant to the ESOP and 34,560 shares which may be acquired by directors and executive officers upon the exercise of stock options exercisable within 60 days.

(13) Each beneficial owner's percentage ownership is determined by assuming that options held by such person (but not those held by any other person) and that are exercisable within 60 days have been exercised.

                          PROPOSED MANAGEMENT PURCHASES

      The following table sets forth, for each of our directors and for all of our directors and executive officers as a group, (1) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of shares of common stock of Willow Grove Bancorp as of the date of this prospectus, (2) the proposed purchases of subscription shares, assuming sufficient shares are available to satisfy their subscriptions, and (3) the total amount of our common stock to be held upon consummation of the conversion, in each case assuming that 4,500,000 shares of our stock are sold, which is the midpoint of the offering range.

                                                                                     Total Shares of Our
                               Number of Our Shares      Proposed Purchase of           Common Stock
                                 To Be Received In         Conversion Stock              to be Held
                              Exchange For Shares of   -----------------------      --------------------
                               Willow Grove Bancorp                     Number                  Number
            Name                    (1)(2)(3)            Amount       of Shares     Amount     of Shares
---------------------------   ----------------------   ----------      --------     -------    ---------
Directors:
   Lewis W. Hull                      22,063           $  150,000       15,000       37,063      0.47%
   Charles F. Kremp, 3rd              18,864              300,000       30,000       48,864      0.62
   William W. Langan                  26,862               10,000        1,000       27,862      0.35
   Rosemary C. Loring, Esq             7,998               80,000        8,000       15,998      0.20
   Frederick A. Marcell Jr            60,730              150,000       15,000       75,730      0.96
   A. Brent O'Brien                   26,862               50,000        5,000       31,862      0.40
   Samuel H. Ramsey, III              31,501              200,000       20,000       51,501      0.65
   William B. Weihenmayer             51,978               50,000        5,000       56,978      0.72

Other Executive Officers:
   Christopher E. Bell                21,241               40,000        4,000       25,241      0.32
   Thomas M. Fewer                    55,144               50,000        5,000       60,144      0.76
   John T. Powers                     18,524               60,000        6,000       24,524      0.31

All Directors and Executive
   Officers as a group
     (11 persons)                    341,767           $1,140,000      114,000      455,767      5.77%

----------
*     Represents less than 1% of the outstanding stock.

(i) Excludes shares which may be received upon the exercise of outstanding and exercisable stock options. Based upon the exchange ratio of 1.59973 of our shares for each share of Willow Grove Bancorp common stock at the midpoint of the estimated valuation range, the persons named in the table would have options to purchase our common stock as follows: 5,119 shares for each of Messrs. Hull, Kremp, O'Brien and Ramsey, 7,166 shares for each of Messrs. Langan, Fewer and Powers, and 10,750 and 2,559 shares for Messrs. Marcell, and Bell, respectively, and for all directors and executive officers as a group, 55,286 shares.
(ii) Excludes unvested shares awarded under the recognition and retention plan, based upon the exchange ratio, in the following amounts: 4,301 shares for each of Messrs. Hull, Kremp, Langan, O'Brien, Ramsey and Weihenmayer; 17,211, 4,436, 8,988 and 8,988 shares for Messrs. Marcell, Bell, Fewer and Powers, respectively, and for all directors and executive officers as a group, 65,435 shares.
(iii) Excludes stock options and awards that may be granted under the proposed new stock option plan and recognition and retention plan if such plans are approved by stockholders at an annual or special meeting of stockholders at least six months following the conversion and reorganization. See "Management-New Stock Benefit Plans."

                                 THE CONVERSION

      Our Board of Directors as well as the Boards of Directors of Willow Grove Mutual Holding Company, Willow Grove Bancorp and Willow Grove Bank have approved the plan of conversion. The Plan of Conversion also has been approved by the Office of Thrift Supervision, subject to approval by the members of Willow Grove Mutual Holding Company and the stockholders of Willow Grove Bancorp entitled to vote on the matter. Such Office of Thrift Supervision approval, however, does not constitute a recommendation or endorsement of the plan of conversion by such agency.

General

      Our Board of Directors as well as the Boards of Directors of Willow Grove Mutual Holding Company, Willow Grove Bancorp and Willow Grove Bank unanimously adopted the plan of conversion on September 7, 2001. The plan of conversion has been approved by the Office of Thrift Supervision, subject to, among other things, approval of the plan of conversion by the members of Willow Grove Mutual Holding Company and the stockholders of Willow Grove Bancorp. The special meeting of members and special meeting of stockholders have been called for this purpose on ______________ __, 2001.

      The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at each branch office of Willow Grove Bank and at the Northeast Regional and Washington D.C. offices of the Office of Thrift Supervision. The plan of conversion also is filed as an exhibit to the Registration Statement of which this document is a part, copies of which may be obtained from the Securities and Exchange Commission. See "Additional Information."

Purposes of the Conversion

      Willow Grove Mutual Holding Company, as a federally chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. As a result of the conversion and reorganization, we will be structured in the form used by holding companies of commercial banks, most business entities and a growing number of savings institutions. The conversion and reorganization will be important to our future growth and performance by providing a larger capital base to support our operations and by enhancing our future access to capital markets, ability to continue to grow our asset base, through acquisitions or otherwise, and to diversify into other financial services related activities and to provide additional services to the public. Although Willow Grove Bancorp currently has the ability to raise additional capital through the sale of additional shares of Willow Grove Bancorp common stock, that ability is limited by the mutual holding company structure which, among other things, requires that the Willow Grove Mutual Holding Company hold a majority of the outstanding shares of Willow Grove Bancorp common stock.

      The conversion and reorganization also will result in an increase in the number of outstanding shares of common stock, as compared to the current number of outstanding shares of Willow Grove Bancorp common stock which will facilitate development of a more active and liquid trading market for our common stock. See "Market for Our Common Stock."

      If Willow Grove Bank had undertaken a standard conversion involving the formation of a stock holding company in 1998, applicable Office of Thrift Supervision regulations would have required a greater amount of Willow Grove Bancorp common stock to be sold than the amount raised in connection with the formation of Willow Grove Mutual Holding Company. In addition, if a standard conversion had been conducted in 1998, management of Willow Grove Bank believed that it may have been difficult to prudently invest in a timely manner the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the formation of Willow Grove Mutual Holding Company. A standard conversion in 1998 also would have immediately eliminated all aspects of the mutual form of organization.

      Willow Grove Bancorp recognized $21.4 million in net proceeds from the sale of its common stock in 1998 in connection with the formation of Willow Grove Mutual Holding Company. Willow Grove Bank has pursued a plan of expansion and growth since the formation of Willow Grove Mutual Holding Company and, as a result of, among other factors, leveraging its balance sheet, total assets have increased from $405.4 million as of June 30, 1998 to $637.4 million at September 30, 2001. During the same period, Willow Grove Bank increased the number of its full service banking offices from seven to 12, and its net loans receivable increased from $315.7 million to $454.7 million. Such growth reflects Willow Grove Bank's efforts to become a full-service community banking institution. Willow Grove Bank remains committed to controlled growth and diversification. The additional funds received in the conversion and reorganization will facilitate Willow Grove Bank's ability to continue to grow in accordance with its business plan, through both internal growth and acquisitions of other institutions or branch offices. Willow Grove Bank believes that its current mutual holding company form may, and may continue to, impede its ability to undertake certain of such acquisitions. Given the current consolidation efforts in the banking industry in general and in Willow Grove Bank's market area in particular, we believe that there will be significant acquisition opportunities in the future. Willow Grove Bank believes that the conversion and reorganization will enhance its ability to continue its growth through acquisitions and will support its ability to more fully serve the borrowing and other financial needs of the communities it serves.

      Willow Grove Bancorp recently received an unsolicited proposal to merge from a mutual savings association. The proposal, which was subject to a due diligence review and various other contingencies, suggested a multi-step transaction in which the mutual association would acquire control of Willow Grove Bank for cash to the public stockholders of Willow Grove Bancorp. The offeror requested that the conversion be terminated in order to permit consummation of the proposed transaction. After careful consideration of the proposed transaction with the assistance of financial and legal advisers, the Boards of Directors of Willow Grove Mutual Holding Company, Willow Grove Bancorp and Willow Grove Bank unanimously decided that proposed transaction was not in the best interest of Willow Grove Mutual Holding Company, Willow Grove Bancorp or Willow Grove Bank or the best interests of the members of the Willow Grove Mutual Holding Company, the shareholders of Willow Grove Bancorp or the depositors of Willow Grove Bank and that it might violate certain regulatory and other restrictions.

      In light of the foregoing, our Board of Directors as well as the Boards of Directors of Willow Grove Mutual Holding Company, Willow Grove Bancorp and Willow Grove Bank believe that it is in the best interests of such companies and their respective members and stockholders to raise additional capital at this time, and that the most feasible way to do so is through the conversion and reorganization.

Description of the Conversion

      On September 7, 2001, the Boards of Directors of Willow Grove Bank, Willow Grove Bancorp and Willow Grove Mutual Holding Company adopted the plan of conversion. We have been incorporated under Pennsylvania law as a first-tier wholly owned subsidiary of Willow Grove Bank. In order to effect the conversion and reorganization, the following will occur:

o Willow Grove Bancorp will convert to a federal interim stock savings institution and simultaneously merge with and into Willow Grove Bank with Willow Grove Bank being the survivor;

o Willow Grove Mutual Holding Company will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into Willow Grove Bank, pursuant to which Willow Grove Mutual Holding Company will cease to exist and the shares of Willow Grove Bancorp common stock held by Willow Grove Mutual Holding Company will be canceled; and

o Willow Grove Interim Savings Association will be formed as a wholly owned subsidiary of the newly formed Pennsylvania corporation, Willow Grove Bancorp, and then will merge with and into Willow Grove Bank.

      As a result of the merger of Willow Grove Interim Savings with and into Willow Grove Bank, Willow Grove Bank will become our wholly-owned subsidiary and the outstanding shares of Willow Grove Bancorp common stock will be converted into the exchange shares pursuant to the exchange ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of the common stock to be outstanding upon the completion of the conversion and reorganization (i.e., the common stock and the exchange shares) as the percentage of Willow Grove Bancorp common stock owned by them in the aggregate immediately prior to consummation of the conversion and reorganization before giving effect to (a) the payment of cash in lieu of issuing fractional exchange shares, and (b) any shares of common stock purchased by public stockholders in the offering.

      Pursuant to Office of Thrift Supervision regulations, consummation of the conversion and reorganization (including the offering of common stock in the offering, as described below) is conditioned upon the approval of the plan of conversion by (1) the Office of Thrift Supervision, (2) at least a majority of the total number of votes eligible to be cast by members of Willow Grove Mutual Holding Company at the special meeting of members and (3) holders of at least two-thirds of the shares of the outstanding Willow Grove Bancorp common stock at the special meeting of stockholders. In addition, we have conditioned the consummation of the conversion on the approval of the plan of conversion by at least a majority of the votes cast, in person or by proxy, by the current stockholders at the special meeting of stockholders.

Effect of the Conversion on Current Stockholders

      Effect on Stockholders' Equity per Share of the Shares Exchanged. As adjusted for exchange ratio, the conversion will increase the stockholders' equity per share of the current stockholders of Willow Grove Bancorp common stock. At September 30, 2001, the stockholders' equity per share of Willow Grove Bancorp common stock including shares held by Willow Grove Mutual Holding Company was $12.80. Based on the pro forma information set forth for September 30, 2001, in "Pro Forma Data," pro forma stockholders' equity per share following the conversion will be $14.24, $12.85, $11.82, and $10.92 at the minimum, mid-point, maximum and adjusted maximum, respectively, of the offering range. As adjusted at that date for the exchange ratio, the effective stockholders' equity per share for current stockholders would be $19.36, $20.56, $21.75 and $23.10 at the minimum, mid-point, maximum and adjusted maximum, respectively, of the offering range.

      Effect on Earnings per Share of the Shares Exchanged. As adjusted for exchange ratio, the conversion will also increase the pro forma earnings per share. For the quarter ended September 30, 2001, basic earnings per share of Willow Grove Bancorp common stock was $0.26, or $1.04 on an annualized basis, including shares held by Willow Grove Mutual Holding Company. Based on the pro forma information set forth for the quarter ended September 30, 2001, in "Pro Forma Data," earnings per share of common stock following the conversion will range from $0.20 to $0.13, respectively, or $0.80 to $0.52, respectively, on an annualized basis, for the minimum to the adjusted maximum of the offering range. As adjusted at that date for the exchange ratio, the effective annualized earnings per share for current stockholders would range from $1.09 to $1.10, respectively, for the minimum to the adjusted maximum of the offering range.

      Effect on the Market and Appraised Value of the Shares Exchanged. The aggregate subscription price of the shares of common stock received in exchange for the publicly held shares of Willow Grove Bancorp common stock is $2.9 million, $3.4 million, $3.9 million, and $4.5 million at the minimum, mid-point, maximum and adjusted maximum, respectively, of the offering range. The last trade of Willow Grove Bancorp common stock on September 7, 2001, the last trading day preceding the announcement of the conversion, was $15.75 per share, and the price at which Willow Grove Bancorp common stock last traded on __________, 2002 was $_____ per share.

      Dissenters' and Appraisal Rights. Under Office of Thrift Supervision regulations, the public stockholders of Willow Grove Bancorp common stock will not have dissenters' rights or appraisal rights in connection with the exchange of publicly held shares of Willow Grove Bancorp common stock as part of the conversion.

Effects of the Conversion on Depositors, Borrowers and Members

      General. Prior to the conversion, each depositor in Willow Grove Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of Willow Grove Mutual Holding Company based upon the balance in his account, which interest may only be realized in the event of a liquidation of Willow Grove Mutual Holding Company. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of Willow Grove Mutual Holding Company, which is lost to the extent that the balance in the account is reduced or closed.

      Consequently, the depositors in a stock subsidiary of a mutual holding company normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that Willow Grove Mutual Holding Company and Willow Grove Bank are liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Willow Grove Mutual Holding Company after other claims are paid.

      Continuity. While the conversion is being accomplished, the normal business of Willow Grove Bank of accepting deposits and making loans will continue without interruption. Willow Grove Bank will continue to be subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the conversion, Willow Grove Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff. The directors and officers of Willow Grove Bank at the time of the conversion will continue to serve as directors and officers of Willow Grove Bank after the conversion.

      Effect on Deposit Accounts. Under the plan of conversion, each depositor in Willow Grove Bank at the time of the conversion will automatically continue as a depositor after the conversion, and each of the deposit accounts will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the accounts are withdrawn to purchase common stock to be issued in the offerings. Each account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

      Effect on Loans. No loan outstanding from Willow Grove Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

      Effect on Voting Rights of Members. At present, all depositors and certain borrowers of Willow Grove Bank as of May 15, 1995 who continue as borrowers, are members of, and have voting rights in, Willow Grove Mutual Holding Company as to all matters requiring membership action. Upon completion of the conversion, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of Willow Grove Mutual Holding Company which will cease to exist. Exclusive voting rights with respect to Willow Grove Bancorp will be vested in the holders of common stock. All voting rights in Willow Grove Bank will be vested in Willow Grove Bancorp as the sole shareholder of Willow Grove Bank. Depositors and borrowers of Willow Grove Bank will not have voting rights in Willow Grove Bancorp after the conversion, except to the extent that they become stockholders of Willow Grove Bancorp.

      Tax Effects. Willow Grove Bancorp will receive an opinion of counsel or tax advisor with regard to federal and state income taxation which indicate that the adoption and implementation of the plan of conversion set forth herein will not be taxable for federal or state income tax purposes to Willow Grove Bancorp, Willow Grove Mutual Holding Company, the public stockholders, members of Willow Grove Mutual Holding Company or Willow Grove Bank's Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, except as discussed below. See "- Tax Aspects" below and "Risk Factors."

      Effect on Liquidation Rights. If Willow Grove Mutual Holding Company was to liquidate, all claims of Willow Grove Mutual Holding Company's creditors would be paid first. Thereafter, if there were any assets remaining, members of Willow Grove Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Willow Grove Bank immediately prior to liquidation. In the unlikely event that Willow Grove Bank were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the "liquidation account" to certain depositors (see "- Liquidation Rights" below), with any assets remaining thereafter distributed to Willow Grove Bancorp as the holder of Willow Grove Bank's capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a merger, consolidation, sale of bulk assets or similar combination or transaction with another insured institution would not be considered a liquidation for this purpose and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

Effect on Existing Compensation Plans

      Under the plan of conversion, the existing 1999 Stock Option Plan and 1999 Recognition and Retention Plan of Willow Grove Bancorp will become our stock benefit plans and shares of our common stock will be issued (or reserved for issuance) pursuant to such benefit plans and not shares of the current Willow Grove Bancorp common stock. Upon consummation of the conversion, the common stock currently reserved for or held by these benefit plans will be converted into options or common stock based upon the exchange ratio. Upon completion of the conversion, (i) all rights to purchase, sell or receive Willow Grove Bancorp common stock currently under any agreement between Willow Grove Bank and any director, officer or employee of Willow Grove Bank or under any plan or program of Willow Grove Bank or Willow Grove Bancorp (including, without limitation, the 1999 Recognition and Retention Plan), shall automatically, by operation of law, be converted into and shall become an identical right to purchase, sell or receive common stock and an identical right to make payment in common stock under any such agreement between Willow Grove Bank and any director, officer or employee of Willow Grove Bank or under such plan or program of Willow Grove Bank, and (ii) rights outstanding under the 1999 Stock Option Plan shall be assumed by Willow Grove Bancorp and thereafter shall be rights only for shares of common stock, with each such right being for a number of shares of common stock based upon the exchange ratio and the number of shares of Willow Grove Bancorp that were available thereunder immediately prior to consummation of the conversion, with the price adjusted to reflect the exchange ratio but with no change in any other term or condition of such right.

The Offering

      Subscription Offering. In accordance with the plan of conversion, rights to subscribe for the purchase of common stock in the subscription offering have been granted under the plan of conversion to the following persons in the following order of descending priority: (1) eligible account holders, (2) our employee stock ownership plan, (3) supplemental eligible account holders, (4) other members of Willow Grove Mutual Holding Company (5) directors, officers and employees of Willow Grove Bank, and (6) current stockholders of Willow Grove Bancorp. All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and as described below under "- Limitations on Common Stock Purchases."

      Priority 1: Eligible Account Holders. Each Willow Grove Bank depositor with an account balance of at least $50 at the close of business on June 30, 2000 (an "Eligible Account Holder") will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the subscription offering up to the greater of (i) $500,000 of common stock, (ii) one-tenth of one percent (.1%) of the total offering of shares of common stock in the subscription offering or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered in the subscription offering by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on June 30, 2000 (the "Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

      If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. The subscription rights of Eligible Account Holders who are also directors or officers of Willow Grove Mutual Holding Company, Willow Grove Bancorp or Willow Grove Bank and their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding June 30, 2000.

      Priority 2: Employee Stock Ownership Plan. The employee stock ownership plan will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 8% of


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

Willow Grove Bancorp common stock sold in the conversion, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Valuation. The employee stock ownership plan intends to purchase 8% of the shares of common stock, or 414,000 shares based on the maximum of the offering range. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and community offerings, including subscriptions of any of Willow Grove Bank's directors, officers, employees or associates. See "Management - Executive Compensation - Employee Stock Ownership Plan." In the event that the total number of shares of common stock sold in the offerings is increased to an amount greater than the number of shares representing the maximum of the offering range ("Maximum Shares"), the employee stock ownership plan will have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 8% of Willow Grove Bancorp common stock sold in the conversion. See "- Limitations on Common Stock Purchases" and "Risk Factors - Possible Dilutive Effect of Issuance of Additional Shares."

      Priority 3: Supplemental Eligible Account Holders. Each Willow Grove Bank depositor with an account balance of at least $50 at the close of business on December 31, 2001 (a "Supplemental Eligible Account Holder") will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the subscription offering up to the greater of (i) $500,000 of common stock, (ii) one-tenth of one percent (0.1%) of the total offering of shares of common stock in the subscription offering or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered in the subscription offering by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on [December 31, 2001] (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

      If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all such subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

      Priority 4: Other Members. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, the employee stock ownership plan and Supplemental Eligible Account Holders, each depositor of Willow Grove Bank or other voting member of Willow Grove Mutual Holding Company as of _________ __, 2002 (an "Other Voting Member") will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for common stock in the subscription offering up to the greater of
(i) $500,000 of common stock or (ii) one-tenth of one percent (0.1%) of the total offering of shares of common stock in the subscription offering, subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

      In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the employee stock ownership plan and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the subscription offering, shares first will be allocated so as to permit each subscribing Other Member to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among subscribing Other Members on a pro rata basis in the same proportion as each Other Member's subscription bears to the total subscriptions of all subscribing Other Members, provided that no fractional shares shall be issued.

      Priority 5: Directors, Officers and Employees. To the extent that there are shares remaining after satisfaction of all subscriptions by Eligible Account Holders, the employee stock ownership plan, Supplemental Eligible Account Holders and Other Members, then directors, officers and employees of Willow Grove Bank will receive, without payment therefor, fifth priority, nontransferable subscription rights to subscribe for, in this category,


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

up to an aggregate of 15% of the shares of common stock offered in the subscription offering. The ability of directors, officers and employees to purchase common stock under this category is in addition to rights which are otherwise available to them under the plan of conversion, which generally allows such persons to purchase in the aggregate up to 25% of the total number of shares of common stock sold in the offerings. See "- Limitations on Common Stock Purchases."

      In the event of an oversubscription in this category, subscription rights will be allocated among the individual directors, officers and employees on a point system basis, whereby such individuals will receive subscription rights in the proportion that the number of points assigned to each of them bears to the total points assigned to all directors, officers and employees, provided that no fractional shares shall be issued. One point will be assigned for each year of service with Willow Grove Bank, one point for each salary increment of $5,000 per annum and five points for each office presently held in Willow Grove Mutual Holding Company and Willow Grove Bank, including directorships. For information as to the number of shares proposed to be purchased by certain of the directors and officers, see "Proposed Management Purchases."

      Priority 6: Current Stockholders. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, the employee stock ownership plan, Supplemental Eligible Account Holders, Other Members and directors, officers and employees, each current stockholder of Willow Grove Bancorp as of the voting record date (_______ __, 2002) may purchase up to the greater of (i) $500,000 of common stock or (ii) one-tenth of one-percent (0.1%) of the total offering of shares of common stock in the subscription offering, subject to the overall purchase limitations.

      In the event the current stockholders of Willow Grove Bancorp as of the voting record date submit orders for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the employee stock ownership plan, Supplemental Eligible Account Holders, Other Members and directors, officers and employees, is in excess of the total number of shares of common stock offered in the offerings, available shares will be allocated among current stockholders of Willow Grove Bancorp as of the voting record date on a pro rata basis in the same proportion as each current stockholder's order bears to the total orders of all current stockholders of Willow Grove Bancorp, provided that no fractional shares shall be issued.

      Expiration date for the Subscription Offering. The subscription offering will expire at __________, eastern time, on ________ _, 2002, unless we extend the offering up to 45 days or such additional periods with the approval of the Office of Thrift Supervision. Such extensions may not be extended beyond ________ _, 2004. Subscription rights which have not been exercised prior to the expiration date will become void.

      We will not execute orders until at least the minimum number of shares of common stock (3,825,000 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the expiration date, unless such period is extended with the consent of the Office of Thrift Supervision, all funds delivered to Willow Grove Bancorp pursuant to the subscription offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the expiration date is granted, we will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

      Community Offering. To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the employee stock ownership plan, Supplemental Eligible Account Holders, Other Members, directors, officers and employees of Willow Grove Bank and orders of current stockholders, we may elect to offer shares pursuant to the plan of conversion to certain members of the general public, with preference given to natural persons residing in the Montgomery, Bucks and Philadelphia Counties (such natural persons referred to as "Preferred Subscribers"). The community offering may be undertaken concurrently with the subscription offering. If we conduct a community offering, such persons may purchase up to the greater of (i) $500,000 of common stock or (ii) one-tenth of one percent (.1%) of the total offering of shares of common stock in the subscription offering, subject to the maximum purchase limitations. See "- Limitations on Common Stock Purchases." This amount may be increased at our sole discretion. The opportunity to subscribe for shares of common stock in the community offering category will be subject to our right in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date.

      If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the subscription offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by us, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose orders remain unsatisfied in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Preferred Subscribers whose subscription remains unsatisfied. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the community offering applying the same allocation described above for Preferred Subscribers.

      The plan of conversion provides that, if feasible, all shares of common stock not purchased in the subscription and community offerings may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed. No person will be permitted to subscribe in the syndicated community offering for more than $500,000 of common stock subject to the maximum purchase limitations. We have the right to reject orders in whole or part in our sole discretion in the syndicated community offering. Neither Keefe, Bruyette & Woods nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods has agreed to use its best efforts in the sale of shares in the syndicated community offering.

      In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the syndicated community offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to Willow Grove Bank for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send funds to Willow Grove Bank for deposit in a segregated account. If such alternative procedure is employed, purchasers' funds are not required to be in their accounts with selected dealers until the debit date. The syndicated community offering will terminate no more than 45 days following the expiration date, unless we extend the offering with the approval of the Office of Thrift Supervision.

How We Determined The Price Per Share And The Offering Range

      The plan of conversion requires that the purchase price of our common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We have retained RP Financial to make such valuation. For its services in making such appraisal and any expenses incurred in connection therewith, RP Financial will receive a fee of $45,000 (which fee includes the preparation of a business plan), plus out-of-pocket expenses which are not expected to exceed $5,000. We have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

      The appraisal has been prepared by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

      o our present and projected operating results and financial condition and the economic and demographic conditions in Willow Grove Bank's existing market area;

      o certain historical, financial and other information relating to Willow Grove Bank;

      o a comparative evaluation of the operating and financial statistics of Willow Grove Bancorp with those of other similarly situated publicly-traded companies located in Pennsylvania and other regions of the United States; the aggregate size of the offering of Willow Grove Bancorp common stock;

      o the impact of Willow Grove Bancorp on Willow Grove Bank's net worth and earnings potential;

      o     our proposed dividend policy;

      o and the trading market for Willow Grove Bancorp common stock and securities of comparable companies and general conditions in the market for such securities.

      In determining the amount of the appraisal, RP Financial reviewed Willow Grove Bancorp's price/core earnings ("P/E"), price/book ("P/B") and price/assets ("P/A") ratios on a pro forma basis giving effect to the net conversion proceeds to the comparable ratios for a peer group consisting of 11 thrift holding companies based in the Mid-Atlantic and New England states. The peer group included companies with:

      o     assets averaging $631 million;

      o     non-performing assets averaging 0.41% of total assets;

      o     loans receivable averaging 57% of total assets;

      o     equity equal to more than 8.0% of assets;

      o price/core earnings ratios equal to an average of 13.4x and ranging from 9.0x to17.6x; and

      o     positive core earnings for the most recent 12 months.

      At the midpoint of the appraisal, Willow Grove Bancorp's pro forma P/E and P/B ratios as of or for the trailing twelve months ended September 30, 2001 were 16.4x and 77.8%, respectively, compared to average ratios for the peer group of 14.1x and 111.9%, respectively. Also at the midpoint of the appraisal, Willow Grove Bancorp's pro forma P/B ratio at September 30, 2001 was 77.8%.

      On the basis of the foregoing, RP Financial has advised us that in its opinion the estimated pro forma full market value of the common stock was $79.0 million as of December 7, 2001. Current stockholders of Willow Grove Bancorp common stock will continue to hold the same aggregate percentage ownership interest in us as they currently hold, before giving effect to the payment of cash in lieu of issuing fractional exchange shares and any shares of common stock purchased by Willow Grove Bancorp's stockholders in the offerings. As a result, the appraisal was multiplied by Willow Grove Mutual Holding Company's adjusted percentage interest in Willow Grove Bancorp (i.e., 56.9%), to determine the midpoint of the valuation ($45.0 million), and the minimum and maximum of the valuation were set at 15% below and above the midpoint, respectively, resulting in a range of $38,250,000 to $51,750,000. Our Board of Directors determined that our common stock would be sold at $10.00 per share, resulting in an offering range of 3,825,000 to 5,175,000 shares of common stock being offered for sale.

      Our Boards of Directors reviewed RP Financial's appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our Board of Directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 1.3598 to a maximum of 1.8397 exchange shares for each current share of Willow Grove Bancorp common stock, with a midpoint of 1.5997. Based upon these exchange ratio, we expect to issue between 2,893,066 and 3,914,148 shares of exchange shares to the current holders of Willow Grove Bancorp common stock outstanding immediately prior to the completion of the conversion. The estimated offering range and the exchange ratio may be amended with the approval of the Office of Thrift Supervision, if required, or if necessitated by subsequent developments in our financial condition or market conditions generally. In the event the appraisal is updated so that our common stock is below $38,250,000 or above

$59,512,500 (the maximum of the offering range, as adjusted by 15%), such appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.

      In the event we receive orders for common stock in excess of $51,750,000 (the maximum of the valuation) and up to $59,512,500 (the maximum of the estimated valuation, as adjusted by 15%), we may be required by the Office of Thrift Supervision to accept all such orders. No assurances, however, can be made that we will receive orders for common stock in excess of the maximum of the offering range or that, if such orders are received, that all such orders will be accepted because the final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the Office of Thrift Supervision. There is no obligation or understanding on the part of management to take and/or pay for any shares of common stock in order to complete the offerings.

      The following table sets forth, based upon the minimum, midpoint, maximum and 15% above the maximum of the offering range, the following: (i) the total number of shares of our common stock to be sold in the conversion, (ii) the number of exchange shares to be issued, (iii) the total number of shares of our common stock to be outstanding after the conversion, and (iv) the exchange ratio. The table assumes that there are no fractional exchange shares.

                             Shares of
                         Common Stock to be            Shares to be
                                Sold                Received in Exhange      Total Shares of
                       ----------------------      ----------------------    Common Stock to  Exchange
                         Amount       Percent        Amount       Percent    be Outstanding     Ratio
                       ---------        ----       ---------        ----     -------------------------
Minimum                3,825,000        56.9%      2,893,066        43.1%       6,718,066      1.3598
Midpoint               4,500,000        56.9       3,403,607        43.1        7,903,607      1.5997
Maximum                5,175,000        56.9       3,914,148        43.1        9,089,148      1.8397
15% above maximum      5,951,250        56.9       4,501,270        43.1       10,452,520      2.1156

      Options to purchase Willow Grove Bancorp common stock will be converted into and become options to purchase our common stock. As of the date of this prospectus there were outstanding options to purchase 220,888 shares of Willow Grove Bancorp common stock with our exercise price of $9.0625 per share. The number of shares of our common stock to be received upon exercise of such options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration, and vesting schedule of such options will not be affected. If such options are exercised prior to the consummation of the conversion and reorganization there will be an increase in the number of exchange shares issued to current stockholders and a decrease in the exchange ratio.

      RP Financial's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. RP Financial did not independently verify the financial statements and other information provided by Willow Grove Bank, Willow Grove Bancorp and Willow Grove Mutual Holding Company, nor did RP Financial value independently the assets or liabilities of Willow Grove Bank or Willow Grove Bancorp. The valuation considers Willow Grove Bank, Willow Grove Bancorp and Willow Grove Mutual Holding Company as going concerns and should not be considered as an indication of the liquidation value of Willow Grove Bank, Willow Grove Bancorp and Willow Grove Mutual Holding Company. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing common stock or receiving exchange shares will thereafter be able to sell such shares at prices at or above the purchase price of $10.00 per share or in the range of the foregoing valuation of the pro forma market value thereof.

      We will not make any sale of our shares of common stock or issue any exchange shares unless prior to such consummation RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the purchase price of $10.00 per share is materially incompatible with the estimate of the pro forma market value of a share of common stock upon completion of the conversion. If such is not the case, a new offering range may be set, a new exchange ratio may be determined based upon the new offering range, a new subscription and syndicated community offering and/or syndicated community offering may be held or such other action may be taken as we determine and the Office of Thrift Supervision may permit or require.

      Depending upon market or financial conditions, the total number of shares of common stock to be issued may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the purchase price of $10.00 per share is not below the minimum or more than 15% above the maximum of the offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the offering range or more than 15% above the maximum of such range, purchasers will be resolicited. In any resolicitation, purchasers will be permitted to continue, modify or rescind their orders. If no election is made by a purchaser prior to the expiration of the resolicitation offering, the purchaser's order will be rescinded and any funds paid will be promptly refunded with interest at Willow Grove Bank's passbook rate of interest, and any withdrawal authorizations will be canceled. Any change in the number of shares of common stock will result in a corresponding change in the number of exchange shares, so that upon completion of the conversion the exchange shares will represent approximately 43.1% of our total outstanding shares of common stock (exclusive of the effects of the exercise of outstanding stock options).

      An increase in the number of shares of common stock as a result of an increase in the offering range would decrease both a subscriber's ownership interest and our pro forma net earnings and stockholders' equity on a per share basis while increasing pro forma net earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and our pro forma net earnings and stockholders' equity on a per share basis while decreasing pro forma net earnings and stockholders' equity on an aggregate basis. See "Risk Factors - Possible Dilutive Effect of Issuance of Additional Shares" and "Pro Forma Data."

      The appraisal report of RP Financial has been filed as an exhibit to our Registration Statement and Willow Grove Mutual Holding Company's Application for Conversion, of which this prospectus is a part, and is available for inspection in the manner set forth under "Additional Information."

Persons in Non-qualified States or Foreign Countries

      We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

      (i) the number of persons otherwise eligible to subscribe for shares under the plan of conversion who reside in such jurisdiction is small;

      (ii) the granting of subscription rights or the offer or sale of shares of common stock to such persons would require any of us or our officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify our securities for sale in such jurisdiction or to qualify a foreign corporation or file a consent to service of process in such jurisdiction; or

      (iii) such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer our common stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register us or our officers, directors or employees as brokers, dealers or salesmen.

Limitations on Common Stock Purchases

      The plan of conversion includes the following limitations on the number of shares of common stock which may be purchased:

            (1) No less than 25 shares of common stock may be purchased, to the extent such shares are available;

            (2) Each Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of (a) $500,000 (500,000 shares) of common stock, (b) one-tenth of one percent (.1%) of the total offering of shares of common stock in the subscription offering or (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the Eligibility Record Date, subject to the overall limitation in clause (6) below;

            (3) The employee stock ownership plan may purchase in the aggregate up to 8% of the shares of common stock to be issued in the offerings, including any additional shares issued in the event of an increase in the Estimated Valuation Range;

            (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of (a) $500,000 (500,000 shares) of common stock, (b) one-tenth of one percent (.1%) of the total offering of shares of common stock in the subscription offering or (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (6) below;

            (5) Each Other Member, current stockholder of Willow Grove Bancorp or any other person purchasing shares of common stock in the subscription offering or in the syndicated community offering, as applicable, may subscribe for and purchase in the respective offering up to the greater of $500,000(500,000 shares) of common stock and one-tenth of one percent (.1%) of the total offering of shares of common stock in the subscription offering, subject to the overall limitation in clause (6) below;

            (6) Except for the employee stock ownership plan and certain Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of common stock subscribed for or purchased in all categories by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed the number of shares of common stock that, when combined with shares received in exchange for shares of Willow Grove Bancorp common stock, aggregate 2% of the number of shares of our common stock issued in the conversion (76,500 shares and 103,500 shares at the minimum and maximum of the offering range, respectively); and

            (7) No more than 15% of the total number of shares sold in the subscription offering may be purchased by directors and officers of Willow Grove Mutual Holding Company and Willow Grove Bank in the fifth priority category in the subscription offering. No more than 25% of the total number of shares sold in the offerings may be purchased by directors and officers of Willow Grove Bank and their associates in the aggregate, excluding purchases by the employee stock ownership plan.

      Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of Willow Grove Mutual Holding Company or the current stockholders of Willow Grove Bancorp, both the individual amount permitted to be subscribed for and the overall purchase limitation may be decreased. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in our sole discretion may be, given the opportunity to increase their subscriptions up to the then applicable limit. If the amount is decreased, subscribers for the maximum amount will be decreased by the minimum amount necessary in light of the new maximum amount.


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

      No person, together with associates of and those acting in concert with such person, may purchase more than the overall maximum purchase limit of 2% of the number of shares of common stock to be issued by us. The term "acting in concert" is defined to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interest in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common addresses on our records and the fact that such persons have filed joint Schedules 13D or 13G with the SEC with respect to other companies. However, except as may otherwise be required by the Office of Thrift Supervision, current stockholders of Willow Grove Bancorp will not have to sell any Willow Grove Bancorp common stock or be limited in receiving exchange shares even if their current ownership of Willow Grove Bancorp common stock when converted into exchange shares exceeds an applicable purchase limitation, including the overall maximum purchase limitation of 2%; provided, however, that a current stockholder who would exceed an overall purchase limitation will be precluded from purchasing additional shares of common stock in the offerings.

      In the event of an increase in the total number of shares of our common stock due to an increase in the offering range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority in accordance with the plan of conversion:

      o to fill the employee stock ownership plan's subscription of 8% of the Adjusted Maximum number of shares;

      o in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders, inclusive of the Adjusted Maximum;

      o in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders, inclusive of the Adjusted Maximum;

      o in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members, inclusive of the Adjusted Maximum;

      o in the event there is an oversubscription by directors, officers and employees of Willow Grove Bank, to fill unfulfilled subscriptions of directors, officers and employees, inclusive of the Adjusted Maximum;

      o in the event that there is an oversubscription by current stockholders of Willow Grove Bancorp, to fill unfulfilled subscriptions of current stockholders, inclusive of the Adjusted Maximum; and

      o to fill unfulfilled subscriptions in the syndicated community offering to the extent possible, inclusive of the Adjusted Maximum.

      The term "associate" of a person is defined to mean (a) any corporation or other organization (other than us or a majority-owned subsidiary of Willow Grove Bank or Willow Grove Bancorp) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any of our tax-qualified employee stock benefit plans in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of us or any of our subsidiaries. In addition, joint account relationships and common addresses will be taken into account in applying the maximum purchase limitations.


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Marketing Arrangements

      We have engaged Keefe, Bruyette & Woods as a financial advisor and marketing agent in connection with the offering of the common stock, and Keefe, Bruyette & Woods has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of common stock in the offerings. Keefe, Bruyette & Woods is a member of the National Association of Securities Dealers, Inc. ("NASD") and a registered broker-dealer. Keefe, Bruyette & Woods will provide various services including, but not limited to:

     (xxii) training and educating Willow Grove Bank's directors, officers and employees regarding the mechanics and regulatory requirements of the stock sales process;

     (xxiii) providing its employees to assist in staffing the Stock
            Information Center to assist Willow Grove Bank's customers and internal stock purchasers and to assist in records management for orders of shares of common stock;

     (xxiv) targeting our sales efforts, including assisting in the preparation of marketing materials;

      (xxv) soliciting orders for common stock; and

     (xxvi) assisting in soliciting of proxies of members and current stockholders of Willow Grove Bancorp.

      Based upon negotiations, Keefe, Bruyette & Woods will receive (a) a management fee of $50,000 which will be subtracted from the total commission due under (b), and (b) a total commission equal to 1.25% of the aggregate dollar amount of common stock sold in the offerings, excluding any shares of common stock purchased in the offerings by directors, officers, employees (or members of their immediate families) and employee benefit plans of Willow Grove Bancorp and Willow Grove Bank. The commission will be payable upon completion of the conversion. In the event that a selected dealers agreement is entered into in connection with a syndicated community offering, we will pay to such selected dealers a fee at the commission rate to be agreed upon by us, Willow Grove Bank and Keefe, Bruyette & Woods not to exceed 5.5% of the aggregate dollar amount of our common stock for shares sold by an NASD member firm pursuant to a selected dealers agreement. Fees to Keefe, Bruyette & Woods and to any other broker-dealer may be deemed to be underwriting fees, and Keefe, Bruyette & Woods and including such broker-dealers may be deemed to be underwriters. Keefe, Bruyette & Woods will also be reimbursed for its out-of-pocket expenses in an amount not to exceed $7,500 and reasonable fees and expenses of its legal counsel. We and Willow Grove Bank have agreed to indemnify Keefe, Bruyette & Woods and each person, if any, who controls Keefe, Bruyette & Woods against all losses, claims, damages or liabilities, joint or several, and all legal and other expenses reasonably incurred by them in connection with certain claims that may arise as a result of certain claims and liabilities, including liabilities under the Securities Act, except those that are due to Keefe, Bruyette & Woods' willful misconduct or gross negligence.

      Our directors and executive officers may participate in the solicitation of offers to purchase common stock. Other employees of Willow Grove Bank may participate in the offerings in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 under the Securities Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with his solicitations or other participation in the offerings or the exchange by the payment of commissions or other remuneration based either directly or indirectly on transactions in Willow Grove Bancorp common stock and our common stock, respectively.

Procedure for Purchasing Shares in the Offerings

      To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date in accordance with Rule 15c2-8 of the Securities Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will


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confirm receipt or delivery of the prospectus in accordance with Rule 15c2-8.
Order forms will only be distributed with a prospectus.

      To purchase shares in the offerings, an executed original order form and the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at Willow Grove Bank (which may be given by completing the appropriate blanks on the order form), must be received by Willow Grove Bank at any of its offices by __________, eastern time, on ____________, 2002. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. We are not required to accept orders submitted on facsimilied order forms. We have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that we will do so. The waiver of an irregularity on an order form, the allowance by us of a correction of an incomplete or improperly executed order form, or the acceptance of an order after ________ on the expiration date in no way obligates us to waive an irregularity, allow a correction, or accept an order with respect to any other order form. The interpretation by us of the acceptability of an order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent, unless the offerings have not been completed within 45 days after the end of the subscription offering and syndicated community offering, unless such period has been extended.

      In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (June 30, 2000), the Supplemental Eligibility Record Date [December 31, 2001] and the Voting Record Date (__________, 2001) must list on the order form all accounts in which they have an ownership interest at the applicable eligibility date, giving all names in each account and the account numbers. Failure to list all of your accounts may result in fewer shares being allocated to you than if all your accounts had been disclosed.

      Payment for subscriptions and orders may be made (a) in cash if delivered in person at any office of Willow Grove Bank, (b) by check or money order, or
(c) by authorization of withdrawal from deposit accounts maintained with Willow Grove Bank. We may in our sole discretion elect not to accept payment for shares of common stock by wired funds and there shall be no liability for failure to accept such payment. Funds will be deposited in a segregated account at Willow Grove Bank and interest will be paid on funds made by cash, check or money order at Willow Grove Bank's current passbook rate of interest from the date payment is received until completion or termination of the conversion and reorganization. If payment is made by authorization of withdrawal from deposit accounts at Willow Grove Bank, the funds authorized to be withdrawn from a deposit account may continue to accrue interest at the contractual rates until completion or termination of the conversion and reorganization, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the conversion and reorganization.

      If a subscriber authorizes Willow Grove Bank to withdraw the aggregate amount of the purchase price from a deposit account, we will do so as of the effective date of the conversion. Willow Grove Bank may waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

      The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for such shares of common stock subscribed for upon consummation of the offerings, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or Willow Grove Bancorp to lend to the employee stock ownership plan, at such time, the aggregate purchase price of the shares for which it subscribed.

      A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA. Depositors interested in using funds in an IRA to purchase common stock should contact the Stock Center as soon as possible so that the necessary forms may be forwarded for execution prior to the expiration date.


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

      We have retained Keefe, Bruyette & Woods as consultant and advisor in connection with the offerings and to assist in soliciting subscriptions in the offerings on a best efforts basis. See " The Offerings" and " - Marketing Arrangements."

Restrictions on Transfer of Subscription Rights and Shares

      You may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by you and only your account. If you exercise your such subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion.

      We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Liquidation Rights

      In the unlikely event of a complete liquidation of Willow Grove Mutual Holding Company in its present mutual form, each depositor of Willow Grove Bank would receive his pro rata share of any assets of Willow Grove Mutual Holding Company remaining after payment of claims of all creditors. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in Willow Grove Bank at the time of liquidation. After the conversion, each depositor, in the event of a complete liquidation of Willow Grove Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of Willow Grove Bank. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of Willow Grove Bank or Willow Grove Bancorp above that amount.

      The plan of conversion provides for the establishment, upon the completion of the conversion and reorganization a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of (1) Willow Grove Bank's retained earnings of $35.9 million at June 30, 1998, the date of the latest statement of financial condition contained in the final offering circular utilized in the mutual holding company reorganization, or (2) 56.9% of Willow Grove Bancorp's total stockholders' equity as reflected in its latest statement of financial condition contained in the final prospectus utilized in the offerings. As of the date of this prospectus, the initial balance of the liquidation account would be approximately $35.9 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at Willow Grove Bank, would be entitled, upon a complete liquidation of Willow Grove Bank after the conversion, to an interest in the liquidation account prior to any payment to Willow Grove Bancorp as the sole shareholder of Willow Grove Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in Willow Grove Bank at the close of business on June 30, 2000 or [December 31, 2001,] as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the June 30, 2000 Eligibility Record Date (or the [December 31, 2001] Supplemental Eligibility Record Date, as the case may be) bore to the balance of all deposit accounts in Willow Grove Bank on such date.

      If, however, on any June 30 annual closing date of Willow Grove Bank, commencing June 30, 2002, the amount in any deposit account is less than the amount in such deposit account on June 30, 2000 or [December 31, 2001,] as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of


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Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Willow Grove Bancorp as the sole shareholder of Willow Grove Bank.

Tax Aspects

      Completion of the conversion is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Pennsylvania tax laws, to the effect that the conversion will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to Willow Grove Mutual Holding Company, Willow Grove Bancorp, Willow Grove Bank, or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. This condition may not be waived by us. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to us and the persons receiving subscription rights.

      Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to Willow Grove Bancorp and Willow Grove Bank to the effect that, for federal income tax purposes:

      o the conversion of Willow Grove Mutual Holding Company from mutual form to a federal interim stock savings institution and its simultaneous merger with and into Willow Grove Bank, with Willow Grove Bank being the surviving institution, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code;

      o the conversion of Willow Grove Bancorp to a federal interim stock savings association and its simultaneous merger with and into Willow Grove Bank with Willow Grove Bank being the surviving institution, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code;

      o no gain or loss will be recognized by Willow Grove Bank upon the receipt of the assets of Willow Grove Mutual Holding Company and Willow Grove Bancorp in such mergers;

      o the merger of Willow Grove Interim Savings Association with and into Willow Grove Bank, with Willow Grove Bank being the surviving institution, will qualify as a reorganization within the meaning of
            Section 368(a)(1)(A) of the Internal Revenue Code;

      o no gain or loss will be recognized by Willow Grove Interim Savings Association upon the transfer of its assets to Willow Grove Bank;

      o no gain or loss will be recognized by Willow Grove Bank upon the receipt of the assets of Willow Grove Interim Savings Association;

      o no gain or loss will be recognized by Willow Grove Bancorp upon the receipt of Willow Grove Bank common stock solely in exchange for common stock;

      o no gain or loss will be recognized by the current stockholders of Willow Grove Bancorp upon the receipt of our common stock solely in exchange for their Willow Grove Bancorp common stock;

      o the basis of our common stock to be received by the current stockholders of Willow Grove Bancorp will be the same as the basis of the Willow Grove Bancorp common stock surrendered in exchange therefor, before giving effect to any payment of cash in lieu of fractional shares;

      o the holding period of our common stock to be received by the current stockholders of Willow Grove Bancorp will include the holding period of the Willow Grove Bancorp common stock, provided that the Willow Grove Bancorp common stock were held as a capital asset on the date of the exchange;

      o no gain or loss will be recognized by us upon the sale of shares of common stock in the offerings;


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      o     the Eligible Account Holders, Supplemental Eligible Account Holders
            and Other Members will recognize gain, if any, upon the issuance to them of withdrawable savings accounts in Willow Grove Bank following the conversion, interests in the liquidation account and nontransferable subscription rights to purchase common stock, but only to the extent of the value, if any, of the subscription rights; and

      o the tax basis to the holders of common stock purchased in the offerings will be the amount paid therefor, and the holding period for the shares of common stock will begin on the date of consummation of the offerings if purchased through the exercise of subscription rights and on the day after the date of purchase if purchased in the syndicated community offering or syndicated community offering.

      The opinion states that although case law and IRS pronouncements indicate otherwise, it is possible that the IRS could assert that the overall plan of the transactions contemplated by the plan of conversion is the maintenance of Willow Grove Bank's holding company structure and the merger of Willow Grove Mutual Holding Company into Willow Grove Bank. If so, the IRS could argue that the "step transaction" doctrine should be applied and the transitory elimination of the holding company structure in the merger of Willow Grove Bancorp (after conversion to an interim savings association) with and into Willow Grove Bank, with Willow Grove Bank the survivor thereof, and the re-creation of the holding company structure in connection with the merger of Willow Grove Interim Savings Association into and with Willow Grove Bank, with Willow Grove Bank the survivor thereof, should be ignored for tax purposes. If the IRS were successful with such an assertion, the transaction would be treated as a direct merger of Willow Grove Mutual Holding Company into Willow Grove Bank which may not qualify as a tax free reorganization, resulting in taxable gain to the parties to the transaction.

      However, the case law and the IRS' pronouncements indicate that if two or more transactions carried out pursuant to an overall plan have economic significance independent of each other, the transactions generally will not be stepped together. The IRS's most significant pronouncement regarding independent economic significance is Rev. Rul. 79-250. In that ruling, the IRS will respect the transaction if each step demonstrates independent economic significance, is not subject to attack as a sham, and was undertaken for valid business purposes and not mere avoidance of taxes.

      The opinion of Elias, Matz, Tiernan & Herrick L.L.P. indicates that the parties to the merger of Willow Grove Mutual Holding Company (as converted to a federal interim stock savings association) with and into Willow Grove Bank with Willow Grove Bank the survivor thereof maintain a separate and distinct business purpose for consummating such merger (e.g., allowing for the conversion of Willow Grove Mutual Holding Company from mutual to stock form). Immediately after the consummation of such merger, Willow Grove Bank will no longer be controlled by Willow Grove Mutual Holding Company but will instead be controlled by its public stockholders and that Willow Grove Bank's capital will be substantially increased. The facts indicate that the merger of Willow Grove Mutual Holding Company with and into Willow Grove Bank will result in a real and substantial change in the form of ownership of Willow Grove Bank that is sufficient to conclude that such merger comports with the underlying purposes and assumptions of a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code.

      In addition, Elias, Matz, Tiernan & Herrick L.L.P. believes that, because the various steps contemplated by the plan of conversion were necessitated by the requirements of the Office of Thrift Supervision, each of the three mergers contemplated by the plan of conversion has a business purpose and independent significance and, as a result, the step transaction should not be applied to this transaction.

      The IRS is currently also reviewing the question of whether certain downstream mergers of a parent corporation into its subsidiary, known as inversion transactions, where a parent and its subsidiary reverse positions, which otherwise qualify for tax-free treatment nevertheless should be treated as taxable transactions. Elias, Matz, Tiernan & Herrick L.L.P. does not believe that the transactions undertaken pursuant to the plan of conversion should be so treated. However, Elias, Matz, Tiernan & Herrick L.L.P.'s opinion is not binding on the IRS and there can be no assurance that the IRS will not assert a contradictory position.

      KPMG LLP has issued an opinion to Willow Grove Bancorp and Willow Grove Bank to the effect that the income tax consequences under Pennsylvania law of the conversion are not materially different than for federal tax purposes.

      Based on a letter from RP Financial, which letter is not binding on the IRS, we believe that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights likely would be taxable only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and we could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

      Unlike private rulings, an opinion is not binding on the IRS and the IRS could disagree with the conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding. If the IRS determines that the tax effects of the transactions contemplated by the plan of conversion are to be treated differently from those presented in the opinion, we may be subject to adverse tax consequences as a result of the conversion.

Delivery and Exchange of Certificates

      Common Stock. Certificates representing common stock issued in connection with the offering will be mailed by our transfer agent for the common stock to the persons entitled thereto at the addresses of such persons appearing on the stock order form for common stock as soon as practicable following completion of the conversion and reorganization. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell such shares, even though trading of the common stock may have commenced.

      Exchange Shares. After completion of the conversion, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Willow Grove Bancorp common stock (other than Willow Grove Mutual Holding Company), upon surrender of the same to the Exchange Agent, which is anticipated to be the transfer agent for our common stock, will receive a certificate or certificates representing the number of full shares of our common stock for which the shares of the Willow Grove Bancorp common stock theretofore represented by the certificate or certificates so surrendered shall have been converted based on the exchange ratio. The Exchange Agent will promptly mail to each such holder of record of an outstanding certificate which immediately prior to the consummation of the conversion and reorganization evidenced shares of Willow Grove Bancorp common stock, and which is to be exchanged for our common stock based on the exchange ratio as provided in the plan of conversion, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the exchange and of the procedure for surrendering to the Exchange Agent such certificate in exchange for a certificate or certificates evidencing common stock. Willow Grove Bancorp's stockholders should not forward Willow Grove Bancorp common stock certificates to Willow Grove Bank or the exchange agent until they have received the transmittal letter.

      No holder of a certificate theretofore representing shares of Willow Grove Bancorp common stock will be entitled to receive any dividends in respect of the common stock into which such shares shall have been converted by virtue of Willow Grove Bancorp until the certificate representing such shares of Willow Grove Bancorp common stock is surrendered in exchange for certificates representing shares of our common stock. In the event that we declare dividends after the conversion but prior to surrender of certificates representing shares of Willow Grove Bancorp common stock, dividends payable in respect of shares of common stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of Willow Grove Bancorp common stock. We will be entitled, after the completion of the conversion, to treat certificates representing shares of Willow Grove Bancorp common stock as evidencing ownership of the


                                      106
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number of full shares of our common stock into which the shares of Willow Grove
Bancorp common stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

      We will not be obligated to deliver a certificate or certificates representing shares of common stock to which a holder of Willow Grove Bancorp common stock would otherwise be entitled as a result of the conversion until such holder surrenders the certificate or certificates representing the shares of Willow Grove Bancorp common stock for exchange as provided above, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by Willow Grove Bancorp If any certificate evidencing shares of common stock is to be issued in a name other than that in which the certificate evidencing Willow Grove Bancorp common stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Required Approvals

      Various approvals of the Office of Thrift Supervision are required in order to consummate the conversion. The Office of Thrift Supervision has approved the plan of conversion, subject to approval by the members of Willow Grove Mutual Holding Company and current stockholders of Willow Grove Bancorp. In addition, completion of the conversion and reorganization is subject to Office of Thrift Supervision approval of our application to acquire all of the to-be-outstanding Willow Grove Bank common stock and the applications with respect to the merger of Willow Grove Mutual Holding Company (following its conversion to a federal interim stock savings institution) and Willow Grove Bancorp (following its conversion to a federal interim stock savings association) into Willow Grove Bank and the merger of Willow Grove Interim Savings Association into Willow Grove Bank, with Willow Grove Bank being the surviving entity in all of the mergers. Applications for these approvals have been filed and have been approved.

      Pursuant to Office of Thrift Supervision regulations, the plan of conversion also must be approved by (1) at least a majority of the total number of votes eligible to be cast by members of Willow Grove Mutual Holding Company at the members' meeting, and (2) holders of at least two-thirds of the outstanding Willow Grove Bancorp common stock at the special meeting of stockholders. In addition, we have conditioned the consummation of the conversion on the approval of the plan of conversion by at least a majority of the votes cast, in person or by proxy, by the current stockholders of Willow Grove Bancorp, excluding any shares held by Willow Grove Mutual Holding Company, at the special meeting of stockholders.

Certain Restrictions on Purchase or Transfer of Shares After the Conversion

      All shares of common stock purchased in connection with the conversion by our directors or executive officers will be subject to a restriction that the shares not be sold for a period of one year following the conversion, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to our transfer agent. Any shares of common stock issued within this one-year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. Our directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

      Purchases of our common stock by our directors, executive officers and their associates during the three-year period following completion of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock pursuant to any tax-qualified employee stock benefit plan, such as the


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employee stock ownership plan, or by any non-tax-qualified employee stock benefit plan, such as the 1999 Recognition and Retention Plan.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

      General. As a result of the conversion and reorganization, current holders of Willow Grove Bancorp common stock will become our stockholders. There are certain differences in stockholder rights arising from distinctions between the Federal Charter and Bylaws of Willow Grove Bancorp and our Pennsylvania Articles of Incorporation and Bylaws and from distinctions between laws with respect to federally-chartered savings and loan holding companies and Pennsylvania law.

      The following discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to our Articles of Incorporation and Bylaws and the Pennsylvania Business Corporation Law of 1988, as amended.

      Authorized Capital Stock. Our authorized capital stock consists of 45,000,000 shares of common stock and 5,000,000 shares of preferred stock. The current authorized capital stock of Willow Grove Bancorp consists of 35,000,000 shares of common stock and 10,000,000 shares of preferred stock. The number of our authorized shares of stock is greater than what we will issue in the conversion. This will provide our Board of Directors with greater flexibility to effect, among other things, financings, acquisitions, stock dividends, stock splits and employee stock options.

      Issuance of Capital Stock. Currently, pursuant to applicable laws and regulations, Willow Grove Mutual Holding Company is required to own not less than a majority of the outstanding common stock of the existing publicly traded Willow Grove Bancorp. There will be no such restriction applicable to us following consummation of the conversion and reorganization, as Willow Grove Mutual Holding Company will cease to exist.

      Our Articles of Incorporation do not contain restrictions on the issuance of shares of capital stock to our directors, officers or controlling persons, whereas the current Charter of Willow Grove Bancorp restricts such issuance to general public offerings, or if qualifying shares, to directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Thus, we could adopt stock-related compensation plans such as stock option plans without stockholder approval and shares of our capital stock could be issued directly to directors or officers without stockholder approval. The Bylaws of the NASD, however, generally require corporations like ours with securities which are quoted on the Nasdaq National Market to obtain stockholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, stockholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax law treatment under current laws and regulations. We plan to submit the stock compensation plans discussed herein to our stockholders for their approval.

      Neither the current Charter and Bylaws of Willow Grove Bancorp nor our Articles of Incorporation and Bylaws provide for preemptive rights to stockholders in connection with the issuance of capital stock.

      Voting Rights. Both the current Charter and Bylaws of Willow Grove Bancorp and our Articles of Incorporation and Bylaws prohibit cumulative voting by stockholders in elections of directors.

      For additional information relating to voting rights, see "- Limitations on Acquisitions of Voting Stock and Voting Rights" below.

      Payment of Dividends. The ability of Willow Grove Bank to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by tax considerations related to savings banks such as Willow Grove Bank. See "Regulation - Willow Grove Bank - Capital Distributions" and "Taxation - Federal Taxation." Although we are not subject to these restrictions as a Pennsylvania corporation, such restrictions will


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indirectly affect us because dividends from Willow Grove Bank will be a primary source of funds for the payment of dividends to our stockholders.

      The Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania Business Corporation Law") generally provides that, unless otherwise restricted in a corporation's bylaws, a corporation's board of directors may authorize and a corporation may pay dividends to stockholders. However, a distribution may not be made if, after giving effect thereto:

      o the corporation would be unable to pay its debts as they become due in the usual course of its business; or

      o the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in its articles of incorporation) the amount that would be needed to satisfy the preferential rights upon dissolution of the corporation of shareholders whose preferential rights are superior to those receiving the distribution.

      Board of Directors. The current Charter and Bylaws of Willow Grove Bancorp and our Articles of Incorporation and Bylaws, each require the Board of Directors to be divided into three classes as nearly equal in number as possible and that the members of each class will be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

      Under the current Bylaws of Willow Grove Bancorp, any vacancies in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. Persons elected by the directors to fill vacancies may only serve until the next annual meeting of stockholders. However, under our Articles of Incorporation, any vacancy occurring in our Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

      Under the current Bylaws of Willow Grove Bancorp, any director may be removed only for cause by vote of the holders of a majority of the outstanding voting shares at a meeting of shareholders called for such purpose. Our Articles of Incorporation provide that any director may be removed by stockholders only for cause at a duly constituted meeting of stockholders called expressly for that purpose upon the vote of the holders of not less than a majority of the total votes eligible to be cast by stockholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared incompetent by order of a court, convicted of a felony or an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such directors' duties to us.

      Powers of Directors. The Pennsylvania Business Corporation Law provides that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors of a business corporation may, in considering the best interests of the corporation, consider the effects of any action upon employees, upon suppliers and customers of the corporation and upon communities in which offices or other establishments of the corporation are located, and all other pertinent factors.

      Neither the current Charter or Bylaws of Willow Grove Bancorp nor federal law contain provisions similar to the foregoing provision described above.

      Limitations on Liability. Our Articles of Incorporation provide that the personal liability of our directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the Pennsylvania Business Corporation Law as it exists on the effective date of the Articles of Incorporation or as such law may be thereafter in effect. Section 1713 of the Pennsylvania Business Corporation Law currently provides that directors (but not officers) of corporations that have adopted such a provision will not be so liable, unless:


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      o     the director has breached or failed to perform the duties of his office in accordance with the Pennsylvania Business Corporation Law; and

      o the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

This provision would absolve directors of personal liability for monetary damages for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to us and our stockholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

      If Pennsylvania law was amended in the future to provide for greater limitations on the personal liability of directors or to permit corporations to limit the personal liability of officers, the provision in our Articles of Incorporation limiting the personal liability of directors and officers would automatically incorporate such authorities without further action by stockholders. Similarly, if Pennsylvania law was amended in the future to restrict the ability of a corporation to limit the personal liability of directors, our Articles of Incorporation would automatically incorporate such restrictions without further action by stockholders.

      The provision limiting the personal liability of our directors does not eliminate or alter the duty of our directors; it merely limits personal liability for monetary damages to the extent permitted by the Pennsylvania Business Corporation Law. Moreover, it applies only to claims against a director arising out of his role as a director; it currently does not apply to claims arising out of his role as an officer (if he is also an officer) or arising out of any other capacity in which he serves because the Pennsylvania Business Corporation Law does not authorize such a limitation of liability. Such limitation also does not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to law.

      The provision in our Articles of Incorporation which limits the personal liability of directors is designed to ensure that the ability of our directors to exercise their best business judgment in managing our affairs is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors of publicly-held corporations often require such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit. In recent years, litigation against publicly-held corporations and their directors and officers challenging good faith business judgments and involving no allegations of personal wrongdoing has become common. Such litigation regularly involves damage claims in huge amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not employees of the corporation. The expense of such litigation, whether it is well-founded or not, can be enormous. The provision of our Articles of Incorporation relating to director liability is intended to reduce, in appropriate cases, the risk incident to serving as a director and to enable us to elect and retain the persons most qualified to serve as directors.

      Currently, federal law does not permit federally-chartered savings and loan holding companies like Willow Grove Bancorp to limit the personal liability of directors in the manner provided by the Pennsylvania Business Corporation Law and the laws of many other states.

      Indemnification of Directors, Officers, Employees and Agents. The current Charter and Bylaws of Willow Grove Bancorp do not contain any provision relating to indemnification of directors and officers. Under present Office of Thrift Supervision regulations, however, Willow Grove Bancorp must indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving any such person's activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgement other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of Willow Grove Bancorp or its stockholders. Willow Grove Bancorp also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, Willow Grove


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Bancorp is required to notify the Office of Thrift Supervision of its intention and such payment cannot be made if the Office of Thrift Supervision objects thereto.

      Our Bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a representative of another domestic or foreign corporation for profit or non-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, provided that we shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding effected without our prior written consent or any action or proceeding initiated by any such person. Similar rights to indemnification are provided in the case of derivative and other actions by or in the right of us. Indemnification shall not be made with respect to an action by or in the right of us as to which the person has been adjudged to be liable to us unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. Our Bylaws further provide that to the extent that our representative has been successful on the merits or otherwise in defense of any action or proceeding or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Unless otherwise ordered by a court, any indemnification shall be made by us only as authorized in the specific case upon a determination that indemnification is proper in the circumstance because such person has met the applicable standard of conduct set forth in the Bylaws. Expenses (including attorney's fees) incurred in defending any action or proceeding shall be paid by us in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by us.

      Special Meetings of Stockholders. The current Bylaws of Willow Grove Bancorp provide that special meetings of the stockholders of Willow Grove Bancorp may be called by the Chairman, President, a majority of the Board of Directors or the holders of not less than one-tenth of the outstanding capital stock of Willow Grove Bancorp entitled to vote at the meeting. Under the current Charter of Willow Grove Bancorp, special meetings of stockholders relating to changes in control may only be called upon direction of the Board of Directors. Our Articles of Incorporation contain a provision pursuant to which, except as otherwise provided by law, special meetings of our stockholders only may be called by the Board of Directors pursuant to a resolution approved by a majority of the directors then in office.

      Stockholder Nominations and Proposals. The current Bylaws of Willow Grove Bancorp generally provide that stockholders may submit nominations for election as director at least five days prior to an annual meeting of stockholders, and any stockholder may propose new business to be taken up at our annual or special meeting by filing such in writing with Willow Grove Bancorp at least 30 days but not more than 60 before the date of any such meeting.

      Our Bylaws provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the Board of Directors, other than those made by the Board or a committee thereof, shall be made by a stockholder who has complied with the notice provisions in the Bylaws. Written notice of a stockholder nomination must be communicated to the attention of the secretary and either delivered to, or mailed and received at, our principal executive offices not later than (a) with respect to an annual meeting of stockholders, 120 days prior to the anniversary date of the mailing of proxy materials by us in connection with the immediately preceding annual meeting of stockholders, or the case of the first annual meeting following the conversion and reorganization, July 15, 2002.

      Our Bylaws also provide that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. To be properly brought before an annual meeting, business must be specified in the notice of the meeting (or any supplement thereto) given by or at the direction of


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the Board of Directors, or otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials by us in connection with the immediately preceding annual meeting of stockholders, or, in the case of the first annual meeting of shareholders following the conversion and reorganization, July 15, 2002. Our Bylaws also require that the notice must contain certain information in order to be considered. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with our Bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

      The procedures regarding stockholder proposals and nominations are intended to provide our Board of Directors with the information deemed necessary to evaluate a stockholder proposal or nomination and other relevant information, such as existing stockholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a stockholder proposal or nomination, even when certain stockholders view such proposal or nomination as in our best interests or our stockholders.'

      Stockholder Action Without a Meeting. The current Bylaws of Willow Grove Bancorp provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. Our Articles of Incorporation similarly provide that any action permitted to be taken by the stockholders at a meeting may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all of the stockholders entitled to vote.

      Stockholder's Right to Examine Books and Records. A federal regulation which is currently applicable to Willow Grove Bancorp provides that stockholders may inspect and copy specified books and records of a federally-chartered savings and loan holding company after proper written notice for a proper purpose. The Pennsylvania Business Corporation Law similarly provides that a stockholder may inspect books and records for any proper purpose upon written verified demand stating the purpose of the inspection.

      Limitations on Acquisitions of Voting Stock and Voting Rights. Our Articles of Incorporation provide that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (a) more than 10% of the issued and outstanding shares of any class of an equity security of ours or (b) any securities convertible into, or exercisable for, any equity securities of ours if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for such equity securities, such person would be the beneficial owner of more than 10% of any class of an equity security of ours. The term "person" is broadly defined in the Articles of Incorporation to prevent circumvention of this restriction.

      The foregoing restrictions do not apply to (a) any offer with a view toward public resale made exclusively to us by underwriters or a selling group acting on our behalf, (b) any employee benefit plan established by us or Willow Grove Bank and (c) any other offer or acquisition approved in advance by the affirmative vote of 80% of our Board of Directors. In the event that shares are acquired in violation of this restriction, all shares beneficially owned by any person in excess of 10% will not be counted as shares entitled to vote and will not be voted by any person or counted as voting shares in connection with any matters submitted to stockholders for a vote, and our Board of Directors may cause the excess shares to be transferred to an independent trustee for sale.

      The current Charter of Willow Grove Bancorp contains a provision which restricts voting rights of certain 10% stockholders of Willow Grove Bancorp in the manner set forth above for a period of five years following the mutual holding company reorganization.

      Mergers, Consolidations and Sales of Assets. Federal regulation currently requires the approval of two-thirds of the Board of Directors of Willow Grove Bancorp and the holders of two-thirds of the outstanding stock of Willow Grove Bancorp entitled to vote thereon for mergers, consolidations and sales of all or substantially all of its


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assets. Such regulation permits Willow Grove Bancorp to merge with another corporation without obtaining the approval of its stockholders if:

      o     it does not involve an interim savings institution;

      o     The Charter of Willow Grove Bancorp is not changed;

      o each share of Willow Grove Bancorp stock outstanding immediately prior to the effective date of the transaction is to be an identical outstanding share or a treasury share of Willow Grove Bancorp after such effective date; and

      o either: (a) no shares of voting stock of Willow Grove Bancorp and no securities convertible into such stock are to be issued or delivered under the plan of combination or (b) the authorized unissued shares or the treasury shares of voting stock of Willow Grove Bancorp to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of Willow Grove Bancorp outstanding immediately prior to the effective date of the transaction.

      The Pennsylvania Business Corporation Law generally requires the approval of the Board of Directors and the affirmative vote of the holders of a majority of the votes cast by all stockholders entitled to vote thereon. Our Articles of Incorporation provide that any merger, consolidation, share exchange, sale of assets, division or voluntary dissolution shall require approval of 75% of the eligible voting shares unless the transaction has been previously approved by at least two-thirds of our Board of Directors (in which case the majority vote standard would apply). In addition, if any class or series of shares is entitled to vote thereon as a class, the Pennsylvania Business Corporation Law requires the affirmative vote of a majority of the votes cast in each class for any plan of merger or consolidation. The Pennsylvania Business Corporation Law also provides that unless otherwise required by a corporation's governing instruments, a plan of merger or consolidation shall not require the approval of the stockholders if:

      o whether or not the constituent corporation is the surviving corporation (a) the surviving or new corporation is a Pennsylvania business corporation and the articles of the surviving or new corporation are identical to the articles of the constituent corporation, except for specified changes which may be adopted by a board of directors without stockholder action, (b) each share of the constituent corporation outstanding immediately prior to the effective date of the merger or consolidation is to continue as or to be converted into, except as may be otherwise agreed by the holder thereof, an identical share of the surviving or new corporation after the effective date of the merger or consolidation, and (c) the plan provides that the stockholders of the constituent corporation are to hold in the aggregate shares of the surviving or new corporation to be outstanding immediately after the effectiveness of the plan entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors;

      o immediately prior to adoption of the plan and at all times prior to its effective date, another corporation that is a party to the merger or consolidation owns directly or indirectly 80% or more of the outstanding shares of each class of the constituent corporation; or

      o no shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors.

      As holder of all of the outstanding Willow Grove Bank common stock after consummation of the conversion and reorganization, we generally will be able to authorize a merger, consolidation or other business combination involving Willow Grove Bank without the approval of our stockholders.

      Business Combinations with Interested Shareholders. Under the Pennsylvania Business Corporation Law, a registered corporation may not engage in a business combination with an interested shareholder except for


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certain types of business combinations as enumerated under Pennsylvania law. The
Pennsylvania Business Corporation Law defines a "business combination" generally to include, with respect to a corporation, certain sales, purchases, exchanges, leases, mortgages, pledges, transfers or dispositions of assets, mergers or consolidations, certain issuances or reclassifications of securities, liquidations or dissolutions or certain loans, guarantees or financial assistance, pursuant to an agreement or understanding between such corporation or any subsidiaries, on the one hand, and an interested shareholder or an "affiliate" or "associate" thereof, on the other hand. An "interested shareholder" is defined generally to include any individual, partnership, association or corporation which is the beneficial owner (as defined) of at least 20% of the outstanding voting stock of the corporation or which is an affiliate or associate of such corporation and at any time within the five-year period prior to the date in question was the beneficial owner of at least 20% of the outstanding voting stock.

      Neither the current Charter and Bylaws of Willow Grove Bancorp nor federal laws and regulations contain a provision which restricts business combinations between Willow Grove Bancorp and any interested stockholder in the manner set forth above.

      Control Transactions. The Pennsylvania Business Corporation Law includes provisions which allow holders of voting shares of a registered corporation that becomes the subject of a "control transaction" to object to such transaction and demand that they be paid a cash payment for the "fair value" of their shares from the "controlling person or group." A "control transaction" for purposes of these provisions means the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of the registered corporation. "Fair value" for purposes of these provisions means an amount not less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction, plus an increment representing any value, including without limitation any proportion of any value payable for acquisition of control of the corporation, that may not be reflected in such price.

      Neither the current Charter or Bylaws of Willow Grove Bancorp nor federal law contain provisions similar to the control transaction provisions described above.

      Control-Share Acquisitions. The Pennsylvania Business Corporation Law includes provisions which generally require that stockholders of a registered corporation approve a "control-share acquisition," as defined. Pursuant to authority contained in the Pennsylvania Business Corporation Law, our Articles of Incorporation contain a provision which provides that the control-share acquisition provisions of the Pennsylvania Business Corporation Law shall not be applicable to us. The effect of this exclusion is to also exempt us from certain provisions of the Pennsylvania Business Corporation Law which provide statutory rights to severance compensation to any "eligible employee" of a registered corporation whose employment is terminated other than for willful misconduct,
(a) within 90 days before stockholders' approval of voting rights for the "control shares" of an "acquiring person" (generally, a "control share approval"), if the termination was pursuant to a formal or informal agreement, arrangement or understanding with such acquiring person or (b) within 24 months after a "control share approval."

      Neither the current Charter or Bylaws of Willow Grove Bancorp nor federal law contain provisions similar to the control-share acquisition and severance provisions described above.

      Disgorgement by Certain Controlling Shareholders. The Pennsylvania Business Corporation Law includes provisions which generally provide that any "profit" realized by any person or group who is or was a "controlling person or group" with respect to a registered corporation from the disposition of any equity security of the corporation to any person shall belong to and be recoverable by the corporation where the profit is realized by such person or group: (1) from the disposition of the equity security within 18 months after the person or group attained the status of a controlling person or group; and
(2) the equity security had been acquired by the controlling person or group within 24 months prior to or 18 months subsequent to the attaining by the person or group of the status of a controlling person or group.

      A "controlling person or group" for purposes of these provisions of the Pennsylvania Business Corporation Law is defined to mean (1) a person or group who has acquired, offered to acquire or, directly or indirectly, publicly disclosed or caused to be disclosed the intention of acquiring voting power over voting shares of a registered corporation that would entitle the holder thereof to cast at least 20% of the votes that all stockholders would be


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entitled to cast in an election of directors of the corporation or (2) a person or group who has otherwise, directly or indirectly, publicly disclosed or caused to be disclosed that it may seek to acquire control of a corporation through any means. The definition of "controlling person or group" also includes terms which are designed to facilitate a corporation's determination of the existence of a group and members of a controlling group.

      The Pennsylvania Business Corporation Law excludes certain persons and holders from the definition of a controlling person or group, absent "significant other activities" indicating that a person or group should be deemed a controlling person or group. The Pennsylvania Business Corporation Law similarly provides that, absent a person or group's direct or indirect disclosure or causing to be disclosed that it may seek to acquire control of the corporation through any means, a person or group will not be deemed to be a controlling person or group if such person or group holds voting power, among other ways, as a result of the solicitation of proxies or consents if such proxies or consents are (a) given without consideration in response to a solicitation pursuant to the Exchange Act and the regulations thereunder and (b) do not empower the holder thereof to vote such shares except on the specific matters described in such proxy or consent and in accordance with the instructions of the giver of such proxy or consent. The disgorgement provisions of the Pennsylvania Business Corporation Law applicable to registered corporations also do not apply to certain specified transfers of equity securities, including certain acquisitions and dispositions which are approved by a majority vote of both the board of directors and stockholders of the corporation in the prescribed manner.

      Actions to recover any profit due to a registered corporation under the disgorgement provisions of the Pennsylvania Business Corporation Law may be commenced by the corporation in any court of competent jurisdiction within two years from the date any recoverable profit was realized. Such an action also may be commenced by a stockholder on behalf of the corporation if the corporation refuses to bring the action within 60 days after written request by a stockholder or the corporation shall fail to prosecute the action diligently. Although any recovery of profits would be due the corporation, the stockholder would be entitled to reimbursement of all costs incurred in connection with the bringing of any such action in the event that such action results in a judgment recovering profits for the corporation.

      Neither the current Charter or Bylaws of Willow Grove Bancorp nor federal law contain provisions similar to the disgorgement provisions described above.

      Dissenters' Rights of Appraisal. A federal regulation which is applicable to Willow Grove Bancorp generally provides that a stockholder of a federally-chartered savings and loan holding company which engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. This regulation also provides, however, that the stockholders of a federally-chartered savings and loan holding company which is listed on a national securities exchange or quoted on NASDAQ are not entitled to dissenters' rights in connection with a merger if the stockholder is required to accept only "qualified consideration" for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on the NASDAQ or any combination of such shares of stock and cash.

      After the conversion and reorganization, the rights of appraisal of our dissenting stockholders will be governed by Pennsylvania law. Pursuant to the Pennsylvania Business Corporation Law, a stockholder of a Pennsylvania corporation generally has the right to dissent from any merger or consolidation involving the corporation or sale of all or substantially all of the corporation's assets, and to obtain fair value for his shares, subject to specified procedural requirements. However, no such appraisal rights are generally available for shares which are listed on a national securities exchange or held of record by more than 2,000 stockholders, provided that such exception will not apply and dissenters' rights will be available in the case of
(a) shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares, (b) shares of any preferred class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class, or (c) shares of the same class which are classified and treated differently and receive special treatment in the transaction and such special treatment is not approved by a vote of the majority of the shares of each group that is to receive such special treatment. Willow Grove Bancorp currently has approximately 1,400 stockholders of record and its common stock is listed on the Nasdaq National Market. After the conversion and the reorganization, we expect to have over 2,000 stockholders of record.

      Amendment of Governing Instruments. No amendment of the current Charter of Willow Grove Bancorp may be made unless it is first proposed by the Board of Directors, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Our Articles of Incorporation generally provide that no amendment of the Articles of Incorporation may be made unless it is first approved by our Board of Directors and thereafter approved by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, provided, however, any amendment which is inconsistent with Articles VI (directors), VII (meetings of stockholders, actions without a meeting), VIII (liability of directors and officers), IX (restrictions on offers and acquisitions), XI (stockholder approval of mergers and other actions) and XII (amendments to the Articles of Incorporation) must be approved by the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon unless approved by the affirmative vote of 80% of our directors then in office.

      The current Bylaws of Willow Grove Bancorp may be amended by a majority vote of the full Board of Directors or by a majority vote of the votes cast by the stockholders at any legal meeting. Our Bylaws may similarly be amended by the majority vote of the full Board of Directors at a regular or special meeting of the Board of Directors or by a majority vote of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote the preferred stock as may be required by the provisions of any series thereof, provided, however, that the stockholder vote requirement for any amendment to the Bylaws which is inconsistent with Sections
2.10 (stockholder proposals), 3.1 (number of directors and powers), 3.2 (classifications and terms of directors), 3.3 (director vacancies), 3.4 (director removals) and 3.12 (director nominations) and Article VI (indemnification) is the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon.

    RESTRICTIONS ON ACQUISITION OF US AND WILLOW GROVE BANK AND RELATED ANTI-
                               TAKEOVER PROVISIONS

Restrictions in Our Articles of Incorporation and Bylaws and Pennsylvania Law

      Certain provisions of our Articles of Incorporation and Bylaws and Pennsylvania law which deal with matters of corporate governance and rights of stockholders might be deemed to have a potential anti-takeover effect. Provisions in our Articles of Incorporation and Bylaws provide, among other things,

      o     that our Board of Directors shall be divided into classes;

      o that special meetings of stockholders may only be called by our Board of Directors;

      o that stockholders generally must provide us advance notice of stockholder proposals and nominations for director and provide certain specified related information;

      o that any merger or similar transaction be approved by a super-majority vote of stockholders unless it has previously been approved by at least two-thirds of our directors;

      o that no person may acquire more than 10% of the issued and outstanding shares of any class of our equity securities; and

      o the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights.

      Provisions of the Pennsylvania Business Corporation Law applicable to us provide, among other things, that

      o we may not engage in a business combination with an "interested shareholder" (generally a holder of 20% of a corporation's voting stock) during the five-year period after the interested shareholder became such except under certain specified circumstances,

      o holders of common stock may object to a "control transaction" involving us (generally the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of a corporation) and demand that they be paid a cash payment for the "fair value" of their shares from the "controlling person or group," and

      o any "profit," as defined, realized by any person or group who is or was a "controlling person or group" with respect to us from the disposition of any of our equity securities to any person shall belong to and be recoverable by us when the profit is realized in a specified manner.

For a discussion of these and other provisions of the Pennsylvania Business Corporation Law and our Articles of Incorporation and Bylaws, see "Comparison of Stockholder's Rights."

      The foregoing provisions of our Article of Incorporation and Bylaws and Pennsylvania law could have the effect of discouraging an acquisition of us or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of the common stock.

      In addition, certain provisions of our Stock Option Plan and Recognition and Retention Plan, each of which will not be implemented prior to the receipt of stockholder approval, and the existing stock benefit plans of Willow Grove Bancorp provide for accelerated benefits to participants in the event of a change in control of us or Willow Grove Bank, as applicable. See "Management - Executive Compensation" and "-New Benefit Plans." In addition, certain employment agreements to which we will be a party provide for specified benefits in the event of a change in control. See "Management - Executive Compensation - Employment Agreements." The foregoing provisions and limitations may make it more costly for companies or persons to acquire control of us.

      Our Board of Directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our Board of Directors. Our Board of Directors believes that these provisions are in the best interests of us and our future stockholders. In the Board of Directors' judgment, our Board of Directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of our stockholders. Accordingly, the Board of Directors believes that it is in our best interests and the best interests of our future stockholders to encourage potential acquirors to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of our true value and where the transaction is in the best interests of all stockholders.

Regulatory Restrictions

      The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days' prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a thrift holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated "control factors" are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition if (a) it would result in a monopoly or substantially lessen competition, (b) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (c) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

      During the conversion and for three years following the conversion and reorganization, Office of Thrift Supervision regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution, such as Willow Grove Bank, without the prior written approval of the Office of Thrift Supervision, except for

      o any offer with a view toward public resale made exclusively to the institution or to underwriters or a selling group acting on its behalf;

      o offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock;

      o offers in the aggregate for up to 24.9% by the employee stock ownership plan or other tax- qualified plans of us or Willow Grove Bank; and

      o an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the conversion and reorganization.

Such prohibition also is applicable to the acquisition of our common stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for an institution's stock under circumstances that give rise to a conclusive or rebuttable determination of control under Office of Thrift Supervision regulations.

      In addition to the foregoing, the plan of conversion prohibits any person, prior to the completion of the conversion and reorganization, from offering, or making an announcement of an intent to make an offer, to purchase subscription rights or common stock. See "The Conversion - Restrictions on Transfer of Subscription Rights and Shares."

                        DESCRIPTION OF OUR CAPITAL STOCK

General

      We are authorized to issue 45,000,000 shares of common stock and 5,000,000 shares of preferred stock. We currently expect to issue up to a maximum of 9,089,148 shares of common stock, including 5,175,000 shares sold in the conversion and 3,914,148 shares exchanged for shares of Willow Grove Bancorp common stock, and no shares of preferred stock in the conversion and reorganization. Each share of common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the conversion stock and the issuance of the Exchange Shares in accordance with the plan of conversion, all such stock will be duly authorized, fully paid and nonassessable.

      The common stock will represent nonwithdrawable capital, will not be an account of an insurable type and will not be insured by the Federal Deposit Insurance Corporation or any other governmental authority.

Common Stock

      Dividends. We can pay dividends if, as and when declared by our Board of Directors, subject to compliance with limitations which are imposed by law. See "We Intend to Pay Quarterly Cash Dividends." The holders of common stock will be entitled to receive and share equally in such dividends as may be declared by our Board of Directors out of funds legally available therefor. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

      Voting Rights. Upon completion of the conversion and reorganization, the holders of our common stock will possess exclusive voting rights in us. They will elect our Board of Directors and act on such other matters as are required to be presented to them under Pennsylvania law or our Articles of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Comparison of Stockholders' Rights - Limitations on Acquisitions of Voting Stock and Voting Rights," each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of the preferred stock may also possess voting rights.

      Liquidation. In the event of any liquidation, dissolution or winding up of us, the holders of the then-outstanding common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of our assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

      Preemptive Rights. Holders of the common stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. The common stock is not subject to redemption.

Preferred Stock

      None of the shares of our authorized preferred stock will be issued in the conversion and reorganization. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

      The transfer agent and registrar for the common stock of Willow Grove Bancorp is Registrar and Transfer Company.

                                     EXPERTS

      The consolidated financial statements of Willow Grove Bancorp, Inc. as of June 30, 2001 and 2000, and for each of the years in the three-year period ended June 30, 2001, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

      RP Financial has consented to the publication in this document of the summary of its report to Willow Grove Bancorp and Willow Grove Bank setting forth its opinion as to the estimated pro forma market value of the common stock to be outstanding upon completion of the conversion and reorganization and its opinion with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

      The legality of the common stock and the federal income tax consequences of the conversion and reorganization has been passed upon for Willow Grove Bancorp and Willow Grove Bank by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to Willow Grove Bancorp and Willow Grove Bank. The Pennsylvania income tax consequences of the conversion and reorganization has been passed upon for Willow Grove

Bancorp and Willow Grove Bank by KPMG LLP. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Thacher Proffitt & Wood, Washington, D.C.

                             ADDITIONAL INFORMATION

      We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered in this document. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The registration statement also is available through the SEC's world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete.

      Willow Grove Mutual Holding Company has filed an application for conversion with the Office of Thrift Supervision with respect to the conversion and reorganization. This prospectus omits certain information contained in that application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Northeast Regional Office of the Office of Thrift Supervision located at 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302.

      In connection with the conversion and reorganization, we will register our common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and, upon such registration, we and the holders of our stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting requirements and certain other requirements of the Securities Exchange Act of 1934, as amended. Under the plan of conversion, we have undertaken that we will not terminate such registration for a period of at least three years following the conversion and reorganization.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Independent Auditors' Report................................................F-1

Financial Statements:

      Consolidated Statement of Financial Condition (As of September
            30, 2001 (unaudited) and June 30, 2001 and 2000 ................F-2

      Consolidated Statements of Income (For the three months ended
            September 30, 2001 and 2000 (unaudited) and the years ended
            June 30, 2001, 2000 and 1999)................................... 31

      Consolidated Statements of Cash Flows (For the three months ended
            September 30, 2001 and 2000 (unaudited) and the years ended
            June 30, 2001, 2000 and 1999)...................................F-3

      Consolidated Statements of Changes in Shareholders' Equity and
            Comprehensive Income (For the three months ended September 30,
            2001 and 2000 (unaudited) and the years ended June 30, 2001,
            2000 and 1999) .................................................F-5

      Notes to Consolidated Financial Statements............................F-6

      All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

      Willow Grove Mutual Holding Company has limited assets other than its shares of Willow Grove Bancorp common stock (which will be canceled in connection with the conversion and reorganization) and has engaged in only minimal activities to date; accordingly, the financial statements of Willow Grove Mutual Holding Company have been omitted because of their immateriality.

      The registrant, Willow Grove Bancorp, Inc., a Pennsylvania corporation, which was incorporated on December 6, 2001, has not yet commenced operations and has engaged in only minimal activities to date; accordingly, the financial statements of Willow Grove Bancorp, Inc. have been omitted because of their immateriality.

                          Independent Auditors' Report

To the Board of Directors
Willow Grove Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of Willow Grove Bancorp, Inc. and subsidiary as of June 30, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Willow Grove Bancorp, Inc. and subsidiary as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/  KPMG LLP
-------------------------------------------
Philadelphia, Pennsylvania
July 23, 2001, except as to Note 17, which
is as of September 7, 2001

                           Willow Grove Bancorp, Inc.
                 Consolidated Statements of Financial Condition

                                                                     September 30,       At June 30,
(Dollars in thousands, except share data)                                2001         2001         2000
-----------------------------------------                             ---------    ---------    ---------
                                                                     (unaudited)
Assets
Cash and cash equivalents:
Cash on hand and non-interest-earning deposits                        $   4,334    $   4,621    $   4,442
Interest-earning deposits                                                20,013       17,588       10,239
                                                                      ---------    ---------    ---------
Total cash and cash equivalents                                       $  24,347    $  22,209    $  14,681
Assets available for sale:
Securities (amortized cost of $136,845 $130,406
 and $74,291 respectively)                                              139,566      130,358       70,577
Loans                                                                     4,498        2,644       35,753
Loans (net of allowance for loan losses                                 454,654      454,199      424,940
    of $4,539, $4,313 and $3,905 respectively)
Accrued income receivable                                                 3,490        3,667        2,795
Property and equipment, net                                               6,670        6,188        6,232
Intangible assets                                                         1,238        1,263        1,540
Other assets                                                              2,974        4,620        3,605
                                                                      ---------    ---------    ---------
Total assets                                                          $ 637,437    $ 625,148    $ 560,123
                                                                      =========    =========    =========

Liabilities and Stockholder's Equity
Deposits                                                              $ 503,091    $ 497,030    $ 452,857
Federal Home Loan Bank advances                                          65,415       59,885       37,517
Advance payments from borrowers for taxes                                 1,307        3,879        4,725
Accrued interest payable                                                  1,326        1,146        1,474
Other liabilities                                                         3,104        2,851        2,907
                                                                      ---------    ---------    ---------
Total Liabilities                                                       574,243      564,791      499,480
                                                                      ---------    ---------    ---------
Commitments and contingencies
Stockholders' equity:
Common stock, $.01 par value; (25,000,000 authorized;
    5,143,487 issued at September 30, 2001, June 30, 2001 and 2000)          51           51           51
Additional paid-in capital                                               22,276       22,265       22,270
Retained earnings - substantially restricted                             43,538       42,534       43,291
Accumulated other comprehensive income (loss)                             1,714          (29)      (2,340)
Treasury stock at cost, 206,100, 206,500 and 22,500  shares
respectively                                                             (2,348)      (2,351)        (211)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)                                     (1,464)      (1,494)      (1,613)
Recognition and Retention Plan Trust (RRP)                                 (573)        (619)        (805)
                                                                      ---------    ---------    ---------
Total stockholders' equity                                               63,194       60,357       60,643
                                                                      ---------    ---------    ---------
Total liabilities and stockholders' equity                            $ 637,437    $ 625,148    $ 560,123
                                                                      =========    =========    =========

See accompanying Notes to Consolidated Financial Statements.

See accompanying notes to consolidated financial statements.

                           Willow Grove Bancorp, Inc.
                      Consolidated Statements of Cash Flows

                                                           For the Three Months         For the year ended June 30,
                                                            ended September 30,
                                                          ----------------------    -----------------------------------
(Dollars in thousands)                                       2001         2000         2001         2000         1999
----------------------                                    ---------    ---------    ---------    ---------    ---------
                                                               (unaudited)
Net cash flows from operating activities:
Net income                                                $   1,240    $   1,241    $     157    $   4,843    $   3,633
Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
Depreciation                                                    202          181          723          575          409
Amortization of premium and accretion
       of discount, net                                          (1)        (124)        (283)          12           94
Amortization of intangible assets                                25          102          277          410          410
Foundation contribution expense                                  --           --           --           --          896
Provision for loan losses                                       374          110        7,856          706          531
Gain on sale of loans available for sale                       (114)          (4)        (381)          --          (10)
Gain (loss) on securities available for sale                    (49)         (19)          15           46           --
Decrease in deferred loan fees                                  (60)                     (109)        (101)        (292)
Decrease (increase) in accrued income receivable                177         (392)        (872)        (276)        (410)
(Decrease)  increase in other assets                            639         (465)      (2,355)        (153)         325
Increase (decrease) in accrued interest payable                 180          244         (328)         768          317
Deferred income tax benefit                                      --           --           --         (327)        (446)
Increase (decrease) in other liabilities                        253           34          (56)          86          (45)
Expense of ESOP & RRP                                            87          143          300          189           90
Originations and purchases of
       loans available for sale                             (20,500)      (4,399)     (59,477)     (35,753)      (2,865)
Proceeds from sale of loans available for sale               18,760       35,200       92,967           --       15,027
                                                          ---------    ---------    ---------    ---------    ---------
Net cash provided by (used in) operating activities           1,213       31,852       38,434      (28,975)      17,664
                                                          ---------    ---------    ---------    ---------    ---------

Cash flows from investing activities:
Net increase in loans                                          (785)      (7,660)     (37,168)     (50,915)     (59,153)
Purchase of securities available for sale                   (48,771)     (46,635)    (112,926)      (7,098)     (83,581)
Proceeds from sales, calls and maturities
       of securities available for sale                      36,110          223       42,705       11,477       38,100
Principal repayments of securities
       available for sale                                     6,272          933       14,374        3,568       11,075
Proceeds from sale of other
       real estate owned                                         --           --          147          281           --
Purchase of property and equipment, net of depreciation        (684)        (238)        (679)      (1,672)        (772)
                                                          ---------    ---------    ---------    ---------    ---------
Net cash used in investing activities                        (7,858)     (53,377)     (93,547)     (44,359)     (94,331)
                                                          ---------    ---------    ---------    ---------    ---------

See accompanying notes to consolidated financial statements.

                           Willow Grove Bancorp, Inc.
                Consolidated Statements of Cash Flows - Continued

                                                                For the Three Months       For the year ended June 30,
                                                                 ended September 30,
                                                                --------------------    --------------------------------
(Dollars in thousands)                                            2001        2000        2001        2000        1999
---------------------------------------------                   --------    --------    --------    --------    --------
                                                                     (unaudited)
Cash flows from financing activities:
Net increase (decrease) in deposits                                6,061      (4,935)     44,173      62,176      49,888
Net increase (decrease) in advances
       with original maturity less than 90 days                       --       1,000       3,000      (2,000)      4,000
Increase in FHLB advances with
       original maturity greater than 90 days                      9,000      30,000      51,000      53,000       1,000
Repayment of FHLB advances with
       original maturity greater than 90 days                     (3,470)     (4,136)    (31,632)    (28,469)    (11,014)
Net increase (decrease) in advance
       payments from borrowers for taxes                          (2,572)     (3,083)       (846)        322         (78)

Dividends paid                                                      (233)       (215)       (914)       (763)       (187)
Acquisition of stock for Recognition
       and Retention Plan                                             --          --          --        (929)         --

Purchase of treasury stock                                            (3)        293      (2,140)       (211)         --

Proceeds from stock issuance, net                                     --          --          --          --      19,656
                                                                --------    --------    --------    --------    --------
Net cash provided by financing activities                          8,783      18,924      62,641      83,126      63,265
                                                                --------    --------    --------    --------    --------

Net increase (decrease) in cash and cash equivalents               2,138      (2,601)      7,528       9,792     (13,402)
Cash and cash equivalents:
Beginning of year                                                 22,209      14,681      14,681       4,889      18,291
                                                                --------    --------    --------    --------    --------
End of year                                                     $ 24,347    $ 12,080    $ 22,209    $ 14,681    $  4,889
                                                                ========    ========    ========    ========    ========

Supplemental disclosures of cash and cash flow information
Interest paid                                                   $  5,854    $  5,563    $ 24,544    $ 18,601    $ 15,847
Income taxes paid                                               $     21    $    468    $  2,275    $  2,909    $  2,085

Noncash items:
Change in unrealized gain (loss) on securities available for sale for the three months ended September 30, (net of taxes of ($1,018) and ($316) in 2001 and 2000, respectively) and for the years ended June 30, (net of taxes of ($1,423),
  $545 and $912 in 2001, 2000 and 1999, respectively)              1,817         660       2,311        (928)     (1,492)

Loans transferred to other real estate owned                          19          62         147         281          --

                           Willow Grove Bancorp, Inc.
           Consolidated Statements of Changes in Stockholders' Equity
                            and Comprehensive Income

(Dollars in thousands,                      Common    Additional   Retained    Accumulated     Treasury    Common stock   Total
except per share data)                      stock     paid in      earnings    other           stock       acquired by    Equity
                                                      capital                  comprehensive               benefit plans
                                                                               income(loss)
----------------------------------------------------------------------------------------------------------------------------------
Balance - June 30, 1998                     $     --  $     --     $ 35,865    $     80        $     --    $     --       $ 35,945
Net income                                        --        --        3,633          --              --          --          3,633
Other comprehensive loss                          --        --           --      (1,492)             --          --         (1,492)
Issuance of 5,143,487 $.01 par shares of
  common stock                                    51    22,295           --          --              --          --         22,346
Capitalization of Mutual Holding Company          --        --         (100)         --              --          --           (100)
Common stock (179,270 shares) acquired
  by ESOP                                         --        --           --          --              --      (1,793)        (1,793)
ESOP shares committed to be released              --        --           --          --              --          90             90
Cash dividends paid - ($0.08 per share)           --        --         (187)         --              --          --           (187)
                                            --------------------------------------------------------------------------------------
Balance - June 30, 1999                           51    22,295       39,211      (1,412)             --      (1,703)        58,442
Net income                                        --        --        4,843          --              --          --          4,843
Other comprehensive loss                          --        --           --        (928)             --          --           (928)
Common stock (89,635 shares) acquired
  by RRP                                          --        --           --          --              --        (929)          (929)
ESOP shares committed to be released              --        (9)          --          --              --          90             81
Amortization of RRP shares                        --       (16)          --          --              --         124            108
Treasury stock acquired (22,500 shares
  at cost)                                        --        --           --          --            (211)         --           (211)
Cash dividends paid - ($0.36 per share)           --        --         (763)         --              --          --           (763)
                                            --------------------------------------------------------------------------------------
Balance - June 30, 2000                     $     51    22,270       43,291      (2,340)           (211)     (2,418)      $ 60,643
Net income                                        --        --          157          --              --          --            157
Other comprehensive loss                          --        --           --       2,311              --          --          2,311
ESOP shares committed to be released              --        18           --          --              --         119            137
Amortization of RRP shares                        --       (23)          --          --              --         186            163
Treasury stock acquired (184,000 shares
  at cost)                                        --        --           --          --          (2,140)         --         (2,140)
Cash dividends paid - ($0.44 per share)           --        --         (914)         --              --          --           (914)
                                            --------------------------------------------------------------------------------------
Balance - June 30, 2001                     $     51    22,265       42,534         (29)         (2,351)     (2,113)      $ 60,357
                                            --------------------------------------------------------------------------------------
Net income (unaudited)                            --        --        1,240          --              --          --          1,240
Other comprehensive gain (unaudited)              --        --           --       1,743              --          --          1,743
ESOP shares committed to be released
  (unaudited)                                     --        17           --          --              --          30             47
Amortization of RRP shares (unaudited)            --        (6)          --          --              --          46             40
Treasury stock reissued (400 shares at
  cost) (unaudited)                               --        --           --          --               3          --              3
Cash dividends paid - ($0.12 per share)
  (unaudited)                                     --        --         (236)         --              --          --           (236)
                                            --------------------------------------------------------------------------------------
Balance - September 30, 2001 (unaudited)    $     51    22,276       43,538       1,714          (2,348)     (2,037)      $ 63,194
                                            --------------------------------------------------------------------------------------

                                                                             -----------------------------------------------------
                                                                             September 30,     For the year
                                                                                               ended June 30,
                                                                                               -----------------------------------
                                                                             2001              2001          2000          1999
                                                                             -----------------------------------------------------
                                                                             (unaudited)
Net unrealized gains (losses) on securities available for                      $ 1,694         $ 2,320       $  (957)      $(1,492)
  sale arising during the period
    Less: reclassifications adjustment for gains (losses)                           49              (9)          (29)           --
      included in net income
                                                                             -----------------------------------------------------
Other comprehensive income (loss)                                                1,743           2,311          (928)       (1,492)
Net income                                                                       1,240             157         4,843         3,633
                                                                             -----------------------------------------------------
Comprehensive income                                                           $ 2,983         $ 2,468       $ 3,915       $ 2,141
                                                                             -----------------------------------------------------

See accompanying Notes to consolidated financial statements.

(1) Summary of Significant Accounting Policies

Description of Business

Willow Grove Bancorp, Inc. (the "Company") provides a full range of banking services through its wholly-owned subsidiary, Willow Grove Bank (the "Bank" or "Willow Grove") which has 12 branches in Dresher, Willow Grove, Maple Glen, Warminster (2), Hatboro, Huntington Valley, Roslyn, Philadelphia (2 - Somerton and Rhawnhurst), North Wales and Southampton. All of the branches are full-service and offer commercial and retail banking products and services. These products include checking accounts (interest and non-interest bearing), savings accounts, certificates of deposit, business loans, real estate loans, and home equity loans. The Company is subject to competition from other financial institutions and other companies that provide financial services. The Company is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

On December 23, 1998 the Company completed the reorganization of the Bank into the federal mutual holding company form of ownership, whereby the Bank converted into a federally chartered stock savings bank as a wholly owned subsidiary of the Company, and the Company became a majority-owned subsidiary of Willow Grove Mutual Holding Company (the "MHC"), a federally chartered mutual holding company (collectively, the "Reorganization"). In connection with the Reorganization, the Company sold 2,240,878 shares of Company common stock, par value $0.01 per share, at $10.00 per share which, net of issuance costs, generated proceeds of $21.4 million, including shares issued to the employee stock ownership plan ("ESOP"). The Company also issued 2,812,974 shares of Company common stock to the MHC. As an integral part of the Reorganization and in furtherance of Willow Grove's commitment to the communities it serves, Willow Grove and the Company established a charitable foundation known as the Willow Grove Foundation (the "Foundation") and contributed 89,635 shares to the Foundation. Earnings per share is presented in the 1999 financial statements from January 1, 1999 to June 30, 1999. Earnings per share presentation for periods prior to January 1, 1999 is not meaningful.

In September 2000, Willow Grove Investment Corporation ("WGIC"), a Delaware corporation was formed as a wholly owned subsidiary of the Bank to hold and manage certain investment securities.

Basis of Financial Statement Presentation

The Company has prepared its accompanying consolidated financial statements in accordance with generally accepted accounting principles ("GAAP") in the United States of America as applicable to the banking industry. Certain amounts in prior years are reclassified for comparability to current year's presentation. Such reclassifications, when applicable had no effect on previously reported net income. The consolidated financial statements include the balances of the Company and its wholly owned subsidiary. All material inter-company balances and transactions have been eliminated in consolidation.

In preparing the consolidated financial statements, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenue and expense for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term include the determination of the allowance for loan losses.

Risks and Uncertainties

In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or re-price at different speeds, or on a different basis from its interest-earning assets. The Company's primary credit risk is the risk of default on the Company's loan portfolio that results from the borrower's inability or unwillingness to make contractually required payments. The Company's lending activities are concentrated in Pennsylvania. The largest concentration of the Company's loan portfolio is located in Eastern Pennsylvania. The ability of the Company's borrowers to repay amounts owed is dependent on several factors, including the economic conditions in the borrower's geographic region and the borrower's financial condition. Market risk reflects changes in the value of collateral underlying loans, the valuation of real estate held by the Company, the valuation of loans held for sale, securities available for sale and mortgage servicing assets. The Company is subject to certain regulations as further described herein and in note 12. Compliance with regulations causes the Company to incur significant costs. In addition, the possibility of future changes to such regulations presents the risk that future costs will be incurred which may impact the Company.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents include cash and interest-bearing deposits with original maturities of three months or less.

The Company is required to maintain certain daily balances in accordance with Federal Reserve Bank requirements. The reserve balances maintained in accordance with such requirements at June 30, 2001 and 2000 were $4.5 million and $4.0 million, respectively. Such reserve requirements are satisfied through vault cash balances.

Loans Available for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or market calculated on an aggregate basis, with any unrealized losses reflected in the statement of income. Loans transferred from loans available for sale to loans receivable are transferred at the lower of cost or market value at the date of transfer.

Securities

The Company divides its securities portfolio into two segments: (a) held to maturity and (b) available for sale. Securities in the held to maturity category are carried at cost, adjusted for amortization of premiums and accretion of discounts, using the level yield method, based on the Company's intent and ability to hold the securities until maturity. Marketable securities included in the available for sale category are carried at fair value, with unrealized gains or losses which are temporary in nature, net of taxes, reflected as an adjustment to equity. Unrealized losses which are other than temporary in nature are reflected in the statement of income. The fair value of marketable securities available for sale is determined from publicly quoted market prices. Securities available for sale which are not readily marketable, which include Federal Home Loan Bank of Pittsburgh stock, are carried at cost which approximates liquidation value. Premiums and discounts on securities are amortized/accreted using the interest method.

At the time of purchase, the Company makes a determination of whether or not it will hold the securities to maturity, based upon an evaluation of the probability of future events. Securities, which the Company believes may be involved in interest rate risk, liquidity or other asset/liability decisions, which might reasonably result in such securities not being held to maturity, are classified as available for sale. If such securities are sold, a gain or loss is determined by the specific identification method and is reflected in the operating results in the period the trade occurs.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that management considers adequate to provide for loan losses based on an evaluation of known and inherent risks in the loan portfolio. Management's judgment is based upon periodic evaluation of the portfolio, past loss experience, current economic conditions, and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

A loan is considered to be impaired when, based on current information, it is probable that the Company will not receive all amounts due in accordance with the contractual terms of the loan agreement. For purposes of applying the measurement criteria for impaired loans, the Company excludes large groups of smaller balance homogeneous loans, primarily consisting of residential real estate and consumer loans, as well as commercial loans with balances of less than $100,000. Such loans are evaluated collectively for impairment. Interest income recognition on impaired loans is the same as interest income recognition on non-accrual loans as described below. Cash receipts on impaired loans are generally applied to principal. A valuation allowance is established against impaired loans when the Company determines that the fair value of the loan or its related collateral is less than the recorded investment of the impaired loan.

Mortgage Servicing Rights

The Company recognizes mortgage servicing rights as assets, regardless of how such assets were acquired.

Impairment of mortgage servicing rights is assessed based upon a fair market valuation of those rights on a disaggregated basis. Impairment, if any, is recognized in the statement of income. There was no impairment in the mortgage servicing rights at June 30, 2001 and 2000.

Loans, Loan Origination Fees, and Uncollected Interest

Loans are recorded at cost, net of unearned discounts, deferred fees and allowances. Discounts or premiums on purchased loans are amortized using the interest method over the remaining contractual life of the portfolio, adjusted for actual prepayments. Loan origination fees and certain direct origination costs are deferred and amortized over the contractual life of the related loans using the level yield method.

Interest receivable on loans is accrued to income as earned. Non-accrual loans are loans on which the accrual of interest has ceased because the collection of principal or interest payments is determined to be doubtful by management. It is the policy of the Company to discontinue the accrual of interest and reverse any accrued interest when principal or interest payments are delinquent more than 90 days (unless the loan principal and interest are determined by management to be fully secured and in the process of collection), or earlier if the financial condition of the borrower raises significant concern with regard to the ability of the borrower to service the debt in accordance with the terms of the loan. Interest income on such loans is not accrued until the financial condition and payment record of the borrower demonstrates the ability to service the debt.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company computes depreciation and amortization using the straight-line method over the estimated useful lives of the assets which range from 4 to 40 years. Significant renovations and additions are capitalized. Leasehold improvements are depreciated over the shorter of the useful lives of the assets or the related lease term. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

Intangible Assets

Intangible assets include a core deposit intangible and goodwill, which represents the excess cost over fair value of assets acquired and liabilities assumed. The core deposit intangible and unidentified intangible assets are being amortized to expense over a twelve-year life. The carrying amount of intangible assets at June 30, 2001 and 2000 is net of accumulated amortization of $2.9 million and $2.6 million, respectively.

Income Taxes

Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings Per Share

Earnings per share ("EPS") consists of two separate components, basic EPS and diluted EPS. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for each period presented. Diluted EPS is calculated by dividing net income by the weighted average number of common shares outstanding plus dilutive common stock equivalents ("CSEs"). CSEs consist of dilutive stock options granted through the Company's stock option plan and unvested common stock awards. Common stock equivalents which are considered antidilutive are not included for the purposes of this calculation. During 2001, 2000 and 1999, there were no antidilutive CSEs with the exception of the quarter ended March 31, 2000 where 89,635 options were considered antidilutive CSEs.

Stock Options

The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, as permitted by statement No. 123, "Accounting for Stock-Based Compensation". As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Statement No. 123 requires entities which continue to apply the provisions of APB Opinion No. 25 to provide pro-forma earnings per share disclosures for stock option grants made in 1995 and subsequent years as if the fair value based method defined in Statement No. 123 had been applied.

Recent Accounting Pronouncements

Business Combinations

In June 2001, the FASB issued Statement No. 141, "Business Combinations" ("SFAS No. 141"). The Statement addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, Business Combinations, and FASB Statement No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. All business combinations in the scope of SFAS No. 141 are to be accounted for using the purchase method.

The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. SFAS No. 141 also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. There is no expected impact on earnings, financial condition, or stockholders' equity upon adoption of SFAS No. 141.

Goodwill and Other Intangible Assets

In June 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets". It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. SFAS No. 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

The provisions of the SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001, except that goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the nonamortization and amortization provisions of the SFAS No. 142. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not previously been issued. SFAS No. 142 is required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. The Company adopted SFAS No. 142 on July 1, 2001. There was no material impact on the Company's earnings, financial condition or equity upon adoption.

(2) Earnings Per Share

For the three months ended September 30, 2001 and 2000 (unaudited), earnings per share, basic and diluted, were $0.26 and $0.25, and $0.25 and $0.25, respectively. For the years ended June 30, 2001 and 2000, earnings per share, basic and diluted, were $0.03 and $0.03, and $0.98 and $0.97, respectively

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations.

                                                    Three Months Ended September 30,
                                      -----------------------------------------------------------------
                                                   2001                               2000
                                                   ----                               ----

                                                                 (unaudited)
(Dollars in thousands,
except share data)
                                          Basic           Diluted            Basic            Diluted
                                      -----------       -----------       -----------       -----------
Net income                            $     1,240       $     1,240       $     1,241       $     1,241
Dividends on unvested common
stock awards                                   (9)               (9)               (9)               (9)
                                      -----------       -----------       -----------       -----------
Income available to
common stock holders                  $     1,231       $     1,231       $     1,232       $     1,232

Weighted average shares outstanding     4,715,505         4,715,505         4,860,553         4,860,553
Effect of dilutive securities:
     Options                                   --            53,712                --            20,544
     Unvested common stock awards              --            64,217                --            83,018
                                      -----------       -----------       -----------       -----------
Adjusted weighted average shares
used in earnings per
share calculation                       4,715,505         4,833,434         4,860,553         4,964,115
                                      -----------       -----------       -----------       -----------
Earnings per share                    $      0.26       $      0.25       $      0.25       $      0.25
                                      ===========       ===========       ===========       ===========

                                                             Year Ended June 30,                             January 1 to June 30,
                                      -----------------------------------------------------------------     ------------------------
                                                   2001                                2000                           1999
                                                   ----                                ----                           ----
(Dollars in thousands,
except share data)
                                         Basic            Diluted            Basic            Diluted          Basic        Diluted
                                      -----------       -----------       -----------       -----------     ----------    ----------
Net income                            $       157       $       157       $     4,843       $     4,843     $    2,261    $    2,261
Dividends on unvested common
stock awards                                  (33)              (33)              (25)              (25)            --            --
                                      -----------       -----------       -----------       -----------     ----------    ----------
Income available to
common stock holders                  $       124       $       124       $     4,818       $     4,818     $    2,261    $    2,261

Weighted average shares outstanding     4,812,146         4,812,146         4,899,955         4,899,955      4,968,699     4,968,699
Effect of dilutive securities:
     Options                                   --            27,886                --             1,825             --            --
     Unvested common stock awards              --            70,056                --            61,226             --            --
                                      -----------       -----------       -----------       -----------     ----------    ----------
Adjusted weighted average shares
used in earnings per
share calculation                       4,812,146         4,910,088         4,899,955         4,963,006      4,968,699     4,968,699
                                      -----------       -----------       -----------       -----------     ----------    ----------

Earnings per share                    $      0.03       $      0.03       $      0.98       $      0.97     $     0.46    $     0.46
                                      ===========       ===========       ===========       ===========     ==========    ==========

(3) Securities Available for Sale

Securities available for sale at September 30, 2001 (unaudited), June 30, 2001 and 2000 consisted of the following:

                                                   September 30, 2001
                                    --------------------------------------------------
                                                      (unaudited)

                                    Amortized    Unrealized   Unrealized     Estimated
(Dollars in thousands)                 Cost        Gains        Losses      Fair Value
--------------------------------    ---------    ----------   ----------    ----------
Equity securities                    $  7,846      $  451      $  (145)      $  8,152
US Government agency securities        37,778         863           --         38,641
Mortgage-backed securities             86,126       1,573          (48)        87,651
Municipal securities                    5,095          30           (3)         5,122
                                     --------      ------      -------       --------
Total                                $136,845      $2,917      $  (196)      $139,566
                                     ========      ======      =======       ========

                                                      June 30, 2001
                                    --------------------------------------------------
                                    Amortized    Unrealized   Unrealized     Estimated
(Dollars in thousands)                 Cost        Gains        Losses      Fair Value
--------------------------------    ---------    ----------   ----------    ----------
Equity securities                    $  7,876      $   --      $   (38)      $  7,838
US Government agency securities        43,722         391         (315)        43,798
Mortgage-backed securities             75,905         344         (415)        75,834
Municipal securities                    2,903           6          (21)         2,888
                                     --------      ------      -------       --------
Total                                $130,406      $  741      $  (789)      $130,358
                                     ========      ======      =======       ========

                                                      June 30, 2000
                                    --------------------------------------------------
                                    Amortized    Unrealized   Unrealized     Estimated
(Dollars in thousands)                 Cost        Gains        Losses      Fair Value
--------------------------------    ---------    ----------   ----------    ----------
Equity securities                    $  7,528      $   --      $   (77)      $  7,451
US Government agency securities        33,000          --       (1,975)        31,025
Mortgage-backed securities             31,162          --       (1,536)        29,626
Municipal securities                    2,601          --         (126)         2,475
                                     --------      ------      -------       --------
Total                                $ 74,291      $   --      $(3,714)      $ 70,577
                                     ========      ======      =======       ========

Proceeds from the sales of securities available for sale for the three months ended September 30, 2001 and 2000 (unaudited) and years ended June 30, 2001, 2000 and 1999 were $36.1 million, $223,000 $30.1 million, $9.5 million, and $0, respectively. Gross gains on securities available for sale of $84,000, $19,000, $260,000, $57,000 and $0 were realized for the three months ended September 30, 2001 and 2000 (unaudited) and the fiscal years ended 2001, 2000 and 1999, respectively. There were gross losses of $2,000, $0, $17,000, $103,000, and $0, for the three months ended September 30, 2001 and 2000 (unaudited) and the fiscal years ended 2001, 2000 and 1999, respectively. Additionally, we recognized losses of $32,000 and $258,000 resulting from other than temporary declining values of certain equity securities for the three months ended September 30, 2001 (unaudited) and the year ended June 30, 2001, respectively.

Accrued interest receivable on securities amounted to $1.1 million, $990,000, $1.3 million and $530,000 for the three months ended September 30, 2001 and 2000 (unaudited) and the years ended June 30, 2001 and 2000, respectively.

The amortized cost and estimated fair value of securities available for sale at September 30, 2001(unaudited) and June 30, 2001, by contractual maturity, are shown below.

At September 30, 2001 (unaudited)             Amount of securities with stated maturities
                                      ------------------------------------------------------------
                                                                             After
                                                  After        After      10 years or
                                                  1 year      5 years       with no
                                       1 year   but within   but within      stated
(Dollars in thousands)                or less    5 years      10 years      maturity       Total
----------------------------------    -------   ----------   ----------   -----------     --------
US Government agency securities         $ --      $19,529      $11,266      $  7,846      $ 38,641
Municipal securities                     900           --          591         3,631         5,122
                                        ----      -------      -------      --------      --------
    Sub-total                            900       19,529       11,857        11,477        43,763
Mortgage-backed securities                --           --           --        87,651        87,651
Equity securities                         --           --           --         8,152         8,152
                                        ----      -------      -------      --------      --------
Total securities at fair value          $900      $19,529      $11,857      $107,280      $139,566
Total securities at amortized cost      $900      $18,995      $11,570      $105,380      $136,845
                                        ====      =======      =======      ========      ========

At June 30, 2001                              Amount of securities with stated maturities
                                      ------------------------------------------------------------
                                                                             After
                                                  After        After      10 years or
                                                  1 year      5 years       with no
                                       1 year   but within   but within      stated
(Dollars in thousands)                or less    5 years      10 years      maturity       Total
----------------------------------    -------   ----------   ----------   -----------     --------
US Government agency securities         $ --      $14,245      $18,868      $ 10,685      $ 43,798
Municipal securities                     900           --          587         1,401         2,888
                                        ----      -------      -------      --------      --------
    Sub-total                            900       14,245       19,455        12,086        46,686
Mortgage-backed securities                --           --           --        75,834        75,834
Equity securities                         --           --           --         7,838         7,838
                                        ----      -------      -------      --------      --------
Total securities at fair value          $900      $14,245      $19,455      $ 95,758      $130,358
Total securities at amortized cost      $900      $13,999      $19,437      $ 96,070      $130,406
                                        ====      =======      =======      ========      ========

The Company must maintain stock as a member of the Federal Home Loan Bank of Pittsburgh ("FHLB") of $3.4 million as of September 30, 2001 (unaudited), June 30, 2001 and 2000.

For mortgage-backed securities, expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay the obligation with or without call or prepayment penalties. Many of the Company's U.S. Government agency securities are callable within one year.

As described in note 10, certain securities available for sale are maintained to collateralize advances from the FHLB.

(4) Loans

Loans receivable as of September 30, 2001(unaudited), June 30, 2001 and 2000 consisted of the following:

                                         September 30,              June 30,
                                         -------------     -------------------------
(Dollars in thousands)                       2001            2001             2000
-------------------------------------        ----            ----             ----
                                          (unaudited)
Mortgage loans:
  Single-family                            $ 194,297       $ 198,310       $ 206,340
  Multi-family & commercial real estate      134,086         128,613         102,513
  Construction                                24,923          27,724          14,973
  Home equity                                 76,844          75,060          72,217
                                           ---------       ---------       ---------
Total mortgage loans                         430,150         429,707         396,043
Consumer loans                                10,075           9,688           7,818
Business loans                                19,716          19,925          25,683
                                           ---------       ---------       ---------
Total loans receivable                       459,941         459,320         429,544

Allowance for loan losses                     (4,539)         (4,313)         (3,905)
Deferred loan fees                              (748)           (808)           (699)
                                           ---------       ---------       ---------
Loans receivable, net                      $ 454,654       $ 454,199       $ 424,940
                                           =========       =========       =========

As described in note 10, certain loans are maintained to collateralize advances from the FHLB.

Included in loans receivable are loans on non-accrual status in the amounts of $2.9 million, $1.8 million, $3.6 million and $1.2 million at September 30, 2001 and 2000(unaudited), June 30, 2001 and 2000, respectively. If interest on all such loans had been recorded, net interest income would have increased by $695,000 in fiscal 2001, $104,000 in fiscal 2000 and $143,000 in 1999.

As of September 30, 2001(unaudited), June 30, 2001 and 2000, the Company had impaired loans with a total recorded investment of $3.3 million, $3.2 million and $390,000, respectively, and an average recorded investment for the three months ended September 30, 2001(unaudited) and for the years ended June 30, 2001, 2000 and 1999 of $3.2 million, $8.5 million, $107,000, and $37,000, respectively. Cash of $41,500, $648,000, $24,000 and $83,000 was collected on these impaired loans during the three months ended September 30, 2001(unaudited) and the years ended June 30, 2001, 2000 and 1999, respectively. Interest income of $27,000, $366,000 and $22,000 was recognized on such loans during the three months ended September 30, 2001(unaudited) and the years ended June 30, 2001 and June 30, 2000, respectively. No interest income was recognized on such loans for the year ended June 30, 1999. As of September 30, 2001(unaudited), June 30, 2001 and 2000, there were no recorded investments in impaired loans for which there was a related specific allowance for credit losses.

The following is a summary of the activity in the allowance for loan losses for the three months ended September 30,2001 and 2000 (unaudited) and the years ended June 30, 2001, 2000 and 1999:

                                Three Months Ended September 30,          Years Ended June 30,
                                --------------------------------   -----------------------------------
(Dollars in thousands)                2001           2000           2001           2000         1999
--------------------------            ----           ----           ----           ----         ----
                                           (unaudited)
Balance, beginning of year           $ 4,313       $ 3,905         $ 3,905       $ 3,138       $ 2,665
Provision for loan losses                374           110           7,856           706           531
Charge-offs                             (148)          (39)         (7,449)          (85)          (58)
Recoveries                                --            --               1           146            --
                                     -------       -------         -------       -------       -------
Balance, end of year                 $ 4,539       $ 3,976         $ 4,313       $ 3,905       $ 3,138
                                     =======       =======         =======       =======       =======

(5) Mortgage Servicing Activity

A summary of mortgage servicing rights activity follows:

                                  Three Months Ended September 30,          Years Ended June 30,
                                  --------------------------------   -----------------------------------
(Dollars in thousands)                   2001           2000          2001           2000         1999
--------------------------               ----           ----          ----           ----         ----
                                              (unaudited)
Balance, beginning of year              $   340       $   127        $   127       $   236       $   251
Originated servicing rights                  --           348            350            --           119
Amortization                                (31)          (34)          (137)         (109)         (134)
                                        -------       -------        -------       -------       -------
Balance, end of year                    $   309       $   441        $   340       $   127       $   236
                                        =======       =======        =======       =======       =======

At September 30, 2001 and 2000 (unaudited), June 30, 2001, 2000 and 1999, the Company serviced loans for others of $86.8 million, $95.5 million, $91.5 million, $64.3 million, and $67.0 million, respectively. Loans serviced by others for the Company as of September 30, 2001 and 2000 (unaudited), June 30, 2001, 2000 and 1999 were $12.5 million, $1.9 million, $6.9 million, $3.9 million, and $2.8 million, respectively.

(6) Deposits

Deposit balances by type consisted of the following at September 30, 2001 (unaudited), June 30, 2001, and 2000:

                                              September 30, 2001          June 30, 2001            June 30, 2000
                                            ----------------------    ----------------------    ----------------------
                                                 (unaudited)
                                                           Percent                  Percent                   Percent
(Dollars in thousands)                       Amount       of Total     Amount       of Total     Amount       of Total
--------------------------------------      --------      --------    --------      --------    --------      --------
Savings accounts
  (passbooks, statement, clubs)             $ 61,016          12.1%   $ 58,566          11.8%   $ 53,042          11.7%
Money market accounts                         37,190           7.4      34,788           7.0      29,706           6.6
Certificates of deposit                      322,117          64.0     321,358          64.6     293,312          64.8
Interest bearing checking accounts            30,594           6.1      31,825           6.4      31,420           6.9
Non-interest bearing checking accounts        52,174          10.4      50,493          10.2      45,377          10.0
                                            --------      --------    --------      --------    --------      --------
Total                                       $503,091         100.0%   $497,030         100.0%   $452,857         100.0%
                                            ========      ========    ========      ========    ========      ========

While certificates of deposit are frequently renewed at maturity rather that paid out, a summary of certificates of deposit by contractual maturity at June 30, 2001 is as follows:

  Years ended June 30,       (Dollars in thousands)
-----------------------     ------------------------
2002                             $     253,881
2003                                    43,677
2004                                    18,778
2005                                     2,462
2006                                     1,178
2007 and thereafter                      1,382
                                 -------------
                                 $     321,358
                                 =============

Interest expense on deposits for the years ended September 30, 2001 and 2000 (unaudited) and June 30, 2001, 2000 and 1999 consisted of the following:

                             Three Months Ended                Years Ended
                                September 30                     June 30,
                             ------------------      ---------------------------------
                                (unaudited)

(Dollars in thousands)        2001        2000         2001         2000         1999
--------------------------    ----        ----         ----         ----         ----
Savings accounts             $  309      $  272      $ 1,102      $ 1,049      $   896
Checking accounts               360       4,328        1,464        1,347        1,111
Certificates of deposit       4,413         344       17,806       14,598       13,359
                             ------      ------      -------      -------      -------
Total                        $5,082      $4,944      $20,372      $16,994      $15,366
                             ======      ======      =======      =======      =======

(7) Property and Equipment

Amounts charged to operating expense for depreciation for the three months ended September 30, 2001 and 2000 (unaudited) and the years ended June 30, 2001, 2000 and 1999 amounted to $202,000, $181,000, $723,000, $575,000, and $409,000,
respectively.

                                             Three Months Ended          Years Ended
                                                September 30,              June 30,
                                             ------------------   -------------------------
(Dollars in thousands)        Depreciable
                                 lives              2001              2001           2000
------------------------    ---------------         ----              ----           ----
                                                (unaudited)
Land                                            $     1,478       $     1,323     $   1,323
Buildings                   15 to 40 years            5,205             4,604         4,588
Furniture, fixtures,
  equipment                  4 to 7 years             4,785             4,877         4,214
Auto                         4 years                     20                --            --
                                                -----------       -----------     ---------
Total                                                11,488            10,804        10,125
Accumulated depreciation                             (4,818)           (4,616)       (3,893)
                                                -----------       -----------     ---------
Property and equipment, net                     $     6,670       $     6,188     $   6,232
                                                ===========       ===========     =========

(8) Income Taxes

The Small Business Job Protection Act of 1996, enacted on August 20, 1996, provides for the repeal of the tax bad debt deduction computed under the percentage of taxable income method. Upon repeal, the Company is required to recapture into income, over a six-year period, the portion of its tax bad debt reserves that exceeds its base year reserves (i.e., tax reserves for tax years beginning before 1988). The base year tax reserves, which may be subject to recapture if the Company ceases to qualify as a bank for federal income tax purposes, are restricted with respect to certain distributions. The Company's total tax bad debt reserves at June 30, 2001 are approximately $7.4 million, of which $6.2 million represents the base year amount and $1.2 million is subject to recapture. The Company has previously recorded a deferred tax liability for the amount to be recaptured; therefore, this recapture does not impact the statement of income.

Income tax expense (benefit) for the years ended June 30, 2001, 2000 and 1999 consisted of the following:

(Dollars in thousands)                              Current      Deferred       Total
-------------------------------------------------   ---------    ---------    ---------
For the year ended June 30, 2001        Federal     $     203    $    (244)   $     (41)
                                        State               9           --            9
                                                    ---------    ---------    ---------
                                        Total       $     212    $    (244)   $     (32)
                                                    =========    =========    =========

For the year ended June 30, 2000        Federal     $   2,849    $    (327)   $   2,522
                                        State             479           --          479
                                                    ---------    ---------    ---------
                                        Total       $   3,328    $    (327)   $   3,001
                                                    =========    =========    =========

For the year ended June 30, 1999        Federal     $   2,311    $    (446)   $   1,865
                                        State             179           --          179
                                                    ---------    ---------    ---------
                                        Total       $   2,490    $    (446)   $   2,044
                                                    =========    =========    =========

Income tax expense (benefit) differed from that computed at the statutory federal corporate rate for the years ended June 30, 2001, 2000 and 1999 as follows:

                                      June 30, 2001          June 30, 2000               June 30, 1999
                                   --------------------   ----------------------     ---------------------
                                             Percentage               Percentage                Percentage
                                             of pretax                of pretax                 of pretax
(Dollars in thousands)              Amount     income       Amount      income       Amount       income
--------------------------         --------  ----------   ----------  ----------     -------    ----------
At federal statutory rate           $   42        34%       $ 2,667         34%      $ 1,930         34%
Adjustment resulting from:
  State tax,
    net of federal tax benefit           6         5%           316          4%          118          2%
  Low income housing credits           (29)      (23%)          (29)        --           (29)        --
  Other                                (51)      (42%)           47         --            25         --
                                    ------     -----        -------     ------       -------      -----
Income tax expense                  $  (32)      (26%)      $ 3,001         38%      $ 2,044         36%
                                    ======     =====        =======     ======       =======      =====

Significant deferred tax assets and liabilities of the Company as of June 30, 2001 and 2000 are as follows:

                                                             June 30,
                                                      ---------------------
(Dollars in thousands)                                    2001        2000
-------------------------------------------------         ----        ----
Impairment reserves                                   $    60       $    --
Deferred loan fees                                        275           319
Retirement plan reserves                                  344           328
Employee benefits                                         205           198
Intangible asset amortization                             341           335
Capital loss carryover                                     45            90
Charitable contributions                                   34            12
Uncollected interest                                       40            37
Book bad debt reserves                                  1,466         1,328
Unrealized loss on available for sale securities           11         1,351
Other, net                                                 36            16
                                                      -------       -------
Gross deferred tax assets                               2,857         4,014
                                                      -------       -------
Tax bad debt reserves                                      --           (21)
Tax bad debt reserves in excess of base year             (413)         (550)
Prepaid expenses                                          (16)          (16)
Originated mortgage servicing rights                     (116)          (43)
Depreciation                                              (70)          (46)
                                                      -------       -------
Gross deferred tax liabilities                           (615)         (676)
                                                      -------       -------
Net deferred tax asset                                $ 2,242       $ 3,338
                                                      =======       =======

The realizability of deferred tax assets is dependent upon a variety of factors, including the generation of future taxable income, the existence of taxes paid and recoverable, the reversal of deferred tax liabilities and tax planning strategies. Based upon these and other factors, management believes it is more likely than not that the Company will realize the benefits of these deferred tax assets.

(9) Benefit Plans

The Company has a money purchase pension plan to which the Company contributes for all eligible employees 7.5% of their base salary. The expense of such plan was $93,000, $ 72,000, $269,000, $222,000,and $193,000 for the three months ended September 30, 2001 and 2000 (unaudited) and the years ended June 30, 2001, 2000 and 1999, respectively.

The Company also has a 401(k) plan which covers all eligible employees and permits them to make certain contributions to the plan on a pretax basis. Employees are permitted to contribute up to 10% of salary to this plan. The Company matches fifty cents for every dollar contributed by employees to the plan. The expense of such plan was $40,000, $34,000, $134,000, $110,000 and
$89,000 for the three months ended September 30, 2001 and 2000 (unaudited) and the years ended June 30, 2001, 2000 and 1999, respectively.

Effective June 30, 1998, the Company adopted non-qualified supplemental retirement plans for the Company's Board of Directors (the "Directors' Plan") and for the Company's president (the "President's Plan"). The Directors' Plan provides for fixed annual payments to qualified directors for a period of ten years from retirement. Benefits to be paid accrue at the rate of 20% per year on completion of six full years of service, with full benefit accrual at ten years of service. At the time these plans were adopted credit was given for past service. The President's Plan provides for payments for a period of ten years beginning at retirement based on a percentage of annual compensation not to exceed an established cap. Full benefits become accrued at age 68 with partial vesting prior thereto. Both plans provide for full payments in the event of a change in control of the Company. The costs of each of the Directors' Plan and President's Plan were $14,000 and $4,000 for the three months ended September 30, 2001 and 2000 (unaudited) and $60,000 and $18,000, respectively, for each of the three years ended June 30, 2001, 2000 and 1999. The Directors' Plan and President's Plan are intended to be and are unfunded.

The ESOP

Concurrent with the Reorganization, the Company adopted an ESOP. The ESOP borrowed $1.8 million from the Company and used the funds to purchase 179,270 shares of the Company's stock issued in the Reorganization. The loan has an interest rate of 7.75% and has an amortization schedule of 15 years. Shares purchased are held in a suspense account for allocation among the participants as the loan is repaid. Contributions to the ESOP and shares released from the loan collateral will be in an amount proportional to repayment of the ESOP loan. Shares are allocated to participants based on compensation as described in the plan, in the year of allocation. At September 30, 2001 (unaudited) and June 30, 2001, there were 23,903 ESOP shares allocated and 155,367 shares unallocated to participants, representing a fair value of $ $387,000 and $296,000 and $2.5 million and $1.9 million, respectively. At September 30, 2001(unaudited) and June 30, 2001 there were 8,964 and 5,976 ESOP shares committed to be released, respectively. The Company recorded compensation expense of $46,000, $32,000, $138,000, $81,000, and $90,000 for the ESOP for the three months ended September 30, 2001 and 2000 (unaudited) and the years ended June 30, 2001, 2000 and 1999, respectively.

RRP

Pursuant to the 1999 Recognition and Retention Plan and Trust Agreement (the "RRP"), the Company acquired 89,635 shares at a cost of $929,000. On October 26, 1999, 89,635 shares were awarded to directors and management from the RRP Trust. As of June 30, 2001, 16,053 granted shares were vested pursuant to the terms of the Plan.

At September 30, 2001(unaudited) and June 30, 2001, the deferred cost of unearned RRP shares totaled $573,000 and $619,000, respectively and is recorded as a charge against stockholders' equity. Compensation expense on RRP shares granted is recognized ratably over the five year vesting period in an amount which totals the market price of the Company's stock at the date of grant. The Company recorded compensation expense of $41,000 and $41,000, $163,000 and $108,000 related to the RRP for the three months ended September 30, 2001 and 2000 (unaudited) and the years ended June 30, 2001 and 2000, respectively.

Stock Option Plan

The Company adopted a stock option plan in fiscal 2000 ("the Plan") for officers, directors and certain employees of the Company or its subsidiaries. Pursuant to the terms of the Plan, the number of common shares reserved for issuance is 224,088 of which 80,388 options remain unawarded. All options have been granted with an exercise price equal to fair market value at the date of grant and expire in 10 years from the date of grant. All stock options granted vest over a five year period from the date of grant.

A summary of the status of the Plan as of June 30, 2001 and changes during the year is presented below:

                                            Year ended June 30, 2001           Year ended June 30, 2000
                                       ----------------------------------   ----------------------------------
                                           Number      Weighted average        Number        Weighted average
                                         of shares      exercise price       of shares        exercise price
                                       -------------  -------------------   ------------    ------------------
Outstanding at beginning of year          167,100        $      9.06               --                   --
   Granted                                     --                             167,100          $      9.06
   Forfeited                               23,400        $      9.06               --          $        --
Outstanding at end of year                143,700        $      9.06          167,100          $      9.06
Exercisable at end of year                 28,740        $      9.06               --          $        --

The weighted-average fair value of each option using the Black-Scholes options pricing model was $3.32 in 2000. Significant assumptions used in the model for 2000 included a weighted average risk-free rate of return of 5.8%; volatility of 26.07%; expected life of ten years; and expected dividend yield of 3.45% .

SFAS No 123, "Accounting for Stock-based Compensation" encourages, but does not require, the adoption of fair-value accounting for stock-based compensation to employees. The Company, as permitted, has elected not to adopt the fair value accounting provisions of SFAS 123, and has instead continued to apply APB Opinion 25 and related interpretations in accounting for the Plan and to provide the required pro-forma disclosures for SFAS No. 123. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below:

                                                                         For the year ended June 30,
                                                         -----------------------------------------------------------
                                                                     2001                             2000
                                                                     ----                             ----
(Dollars in thousands, except per share data)            As reported      Pro-forma       As reported      Pro-forma
----------------------------------------------           -----------      ---------       -----------      ---------
Net income                                               $       157      $      62       $     4,843       $  4,769
Diluted earnings per share                               $      0.03      $    0.01       $      0.97       $   0.96

The following table summarizes all stock options outstanding for the Plan as of June 30, 2001, segmented by range of exercise prices:

                                                           Weighted average
                 Number of        Weighted average             remaining
   Price           shares          exercise price           contractual life
-----------      ---------        ----------------         -----------------
$      9.06       143,700          $       9.06                8.33 years

(10) Federal Home Loan Bank Advances

Under terms of its collateral agreement with the FHLB, the Company maintains otherwise unencumbered qualifying assets (principally qualifying 1-4 family residential mortgage loans and U.S. Government agency, and mortgage-backed securities) in an amount at least equal to its advances from the FHLB. The Company's FHLB stock is also pledged to secure these advances.

At September 30, 2001(unaudited) and June 30, 2001, such advances had contractual maturities as follows:

                                                                                     Weighted
                             Weighted          Amount                                 average       Amount
(Dollars in thousands)     average rate      outstanding   (Dollars in thousands)      rate      outstanding
----------------------     ------------      -----------   ----------------------    --------    -----------
                            (unaudited)
Due by September 30,                                       Due by June 30,
   2002                        7.22%         $   5,000        2002                     7.08%      $   8,000
   2003                        7.28%             5,000        2003                     7.28%          5,000
   2004                        5.09%             5,710        2004                     6.28%          1,959
   2005                        5.87%            10,000        2005                     5.87%         10,000
   2006                        5.09%             4,705        2006                     5.09%          4,926
   Thereafter                  5.32%            35,000        Thereafter               5.38%         30,000
                                             ---------                                            ---------
   Total                       5.66%         $  65,415        Total                    5.85%      $  59,885
                                             =========                                            =========

At June 30, 2001, $40.0 million of the above advances were callable at the direction of the FHLB within certain parameters, of which $22.0 million could be called within one year. At September 30, 2001 (unaudited), $45.0 million of the above advances were callable at the direction of the FHLB within certain parameters, of which $24.0 million could be called within one year.

(11) Commitments and Contingencies

At June 30, 2001 and 2000, the Company was committed to fund loans as follows:

                                                       June 30,
                                               -------------------------
(Dollars in thousands)                             2001          2000
---------------------------------------            ----          ----
Loans with fixed rates of interest             $     3,474    $    1,519
Loans with variable rates of interest                7,246         9,539
                                               -----------    ----------
Total commitments to fund loans                $    10,720    $   11,058
                                               ===========    ==========

At September 30, 2001 (unaudited), the Company was committed to fund $10.4 million of fixed and adjustable rate loans.

Financial Instruments With Off-Balance Sheet Risk

In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. At June 30, 2001, the Company was committed to the funding of first mortgage loans of approximately $2.9 million, construction loans of approximately $6.0 million and commercial business loans of approximately $1.8 million.

The Company uses the same credit policies in extending commitments as it does for on-balance sheet instruments. The Company controls its exposure to loss from these agreements through credit approval processes and monitoring procedures. Commitments to extend credit are generally issued for one year or less and may require payment of a fee. The total commitment amounts do not necessarily represent future cash disbursements, as many of the commitments expire without being drawn upon. The Company may require collateral in extending commitments, which may include cash, accounts receivable, securities, real or personal property, or other assets. For those commitments which require collateral, the value of the collateral generally equals or exceeds the amount of the commitment.

Concentration of Credit Risk

The Company offers residential and construction real estate loans as well as commercial and consumer loans. The Company's lending activities are concentrated in Pennsylvania. The largest concentration of the Company's loan portfolio is to borrowers or secured by properties located in Eastern Pennsylvania. The ability of the Company's borrowers to repay amounts owed is dependent on several factors, including the economic conditions in the borrower's geographic region and the borrower's financial condition.

Legal Proceedings

On May 2, 2001, a lawsuit was filed against the Bank alleging four causes of action related to a line of credit between the Bank and the plaintiff. The causes of action are: breach of contract, fraud, negligent misrepresentation and breach of fiduciary duty. The plaintiff seeks compensatory damages in an amount in excess of $150,000, punitive damages, attorney's fees, costs and litigation expenses as well as other relief. The plaintiff alleges that its actual damages may exceed $10 million. The Bank will vigorously defend the claims made by the plaintiff and believes that the claims are without merit.

Other than the above referenced litigation, the Company is involved in various legal proceedings occurring in the ordinary course of business. Management of the Company, based on discussions with litigation counsel, believes that such proceedings will not have a material adverse effect on the financial condition or operations of the Company. There can be no assurance that any of the outstanding legal proceedings to which the Company is a party will not be decided adversely to the Company's interests and have a material adverse effect on the financial condition and operations of the Company.

Other Commitments

In connection with the operation of twelve of its banking offices, the Company leases certain office space. The leases are classified as operating leases, with rent expense of $141,000, $ 119,000, $485,000, $375,000,and $148,000 for the
three months ended September 30, 2001 and 2000 (unaudited) and the years ended June 30, 2001, 2000 and 1999, respectively. Minimum payments over the remainder of the leases are summarized as follows:

                                      Minimum
(Dollars in thousands)             lease payments
--------------------------         --------------
Year ended June 30,
  2002                             $          516
  2003                                        451
  2004                                        407
  2005                                        257
  2006 and thereafter                         241
                                   --------------
                                   $        1,872
                                   ==============

(12) Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain certain minimum amounts and ratios (set forth in the table below). Management believes that the Bank meets, as of September 30, 2001 (unaudited) and June 30, 2001, all capital adequacy requirements to which it is subject.

As of September 30, 2001 (unaudited) and June 30, 2001, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are presented in the following table.

                                                                                        Required to Be Well
                                                                                            Capitalized
                                                                                            under Prompt
                                                              Required for Capital       Corrective Action
                                    Actual Capital              Adequacy Purposes             Provision
(Dollars in thousands)            Amount          Rate        Amount          Rate       Amount          Rate
---------------------------    ------------     ---------   ---------       --------    --------       --------
As of September 30, 2001: (unaudited)
  Tangible capital
     (to tangible assets)          $51,787          8.2%      $ 9,555          1.5%      $12,741          2.0%
  Core capital
     (to adjusted tangible assets)  51,787          8.2%       25,360          4.0%       31,700          5.0%
  Tier 1 capital
     (to risk-weighted assets)      51,787         13.8%          N/A          N/A        22,474          6.0%
  Risk-based capital
     (to risk-weighted assets)      56,326         15.0%       29,965          8.0%       37,456         10.0%

As of June 30, 2001:
  Tangible capital
     (to tangible assets)          $51,428          8.3%      $ 9,370          1.5%      $12,495          2.0%
  Core capital
     (to adjusted tangible assets)  51,428          8.3%       24,938          4.0%       31,172          5.0%
  Tier 1 capital
     (to risk-weighted assets)      51,428         13.8%          N/A          N/A        22,305          6.0%
  Risk-based capital
     (to risk-weighted assets)      55,741         15.0%       29,740          8.0%       37,175         10.0%

As of June 30, 2000:
  Tangible capital
     (to tangible assets)          $50,611          9.0%      $ 8,399          1.5%      $11,199          2.0%
  Core capital
     (to adjusted tangible assets)  50,611          9.0%       22,431          4.0%       28,039          5.0%
  Tier 1 capital
     (to risk-weighted assets)      50,611         14.6%          N/A          N/A        20,815          6.0%
  Risk-based capital
     (to risk-weighted assets)      54,516         15.7%       27,753          8.0%       34,692         10.0%

The Bank is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on liquidity, capital resources, or operations of the Bank.

(13) Fair Value of Financial Instruments

The Company's methods for determining the fair value of its financial instruments as well as significant assumptions and limitations are set forth below.

Limitations

Estimates of fair value are made at a specific point in time, based upon, where available, relevant market prices and information about the financial instrument. Such estimates do not include any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. For a substantial portion of the Company's financial instruments, no quoted market exists. Therefore, estimates of fair value are necessarily based on a number of significant assumptions (many of which involve events outside the control of management). Such assumptions include assessments of current economic condition, perceived risks associated with these financial instruments and their counterparties, future expected loss experience, and other factors. Given the uncertainties surrounding these assumptions, the reported fair values represent estimates only and, therefore, cannot be compared to the historical accounting model. Use of different assumptions or methodologies is likely to result in significantly different fair value estimates.

The estimated fair values presented neither include nor give effect to the values associated with the Company's banking or other businesses, existing customer relationships, branch banking network, property, equipment, goodwill, or certain tax implications related to the realization of unrealized gains or losses. The fair value of non-interest-bearing demand deposits, savings and NOW accounts, and money market deposit accounts is equal to the carrying amount because these deposits have no stated maturity. This approach to estimating fair value excludes the significant benefit that results from the low-cost funding provided by such deposit liabilities, as compared to alternative sources of funding. As a consequence, this presentation may distort the actual fair value of a banking organization that is a going concern.

The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at September 30, 2001 (unaudited), June 30, 2001 and 2000:

Cash and cash equivalents, Accrued interest receivable, Deposits with no stated maturity and Accrued interest payable

These financial instruments have carrying values that approximate fair value.

Securities Available for Sale

Current quoted market prices were used to determine fair value.

Loans

Fair values were estimated for portfolios of loans with similar financial characteristics. Loans were segregated by type and each loan category was further segmented by fixed and adjustable-rate interest terms. The estimated fair value of the segregated portfolios was calculated by discounting cash flows based on estimated maturity and prepayment speeds using estimated market discounted rates that reflected credit and interest risk inherent in the loans. The estimate of the maturities and prepayment speeds was based on the Company's historical experience. Cash flows were discounted using market rates adjusted for portfolio differences.

Loans Available for Sale

The fair value of mortgage loans originated and intended for sale in the secondary market is based on contractual cash flows using current market rates, calculated on an aggregate basis.

Certificates of Deposit

Fair value was estimated by discounting the contractual cash flows using current market rates offered in the Company's market area for deposits with comparable terms and maturities.

FHLB Advances

Fair value was estimated using discounted cash flow analysis based on the Company's current incremental borrowing rate for similar types of borrowing arrangements.

Commitments to Extend Credit

The majority of the Company's commitments to extend credit carry current interest rates if converted to loans. Because commitments to extend credit are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts.

The carrying amounts and estimated fair values of the Company's financial instruments, including off-balance sheet financial instruments at September 30, 2001 (unaudited), June 30, 2001 and 2000 were:

                                             September 30, 2001
                                                 (unaudited)               June 30, 2001               June 30, 2000
                                           ------------------------    ------------------------    ------------------------
                                            Carrying       Fair         Carrying       Fair         Carrying        Fair
(Dollars in thousands)                       Amount        Value         Amount        Value         Amount         Value
-----------------------------------        ----------    ----------    ----------    ----------    ----------    ----------
Assets:
   Cash and cash equivalents                $ 24,347      $ 24,347      $ 22,209      $ 22,209      $ 14,681      $ 14,681
   Securities available for sale             139,566       139,566       130,358       130,358        70,577        70,577
   Loans available for sale                    4,498         4,498         2,644         2,644        35,753        35,753
   Loans, net                                454,654       464,065       454,199       460,768       424,940       415,578
   Accrued interest receivable                 3,490         3,490         3,667         3,667         2,795         2,795
Liabilities:
   Deposits with no stated maturities       $180,974      $180,974      $175,672      $175,672      $159,545      $159,545
   Certificates of deposits                  322,117       328,824       321,358       325,302       293,312       290,476
   FHLB Advances                              65,415        63,081        59,885        59,402        37,517        37,458
   Accrued interest payable                    1,326         1,326         1,146         1,146         1,474         1,474

                                            Contract       Fair         Contract       Fair         Contract       Fair
                                             Amount        Value         Amount        Value         Amount        Value
                                           ----------    ----------    ----------    ----------    ----------    ----------
Off balance sheet financial instruments:
   Commitments to extend credit             $ (3,026)     $   (453)     $ (4,015)     $    (51)     $ 11,058      $      6

(14) Other comprehensive income (loss)

The tax effects allocated to each component of "Other comprehensive income
(loss)" are as follows:

                                                                  Three months ended Sept. 30, 2001
                                                               --------------------------------------
                                                                             (unaudited)
                                                               Before tax        Tax        After tax
(Dollars in thousands)                                           amount        Benefit        Amount
------------------------------------------------------------   ----------      -------      ---------
Unrealized gains (losses) on securities available for sale:
  Unrealized holding gains (losses) during the period            $ 2,672       $  (989)      $ 1,683
  Reclassification adjustment for gains (losses)
    included in net income                                            49           (18)           31
                                                                 -------       -------       -------
Total other comprehensive income (loss)                          $ 2,721       $(1,007)      $ 1,714
                                                                 =======       =======       =======

                                                                      Year ended June 30, 2001
                                                               --------------------------------------
                                                               Before tax        Tax        After tax
(Dollars in thousands)                                           amount        Benefit        Amount
------------------------------------------------------------   ----------      -------      ---------
Unrealized gains (losses) on securities available for sale:
  Unrealized holding gains (losses) during the period            $ 3,682       $(1,362)      $ 2,320
  Reclassification adjustment for gains (losses)
    included in net income                                           (15)            6            (9)
                                                                 -------       -------       -------
Total other comprehensive income (loss)                          $ 3,667       $(1,356)      $ 2,311
                                                                 =======       =======       =======

                                                                      Year ended June 30, 2000
                                                               --------------------------------------
                                                               Before tax        Tax        After tax
(Dollars in thousands)                                           amount        Benefit        Amount
------------------------------------------------------------   ----------      -------      ---------
Unrealized gains (losses) on securities available for sale:
  Unrealized holding gains (losses) during the period            $(1,519)      $   562       $  (957)
  Reclassification adjustment for gains (losses)
    included in net income                                           (46)           17           (29)
                                                                 -------       -------       -------
Total other comprehensive loss                                   $(1,473)      $   545       $  (928)
                                                                 =======       =======       =======

                                                                      Year ended June 30, 1999
                                                               --------------------------------------
                                                               Before tax        Tax        After tax
(Dollars in thousands)                                           amount        Benefit        Amount
------------------------------------------------------------   ----------      -------      ---------
Unrealized gains (losses) on securities available for sale:
  Unrealized holding gains (losses) during the period            $(2,404)      $   912       $(1,492)
  Reclassification adjustment for gains (losses)
    included in net income                                            --            --            --
                                                                 -------       -------       -------
Total other comprehensive loss                                   $(2,404)      $   912       $(1,492)
                                                                 =======       =======       =======

(15) Dividend Policy

The Company's ability to pay dividends is dependent, in part, upon its ability to obtain dividends from the Bank. The future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial conditions, cash needs, and general business conditions. Holders of Company common stock will be entitled to receive dividends as and when declared by the Board of Directors of the Company out of funds legally available for that purpose. Such payment, however, will be subject to the regulatory restrictions set forth by the OTS. In addition, OTS regulations provide that, as a general rule, a financial institution may not make a capital distribution if it would be undercapitalized after making the capital distribution.

To date, the MHC has waived its receipt of cash dividends from the Company. The dollar amount of dividends waived by the MHC are considered as a restriction on the retained earnings of the Company. The amount of any dividend waived by the MHC shall be available for declaration as a dividend solely to the MHC. At September 30, 2001 (unaudited) and June 30, 2001, the cumulative amount of such waived dividend was approximately $2.8 million and $2.5 million, respectively.

(16) Parent Company Financial Information (Willow Grove Bancorp, Inc.)

Condensed Statement of Financial Condition

                                                                                     At June 30,
                                                                                --------------------
(Dollars in thousands)                                      September 30, 2001   2001          2000
---------------------------------------------------------   ------------------   ----          ----
                                                               (unaudited)
Assets:
  Cash on deposit with subsidiary                                  $   424      $   572      $    89
  Note receivable from subsidiary                                    7,651        6,671       10,620
  Investment in subsidiary                                          55,821       52,672       49,810
  Securities (amortized cost of $402 and $432, respectively)           271          416           --
  Other assets                                                         436          381          267
                                                                   -------      -------      -------
Total assets                                                       $64,603      $60,712      $60,786
                                                                   =======      =======      =======

Liabilities and stockholders' equity:
  Other liabilities                                                $   409      $   355      $   143
                                                                   -------      -------      -------
Total liabilities                                                      409          355          143
Total stockholders' equity                                          64,194       60,357       60,643
                                                                   -------      -------      -------
Total liabilities and stockholders' equity                         $64,603      $60,712      $60,786
                                                                   =======      =======      =======

Condensed Statement of Income

                                                                    For the year ended June 30,
                                             Three Months Ended   -------------------------------
(Dollars in thousands)                       September 30, 2001    2001        2000        1999
------------------------------------------   ------------------    ----        ----        ----
                                                (unaudited)
Interest income:
  Interest income on note receivable                $   116       $ 573       $  412      $   143
                                                    -------       -----       ------      -------
Total interest income:                                  116         573          412          143
Non-interest income:
  Realized loss on equity securities                    (30)       (258)          --           --
                                                    -------       -----       ------      -------
Total non-interest income:                              (30)       (258)          --           --
  Equity in undistributed income of subsidiary        1,248         240        4,760        2,366
                                                    -------       -----       ------      -------
Total income                                          1,334         555        5,172        2,509
                                                    -------       -----       ------      -------
Expense:
  Professional fees                                      48         233          166          125
  Statimery and printing                                  4          38           45           31
  Charitable foundation                                  --          --           --          896
  Other                                                  46         187           52           11
                                                    -------       -----       ------      -------
Total expense                                            98         458          263        1,063
                                                    -------       -----       ------      -------
Income before taxes                                   1,236          97        4,909        1,446
Income tax (benefit) expense                             (4)        (60)          66         (313)
                                                    -------       -----       ------      -------
Net income                                          $ 1,240       $ 157       $4,843      $ 1,759
                                                    =======       =====       ======      =======

Condensed Statement of Cash Flows

                                                                         For the year ended June 30,
                                                Three Months Ended  ------------------------------------
(Dollars in thousands)                          September 30, 2001    2001          2000          1999
----------------------------------------------  ------------------    ----          ----          ----
                                                   (unaudited)
Cash flow from operating activities:
Net income:                                           $ 1,240       $   157       $ 4,843       $  1,759
Less items not affecting cash flows
Equity in undistributed income of subsidiary           (1,248)         (240)       (4,760)        (2,366)
(Increase) decrease in accrued interest
  receivable                                               --            --           142           (142)
Foundation contribution expense                            --            --            --            896
Realized loss on securities available for sale             30           258            --             --
(Increase) decrease in other assets                       (12)         (114)          188           (313)
Increase (decrease) in other liabilities                   54           212           (23)           166
                                                      -------       -------       -------       --------
Net cash provided by operating activities                  64           273           390             --
                                                      -------       -------       -------       --------

Cash flows from investing activities:
Capital investment in subsidiary bank                      --            --            --         (9,828)
Acqusition of securities from bank                         --          (727)           --             --
Proceeds from sale of securities available for
  sale                                                     --            37            --             --
Net repayment (issuance) of notes receivable               20         3,954           531        (11,293)
                                                      -------       -------       -------       --------
Net cash provided by investing activities                  20         3,264           531        (21,121)
                                                      -------       -------       -------       --------

Cash flows from financing activities:
Proceeds from stock issuance                               --            --            --         21,450
Treasury stock (purchases) reissuances                      3        (2,140)         (212)            --
Dividends paid                                           (236)         (914)         (762)          (187)
                                                      -------       -------       -------       --------
Net cash from financing activities                       (233)       (3,054)         (974)        21,263
                                                      -------       -------       -------       --------

Net increase in cash and cash equivalents                (149)          483           (53)           142
Cash and cash equivalents at beginning of period          572            89           142             --
                                                      -------       -------       -------       --------
Cash and cash equivalents at end of period            $   423       $   572       $    89       $    142
                                                      =======       =======       =======       ========

(17) Subsequent Event

On September 7, 2001, the Boards of Directors of the Company, the Bank and the MHC adopted a Plan of Conversion and Agreement and Plan of Reorganization which would reorganize the current corporate structure from a two-tier mutual holding company into a stock holding company. This proposed reorganization is subject to the approval of the Company's shareholders, the members of the Mutual Holding Company and OTS.

                                                     5,175,000 Shares for Sale
                                                   and up to 3,914,148 Shares of
You should rely only on the                          Common Stock for Exchange
information contained in this                          (Anticipated Maximum,
prospectus. We have not                                Subject to Increase)
authorized anyone to provide you
with information that is                         [Willow      WILLOW
different. If the laws of your                    Grove        GROVE
state or other jurisdiction                        Logo]   BANCORP, INC.
prohibit us from offering our
common stock to you, then this                           (Proposed Holding
prospectus does not constitute an                           Company for
offer to sell or a solicitation                         Willow Grove Bank)
of an offer to buy any of our
common stock. Neither the                                  COMMON STOCK
delivery of this prospectus nor
any sale hereunder shall imply                         ---------------------
that there has been no change in
our affairs since any of the                                PROSPECTUS
dates as of which information is
furnished herein or since the                          ---------------------
date hereof.
                                                         KEEFE BRUYETTE &
Our Table of Contents is located                            WOODS, INC.
on the inside of the front cover
page of this document.

Until ________ ____, 2002 or 25
days after commencement of the
Syndicated Community Offering, if
any, whichever is later, all
dealers effecting transactions in
our common stock may be required
to deliver a prospectus. This is
in addition to the obligation of
dealers to deliver a prospectus
when acting as underwriters and
with respect to any unsold
allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution (1).

       SEC filing fees................................................. $ 26,098
       OTS filing fees.................................................    8,400
       Nasdaq filing fees..............................................   78,875
       Printing, postage, mailing and EDGAR expenses ..................  180,000
       Legal fees......................................................  200,000
       Blue Sky filing fees and expenses...............................   10,000
       Accounting fees.................................................  175,000
       Appraiser's fees (including preparation of business plan).......   50,000
       Underwriter's legal fees and expenses...........................   35,000
       Conversion agent fees and expenses..............................   40,000
       Transfer and exchange agent fees and expenses...................   10,000
       Miscellaneous...................................................   36,627
                                                                        --------
            Total...................................................... $850,000
                                                                        ========

      In addition to the foregoing expenses, Keefe, Bruyette & Woods will receive fees based on the number of shares of Conversion Stock sold in the Conversion, plus expenses. Based upon the assumptions and the information set forth under "Pro Forma Data" and "The Conversion - Marketing Arrangements" in the Prospectus, it is estimated that such fees will amount to $427,375, $505,000, $582,625 and $671,894 in the event that 3,825,000 shares, 4,500,000 shares, 5,175,000 shares and 5,951,250 shares of Conversion Stock are sold by the Registrant in the Conversion, respectively.

Item 14. Indemnification of Directors and Officers.

      Article VI of the Registrant's Bylaws provides as follows:

      6.1 Persons Covered. Subject to, and in accordance with, the provisions of this Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, trustee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

      6.2 Derivative Actions.

      (a) In the case of a threatened, pending, or completed action or suit by or in the right of the Corporation against a person named in Section 6.1 by reason of such person holding a position named in Section 6.1, the Corporation shall indemnify such person if such person satisfies the standard in Section 6.2(b), for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit.

      (b) In the case of a threatened, pending, or completed action or suit by or in the right of the Corporation, a person named in Section 6.1 shall be indemnified only if:

            (1) such person is successful on the merits or otherwise; or

            (2) such person acted in good faith in the transaction that is the subject of the suit or action, and in a manner reasonably believed to be in, or not opposed to, the best interests of the Corporation. However, such person shall not be indemnified in respect of any claim, issue, or matter as to which such person has been adjudged liable to the Corporation unless (and only to the extent that) the court of common pleas or the court in which the suit was brought shall determine, upon application, that despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

      6.3 Third-Party Actions.

      (a) In case of a threatened, pending, or completed suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a third-party action, against a person named in Section 6.1 by reason of such person holding a position named in Section 6.1, the Corporation shall indemnify such person if such person satisfies the standard in Section 6.3(b), for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the third-party action, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement,
(iii) judgments, and (iv) fines.

      (b) In case of a third-party action, a person named in Section 6.1 shall be indemnified only if:

            (1) such person is successful on the merits or otherwise; or

            (2) such person acted in good faith in the transaction that is the subject of the third-party action and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person's conduct was unlawful. The termination of a third-party action by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this Section 6.3(b).

      6.4 Determination That Standard Has Been Met. A determination that the standard of either Section 6.2(b) or 6.3(b) has been satisfied may be made by a court, or, except as stated in the record sentence of Section 6.2(b), the determination may be made by:

            (1) the Board of Directors by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action, suit, or proceeding;

            (2) if such a quorum is not obtainable or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

            (3) the stockholders of the Corporation.

      6.5 Proration. Anyone making a determination under Section 6.4 may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

      6.6 Advancement of Expenses. Reasonable expenses incurred by a director, officer, employee, or agent of the Corporation in defending a civil or criminal action, suit, or proceeding described in Section 6.1 may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

      6.7 Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

      6.8 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

      6.9 Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article VI.

      6.10 Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI, and no amendment or termination of any trust fund or other fund created pursuant to Section 6.9 hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

      6.11 Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision in this Article VI, the Corporation shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervener or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

      6.12 Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

      If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by law. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

Item 15. Recent Sales of Unregistered Securities

      The only securities to be sold by the Registrant prior to effectiveness of this registration statement will be 100 shares of common stock to be issued to its sole incorporator, Willow Grove Bank., for $10.00 per share, which shares will be cancelled upon consummation of the Conversion. Because the shares will be sold to only one entity and will be sold only to facilitate the organization of the Registrant, the sale will be exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

Item 16. Exhibits and Financial Statement Schedules

      The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

      (a) List of Exhibits (filed herewith unless otherwise noted)

      1.1   Engagement Letter with Keefe, Bruyette & Woods
      1.2   Form of Agency Agreement with Keefe, Bruyette & Woods
      2.1   Plan of Conversion and Agreement and Plan of Reorganization
      3.1   Articles of Incorporation of Willow Grove Bancorp, Inc.
      3.2   Bylaws of Willow Grove Bancorp, Inc.
      4.0   Form of Stock Certificate of Willow Grove Bancorp, Inc.
      5.0   Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: legality
      8.1 Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: Federal tax matters
      8.2   Opinion of KPMG LLP re: Pennsylvania tax matters*
      8.3   Letter of RP Financial, LC re: Subscription Rights
      10.1  1999 Stock Option Plan**
      10.2  1999 Recognition and Retention Plan and Trust Agreement**
      10.3 Form of Employment Agreement between Willow Grove Bank and each of Thomas M. Fewer, John T. Powers and Christopher E. Bell***
      10.4  Form of Employment Agreement between Willow Grove Bank and Frederick
            A. Marcell Jr.***
      10.5  Supplemental Executive Retirement Agreement***
      10.6  Non-Employee Director's Retirement Plan***
      10.7  Incentive Compensation Plan****
      23.1  Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in
            Exhibit 5.0 and Exhibit 8.1, to be filed by amendment, respectively)
      23.2  Consent of KPMG LLP
      23.3  Consent of RP Financial LC
      24.0 Power of Attorney (included in Signature Page of this Registration Statement)
      99.1 Proxy Statement and form of proxy for solicitation of members of Willow Grove Mutual Holding Company
      99.2 Proxy Statement and form of proxy for solicitation of shareholders of Willow Grove Bancorp, Inc.
      99.3  Subscription Order Form and Instructions
      99.4  Additional Solicitation Material
      99.5  Appraisal Report of RP Financial LC*****

-------------
*     To be filed by amendment.
** Incorporated by reference from the Definitive Proxy Statement on Schedule 14A (Commission File No. 0-25191) filed by Willow Grove Bancorp, Inc. on June 23, 1999.
*** Incorporated by reference from the Registration Statement on Form S-1 (Registration No. 333-63737) filed by Willow Grove Bancorp, Inc. on September 18, 1998, as amended, and declared effective on November 12, 1998.
**** Incorporated by reference from the Annual Report on Form 10-K (Commission File No. 0-25191) filed by Willow Grove Bancorp, Inc. on September 28, 2001.
***** Excludes statistical information portion pursuant to a hardship exemption request made under Rule 202 of Regulation S-T.

      (b) Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Conversion.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Pennsylvania on December 14, 2001.

                                      Willow Grove Bancorp, Inc.


                                 By:  /s/ Frederick A. Marcell Jr.
                                      ------------------------------------------
                                      Frederick A. Marcell Jr.
                                      President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Frederick A. Marcell, Jr. his true and lawful attorney, with full power to sign for each person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

             Name                                        Title                                Date
----------------------------------         ---------------------------------      ------------------------------
/s/ Frederick A. Marcell Jr.               Director, President and Chief                December 14, 2001
----------------------------------         Executive Officer
Frederick A. Marcell Jr.                   (principal executive officer)

/s/ Christopher E. Bell                    Senior Vice President, Treasurer             December 14, 2001
----------------------------------         and Chief Financial Officer
Christopher E. Bell                        (principal financial officer)

/s/ Lewis W. Hull                          Director                                     December 14, 2001
----------------------------------
Lewis W.  Hull

/s/ William W. Langan                      Chairman of the Board                        December 14, 2001
----------------------------------
William W. Langan

/s/ Rosemary C. Loring, Esq.               Director                                     December 14, 2001
----------------------------------
Rosemary C. Loring, Esq.

/s/ A. Brent O'Brien                       Director                                     December 14, 2001
----------------------------------
A. Brent O'Brien

            Name                                      Title                                 Date
-------------------------------         ----------------------------------      -------------------------------
/s/ William B. Weihenmayer                            Director                         December 14, 2001
-------------------------------
William B. Weihenmayer

/s/ Charles F. Kremp, 3rd                             Director                         December 14, 2001
-------------------------------
Charles F.  Kremp, 3rd

/s/ Samuel H. Ramsey, III                             Director                         December 14, 2001
-------------------------------
Samuel H. Ramsey, III